Exhibit 99.2

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN.  ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.  THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
-------------------------------------------------------------------------	x
:
In re:	:	Chapter 11
:
DYNEGY HOLDINGS, LLC, et al.,[1]	:	Case No. 11-38111 (CGM)
:
	:	Jointly Administered
Debtors.	:
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DISCLOSURE STATEMENT RELATED TO THE SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION FOR DYNEGY HOLDINGS, LLC
PROPOSED BY DYNEGY HOLDINGS, LLC AND DYNEGY INC.

Dated:   March 5, 2012

SIDLEY AUSTIN LLP

James F. Conlan

Jeffrey E. Bjork

Paul S. Caruso

Matthew A. Clemente

787 Seventh Avenue

New York, New York 10019

Telephone: (212) 839-5300

Facsimile: (212) 839-5599

COUNSEL FOR THE DEBTORS AND DEBTORS IN POSSESSION

WHITE & CASE LLP Thomas E Lauria Gerard H. Uzzi 1155 Avenue of Americas New York, New York 10036-2787 Telephone: (212) 819-8200 Facsimile: (212) 354-8113 COUNSEL FOR DYNEGY INC.

1              The Debtors, together with the last four digits of each Debtor’s federal tax identification number, are Dynegy Holdings, LLC (8415); Dynegy Northeast Generation, Inc. (6760); Hudson Power, L.L.C. (NONE); Dynegy Danskammer, L.L.C. (9301); and Dynegy Roseton, L.L.C. (9299).  The location of the Debtors’ corporate headquarters and the service address for Dynegy Holdings, LLC, Dynegy Northeast Generation, Inc. and Hudson Power, L.L.C. is 1000 Louisiana Street, Suite 5800, Houston, Texas 77002.  The location of the service address for Dynegy Roseton, L.L.C. is 992 River Road, Newburgh, New York 12550.  The location of the service address for Dynegy Danskammer, L.L.C. is 994 River Road, Newburgh, New York 12550.

ON [MARCH 9, 2012], THE EXAMINER IN THESE CHAPTER 11 CASES ISSUED A REPORT DESCRIBING HIS FINDINGS.   A COPY OF THE EXAMINER’S EXECUTIVE SUMMARY IS ATTACHED HERETO AS EXHIBIT “G.”  THE EXAMINER’S FULL REPORT WILL BE MADE AVAILABLE ON THE DEBTORS’ CLAIMS AGENT’S WEBSITE AT THE URL:  [http://dm.epiq11.com/DHL/Project/default.aspx], WITH HARD COPIES AVAILABLE TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN DH UPON REQUEST TO COUNSEL TO THE DEBTORS OR COUNSEL TO THE CREDITORS’ COMMITTEE.   THE PLAN PROPONENTS ENCOURAGE EACH HOLDER OF A CLASS 3 GENERAL UNSECURED CLAIM TO REVIEW SUCH REPORT, IN ADDITION TO THIS DISCLOSURE STATEMENT AND THE PLAN, PRIOR TO EXERCISING SUCH HOLDER’S RIGHT TO VOTE ON THE PLAN.

G.	Material Prepetition Litigation		30

H.	Prepetition Indebtedness and Lease Obligations		32

	1.	New Credit Facilities	32

	2.	DH Note	34

	3.	Cash Collateralized Letter of Credit Facility	34

	4.	Credit Agreement	34

	5.	Unsecured Debt	34

	6.	Bilateral Contingent Letter of Credit Facility	36

	7.	Lease Obligations	36

I.	Intercompany Receivable		37

J.	The Debtors’ Employees		38

K.	Dynegy’s Board of Directors		39

L.	Dynegy’s Officers		41

M.	DH’s Board of Members and Officers		44

N.	Information on the Plan Proponents		45

VII. SELECTED FINANCIAL INFORMATION			46

VIII. FINANCIAL PROJECTIONS AND ASSUMPTIONS			46

IX. VALUATION			49

X. THE REORGANIZATION CASES			50

A.	Commencement of the Chapter 11 Cases		50

B.	First Day Pleadings		50

	1.	Joint Administration	50

	2.	Case Management	50

	3.	Extension of Deadline for Filing Schedules	50

	4.	Retention of a Claims and Noticing Agent and Administrative Agent	51

	5.	Limitation of Service	51

	6.	Business Operations	51

C.	PSEG Settlement		59

D.	Representation of DH		60

E.	Formation and Representation of the Creditors’ Committee.		62

F.	Interim Compensation and Reimbursement of Professional Persons and Committee Members		63

G.	Adversary Proceeding Filed by the Lease Indenture Trustee		63

H.	Request for Appointment of an Examiner		67

I.	Motion to Dismiss		68

J.	Bar Date Order		68

XI. THE CHAPTER 11 PLAN			69

A.	Classification and Treatment of Claims and Equity Interests		69

	1.	Unclassified Claims	69

	2.	Classified Claims and Equity Interests	69

B.	Identification of Classes of Claims and Equity Interests as Impaired or Unimpaired		70

	1.	Unimpaired Classes of Claims and Equity Interests	70

	2.	Impaired Class of Claims	70

	3.	Impairment Controversies	70

C.	Provisions for Treatment of Classified Claims and Equity Interests Under the Plan		70

	1.	Class 1 — Priority Claims	70

	2.	Class 2 — Secured Claims	70

	3.	Class 3 — General Unsecured Claims	71

	4.	Class 4 — Subordinated Notes Claims	72

v

	5.	Class 5 — Convenience Claims	73

	6.	Class 6 — Equity Interests	73

D.	Provision for Treatment of Intercompany Claims		73

E.	Provisions for Treatment of Unclassified Claims Under the Plan.		73

	1.	Unclassified Claims	73

F.	Acceptance or Rejection of the Plan		75

	1.	Class of Claims Entitled to Vote to Accept or Reject the Plan	75

	2.	Classes of Claims and Equity Interests Deemed to Accept the Plan	75

	3.	Class Acceptance Requirement	75

G.	Plan Settlement and Compromise		76

H.	Means for Implementation of the Plan		77

	1.	Operations Between the Confirmation Date and the Effective Date	77

	2.	Certain Intercompany Transactions on or About the Effective Date	77

	3.	Corporate Action	79

	4.	Allowance of Senior Notes Claims	79

	5.	Adjustment to Amount of Plan Cash Payment and Principal Amount of Plan Secured Notes	80

	6.	Plan Secured Notes Alternative Payment	80

	7.	Establishment of Claims Purchasing Fund	81

	8.	Termination of Certain Debt Obligations	81

	9.	Causes of Action	81

	10.	Appointment of the Disbursing Agent	82

	11.	Sources of Cash for Plan Distributions	82

	12.	Investment of Funds Held by the Disbursing Agent; Tax Reporting by the Disbursing Agent	82

	13.	Releases by DH, its non-Debtor Affiliates, the Estate and the Plan Proponents	82

	14.	Releases by Creditors	83

I.	Description of Certain Securities to Be Issued Pursuant to the Plan		83

	1.	Plan Secured Notes	83

	2.	Plan Preferred Stock	89

J.	The Plan Trust		96

	1.	Creation of the Plan Trust and the Appointment of the Plan Trust Administrator	96

	2.	Property of the Plan Trust	97

	3.	Powers and Duties of the Plan Trust Administrator	97

K.	Plan Distribution Provisions		97

	1.	Plan Distributions	97

	2.	Timing of Plan Distributions	98

	3.	Address for Delivery of Plan Distributions/Unclaimed Plan Distributions	98

	4.	De Minimis Plan Distributions	98

	5.	Time Bar to Cash Payments	98

	6.	Manner of Payment Under the Plan	98

	7.	Fractional Plan Distributions	99

	8.	Special Distribution Provisions Concerning the Prepetition Notes Claims	99

	9.	Reserve for Contested Claims	101

	10.	Surrender and Cancellation of Instruments	101

L.	Procedures for Resolving and Treating Contested Claims		102

	1.	Claim Objection Deadline	102

	2.	Prosecution of Contested Claims	102

	3.	Settlement of Claims and Causes of Action	102

	4.	Entitlement to Plan Distributions Upon Allowance	102

	5.	Indenture Trustee as Claim Holder	103

	6.	Estimation of Claims	103

M.	Conditions Precedent to Confirmation of the Plan and the Occurrence of the Effective Date		103

	1.	Conditions Precedent to Confirmation	103

	2.	Conditions Precedent to the Occurrence of the Effective Date	104

	3.	Waiver of Conditions	105

	4.	Effect of Non-Occurrence of the Effective Date	106

N.	The Disbursing Agent		106

	1.	Powers and Duties of the Disbursing Agent	106

	2.	Plan Distributions	106

	3.	Exculpation of the Disbursing Agent	106

O.	Treatment of Executory Contracts and Unexpired Leases		107

	1.	Assumption and Rejection of Executory Contracts and Unexpired Leases	107

	2.	Cure	108

	3.	Claims Arising from Rejection, Expiration or Termination	109

P.	Retention of Jurisdiction		109

Q.	Miscellaneous Provisions		111

	1.	Substantial Consummation	111

	2.	Payment of Statutory Fees	111

	3.	Satisfaction of Claims	111

	4.	Special Provisions Regarding Insured Claims	111

	5.	Third Party Agreements; Subordination	112

	6.	Exculpation	112

	7.	Discharge of DH	112

	8.	Notices	113

	9.	Headings	114

	10.	Governing Law	114

	11.	Expedited Determination	114

	12.	Exemption from Transfer Taxes	114

	13.	Exemption from Registration	115

	14.	Notice of Entry of Confirmation Order and Relevant Dates	115

	15.	Interest and Attorneys’ Fees	115

	16.	Modification of the Plan	115

	17.	Revocation of the Plan	115

	18.	Corrective Action	116

	19.	Setoff Rights	116

	20.	Compliance with Tax Requirements	116

	21.	Rates	117

	22.	Injunctions	117

	23.	Binding Effect	118

	24.	Successors and Assigns	118

	25.	Severability	118

	26.	No Admissions	119

XII. RISK FACTORS			119

A.	General Considerations		119

B.	Certain Bankruptcy Considerations		119

C.	Risks Related to the Plan Securities		122

D.	Risks Related to Business Operations		130

E.	Disclosure Statement Disclaimer		137

F.	Forward Looking Statements		139

XIII. CONFIRMATION AND CONSUMMATION PROCEDURES			141

A.	Overview		141

B.	Confirmation of the Plan		143

	1.	Elements of Section 1129 of the Bankruptcy Code	143

	2.	Acceptance	144

	3.	Standards Applicable to Plan Settlements	144

	4.	Standards Applicable to Releases	145

	5.	Best Interests of Creditors Test	146

	6.	Feasibility	147

C.	Effect of Confirmation		147

XIV. SECURITIES LAW MATTERS			147

A.	Issuance of Plan Securities		147

B.	Subsequent Transfers of Plan Securities		148

C.	Delivery of Disclosure Statement		149

XV. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES			150

A.	General		150

B.	Tax Consequences to Holders of Class 3 — General Unsecured Claims		151

	1.	U.S. Holders	151

	2.	Non-U.S. Holders	152

C.	Tax Consequences to Holders of Claims other than Class 3 — General Unsecured Claims		153

D.	Tax Consequences to Dynegy, DH and DNE Upon Consummation of the Plan		153

x

	1.	In General	153

	2.	Cancellation of Indebtedness	154

	3.	Section 382 Limitation on Net Operating Losses	155

	4.	Accrued Interest	157

	5.	Federal Alternative Minimum Tax	157

	6.	Reorganization Treatment of Certain Intercompany Transactions	158

	7.	Worthless Stock Deduction Upon Contribution of DNE to Plan Trust	158

E.	Taxation of Plan Securities		158

	1.	Issue Price of Plan Secured Notes and Plan Preferred Stock	158

	2.	Taxation of Plan Secured Notes	158

	3.	Taxation of Plan Preferred Stock	162

F.	Information Reporting and Backup Withholding		167

XVI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN			168

A.	Liquidation Under Chapter 7 of the Bankruptcy Code		168

B.	Alternative Plans of Reorganization		168

XVII. CONCLUSION			170

SCHEDULES AND EXHIBITS

List of Defined Terms	Schedule 1

Chapter 11 Plan of Reorganization (1)	Exhibit “A”

Disclosure Statement Order (2)	Exhibit “B”

Selected Financial Information (3)	Exhibit “C”

Projections (4)	Exhibit “D”

Liquidation Analysis	Exhibit “E”

Valuation	Exhibit “F”

Examiner’s Executive Summary (2)	Exhibit “G”

(1)   Included as Exhibit 99.1 to Dynegy Inc.’s Current Report on Form 8-K filed March 7, 2012

(2)   Exhibits B and G are not included in Dynegy Inc.’s Current Report on Form 8-K filed on March 7, 2012, Exhibits B and G will be filed with the Bankruptcy Court at a later date not yet determined.

(3)   Please see the Quarterly Report on Form 10-Q for Dynegy Inc. for the quarter ended September 30, 2011 filed on November 14, 2011

(4)   Please see Projections, as Exhibit D to the Amended Disclosure Statement filed as Exhibit 99.2 on Dynegy’s Current Report on Form 8-K on January 23, 2012

I.

INTRODUCTION

THIS DISCLOSURE STATEMENT RELATES TO A PLAN FOR DYNEGY HOLDINGS, LLC ONLY, AND NOT THE OTHER DEBTORS (DYNEGY NORTHEAST GENERATION, INC., HUDSON POWER, L.L.C., DYNEGY DANSKAMMER, L.L.C., AND DYNEGY ROSETON, L.L.C.) IN THESE CHAPTER 11 CASES.

All capitalized terms used in this Disclosure Statement but not defined in this Disclosure Statement shall have the meaning ascribed to them in the Plan (see Exhibit “A” to the Plan, Glossary of Defined Terms).  For ease of reference, all terms defined in this Disclosure Statement are listed on Schedule 1 hereto with reference to the page number where the term is defined.  Unless otherwise stated, all references herein to “Schedules” and “Exhibits” are references to schedules and exhibits to this Disclosure Statement, respectively.

BY ORDER DATED                             , 2012 (THE “DISCLOSURE STATEMENT ORDER”), THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “BANKRUPTCY COURT”) APPROVED THE DISCLOSURE STATEMENT RELATING TO THE CHAPTER 11 PLAN OF REORGANIZATION FOR DYNEGY HOLDINGS, LLC (“DH”) PROPOSED BY DH AND DYNEGY INC. (“DYNEGY” AND TOGETHER WITH DH, THE “PLAN PROPONENTS”).  THIS DISCLOSURE STATEMENT INCLUDES AND DESCRIBES THE SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION FOR DYNEGY HOLDINGS, LLC PROPOSED BY DYNEGY HOLDINGS, LLC AND DYNEGY INC., DATED MARCH 5, 2012 (THE “PLAN”), A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT “A.”  PURSUANT TO THE PLAN, CLASS 1 — PRIORITY CLAIMS, CLASS 2 — SECURED CLAIMS, CLASS 4 — SUBORDINATED NOTES CLAIMS, CLASS 5 — CONVENIENCE CLAIMS AND CLASS 6 — EQUITY INTERESTS ARE UNIMPAIRED AND ARE THEREFORE DEEMED TO HAVE ACCEPTED THE PLAN.  ACCORDINGLY, EXCEPT AS OTHERWISE DESCRIBED HEREIN, THE PLAN PROPONENTS ARE ONLY SOLICITING ACCEPTANCES OF THE PLAN FROM THE HOLDERS OF CLASS 3 — GENERAL UNSECURED CLAIMS.

THE PLAN IS THE PRODUCT OF EXTENSIVE NEGOTIATIONS BETWEEN AND AMONG, AND IS SUPPORTED BY, THE PLAN PROPONENTS AND AN AD HOC GROUP OF HOLDERS OF APPROXIMATELY $1.8 BILLION OF SENIOR NOTES CLAIMS AND SUBORDINATED NOTES CLAIMS (THE “CONSENTING NOTEHOLDERS”).1  THE PLAN PROPONENTS AND THE CONSENTING NOTEHOLDERS BELIEVE THAT THE PLAN IS IN THE BEST INTEREST OF AND

1              Pursuant to a settlement among Dynegy, the Debtors and the PSEG Entities (defined below), the PSEG Entities, who have an Allowed Claim against DH in the amount of $110 million, have also agreed to support the Plan.  See “The Reorganization Cases — PSEG Settlement.”

PROVIDES THE HIGHEST AND MOST EXPEDITIOUS RECOVERIES AVAILABLE TO ALL HOLDERS OF CLAIMS, INCLUDING HOLDERS OF CLASS 3 — GENERAL UNSECURED CLAIMS.  ALL HOLDERS OF CLASS 3 — GENERAL UNSECURED CLAIMS ARE URGED TO VOTE IN FAVOR OF THE PLAN.

VOTING INSTRUCTIONS ARE CONTAINED IN THE DISCLOSURE STATEMENT ORDER, A TRUE AND CORRECT COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT “B.”  IN ADDITION, THE SOLICITATION PACKAGE ACCOMPANYING EACH OF THE BALLOTS CONTAINS APPLICABLE VOTING INSTRUCTIONS.  TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED AND ACTUALLY RECEIVED BY 5:00 P.M. (PREVAILING EASTERN TIME), ON                                           , 2012 (THE “VOTING DEADLINE”).

II.

NOTICE TO HOLDERS OF CLAIMS

The purpose of this Disclosure Statement is to enable each holder of a Claim that is impaired under the Plan to make an informed decision in exercising its right to vote on the Plan.  More information on voting on the Plan is contained in this Disclosure Statement in the article entitled “Confirmation and Consummation Procedures.”

THIS DISCLOSURE STATEMENT CONTAINS IMPORTANT INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE PLAN.  PLEASE READ THIS DOCUMENT WITH CARE.

PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS ANNEXED TO THE PLAN AND TO THE EXHIBITS AND SCHEDULES ANNEXED TO THIS DISCLOSURE STATEMENT.  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.  IN THE EVENT OF ANY CONFLICT BETWEEN THE DESCRIPTIONS SET FORTH IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, THE TERMS OF THE PLAN SHALL GOVERN.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(b) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE (THE “BANKRUPTCY RULES”) AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAW OR OTHER NON-BANKRUPTCY LAW.  THIS DISCLOSURE STATEMENT HAS NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.  PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF PLAN

PROPONENTS OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR RULES.  ACCORDINGLY, THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, DH OR ANY OF ITS SUBSIDIARIES OR AFFILIATES.

On                       , 2012 after notice and a hearing, the Bankruptcy Court entered the Disclosure Statement Order pursuant to section 1125 of the Bankruptcy Code, finding that this Disclosure Statement contains information of a kind, and in sufficient detail, adequate to enable a hypothetical, reasonable investor typical of the solicited holders of Claims against DH to make an informed judgment with respect to the acceptance or rejection of the Plan.  APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT OF THE FAIRNESS OR MERITS OF THE PLAN OR OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

Each holder of a Claim entitled to vote to accept or reject the Plan should read each of this Disclosure Statement and the Plan in its entirety before voting.  No solicitation of votes to accept or reject the Plan may be made except pursuant to this Disclosure Statement and section 1125 of the Bankruptcy Code.  Except for the Plan Proponents and certain of the professionals they have retained, no person has been authorized to use or promulgate any information concerning DH, its businesses, or the Plan other than the information contained in this Disclosure Statement, and if other information is given or made, such information may not be relied upon as having been authorized by the Plan Proponents.  YOU SHOULD NOT RELY ON ANY INFORMATION RELATING TO DH, ITS BUSINESSES OR THE PLAN OTHER THAN THAT CONTAINED IN THIS DISCLOSURE STATEMENT AND THE SCHEDULES AND EXHIBITS ANNEXED HERETO.

After carefully reviewing this Disclosure Statement, including the attached Schedules and Exhibits, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed ballot, and return the completed ballot to the address set forth on the ballot in the enclosed postage prepaid return envelope so that it will be actually received by Epiq Bankruptcy Solutions, LLC (“Epiq” or the “Solicitation Agent” or the “Claims Agent,” as applicable), no later than the Voting Deadline.  All votes to accept or reject the Plan must be cast by using the appropriate ballot.  Votes which are cast in any other manner will not be counted.  All ballots must be actually received by the Solicitation Agent no later than the Voting

Deadline:                                , 2012 at 5:00 p.m., Prevailing Eastern Time.  For detailed voting instructions and the name, address and phone number of the person you may contact if you have questions regarding the voting procedures, see the Disclosure Statement Order attached hereto as Exhibit “B.”

DO NOT RETURN ANY OTHER DOCUMENTS WITH YOUR BALLOT.

You will be bound by the Plan if it is accepted by the requisite holders of Claims and confirmed by the Bankruptcy Court, even if you do not vote to accept the Plan or if you are the holder of an unimpaired Claim or Equity Interest that is not entitled to vote on the Plan.  The Consenting Noteholders, which hold in the aggregate approximately $1.8 billion of the approximately $3.57 billion principal amount of Senior Notes Claims and Subordinated Notes Claims have agreed, subject to the terms and conditions contained in the Noteholder Restructuring Support Agreement, to vote to accept the Plan.  See “General Information — Restructuring Support Agreement.”  The PSEG Entities, which hold an Allowed Claim in the amount of $110 million, have also agreed to vote to accept the Plan.  See “The Reorganization Cases — PSEG Settlement.”  Class 3 — General Unsecured Claims will have accepted the Plan if the holders of at least two-thirds in amount and more than one-half in number of the Claims entitled to vote and actually voting in such class have accepted the Plan.  See “Confirmation and Consummation Procedures.”  Further information concerning the minimum thresholds required to constitute acceptance of the Plan for the purposes of confirmation is contained in Article XII herein entitled “Confirmation and Consummation Procedures.”

Pursuant to section 1128 of the Bankruptcy Code, the Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan (the “Confirmation Hearing”) on                       , 2012, at                .m., Prevailing Eastern Time, before the Honorable Cecelia G. Morris, United States Bankruptcy Judge.  The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed and served on or before                       , 2012, in the manner described in the Disclosure Statement Order attached hereto as Exhibit “B.”

THE PLAN PROPONENTS AND THE CONSENTING NOTEHOLDERS URGE ALL HOLDERS OF CLASS 3 — GENERAL UNSECURED CLAIMS TO ACCEPT THE PLAN.

III.

ADDITIONAL INFORMATION AND INCORPORATION BY REFERENCE

Dynegy and DH have filed annual and quarterly reports and other information with the SEC.  Holders of Claims entitled to vote on the Plan may read and copy any reports, statements and other information that Dynegy and DH file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549 and request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC.  Please call 1-800-SEC-0330 for further information on the public reference rooms. Dynegy’s and DH’s filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.  The reports that Dynegy and DH file are also available free of charge on Dynegy’s website at http://www.dynegy.com.  In addition, the Quarterly Report on Form 10-Q of Dynegy for the quarter ended September 30, 2011 is filed herewith on Exhibit “C” — “Selected Financial Information.”  Information on Dynegy’s website does not constitute part of this Disclosure Statement, is not incorporated by reference in this Disclosure Statement and should not be relied upon in connection with making any decision with respect to voting for the Plan.

The Plan Proponents “incorporate by reference” information into this Disclosure Statement. This means the Plan Proponents disclose important information to the holders of Claims entitled to vote on the Plan by referring such holders to another document filed separately with the SEC.  The information in the documents incorporated by reference is considered to be part of this Disclosure Statement. The Plan Proponents incorporate by reference the documents listed below filed by Dynegy and DH under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These documents contain important information about them and their financial condition.

•                  Annual Report on Form 10-K of Dynegy and DH for the fiscal year ended December 31, 2010;

•                  Quarterly Reports on Form 10-Q of Dynegy and DH for the periods ended March 31, 2011, and June 30, 2011;

•                  Quarterly Report on Form 10-Q of Dynegy for the period ended September 30, 2011;

•                  Current Reports on Form 8-K or 8-K/A of Dynegy and DH filed on January 25, 2011, January 26, 2011, February 8, 2011, February 11, 2011, February 14, 2011, February 23, 2011, March 1, 2011, April 11, 2011, June 10, 2011, June 21, 2011, June 28, 2011, July 11, 2011, August 1, 2011, August 26, 2011, September 12, 2011, September 26, 2011, October 14, 2011, November 2, 2011, November 8, 2011, December 2, 2011, December 9, 2011, December 14, 2011, December 20, 2011, and January 23, 2012 (to the extent such reports are filed);

•                  Current Reports on Form 8-K or 8-K/A of Dynegy filed on March 10, 2011, March 22, 2011, May 5, 2011, November 14, 2011, November 17, 2011, November 22, 2011, December 2, 2011, January 9, 2012, and February 3, 2012 (to the extent such reports are filed);

•                  Current Report on Form 8-K of DH filed on September 8, 2011, December 23, 2011 (as amended on February 15, 2012), and January 25, 2012, and

•                  Definitive Proxy Statement on Schedule 14A of Dynegy filed April 29, 2011.

Holders of Claims entitled to vote on the Plan can also obtain from the Plan Proponents, as applicable, without charge, copies of any document incorporated by reference in this Disclosure Statement, excluding exhibits (unless the exhibit is specifically incorporated by reference into the information that this Disclosure Statement incorporates, in which case the Plan Proponents may charge a nominal fee to cover its expenses) by requesting such materials in writing or by telephone from Dynegy at:

Dynegy Inc.

Attention: Investor Relations

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

(713) 507-6400

IV.

SUMMARY EXPLANATION OF CHAPTER 11

A.                                    Overview of Chapter 11

Chapter 11 is the principal reorganization chapter of the Bankruptcy Code pursuant to which a debtor may reorganize its business for the benefit of its creditors, equity interest holders, and other parties in interest.  DH and certain of its direct and indirect subsidiaries (the “Debtors”)2 commenced the Chapter 11 Cases with the filing of petitions for voluntary protection under chapter 11 of the Bankruptcy Code on November 7, 2011.  By order of the Bankruptcy Court, the Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered under Case No. 11-38111 (CGM).

The commencement of a chapter 11 case creates an estate comprising all of the legal and equitable interests of a debtor as of the date the petition is filed.  Sections 1101, 1107, and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession” unless the bankruptcy court orders the appointment of a trustee.  In the Chapter 11 Cases, DH and each of the other Debtors remain in possession of their property and continue to operate their businesses as debtors in possession.

The filing of a chapter 11 petition triggers the automatic stay provisions of the Bankruptcy Code.  Section 362 of the Bankruptcy Code provides, among other things, for an automatic stay of all actions against a debtor on account of prepetition claims against it and various other forms of interference with a debtor’s property or business.  Exempted from the automatic stay are, among other things, actions by governmental authorities seeking to exercise police or regulatory powers.  Except as otherwise ordered by the bankruptcy court administering a chapter 11 case, the automatic stay remains in full force and effect until the effective date of a confirmed plan of reorganization.

The formulation and ultimate consummation of a plan of reorganization is the principal purpose of a chapter 11 case.  The plan sets forth the means for satisfying claims against and interests in a debtor’s estate.  Unless a trustee is appointed, only a debtor may file a plan during the first 120 days of a chapter 11 case (the “Exclusive Filing Period”), and the debtor will have 180 days to solicit acceptance of such plan (the “Exclusive Solicitation Period”).  However, section 1121(d) of the Bankruptcy Code permits the bankruptcy court to extend or reduce the Exclusive Filing Period and Exclusive Solicitation Period upon a showing of “cause.”  The Exclusive Filing Period and Exclusive Solicitation Period may not be extended beyond 18

2              The Debtors are Dynegy Holdings, LLC; Dynegy Northeast Generation, Inc.; Hudson Power, L.L.C. Dynegy Danskammer, L.L.C.; and Dynegy Roseton, L.L.C.

months and 20 months, respectively, from the Petition Date.  The Plan was filed within the Exclusive Filing Period.  To the extent that DH believes it may be unable to secure acceptance of the Plan within the Exclusive Solicitation Period, DH may seek to extend that period.  So long as the Exclusive Solicitation Period continues, and so long as no trustee is appointed in the Chapter 11 Case of DH, only DH (or Persons authorized by DH) shall be entitled to file and solicit a plan of reorganization.

B.                                    Plan of Reorganization

Although referred to simply as a plan of reorganization, a plan may provide for anything from a comprehensive restructuring of a debtor’s business and its related obligations to a simple liquidation of a debtor’s assets.  In either event, upon confirmation of a plan, the plan becomes binding on the debtor and all of its creditors and equity holders, and the prior obligations owed by the debtor to such parties are compromised and exchanged for the obligations specified in the plan.  For a description of key components of the Plan, refer to the article of this Disclosure Statement entitled “Overview of the Plan.”

After a plan of reorganization has been filed, the holders of impaired claims against and equity interests in a debtor are permitted to vote to accept or reject the plan.  Before soliciting acceptances of the proposed plan, section 1125 of the Bankruptcy Code requires the debtor to prepare and file a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan.  This Disclosure Statement is presented to holders of Claims against DH to satisfy the requirements of section 1125 of the Bankruptcy Code in connection with the Plan Proponents’ solicitation of votes on the Plan.

C.                                    Confirmation of a Plan of Reorganization

If all classes of claims and equity interests accept a plan of reorganization, the bankruptcy court may confirm the plan if the bankruptcy court independently determines that the requirements of section 1129(a) of the Bankruptcy Code have been satisfied.  These requirements are discussed in this Disclosure Statement in the article entitled “Confirmation and Consummation Procedures.”  The Plan Proponents believe that the Plan satisfies all the applicable requirements of section 1129(a) of the Bankruptcy Code.

Chapter 11 of the Bankruptcy Code does not require that each holder of a claim or interest in a particular class vote in favor of a plan for the bankruptcy court to determine that the class has accepted the plan.  Further information concerning minimum thresholds required to constitute acceptance of the Plan for the purposes of confirmation is contained in this Disclosure Statement in the article entitled “Confirmation and Consummation Procedures.”

Classes of claims or equity interests that are not “impaired” under a plan of reorganization are conclusively presumed to have accepted the plan and thus are not entitled to vote.  Thus, acceptances of a plan will generally be solicited only from those persons who hold claims or equity interests in an impaired class.  Under the Plan, Class 1 — Priority Claims, Class 2 — Secured Claims, Class 4 — Subordinated Notes Claims, Class 5 — Convenience Claims, and Class 6 — Equity Interests are unimpaired classes and Class 3 — General Unsecured Claims is the only impaired class.  Accordingly, except as otherwise described herein (and specifically, in the next paragraph), only holders of Class 3 — General Unsecured Claims are entitled to vote on the Plan.

Although Class 4 — Subordinated Notes Claims is unimpaired under the Plan and presumed to have accepted the Plan, holders of Class 4 — Subordinated Notes Claims shall be provided a provisional ballot pursuant to Section 3.3 of the Plan to vote to accept or reject the Plan, which provisional ballot will be included as part of the election form (“Election Form”) for making the Subordination Alternative Election pursuant to Section 4.1(d)(ii) of the Plan.  See “The Chapter 11 Plan.”  If there is a controversy with respect to whether or not Class 4 — Subordinated Notes Claims is unimpaired under the Plan and the Bankruptcy Court determines that such class is impaired, votes to accept or reject the Plan properly cast by holders of Class 4 — Subordinated Notes Claims pursuant to the Election Form shall be tabulated to determine whether Class 4 — Subordinated Notes Claims has accepted the Plan.  Any holder of a Subordinated Notes Claim that makes the Subordination Alternative Election shall be deemed to have voted to accept the Plan in Class 4 — Subordinated Notes Claims in the full amount of its Subordinated Notes Claim.

V.

OVERVIEW OF THE PLAN

The following is an overview of the Plan.  It is qualified in its entirety by reference to the full text of the Plan, which is attached to this Disclosure Statement as Exhibit “A.”  In addition, for a more detailed description of the terms and provisions of the Plan, refer to the article of this Disclosure Statement entitled “The Chapter 11 Plan.”

As noted above, this is a plan of reorganization for DH only, and not the other Debtors in these Chapter 11 Cases.  The Plan provides for the treatment of Claims against and Equity Interests in DH.  It further provides for the settlement of all Claims and Causes of Action arising from or related to the Prepetition Restructurings, including the Prepetition Lawsuits.  As part of this settlement, Dynegy will provide substantial consideration under the Plan, consisting of Cash, the Plan Secured Notes, and the Plan Preferred Stock, all as described more fully below.  Such consideration shall provide significant recoveries to holders of Claims against DH, including certain of those Persons who are plaintiffs in the Prepetition Lawsuits.  As such, if the Plan is confirmed and the Effective Date occurs, for and in consideration of the undertakings and other agreements of Dynegy under and in connection with the Plan, all Claims and Causes of Action arising from or related to the Prepetition Restructurings, including the Prepetition Lawsuits, will be released and permanently and forever stayed, restrained and enjoined.

The Plan Proponents believe that the settlement and compromise proposed in the Plan and the resulting treatment provided under the Plan to holders of Claims against DH offer the best alternative to DH and its stakeholders.

Accordingly, the Plan Proponents urge holders of Claims entitled to vote on the Plan to vote to accept the Plan.  The Consenting Noteholders, which hold in the aggregate approximately $1.8 billion of the approximately $3.57 billion principal amount of Senior Notes Claims and

Subordinated Notes Claims, have agreed, subject to the terms and conditions contained in the Noteholder Restructuring Support Agreement, to vote to accept the Plan.  See “General Information — Restructuring Support Agreement.”  Class 3 — General Unsecured Claims will have accepted the Plan if the holders of at least two-thirds in amount and more than one-half in number of the Claims entitled to vote and actually voting in such class have accepted the Plan.  See “Confirmation and Consummation Procedures.”

A.                                    Summary of the Terms of the Plan

The Plan is built around the following key elements, which are qualified in their entirety by reference to the full text of the Plan.

•                                          The Plan Settlement:3

•                                          Dynegy shall issue to DH for the benefit of holders of Allowed General Unsecured Claims against DH, in accordance with and pursuant to the Plan, (i) the Plan Cash Payment, (ii) the Plan Preferred Stock, and (iii) either (A) the Plan Secured Notes or (B), in lieu of the Plan Secured Notes, the Plan Secured Notes Alternative Payment; and DH shall thereafter cause such property to be distributed to the holders of Allowed General Unsecured Claims in accordance with and pursuant to the Plan.

•                                          Dynegy and DH shall cause Dynegy Gas Investments, LLC (“DGIN”) to cancel the DH Note and deem such DH Note fully satisfied and extinguished;

•                                          Legacy DH (as successor to DH) and Dynegy shall cancel the Undertaking Agreement and Dynegy’s obligations under such Undertaking Agreement shall be deemed to be fully satisfied and extinguished;

•                                          Legacy DH (as successor to DH) shall transfer to New DH (a newly formed, wholly-owned subsidiary of Dynegy) 100% of the equity interests in DGIN;

•                                          DH, its non-Debtor Affiliates, its Estate, and the Plan Proponents shall release, and be deemed to have released, all Claims and Causes of Action of the types described in Section 8.13 of the Plan against all persons and entities referenced in such Section 8.13 of the Plan; and

3              As discussed herein and in the Plan, to implement the settlement and compromise in the most efficient manner, Dynegy will form a wholly-owned direct subsidiary, New DH, as a Delaware corporation, which will then form a wholly-owned direct subsidiary, Legacy DH, as a Delaware limited liability company.  Dynegy will contribute to New DH its 100% equity interest in DH, and DH will then merge with Legacy DH, with Legacy DH as the surviving entity.  Substantially all of the assets of Legacy DH will then be transferred to New DH.  The equity interests in Legacy DH will then be transferred to the Plan Trust, which will be administered by the Plan Trust Administrator.

•                                          Holders of Claims or Causes of Action arising from or related to the Prepetition Restructurings, including the Prepetition Lawsuits, shall be enjoined from taking any action in respect of or on account of such Claims or Causes of Action against DH and all successors thereto, Dynegy or its non-Debtor Affiliates, or any of their current or former respective members, equity holders, directors, managers, officers, employees, agents, and professionals, successors and assigns or their respective assets and property.

•                                          Treatment afforded Class 3 — General Unsecured Claims under the Plan:

•                                          Class 3 — General Unsecured Claims shall consist of all General Unsecured Claims against DH, which specifically includes all Senior Notes Claims, Lease Guaranty Claims, and, solely for purposes of receiving Plan Distributions, Subordination Alternative Election Claims (which are Allowed Subordinated Notes Claims for which the holder thereof has properly exercised the Subordination Alternative Election, described below).

•                                          Except to the extent that a holder of an Allowed General Unsecured Claim against DH and the Plan Proponents agree on less favorable treatment for such holder, each holder of an Allowed General Unsecured Claim against DH shall receive, on the Effective Date, a Pro Rata Share of (i) the Plan Cash Payment, (ii) the Plan Preferred Stock, and (iii) at the sole option of Dynegy, in its capacity as a Plan Proponent, either (a) the Plan Secured Notes or (b) the Plan Secured Notes Alternative Payment.

•                                          The Plan Cash Payment is a Cash payment to be provided to DH by Dynegy and distributed to holders of Allowed Class 3 — General Unsecured Claims pursuant to and in accordance with Section 4.1(c) of the Plan, which payment shall be in the amount of $400 million, subject to adjustment as set forth in Section 8.5 of the Plan and described below, plus an amount equal to the interest that would have accrued on $1.015 billion aggregate principal amount of Plan Secured Notes as of the Effective Date had such Plan Secured Notes been issued on the Petition Date, less the amount of Cash distributable in respect of any Allowed Class 4 — Subordinated Notes Claims for which the Subordination Alternative Election is not made.  The Plan Proponents estimate that the total aggregate amount of Allowed Subordinated Notes Claims will be approximately $216 million (plus interest and other fees).  As such, the Plan Cash Payment would not be reduced by more than $216 million (plus interest and other fees) with respect to Allowed Class 4 — Subordinated Notes Claims for which the Subordination Alternative Election is not made.

•                                          The Plan Secured Notes will be 11% Senior Secured Notes issued by Dynegy in the aggregate principal amount of $1.015 billion, subject to adjustment as set forth in Sections 8.5 and 12.3 of the Plan, which Plan Secured Notes shall, subject to certain exceptions and permitted liens, be secured by (i) a first-priority security interest on the Plan Secured Notes Debt Service Account and all of the presently-owned and after-acquired assets of Dynegy and the direct and indirect wholly-owned subsidiaries of Dynegy (excluding (a) Dynegy Gas Investments Holdings, LLC and Dynegy Coal Investments Holdings, LLC and their respective subsidiaries, (b) DH and its successor in interest Legacy DH (except for the equity interests in DGIN covered in clause (ii) below), (c) Dynegy Northeast Generation, Inc. (“DNE”) and its direct and indirect subsidiaries and (d) the Marketing Entities (as defined below)); and (ii) a first-priority pledge of the outstanding equity interests in each of the direct and indirect subsidiaries of Dynegy, including Dynegy Gas Holdco, LLC, Dynegy Coal Holdco, LLC, Dynegy Gas Investments Holdings, LLC and Dynegy Coal Investments Holdings, LLC (but excluding (a) each of the Ring-Fenced Entities (as defined in the “Description of the New Secured Notes” attached to the Plan as Exhibit “C” (the “Notes Description”) that are direct and indirect subsidiaries of Dynegy Gas Investments Holdings, LLC and Dynegy Coal Investments Holdings, LLC, (b) Legacy DH and DNE and their respective direct and indirect subsidiaries, and (c) the Marketing Entities).

•                                          Pursuant to Sections 12.2 and 12.3 of the Plan, the effectiveness of the Plan is conditioned on the satisfaction or waiver of certain conditions precedent to the Effective Date, including, among other things, that the Lease Guaranty Claims are Allowed or estimated in an aggregate amount that does not exceed $300 million (or $190 million, net of the TIA Claim, which has been Allowed in the amount of $110 million).  If the Lease Guaranty Claims are Allowed or estimated as set forth in the Plan in an aggregate amount that is less than $300 million (or $190 million, net of the TIA Claim, which has been Allowed in the amount of $110 million), the aggregate principal amount of Plan Secured Notes to be issued pursuant to the Plan shall be reduced by an amount to be determined for every dollar such Lease Guaranty Claims are less than $300 million (or $190 million, net of the TIA Claim, which has been Allowed in the amount of $110 million).  If the Lease Guaranty Claims are Allowed or estimated as set forth in the Plan in an aggregate amount that exceeds $300 million and the condition precedent to the occurrence of the Effective Date described in this paragraph is waived in accordance with the terms of the Plan, the aggregate principal amount of Plan Secured Notes to be issued pursuant to the Plan shall be increased by an amount to be determined for every dollar such Lease Guaranty Claims exceed $300 million.  The adjustment amounts left to be determined shall be (i) an amount that is the same for an increase or decrease in the aggregate principal amount of Plan Secured Notes, (ii) agreed to among the Plan Proponents and Requisite Consenting Noteholders, and (iii) identified in a Plan Document to be filed with the

Bankruptcy Court not less than ten (10) days prior to the Plan Objection Deadline.

•                                          Pursuant to Section 8.5 of the Plan, the aggregate amount of the Plan Cash Payment to be issued is subject to increase, with a corresponding dollar-for-dollar reduction in the aggregate principal amount of the Plan Secured Notes to be issued on the Effective Date, by the amount of Cash or cash equivalents held by DH and certain of its Affiliates in excess of the sum of (i) $200 million (including, for this purpose, any funds in or required to be funded to the Plan Secured Notes Debt Service Account, but excluding, for this purpose, the Plan Cash Payment and the amount of Cash distributable in respect of any Allowed Subordinated Notes Claims for which the Subordination Alternative Election is not made) and (ii) any Cash reserved in an amount agreed to by the Plan Proponents and the Requisite Consenting Noteholders to pay (on the Effective Date, or thereafter as contemplated by the Plan) Allowed Administrative Claims and other Allowed Claims pursuant to and in accordance with the Plan and to fund the Plan Trust.

•                                          The Plan Secured Notes Alternative Payment may be issued by Dynegy, at its sole option, in lieu of issuing the Plan Secured Notes, and shall be a Cash payment in an amount equal to the aggregate principal amount of the Plan Secured Notes that would have been issued, after applicable adjustments pursuant to Section 8.5 and Section 12.3 of the Plan.

•                                          The Plan Preferred Stock will be Redeemable Convertible Preferred Shares, par value $0.01 per share, issued by Dynegy and will accrue dividends, commencing on November 7, 2011, at an annual rate of 4% through December 31, 2013, 8% on or after January 1, 2014 through December 31, 2014, and 12% thereafter, compounding as set forth in the “Designation of the Preferred Stock” attached to the Plan as Exhibit “D” (the “Stock Designation”).  Dividends will not be paid in cash, but will accrue.  The Plan Preferred Stock will not be convertible at the option of the holder; but, based upon the capital structure of Dynegy anticipated to be in effect as of the Effective Date, the Plan Preferred Stock shall be convertible into 97% of Dynegy’s fully-diluted common stock on the terms set forth in the Stock Designation.  The Plan Preferred Stock may be redeemed by Dynegy, subject to certain limitations, as set forth in the Stock Designation, at an aggregate price (assuming redemption of all Plan Preferred Stock outstanding as of the Effective Date) equal to: (i) $1.95 billion if redeemed prior to May 8, 2013; (ii) $2.0 billion if redeemed on or after May 8, 2013 through December 31, 2013; and (iii) $2.1 billion if redeemed on or after January 1, 2014 through the mandatory conversion date (December 31, 2015), in each case, plus accrued and unpaid dividends; provided, that if Dynegy redeems less than all of the shares of Plan Preferred Stock, the amounts set forth in clauses (i) and (ii) will be replaced with $2.1 billion. Dynegy may only redeem less than all of the shares of Plan Preferred Stock with the proceeds of a firm commitment, underwritten issuance of Permitted Stock (as described and defined in the Stock Designation) that is entered into prior to December 31, 2014.  In addition, Dynegy may not purchase, and may not permit any of its Subsidiaries to purchase, any shares of Plan Preferred Stock in the open market except as permitted pursuant to the provisions of the indenture governing the Plan Secured Notes (as in effect on the Effective Date, whether or not such indenture remains in effect), subject to certain restrictions set forth in the Stock Designation. The Plan Preferred Stock will have no voting or governance rights except that, following the occurrence of a Trigger Event, the Plan Preferred Stock will vote, on an “as converted” basis together with the holders of the Common Stock (as defined below), and subject to the receipt of any required regulatory approvals, on all matters submitted to stockholders. In addition, after the Effective Date, the approval of holders of Plan Preferred Stock will be required for certain actions by Dynegy, as described in more detail in the Stock Designation. Dynegy and its Subsidiaries are restricted from entering into certain Affiliate Transactions (as such term is defined in the Stock Designation), as described in more detail in the Stock Designation.  Dynegy may, without the consent of the holders of shares of Plan Preferred Stock, issue and sell shares of Permitted Stock, subject to certain restrictions set forth in the Stock Designation and to the right of first offer of the holders of shares of Plan Preferred Stock to purchase such shares of Permitted Stock (as described in more detail in the Stock Designation), if immediately following such issuance and sale, all of the outstanding shares of Permitted Stock issued from and after the Effective Date shall comprise or be convertible into Common Stock comprising less than thirty percent (30%) of the issued and outstanding Common Stock of Dynegy, calculated on a fully diluted basis at the time of such issuance and sale.

•                                          Treatment afforded Class  4 — Subordinated Notes Claims under the Plan:

•                                          Class 4 — Subordinated Notes Claims shall consist of all Subordinated Notes Claims against DH.

•                                          Each holder of an Allowed Subordinated Notes Claim against DH shall be paid in full in Cash on the Plan Distribution Date the amount owed to such holder on account of such holder’s Allowed Subordinated Notes Claim as of the Effective Date; provided that the rights of holders of Allowed Subordinated Notes Claims to receive Plan Distributions under Section 4.1(d)(i) of the Plan shall be subject to the subordination provisions set forth in the Subordinated Notes Indenture and Section 10.8(b) of the Plan, pursuant to which all Plan Distributions to holders of Allowed Subordinated Notes Claims shall be automatically distributed to the Indenture Trustee under the Senior Notes Indenture without any further action or demand and shall be shared pro rata only among holders of

Allowed Senior Notes Claims.4  A holder of an Allowed Subordinated Notes Claim, however, may agree to alternative treatment pursuant to the Subordination Alternative Election, as set forth in Section 4.1(d)(ii) of the Plan and discussed below.

•                                          Pursuant to the Subordination Alternative Election, a holder of an Allowed Subordinated Notes Claim may elect to reduce the amount of its Allowed Subordinated Notes Claim to 35% of the Allowed principal amount of such Claim, and receive a Pro Rata Share of the Plan Distributions under Class 3 — General Unsecured Claims, without subordination, based on the reduced amount of its Allowed Subordinated Notes Claim.  In the event of an impairment controversy in which the Bankruptcy Court determines that Class 4 — Subordinated Notes Claims is impaired under the Plan, each holder of a Subordinated Notes Claim that makes the Subordination Alternative Election shall be deemed to have voted to accept the Plan in Class 4 — Subordinated Notes Claims in the full amount of its Allowed Subordinated Notes Claim. The Subordination Alternative Election may be made pursuant to the procedures approved by the Bankruptcy Court in the Disclosure Statement Order.5

B.                                    Summary of Treatment Under the Plan

The following chart summarizes the treatment of each class of Claims against and Equity Interests in DH under the Plan.  The chart also provides an estimated range of Allowed Claims in Class 3 — General Unsecured Claims, which is the sole impaired class under the Plan.  Although every reasonable effort was made to be accurate, this projected Allowed range of Class 3 — General Unsecured Claims is only an estimate as of the date of this Disclosure Statement, and may vary from the final amounts in Class 3 Allowed by the Bankruptcy Court.  Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Allowed Claims against and Equity Interests in DH under the Plan.

4              The Lease Indenture Trustee (as defined below) has asserted that it also has a right to enforce the subordination provisions under the Subordinated Notes Indenture, and if it is determined that the Lease Indenture Trustee (and/or any other party) has such a right, recoveries to the holders of Senior Notes Claims on account of such subordination provisions, if any, would be diluted.

5              Pursuant to Section 5.02 of the Subordinated Notes Indenture and Section 3.16 of the NGC Trust Declaration, the beneficial holders of the NGC Trust Capital Income Securities shall be deemed to be the beneficial holders of the Subordinated Notes for purposes of solicitation and voting on the Plan and making the Subordination Alternative Election.

CLAIMS NOT CLASSIFIED UNDER THE PLAN

Type of Claims[6]	Treatment of Type of Claims
Administrative Claims

On the Plan Distribution Date, each holder of an Allowed Administrative Claim shall receive (i) the amount of such holder’s Allowed Administrative Claim in one Cash payment or (ii) such other treatment as may be agreed upon in writing by the Plan Proponents and such holder; provided, that such treatment shall not provide a recovery to such holder having a present value as of the Effective Date in excess of such holder’s Allowed Administrative Claim; and provided, further, that an Administrative Claim representing a liability incurred in the ordinary course of business of DH may be paid at the Plan Proponents’ election in the ordinary course of business.

Priority Tax Claims

At the election of the Plan Proponents, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction of such Allowed Priority Tax Claim: (a) payments in Cash, in regular installments over a period ending not later than five (5) years after the Petition Date, of a total value, as of the Effective Date, equal to the Allowed amount of such Claim; (b) a lesser amount in one Cash payment as may be agreed upon in writing by the Plan Proponents and such holder; or (c) such other treatment as may be agreed upon in writing by the Plan Proponents and such holder; provided, that such agreed upon treatment may not provide such holder with a recovery having a present value as of the Effective Date that is greater than the amount of such holder’s Allowed Priority Tax Claim or that is less favorable than the treatment provided to the most favored nonpriority unsecured Claims under the Plan.

CLAIMS AND EQUITY INTERESTS CLASSIFIED UNDER THE PLAN

Class of Claims or Equity Interests	Treatment of Class of Claims or Equity Interests
Class 1 — Priority Claims Unimpaired

Each holder of an Allowed Priority Claim against DH shall be left unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Claim entitles such holder in respect of such Claim shall be left unaltered, and except to the extent that a holder of an Allowed Priority Claim

6              Administrative Claims and Priority Tax Claims are treated in accordance with sections 1129(a)(9)(A) and 1129(a)(9)(C) of the Bankruptcy Code, respectively.  Such Claims are not designated as classes of Claims for the purposes of the Plan or for the purposes of sections 1123, 1124, 1125, 1126 or 1129 of the Bankruptcy Code.

and the Plan Proponents agree on less favorable treatment for such holder, such Allowed Priority Claim against DH (including any amounts to which such holder is entitled pursuant to section 1124(2) of the Bankruptcy Code) shall be paid in full in accordance with such rights on the Plan Distribution Date.

Class 2 — Secured Claims Unimpaired

Each holder of an Allowed Secured Claim against DH shall be left unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Claim entitles such holder in respect of such Claim shall be left unaltered, and except to the extent that a holder of an Allowed Secured Claim and the Plan Proponents agree on less favorable treatment for such holder, such Allowed Secured Claim against DH (including any amounts to which such holder is entitled pursuant to section 1124(2) of the Bankruptcy Code) shall be paid in full in accordance with such rights on the Plan Distribution Date or, if after the Plan Distribution Date, as and when such payment is due.

Class 3 — General Unsecured Claims

Approximate Allowed Senior Notes Claims:[7]

•      2012 Notes — $90 million

•      2015 Notes — $811 million

•      2016 Notes — $1,092 million

•      2018 Notes - $ 181 million

•      2019 Notes — $1,137 million

•      2026 Notes — $176 million

Except to the extent that a holder of an Allowed General Unsecured Claim and the Plan Proponents agree on less favorable treatment for such holder, each holder of an Allowed General Unsecured Claim against DH shall receive, on the Effective Date, its Pro Rata Share of  (i) the Plan Cash Payment, (ii) the Plan Preferred Stock, and (iii) at the sole option of Dynegy, in its capacity as a Plan Proponent, either (a) the Plan Secured Notes or (b) the Plan Secured Notes Alternative Payment.[12]

7              The Allowed amounts of the various issuances of Senior Notes Claims are set forth on Exhibit “B” to the Plan.

12             For the purpose of estimating recoveries, the Plan Proponents have included in Exhibit “F” hereto an estimated range of the aggregate value of all Plan Preferred Stock based on Lazard’s valuation of the Company.  See Exhibit “F” — “Valuation.”

Estimated Allowed Subordinated Notes Claims (if Subordination Alternative Election is made by all holders of Subordinated Notes Claims): $70 million

Allowed TIA Claim: $110 million[8]

Estimated Allowed Other General Unsecured Claims: $0-216 million[9]

Estimated Total Allowed General Unsecured Claims: $3,668-3,884 million1011

8              Pursuant to the Amended Stipulated Rejection Order (defined below), the TIA Claim was Allowed as a General Unsecured Claim in the amount of $110,000,000.

9              Although the Pass-Through Certificate Holders (as defined below), through the Lease Indenture Trustee (as defined below), are seeking allowance of their alleged Lease Guaranty Claims in the amount of approximately $1 billion, DH believes that they cannot in good faith assert allowance of such Claims in excess of $550 million in the aggregate and believes that the Lease Guaranty Claims (exclusive of the TIA Claim) are in fact equal to $0 as a result of the application of section 502(b)(6) of the Bankruptcy Code, the availability of other sources of recovery on such Claims, and the existence of claims by the Debtors against the Lease Indenture Trustee.  However, the Allowed amounts of the Roseton Lease Guaranty Claims and Danskammer Lease Guaranty Claims are the subject of litigation, the outcome of which is inherently uncertain, and therefore such amounts may be significantly higher than $0.  Thus, strictly for the purposes of this estimated range of Allowed Other General Unsecured Claims and the estimated recovery percentage range for Class 3 — General Unsecured Claims, to be as conservative as possible, the Plan Proponents have included an estimated range of $0 to $190 million for the Roseton Lease Guaranty Claims and Danskammer Lease Guaranty Claims to reflect the Debtors’ belief that the aggregate amount of the Allowed Lease Guaranty Claims (which includes the TIA Claim) will not exceed $300 million, which is the maximum amount in which such Claims may be Allowed, subject to certain exceptions, for the Plan to become effective.  See “Risk Factors — Certain Bankruptcy Considerations” for an explanation of the risks associated with the Lease Guaranty Claims being Allowed in an amount greater than $300 million (or $190 million net of the TIA Claim, which has been Allowed in the amount of $110 million).  The estimated range of Allowed Other General Unsecured Claims also includes a range of $0 to $26 million on account of certain other estimated General Unsecured Claims.

10             The Bar Date for claims to be filed in these cases was February 24, 2012.  As of the Bar Date, the Claims Agent received approximately 65 timely filed Proofs of Claim for General Unsecured Claims against DH that totaled, along with the scheduled General Unsecured Claims against DH, approximately $6.5 billion.  This figure includes the $1.25 billion DH Note (discussed below).  DH is in the process of evaluating the Proofs of Claim; however, DH believes that many of the Claims filed are invalid, untimely, duplicative and/or overstated and anticipates that they will file objections to many of the Proofs of Claims.   The Creditors’ Committee has advised that it believes it is important for creditors to understand that the final amount of Allowed Claims against DH may differ greatly from the estimates provided by the Plan Proponents in the Disclosure Statement, and that the pro rata recovery for holders of Allowed Class 3 — General Unsecured Claims will necessarily depend on the aggregate amount of such Allowed Claims.  DH believes that, following reconciliation of filed and scheduled Claims, the estimated Allowed amount of General Unsecured Claims will be the amounts set forth in the summary chart included in this section of the Disclosure Statement entitled “Overview of the Plan — Summary of Treatment Under the Plan.”

11             For the purpose of this total estimated range of Allowed Class 3 — General Unsecured Claims, the Debtors have assumed that all of the holders of Class 4 — Subordinated Notes Claims will make the Subordination Alternative Election to reduce the amount of their Allowed Class 4 —Subordinated Notes Claims to 35% of the

Impaired

Class 4 — Subordinated Notes Claims Approximate Allowed Subordinated Notes Claims: $216 million (plus interest and other fees)[13] Unimpaired

(a)           General Treatment.  Each holder of an Allowed Subordinated Notes Claim against DH shall be paid in full in Cash on the Plan Distribution Date the amount owed to such holder on account of such holder’s Allowed Subordinated Notes Claim as of the Effective Date; provided that the rights of holders of Allowed Subordinated Notes Claims to receive Plan Distributions under Section 4.1(d)(i) of the Plan shall be subject to the subordination provisions set forth in the Subordinated Notes Indenture and Section 10.8(b) of the Plan, pursuant to which all Plan Distributions to holders of Allowed Subordinated Notes Claims shall be automatically distributed to the Indenture Trustee under the Senior Notes Indenture without any further action or demand and shall be shared pro rata only among holders of Allowed Senior Notes Claims.

(2)           Alternative Consensual Treatment.  Notwithstanding Sections 4.1(d)(i) and 16.5 of the Plan, each holder of an Allowed Subordinated Notes Claim may, in full and final satisfaction and settlement of such Allowed Subordinated Notes Claim, elect to (a) reduce the amount of such Allowed Subordinated Notes Claim to an amount that is equal to $0.35 for every $1.00 of principal amount of such Allowed Subordinated Notes Claim, and (b) pursuant to such election, have the reduced Allowed Subordinated Notes Claim be deemed an Allowed General Unsecured Claim for Plan

Allowed principal amount for such Claims pursuant to Section  4.1(d)(ii) of the Plan, and to have their Allowed Class 4 — Subordinated Notes Claims be deemed Allowed Class 3 — General Unsecured Claims for Plan Distribution purposes and receive Pro Rata Shares of the Plan Distributions under Class 3 — General Unsecured Claims, without subordination, based on the reduced amount of their Allowed Class 4 —Subordinated Notes Claims.  See Exhibit “F” — “Valuation” for the assumed total distribution to Class 3 — General Unsecured Claims and the estimated recovery percentage range for Class 3 — General Unsecured Claims.

13             If all of the holders of Class 4 — Subordinated Notes Claims elect to reduce their Claims pursuant to section 4.1(d)(ii) of the Plan, such Claims would be deemed to be Allowed Class 3 — General Unsecured Claims for Plan Distribution purposes in the amount of approximately $70million.

Distribution purposes and receive a Pro Rata Share of the Plan Distributions under Section 4.1(c) of the Plan based on the reduced amount of such Allowed Subordinated Notes Claim, without subordination.  Such Subordination Alternative Election may be made pursuant to the procedures approved by the Bankruptcy Court in the Disclosure Statement Order.[14]

Class 5 — Convenience Claims Unimpaired

Each holder of an Allowed Convenience Claim against DH shall be left unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Claim entitles such holder in respect of such Claim shall be left unaltered, and such Allowed Convenience Claim against DH (including any amounts to which such holder is entitled pursuant to section 1124(2) of the Bankruptcy Code) shall be paid in full in accordance with such rights on the Plan Distribution Date or, if after the Plan Distribution Date, as and when such payment is due.

Class 6 — Equity Interests Unimpaired[15]

Each holder of an Allowed Equity Interest in DH shall be left unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Allowed Equity Interest entitles such holder in respect of such Allowed Equity Interest shall be left unaltered.[16]

14             In the event of an impairment controversy in which the Bankruptcy Court determines that Class 4 — Subordinated Notes Claims is impaired under the Plan, each holder of a Subordinated Notes Claim that makes the Subordination Alternative Election shall be deemed to have voted to accept the Plan in Class 4 — Subordinated Notes Claims in the full amount of its Allowed Subordinated Notes Claim.

15             If the holders of Class 3 General Unsecured Claims as a class vote to accept the Plan, DH will not have to satisfy the requirements of section 1129(b) of the Bankruptcy Code for holders of Equity Interests to retain such interests under the Plan.  If the holders of Class 3 — General Unsecured Claims as a class vote to reject the Plan, then the Plan as formulated will likely not satisfy the requirements of section 1129(b) of the Bankruptcy Code in which case it could not be confirmed.  The Plan is the product of extensive negotiations with the Consenting Noteholders, an ad hoc group of holders of approximately $1.8 billion of Senior Notes Claims and Subordinated Notes Claims.  As of the date hereof, parties holding an aggregate amount of approximately $1.9 billion of Claims (consisting of the Consenting Noteholders and the PSEG Entities) have agreed to vote to accept the Plan.

16             The Equity Interests in DH are proposed to be reinstated under the Plan.  The Creditors’ Committee believes that creditors should understand the value that Equity Interest holders are retaining under the Plan, which, in effect, equates to the value that creditors are giving up under the Plan. See Exhibit “F” — “Valuation” for a range of equity’s implied value.

VI.

GENERAL INFORMATION

The discussion below briefly describes DH, as well as the other Debtors, and certain of their non-Debtor subsidiaries and affiliates (together with Dynegy, collectively, the “Company”) and their businesses as they exist as of the date of this Disclosure Statement.  Please note that while all of the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code and their cases are being jointly administered under Case No. 11-38111 (CGM), the Plan only addresses the Claims against and Equity Interests in DH.

A.                                    Overview of the Company

Dynegy and DH are holding companies and conduct substantially all of their business operations through their subsidiaries.  Their primary business is the production and sale of electric energy, capacity and ancillary services from their fleet of sixteen operating power plants in six states totaling approximately 11,600 megawatts of generating capacity.  The organizational chart below illustrates the structure of the Company as of the date of this Disclosure Statement.  Please note that this organizational chart does not show all legal entities in the corporate structure.

B.                                    Overview of the Company’s Business

The operating subsidiaries of Dynegy and DH sell electric energy, capacity and ancillary services on a wholesale basis from their power generation facilities.  The capacity of a power generation facility is its electricity production capability, measured in megawatts (“MW”).  The capacity is used to produce electric energy, which is measured in megawatt hours.  Wholesale electricity customers will, for reliability reasons and to meet regulatory requirements, contract for rights to capacity from generating units.  Ancillary services are the products of a power generation facility that support the transmission grid operation, follow real-time changes in load, and provide emergency reserves for major changes to the balance of generation and load.

The operating subsidiaries of Dynegy and DH sell these products individually or in combination to customers under short-, medium- and long-term contractual agreements or tariffs.  These customers include regional transmission organizations and independent system operators, integrated utilities, municipalities, electric cooperatives, transmission and distribution utilities, industrial customers, power marketers, financial participants such as banks and hedge funds, other power generators, and commercial end-users.  All products are sold on a wholesale basis for various lengths of time from hourly to multi-year transactions.  Some customers, such as municipalities or integrated utilities, purchase products for resale in order to serve their retail, commercial and industrial customers.  Other customers, such as some power marketers, may buy products and related services to serve their own wholesale or retail customers or as a hedge against power sales they have made.

C.                                    Overview of the Debtors’ Businesses

DH is a holding company that conducts its business operations through its direct and indirect subsidiaries, including the other Debtors.  The primary business of DH and its operating subsidiaries is the production and sale of electric energy, capacity and ancillary services from a fleet of 10 operating power plants in six states totaling approximately 8,464 MW of generating capacity.  The other Debtors’ direct operations consist of only two of these plants — at Dynegy Danskammer and Dynegy Roseton — which have a combined generating capacity of 1,693 MW.

DH and the other Debtors rely on certain non-Debtor subsidiaries of DH for essential functions.  For example, Dynegy Administrative Services Company, a Delaware corporation, generally manages the segregated cash management systems for DH and its subsidiaries.  Dynegy Power Marketing, LLC, a Texas limited liability company (“DPM”), performs various functions, including marketing power and capacity, coordinating the power output of the various generation facilities, and providing fuel management services.  The Debtors also have service agreements with other non-Debtor affiliates, under which the Debtors provide compensation to such affiliates for their services.

As noted above, while all of the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code and their cases are being jointly administered under Case No. 11-38111(CGM) solely for procedural purposes, the Plan only addresses the claims against and equity interests in DH.  The following is a description of each of DH and the other Debtors.

1.                                      Dynegy Holdings, LLC

DH began operations as Natural Gas Clearinghouse (“Clearinghouse”) in 1985.  From the inception of its operations until 1990, Clearinghouse’s activities related primarily to natural gas marketing.  Starting in 1990, Clearinghouse began expanding its core business operations through acquisitions and strategic alliances resulting in the formation of a midstream energy asset business, and it established energy marketing operations in both Canada and the United Kingdom.  In 1994, Clearinghouse initiated electric power marketing operations in order to take advantage of opportunities created by the deregulation of the domestic electric power industry, and in March 1995, Clearinghouse merged with Trident NGL Holding, Inc., a fully integrated natural gas liquids company, with the surviving entity named NGC Corporation (“NGC”).  Approximately one year later, NGC completed a strategic combination with Chevron U.S.A. Inc.

and certain of its affiliates (collectively, “Chevron”) whereby substantially all of Chevron’s midstream assets merged with NGC.  In 1998, NGC changed its name to Dynegy Inc. to reflect its evolution from a natural gas marketing company to an energy services company capable of meeting the growing demands and diverse challenges of the dynamic energy market of the 21st century.  In early 2000, Dynegy Inc. acquired Illinova Corporation, and as part of this acquisition, Dynegy Inc. changed its name to Dynegy Holdings Inc. and became a wholly-owned subsidiary of a new holding company, now referred to as Dynegy Inc.  On September 1, 2011, DH changed its corporate form from a Delaware corporation to a Delaware limited liability company pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).

As further described above, DH is a holding company that conducts its business operations through its direct and indirect subsidiaries, including the other Debtors.  The primary business of DH and its operating subsidiaries is the production and sale of electric energy, capacity and ancillary services from a fleet of 10 operating power plants in six states totaling approximately 8,464 MW of generating capacity.

2.                                      Dynegy Northeast Generation, Inc.

DNE is a Delaware corporation and wholly-owned subsidiary of DH that holds 100% of the equity interests in Hudson Power, L.L.C. and provides administrative support and employs personnel for the operation of the Danskammer and Roseton power generation facilities.

3.                                      Hudson Power, L.L.C.

Hudson Power, L.L.C. (“Hudson Power”) is a Delaware limited liability company that has no operations and holds 100% of the equity interests in Dynegy Danskammer and Dynegy Roseton.

4.                                      Dynegy Danskammer, L.L.C.

Dynegy Danskammer, L.L.C. (“Dynegy Danskammer”), a Delaware limited liability company, owns the 185-acre site in Newburgh, New York on which the Danskammer power generation facility is located, adjacent to the Roseton site.  There are six (6) units at Dynegy Danskammer’s power generation facility — four of which are owned by Dynegy Danskammer, and two of which are leased by Dynegy Danskammer from Danskammer OL LLC (the “Danskammer Owner Lessor”), an indirect subsidiary of Public Service Enterprise Group, Inc. (“PSEG”), an unaffiliated entity.  A further description of Dynegy Danskammer’s operations is set forth below.

5.                                      Dynegy Roseton, L.L.C.

Dynegy Roseton, L.L.C. (“Dynegy Roseton”), a Delaware limited liability company, owns the 195-acre site in Newburgh, New York, on which the Roseton power generation facility is located, adjacent to the Danskammer site.  Dynegy Roseton operates the two (2) units at the power generation facility.  It leases these units from Roseton OL LLC (the “Roseton Owner Lessor” and together with the Danskammer Owner Lessor, the “Owner Lessors”), an indirect subsidiary of PSEG.  A further description of Dynegy Roseton’s operations is set forth below.

D.                                    Operations of Dynegy Danskammer and Dynegy Roseton

Dynegy Danskammer owns units 1, 2, 5, and 6 at the Danskammer power generation facility.  Units 1 and 2 are “peakers” (power plants that generally run only during periods of peak demand for electricity) with a net capacity of 129.7 MW.  They use natural gas and fuel oil as their primary fuels.  Units 5 and 6 are emergency diesel generators with net capacities of 2.5 MW each and currently are not in operation and are not connected to the power grid.  Dynegy Danskammer leases units 3 and 4 (collectively, the “Danskammer Facility”) from the Danskammer Owner Lessor; these units are “baseload” power plants (power plants that generally run at all times, providing the amount of electricity generally needed to meet customer demand) with a net capacity of 373.4 MW.  They use coal and natural gas as their primary fuels.

Dynegy Roseton leases both units at the Roseton power generation facility (collectively, the “Roseton Facility” and together with the Danskammer Facility, the “Leased Facilities”) from the Roseton Owner Lessor; these units are “peakers” with a net capacity of 1,200 MW.  They use natural gas and fuel oil as their primary fuels.

The Leased Facilities are connected to the Northeast Power Coordinating Council, one of the 10 regional reliability councils that form the North American Electric Reliability Council.  They compete primarily in the New York wholesale market, operated and maintained by the New York Independent System Operator (the “NYISO”), although the power generated at the Danskammer and Roseton facilities may be sold into the Pennsylvania/New Jersey/Maryland Power Pool, as well as to New England, Quebec, and Ontario.

The operations of Dynegy Danskammer and Dynegy Roseton are subject to extensive federal, state, and local statutes, rules and regulations, including the Federal Power Act (the “FPA”), the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act.  Their regulators include the Federal Energy Regulatory Commission (“FERC”), the New York Public Service Commission (the “NYPSC”), and the Environmental Protection Agency (the “EPA”).

Dynegy Danskammer and Dynegy Roseton have no employees; the workers at the facility are employed by DNE.17  Their major liabilities consist of semiannual rent payments to the Owner Lessors under the Lease Documents (defined below).  In addition to the land on which the Roseton and Danskammer power plants are located and the power plant units or leasehold interests therein, as applicable, their assets consist of various capital spare parts, emissions credits, emissions control and monitoring equipment, fuel inventory, fuel supply equipment, communications equipment and licenses, vehicles, a locomotive, administrative buildings, and similar items.  Substantially all of Dynegy Danskammer’s and Dynegy Roseton’s revenues are derived from sales to the NYISO through DPM, a non-Debtor affiliate.  Due to NYISO regulations, DPM, rather than one of the Debtors, is a party to energy supply contracts with the NYISO.  Because none of the Debtors are currently authorized NYISO market

17             One employee, the Managing Director of Plant operations at the Danskammer and Roseton facilities is employed by Dynegy Operating Company, a non-Debtor Affiliate.

participants/customers,18 DPM, an energy marketer that is a registered NYISO customer and market participant and is authorized to sell energy, capacity and certain ancillary services at market-based rates, provides energy management services to Dynegy Roseton and Dynegy Danskammer.  Among other things, DPM sells the energy generated by the Leased Facilities into the NYISO markets.

The Debtors’ obligations under the Danskammer Lease Documents and the Roseton Lease Documents (together, the “Lease Documents”) are significantly burdensome, do not provide economic value to the Debtors’ estates, and will impair the Debtors’ ability to reorganize absent rejection.  Accordingly, the Debtors have determined that the rejection of the Lease Documents is an appropriate exercise of their business judgment.  On the Petition Date, the Debtors filed a Motion Pursuant to Section 365 of the Bankruptcy Code and Bankruptcy Rule 6006 for Entry of an Order Authorizing the Debtors to Reject the Lease Documents [Docket No. 5] (the “Motion to Reject”).  On December 20, 2011, the Bankruptcy Court entered a stipulated order approving the rejection of the Lease Documents [Docket No. 227] (the “Stipulated Rejection Order”), which was thereafter amended, and such amended stipulated order was entered by the Bankruptcy Court on December 28, 2011 [Docket No. 273] (the “Amended Stipulated Rejection Order”).  Further information concerning the Motion to Reject is contained in this Disclosure Statement in the article entitled “The Reorganization Cases.”

E.                                      Events Leading to the Need for Restructuring; the Prepetition Restructurings

A combination of dwindling liquidity due to declining revenues (resulting from lower prices over the past two years) and unprofitable leases at the Roseton Facility and Danskammer Facility have adversely impacted the Company’s financial performance.  Overall, sustained low power prices over the past two years have had a significant adverse impact on the Debtors’ business and continue to negatively impact their projected future liquidity.  Specifically, DH’s annual consolidated revenue peaked in the year ending December 31, 2008 at $3.324 billion, and has since declined to $2.468 billion in the year ending December 31, 2009 and $2.323 billion in the year ending December 31, 2010.  As further illustration of the steep decline in revenue, for the nine month period ending September 30, 2010, DH reported consolidated revenues of $1.872 billion, and for the nine month period ending September 30, 2011, DH reported consolidated revenues of $1.347 billion.

In an attempt to address these issues, Dynegy and its subsidiaries implemented a number of cost-cutting initiatives, including, among other things, in February 2011, eliminating approximately 135 positions across all functional and geographic areas, resulting in an expected annual savings of approximately $50 million.  While helpful, the cost-cutting initiatives were not enough, and as DH’s ratio of secured debt to EBITDA increased, its ability to draw on the revolving credit facility under the Credit Agreement (as defined below) became more problematic.  Further strain on DH’s liquidity came in March as S&P downgraded DH to “CC” and placed it on CreditWatch with negative implications.  Similarly, on March 28, 2011,

18             Each of Dynegy Roseton and Dynegy Danskammer filed new customer applications that are currently pending with NYISO. No action is expected with respect to these applications until after December 1, 2011, although it is unclear what impact the bankruptcy proceedings and rejection of the Danskammer Lease Documents and the Roseton Lease Documents will have on such applications.

Moody’s downgraded DH from “Caa1” to “Caa3”, representing Moody’s fourth downgrade of DH since the beginning of 2009 (when it was rated “B1”).  These downgrades caused various counterparties to demand additional collateral in support of certain of the Debtors’ operational agreements.  The Company uses a significant portion of its capital resources in the form of cash, short-term investments and letters of credit to satisfy counterparty collateral demands.  These counterparty collateral demands reflect the Company’s non-investment grade credit ratings and counterparties’ views of DH’s and its subsidiaries’ financial condition and ability to satisfy their performance obligations, as well as commodity prices and other factors.

Overall, the Company faced a number of difficult circumstances in the spring of 2011.  Dynegy’s entire senior management team had departed.  See “General Information — Dynegy’s Board of Directors.”  In addition, DH faced a potential near-term covenant default under its then-existing senior secured credit facility, which jeopardized the Company’s ability to continue as a going concern, and projected cash losses over the next four years exceeded $1.5 billion, which losses were attributable largely to the unprofitable leases at the Roseton Facility and Danskammer Facility. Further, the Company’s organizational structure impaired value by constraining operational, financial and transactional flexibility and exposed all of the Company’s assets, operations and employees to the risk and costs of bankruptcy if a default occurred under any of DH’s debt instruments.

A great deal of effort was exerted to identify and assess potential alternative courses of action that could be pursued to maximize the Company’s flexibility to address leverage and liquidity issues and to preserve the value of their assets.  No alternative was free from risk and many of the alternatives posed an unacceptable risk of value destruction.  Faced with these difficult circumstances, and without any certain solution to be able to rely on, the Company moved cautiously down a path that involved (i) an operational reorganization of the Company to eliminate the regional organizational structure and instead create separate coal-fired power generation and gas-fueled power generation units, to enhance operational, financial and transactional flexibility; (ii) a refinancing of DH’s senior secured credit facility into a separate facility at each of the coal-fired power generation and gas-fueled power generation units, which removed the risk of an imminent liquidity crisis that could have been caused by a debt default, further promoted flexibility and made it possible to shield substantially all of the Company’s operations from bankruptcy; and (iii) positioned the Company to engage in one or more exchange offers that would provide bondholders with greater security and better terms in exchange for a discount.  Along the way, this plan underwent numerous modifications, however, it was largely implemented in a way that the Plan Proponents believe maximized value and was fair to all entities within the Dynegy enterprise.

One of the primary goals of the Prepetition Restructurings was to facilitate obtaining new financing for Dynegy GasCo and Dynegy CoalCo at a lower cost than otherwise would have been available but for the Prepetition Restructurings.  In connection therewith, the Company’s regional organizational structure was eliminated and separate coal-fired power generation and gas-fueled power generation units were created whereby (i) substantially all of Dynegy’s indirect wholly-owned coal-fired power generation facilities remained with Dynegy Midwest Generation, LLC (“Dynegy CoalCo”), (ii) substantially all of Dynegy’s indirect wholly-owned natural gas-fueled power generation facilities were transferred to Dynegy Power, LLC (“Dynegy GasCo”), and (iii) all of Dynegy’s indirect ownership interests in DNE, the entity that indirectly holds the equity interests in Dynegy Roseton and Dynegy Danskammer, were transferred to DH.  Following such reorganization, Dynegy’s operations were reorganized into three segments:  a gas segment, a coal segment and an “other” segment consisting of the remaining assets, including primarily DNE and the leasehold interests in the facilities owned by Dynegy Roseton and Dynegy Danskammer.

Dynegy GasCo and Dynegy CoalCo were designed to be separately financeable and bankruptcy remote.  This resulted in the credit rating agencies assigning a better credit rating to Dynegy GasCo and, consequently, a lower cost of raising capital to fund the entities’ operations.  On August 5, 2011, Dynegy GasCo and its parent Dynegy Gas Investments Holdings, LLC, each a non-Debtor subsidiary of DH, entered into a $1.1 billion, five-year senior secured term loan facility (as further described below, the “GasCo Credit Facility”).  The same day, Dynegy CoalCo and its parent Dynegy Coal Investments Holdings, LLC, each a non-Debtor subsidiary of DH, entered into a $600 million, five-year senior secured term loan facility (as further described below, the “CoalCo Credit Facility” and together with the GasCo Credit Facility, the “New Credit Facilities”).  Proceeds from these New Credit Facilities were used, among other things, to (a) repay an intercompany obligation of a Dynegy GasCo subsidiary to DH, which ultimately enabled DH to repay its outstanding indebtedness under DH’s existing senior secured credit agreement (the “Credit Agreement”), and (b) fund additional cash to the balance sheets of Dynegy GasCo and Dynegy CoalCo to be used for general working capital and general corporate purposes.  Refinancing Dynegy’s Credit Agreement into the separate CoalCo Credit Facility and GasCo Credit Facility removed the risk of an imminent liquidity crisis that could have resulted from a debt default under the Credit Agreement, promoted flexibility and made it possible to shield substantially all of Dynegy’s operations from bankruptcy.

On September 1, 2011, Dynegy and DGIN entered into a Membership Interest Purchase Agreement whereby DGIN sold 100% of the outstanding membership interests of Dynegy Coal Holdco, LLC, a Delaware limited liability company and wholly owned subsidiary of DGIN, to Dynegy. In exchange for Dynegy Coal Holdco, LLC, Dynegy issued an undertaking to make certain specified payments over time which coincide in timing and amount to the payments of principal and interest that DH is obligated to make under a portion of certain of its Senior Notes (the “Undertaking Agreement”). The Undertaking Agreement does not provide any rights or obligations with respect to any outstanding DH notes or debentures, including the notes and debentures due in 2019 and 2026. To ensure that fair value was provided for the transfer of Dynegy Coal Holdco, the Undertaking Agreement contains a purchase price adjustment mechanism, pursuant to which, in the event of a dispute within two years of the date of the Undertaking Agreement as to the equity value of Dynegy Coal Holdco, upon written notice of such valuation dispute by either DGIN or Dynegy, such equity value is to be determined by final arbitration.  In connection with any such arbitration, in the event the final equity value of Dynegy Coal Holdco, LLC is determined by the arbitrator to be greater than $1.25 billion, Dynegy would be required to provide DGIN with consideration equal to the difference in value, and if determined by the arbitrator to be less than $1.25 billion, DGIN would be required to provide Dynegy with the difference in value.

DGIN assigned its right to receive payments under the Undertaking Agreement to DH in exchange for a promissory note (the “DH Note”) in the amount of $1.25 billion that matures in 2027 (the “Assignment”). The DH Note bears annual interest at a rate of 4.24%, which will be payable upon maturity. As a condition to Dynegy’s consent to the Assignment, the Undertaking Agreement including, among other things, the purchase price adjustment mechanism, was amended and restated to be between DH and Dynegy and to provide for the reduction of Dynegy’s obligations if the outstanding principal amount of the Senior Notes decreased as a result of any exchange offer, tender offer or other purchase or repayment by Dynegy or its subsidiaries (other than DH and its subsidiaries, unless Dynegy guarantees the debt securities of DH or such subsidiary in connection with such exchange offer, tender offer or other purchase or repayment); provided that such principal amount is retired, cancelled or otherwise forgiven.

Pursuant to the Undertaking Agreement, Dynegy paid DH approximately $22.5 million on December 1, 2011 and, assuming that DH has not exited chapter 11, is scheduled to make and will be making further payments to DH on, among other dates, April 15, 2012 and June 1, 2012 of approximately $6.7 million and $41.7 million, respectively.

By undertaking these corporate and financial restructuring steps in 2011, DH and its Debtor and non-Debtor affiliated entities were able to, among other things, avoid defaults under their then-current financing arrangements, obtain additional liquidity and flexibility and refinance the obligations outstanding under the Credit Agreement.

DH continued to be burdened with a significant debt load, including approximately $3.5 billion in debt securities, and the unprofitable leases at Dynegy Roseton and Dynegy Danskammer, with respect to which DH also had guaranty obligations.  These liabilities left the Company with substantial financial uncertainty and in need of further restructuring efforts.  In an effort to reduce the outstanding principal amount of DH’s debt obligations and to provide bondholders with greater security and better terms in exchange for a discount, on September 15, 2011, exchange offers were initiated with respect to DH’s outstanding senior notes and debentures as well as its subordinated notes, pursuant to which Dynegy offered to pay a combination of cash and its own new 10% Senior Secured Notes due 2018 in exchange for the tender of up to $1.25 billion of the outstanding notes.  After being extended several times, the exchange offer was terminated on November 3, 2011 as holders of an insufficient amount of outstanding notes had tendered their notes, and the exchange offer was not consummated.  As discussed below, Dynegy therefore engaged in extensive discussions with certain holders of the Prepetition Notes with respect to a potential consensual restructuring.  See “General Information — Restructuring Support Agreement.”

As discussed below, several state court actions were brought against DH and certain of its non-debtor affiliates relating to the Prepetition Restructurings.  Among other things, plaintiffs in two such actions, brought in Delaware and New York, sought injunctive relief to attempt to prevent the August Prepetition Restructurings.  Their request was denied, however, by the Delaware court, after the court found that the plaintiffs did not establish a reasonable probability of success on the merits of their breach of contract and fraudulent transfer claims (the other action, filed in New York, was stayed in favor of the Delaware action and later discontinued by the New York court).  For a further description of the prepetition litigation, please see the subsection of this disclosure statement below entitled “General Information — Material Prepetition Litigation.”

F.                                      Restructuring Support Agreement

Prior to the Petition Date, Dynegy and DH engaged in extensive discussions related to a potential consensual restructuring with certain holders of DH’s outstanding public bond debt.  After several weeks of active arm’s-length negotiations, DH and Dynegy, in consultation with their advisors, reached an agreement with certain holders of an aggregate in excess of $1.4 billion of the Senior Notes (the “Original Consenting Noteholders”) regarding a framework for a potential consensual restructuring of over $4.0 billion of obligations owed by DH.  The principal terms of the pre-arranged restructuring plan (the “Restructuring”) are evidenced by the Restructuring Support Agreement dated November 7, 2011 among Dynegy, DH and the Original Consenting Noteholders and the restructuring term sheet attached as an exhibit thereto (together, the “Original Noteholder Restructuring Support Agreement”).  A copy of the Original Noteholder Restructuring Support Agreement was attached as an exhibit to the Declaration of Kent R. Stephenson Pursuant to Local Bankruptcy Rule 1007-2 in Support of First Day Motions filed on November 8, 2011 [Docket No. 18].

On December 9, 2011, the Original Noteholder Restructuring Support Agreement was amended, among other things and subject to the terms and conditions contained therein, to extend the deadline for finalizing documentation with respect to the Restructuring from December 7, 2011 until December 14, 2011.  On December 16, 2011, the Original Noteholder Restructuring Support Agreement was further amended to extend the deadline for finalizing documentation with respect to the Restructuring until December 22, 2011.  On December 22, 2011, the parties reached agreement on a finalized Notes Description and Stock Designation.  On December 23, 2011, the finalized Notes Description and Stock Designation were filed with the Bankruptcy Court as Exhibits C and D to the Plan [Docket Nos. 258, 259].

On December 26, 2011, Dynegy, DH and Consenting Noteholders, holding approximately $1.8 billion of the Senior Notes Claims and Subordinated Notes Claims, entered into an Amended and Restated Restructuring Support Agreement (as amended and restated, the “Noteholder Restructuring Support Agreement”), further modifying the Original Noteholder Restructuring Support Agreement.

Pursuant to the Noteholder Restructuring Support Agreement, the Consenting Noteholders agreed, among other things, subject to the terms and conditions contained in the Noteholder Restructuring Support Agreement, to (i) vote their claims under the Senior Notes and Subordinated Notes in favor of the Restructuring and not revoke such vote, (ii) not object to the Restructuring, (iii) not initiate legal proceedings inconsistent with or that would prevent, frustrate or delay the Restructuring, (iv) not solicit, support, formulate, entertain, encourage or engage in discussions or negotiations, or enter into any agreements relating to, any alternative restructuring, and (v) not solicit, encourage, or direct any person or entity, including the indenture trustee under the indenture for the Senior Notes, to undertake any such action.  Additionally, the Consenting Noteholders agreed not to transfer their claims, except to parties who also agree to be bound by the Noteholder Restructuring Support Agreement, subject to certain exceptions. Subject to fiduciary duties, Dynegy and DH agreed to use their reasonable best efforts to (i) support and complete the Restructuring, (ii) take all necessary and appropriate actions in furtherance of the Restructuring and the transactions related thereto, (iii) complete the Restructuring and all transactions related thereto within the time-frames outlined in the

Noteholder Restructuring Support Agreement, (iv) obtain all required governmental, regulatory and/or third-party approvals for the Restructuring and (v) take no actions inconsistent with the Noteholder Restructuring Support Agreement or the confirmation and consummation of the Plan.

The Noteholder Restructuring Support Agreement provides that it may be terminated by DH, Dynegy, or a majority of the Consenting Noteholders if (among other things): (i) the Bankruptcy Court has not entered an order approving the disclosure statement related to the plan by March 15, 2012, (ii) the Bankruptcy Court has not entered an order confirming the plan by June 15, 2012, or (iii) the plan has not become effective by August 1, 2012.  In addition to the termination events described above, a Consenting Noteholder may, in its individual capacity terminate its obligations under the Amended and Restated Support Agreement if (i) any examiner finds that any member of DH’s board of managers was more likely than not (or words of similar import or meaning) to have committed acts of fraud, willful misconduct, breach of fiduciary duty or any other act which would likely make them unable to satisfy the standards set forth in section 1129(a)(5)(A)(ii) of the Bankruptcy Code, (ii) the Bankruptcy Court has not entered an order approving the disclosure statement related to the plan by March 15, 2012, or (iii) any modification is made to any of the Plan Related Documents (as defined in the Noteholder Restructuring Support Agreement) that is inconsistent in any material respect with the Plan Related Documents approved by each Consenting Noteholder as of December 26, 2011.

Pursuant to the Noteholder Restructuring Support Agreement, Dynegy, DH and the Consenting Noteholders agreed that the Plan Related Documents (as defined in the Noteholder Restructuring Support Agreement) may be further modified to provide holders of Subordinated Notes with the option to have their Subordinated Notes reinstated, subject to the existing contractual subordination rights of, inter alia, holders of the Senior Notes, or to have such treatment that is otherwise provided for under the Plan.

G.                                    Material Prepetition Litigation

DH is a defendant, along with certain non-Debtor affiliates, in three cases filed in New York State Supreme Court relating to the Prepetition Restructurings.  These cases are Avenue Investments, L.P., et al. v. Dynegy Inc., et al., Index No. 652599/2011 (New York County, filed Sept. 21, 2011) (the “Avenue Litigation”), The Successor Lease Indenture Trustee, et al. v. Dynegy Inc., et al., Index No. 652642/2011 (New York County, filed Sept. 27, 2011) (the “Lease Indenture Trustee Litigation”), and Resources Capital Management Corp., et al. v. Dynegy Inc., et al., Index No. 653067/11 (New York County, filed Nov. 4, 2011) (the “PSEG Litigation”).  Plaintiffs in these cases challenge DGIN’s transfer of Dynegy Coal Holdco, LLC to Dynegy, alleging, inter alia, that the challenged transfer constituted a fraudulent conveyance under New York law or, in the alternative, an unlawful dividend or distribution from a subsidiary to its parent.  Plaintiffs also assert causes of action for breach of fiduciary duties against the directors of Dynegy and the managers of DH and DGIN, and seek to pierce the corporate veil between Dynegy, DH and DGIN.  The Lease Indenture Trustee plaintiff also asserts breach of contract and quasi-contract claims against defendants for alleged breaches of the Danskammer Lease Guaranty and the Roseton Lease Guaranty (together, the “Lease Guarantees”).  Plaintiffs seek a judgment setting aside and annulling the challenged transfer and related transactions or awarding damages.  Pursuant to a settlement with the PSEG Entities (as discussed below under the heading

The Reorganization Cases), the PSEG Entities agreed to continue the stay with respect to the PSEG Litigation, and upon the Plan becoming effective, dismiss that action with prejudice.

DH was also a defendant in two prior state court actions asserting similar claims.  Roseton OL, LLC & Danskammer OL, LLC v. Dynegy Holdings, Inc., (C.A. No. 6689-VCP) in the Court of Chancery of the State of Delaware and LibertyView Credit Opportunities Fund, L.P. et al. v. Dynegy Holdings, Inc., Index No. 651998/11 (New York County, filed July 21, 2011).  Plaintiffs in the Delaware action, the Danskammer Lease Guaranty Party and the Roseton Lease Guaranty Party (together, the “Lease Guaranty Parties”), sought injunctive relief to prevent the consummation of certain of the Prepetition Restructurings.  Among other things, the plaintiffs to such actions alleged that the proposed transfers of assets by DH’s subsidiaries under the August restructurings (i) breached the successor obligor provision of the Lease Guarantees and (ii) constituted fraudulent transfers under the Delaware Uniform Fraudulent Transfer Act.  The LibertyView case was stayed in favor of the Delaware action.  The Delaware court denied the plaintiffs’ request.  After a careful review of a full record, which included numerous briefs and affidavits, the Delaware Court concluded in a lengthy written opinion, that the plaintiffs to the Delaware action failed to satisfy any of the requisite elements for issuance of an injunction, including, among other things, a finding that the plaintiffs did not establish a reasonable probability of success on the merits of their breach of contract and fraudulent transfer claims.  Both the Court of Chancery and the Delaware Supreme Court then denied the plaintiffs’ requests for interlocutory appeal, with the Delaware Supreme Court explicitly commending the Delaware Chancery Court’s “well-written” opinion.  The plaintiffs then voluntarily dismissed the Delaware action in August 2011.  LibertyView’s case was discontinued by the New York state court on August 19, 2011.  The more recent New York lawsuit by the Lease Guaranty Parties (with Resources Capital Management Corporation as lead plaintiff) asserts many of the same claims which the Delaware court found unlikely to succeed.

On October 31, 2011, DH and its non-Debtor co-defendants filed motions to dismiss the Avenue Investments and Lease Indenture Trustee complaints.  Among other things, the defendants asserted that the complaints failed to state a claim upon which relief could be granted because the plaintiffs are not creditors of the transferor (DGIN) with respect to the asserted fraudulent transfer claims, and the defendants did not breach any agreements with the plaintiffs in engaging in the Prepetition Restructurings.  Pursuant to the Noteholder Restructuring Support Agreement, the Avenue Investments plaintiffs and the defendants entered into a stipulation staying that state court litigation while the Noteholder Restructuring Support Agreement is in force.

On November 21, 2011, the parties to the Lease Indenture Trustee action filed a stipulation to stay that action unless and until the court rules that the automatic stay does not apply during the pendency of these Chapter 11 Cases.  Also on November 21, 2011, the defendants filed a Notice of Filing of Bankruptcy Petition and of the Automatic Stay in the three cases recently filed in New York State Supreme Court to alert interested parties to the existence of these Chapter 11 Cases and the applicability of the automatic stay.  By orders dated January 25, 2012, January 30, 2012, and February 29, 2012 the Court ordered that the Avenue Litigation, the Lease Indenture Trustee Litigation, and the PSEG Litigation are stayed, and ordered the parties to notify the Court in writing by January 23, 2013 regarding the status of the stay.

H.                                    Prepetition Indebtedness and Lease Obligations

1.                                      New Credit Facilities

a.                                       GasCo Credit Facility

As part of the Prepetition Restructurings described above, on August 5, 2011, Dynegy GasCo and DGIN entered into the GasCo Credit Facility.  The GasCo Credit Facility is a five-year senior secured term loan facility with an aggregate principal amount of $1.1 billion.  Amounts borrowed under the GasCo Credit Facility that are repaid or prepaid may not be re-borrowed.  The GasCo Credit Facility will mature on August 5, 2016 and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00 percent of the original principal amount of the GasCo Credit Facility with the balance payable on the fifth anniversary of the closing date.

All obligations of Dynegy GasCo under (i) the GasCo Credit Facility (the “GasCo Borrower Obligations”) and (ii) at the election of Dynegy GasCo, (a) cash management arrangements and (b) interest rate protection, commodity trading or hedging or other permitted hedging or swap arrangements (the “Hedging/Cash Management Arrangements”) are unconditionally guaranteed jointly and severally on a senior secured basis (the “GasCo Guarantees”) by each existing and subsequently acquired or organized direct or indirect material domestic subsidiary of Dynegy GasCo (the “GasCo Guarantors “), in each case, as otherwise permitted by applicable law, regulation and contractual provision and to the extent such guarantee would not result in adverse tax consequences as reasonably determined by Dynegy GasCo.  None of Dynegy GasCo’s parent companies is obligated to repay the GasCo Borrower Obligations.

The GasCo Borrower Obligations, the GasCo Guarantees and any Hedging/Cash Management Arrangements so elected by Dynegy GasCo are secured by first priority liens on and security interests in 100 percent of the capital stock of Dynegy GasCo (as discussed below) and substantially all of the present and after-acquired assets of Dynegy GasCo and each GasCo Guarantor (collectively, the “GasCo Collateral”).  Accordingly, such assets are only available for the creditors of Dynegy Gas Investments Holdings, LLC and its subsidiaries.

The GasCo Credit Facility bears interest, at Dynegy GasCo’s option, at either (i) 7.75% per annum plus LIBOR, subject to a LIBOR floor of 1.50% with respect to any Eurodollar Term Loan or (ii) 6.75% per annum plus the Alternate Base Rate with respect to any ABR Term Loan.  Dynegy GasCo may elect from time to time to convert all or a portion of the Term Loan from any ABR Borrowing into a Eurodollar Borrowing or vice versa.  With certain exceptions, the GasCo Credit Facility is non-callable for the first two years and is subject to a prepayment premium.  The GasCo Credit Facility contains certain mandatory prepayment provisions.  The GasCo Credit Facility also contains customary events of default and affirmative and negative covenants including, subject to certain specified exceptions, limitations on amendments to constitutive documents, liens, capital expenditures, acquisitions, subsidiaries and joint ventures, investments, the incurrence of debt, fundamental changes, asset sales, sale-leaseback transactions, hedging arrangements, restricted payments, changes in nature of business, transactions with affiliates, burdensome agreements, amendments of debt and other material agreements, accounting changes, prepayment of indebtedness or repurchases of equity interests and change of control.

The GasCo Credit Facility permits distributions of up to $135 million per year provided the distributing entity has, as of the date of the distribution, at least $50 million of liquidity and no default or event of default has occurred and is continuing or would result from such distribution.

b.                                      CoalCo Credit Facility

As part of the Prepetition Restructurings described above, on August 5, 2011, Dynegy CoalCo and Dynegy Coal Investments Holdings, LLC entered into the CoalCo Credit Facility.  The CoalCo Credit Facility is a senior secured term loan facility with an aggregate principal amount of $600 million.  Amounts borrowed under the CoalCo Credit Facility that are repaid or prepaid may not be re-borrowed.  The CoalCo Credit Facility will mature on August 5, 2016 and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00 percent of the original principal amount of the CoalCo Credit Facility with the balance payable on the fifth anniversary of the closing date.

All obligations of Dynegy CoalCo under (i) the CoalCo Credit Facility (the “CoalCo Borrower Obligations”) and (ii) at the election of Dynegy CoalCo, Hedging/Cash Management Arrangements are unconditionally guaranteed jointly and severally on a senior secured basis (the “CoalCo Guarantees”) by each existing and subsequently acquired or organized direct or indirect material domestic subsidiary of Dynegy CoalCo (the “CoalCo Guarantors”), in each case, as otherwise permitted by applicable law, regulation and contractual provision and to the extent such guarantee would not result in adverse tax consequences as reasonably determined by Dynegy CoalCo.  None of Dynegy CoalCo’s immediate or ultimate parent companies is obligated to repay the CoalCo Borrower Obligations.  The CoalCo Borrower Obligations, the CoalCo Guarantees and any Hedging/Cash Management Arrangements so elected by Dynegy CoalCo are secured by first priority liens on and security interests in 100 percent of the capital stock of Dynegy CoalCo and substantially all of the present and after-acquired assets of Dynegy CoalCo and each CoalCo Guarantor.  Accordingly, such assets are only available for the creditors of Dynegy CoalCo Investments Holdings, LLC and its subsidiaries.

The CoalCo Credit Facility bears interest, at Dynegy CoalCo’s option, at either (i) 7.75% per annum plus LIBOR, subject to a LIBOR floor of 1.50% with respect to any Eurodollar Term Loan or (ii) 6.75% per annum plus the Alternate Base Rate with respect to any ABR Term Loan.  Dynegy CoalCo may elect from time to time to convert all or a portion of the Term Loan from any ABR Borrowing into a Eurodollar Borrowing or vice versa.  With certain exceptions, the CoalCo Credit Facility is non-callable for the first two years and is subject to a prepayment premium.  The CoalCo Credit Facility contains certain mandatory prepayment provisions.  The CoalCo Credit Facility also contains customary events of default and affirmative and negative covenants including, subject to certain specified exceptions, limitations on amendments to constitutive documents, liens, capital expenditures, acquisitions, subsidiaries and joint ventures, investments, the incurrence of debt, fundamental changes, asset sales, sale-leaseback transactions, hedging arrangements, restricted payments, changes in nature of business, transactions with affiliates, burdensome agreements, amendments of debt and other material agreements, accounting changes, prepayment of indebtedness or repurchases of equity interests and change of control (which would be triggered upon an exercise of the pledge of the membership interests of Dynegy Coal Holdco, LLC).

The CoalCo Credit Facility limits distributions to $90 million per year provided the distributing entity has, as of the date of the distribution, at least $50 million of liquidity and no default or event of default has occurred and is continuing or would result from such distribution.

2.                                      DH Note

As further described below, on September 1, 2011, DH issued the DH Note in the principal amount of $1.25 billion to DGIN in exchange for the transfer by DGIN to DH of DGIN’s rights to receive the payment stream from Dynegy pursuant to the Undertaking Agreement.  The DH Note bears annual interest at a rate of 4.24%, payable upon the maturity date, September 1, 2027.

3.                                      Cash Collateralized Letter of Credit Facility

On August 5, 2011, DH and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse Cayman”), entered into a Letter of Credit Reimbursement and Collateral Agreement, dated as of August 5, 2011 (the “Letter of Credit Agreement”), for a $26,217,318 cash collateralized Letter of Credit Facility under which Credit Suisse Cayman would maintain five then-existing letters of credit (one of which expired on October 28, 2011) (the “Letter of Credit Facility”).  The letters of credit under the Letter of Credit Facility are issued (i) to various New York state regulatory agencies for certain environmental liabilities related to Dynegy Danskammer and (ii) to backstop certain obligations under the Debtors’ workers compensation insurance programs, as well as various surety bonds posted in connection with litigation matters.  The Letter of Credit Facility is collateralized by an account maintained by Bank of New York Mellon holding the sum of $27,005,346.81, which amount may be withdrawn only in accordance with the Letter of Credit Agreement.

4.                                      Credit Agreement

On April 2, 2007, DH, Dynegy (as guarantor), and certain of their direct and indirect subsidiaries (as guarantors) entered into a Fifth Amended and Restated Credit Agreement.  Under the Credit Agreement, DH had access to a $1.15 billion revolving credit facility, an $850 million term letter of credit facility, and a $70 million senior secured term loan facility.  The obligations under the Credit Agreement were secured by substantially all of the assets of DH.  The obligations under the Credit Agreement were guaranteed by Dynegy and by certain of its direct and indirect subsidiaries, and secured by substantially all of the assets of the guarantors.  As set forth above, DH repaid all obligations under the Credit Agreement in August 2011.

5.                                      Unsecured Debt

DH is obligated under seven (7) different series of notes, debentures, and subordinated capital income securities in the outstanding aggregate principal amount of $3,570.3 million.

a.                                       Senior Unsecured Notes/Debentures

DH has, from time to time, issued various series of senior unsecured notes under the Indenture dated September 26, 1996, as amended and restated as of March 23, 1998, as amended and restated as of March 14, 2001, and under the First through Sixth Supplemental Indentures thereto, between DH and Wilmington Trust Company (as successor to JP Morgan Chase Bank, N.A., successor to Bank One Trust Company, National Association) (the “Senior Notes Indenture”).  The following series of notes issued under the Senior Notes Indenture are outstanding:

•                                          8.75% senior unsecured notes in the outstanding aggregate principal amount of $88.5 million, due February 15, 2012;

•                                          7.5% senior unsecured notes in the outstanding aggregate principal amount of $785 million, due June 1, 2015;

•                                          8.375% senior unsecured notes in the outstanding aggregate principal amount of $1,046.8 million, due May 1, 2016;

•                                          7.125% senior debentures in the outstanding aggregate principal amount of $175 million due May 15, 2018;

•                                          7.75% senior unsecured notes in the outstanding aggregate principal amount of $1,100 million, due June 1, 2019; and

•                                          7.625% senior debentures in the outstanding aggregate principal amount of $175 million due October 15, 2026.

b.                                      Subordinated Debentures

In May 1997, NGC Corporation Capital Trust I (the “NGC Trust”) issued, through a Rule 144A offering to qualified institutional buyers, $200 million aggregate liquidation amount of Series A 8.316 % Subordinated Capital Income Securities due 2027 (the “Series A SKIS”) representing preferred undivided beneficial interests in the assets of the NGC Trust.  The NGC Trust invested the proceeds from the issuance of the Series A SKIS in an equivalent amount of DH’s Series A 8.316 % Deferrable Interest Debentures due 2027 (the “Series A Subordinated Notes”).  In October 1997, Series B 8.316% Subordinated Capital Income Securities due 2027 (the “NGC Trust Capital Income Securities”) were exchanged for the outstanding Series A SKIS, and Series B 8.316 % Deferrable Interest Debentures due 2027 (the “Subordinated Notes”) were exchanged for the Series A Subordinated Notes.  The sole assets of the NGC Trust are the Subordinated Notes.  Subordinated Notes in the aggregate principal amount of $200 million remain outstanding and represent DH’s unsecured obligations that rank subordinate and junior in right of payment to all of DH’s senior indebtedness to the extent and in the manner set forth in the Subordinated Notes Indenture. DH has irrevocably and unconditionally guaranteed, on a subordinated basis, payment for the benefit of the holders of the NGC Trust Capital Income Securities the obligations of the NGC Trust to the extent the NGC Trust does not have funds legally available for distribution to the holders of the NGC Trust Capital Income Securities.

6.                                      Bilateral Contingent Letter of Credit Facility

On May 21, 2010, DH executed a $150 million bilateral contingent letter of credit facility with Morgan Stanley Capital Group Inc. to provide DH access to liquidity to support collateral posting requirements.  Availability under the facility is tied to increases in 2012 forward spark spreads and power prices.  The facility matures on December 31, 2012.  A facility fee accrues on the unutilized portion of the facility at an annual rate of 0.6% and letter of credit availability fees accrue at an annual rate of 7.25%.  There are currently no amounts available or outstanding under the facility.

7.                                      Lease Obligations

On or about May 8, 2001 (the “Closing Date”), Debtors Dynegy Roseton and Dynegy Danskammer (together, the “Debtor Lessees”) each entered into a sale-and-leaseback transaction pertaining to, respectively, the Roseton Facility and the Danskammer Facility.

On the Closing Date, the Owner Lessors purchased the Roseton Facility and the Danskammer Facility from Dynegy Roseton and Dynegy Danskammer, respectively, and, in each case, entered into contractual arrangements which gave them certain rights to use certain related common facilities located at the sites of the respective Leased Facilities.  The Owner Lessors are subsidiaries of Resources Capital Management Corporation (the “Equity Investor” or “RCM”), a third party investor and a wholly-owned subsidiary of PSEG Resources Inc. (which is an indirect subsidiary of PSEG, a company engaged in various aspects of the electric power business) (together with the Equity Investor, the Owner Lessors, Roseton OP LLC, as Owner Participant, and Danskammer OP LLC, as Owner Participant, the “PSEG Entities”).

The purchase price of the Danskammer Facility was approximately $300 million.  The purchase price of the Roseton Facility was approximately $620 million.  To fund their purchases of the respective Leased Facilities from Dynegy Danskammer and Dynegy Roseton, the Owner Lessors used $138 million in equity funding from certain of the PSEG Entities, and financed the remaining $800 million of the purchase price and the related transaction expenses through a private offering of pass-through trust certificates (the “Pass-Through Trust Certificates”), which were sold to qualified institutional buyers (the “Pass-Through Certificate Holders”).  The proceeds thereof were then used to purchase notes from the Owner Lessors (the “Lessor Notes”), which are held for the benefit of the Pass-Through Certificate Holders by U.S. Bank National Association, in its capacity as Successor Lease Indenture Trustee (the “Lease Indenture Trustee”) under the Indentures of Trust, Mortgage, Assignment of Leases and Rents and Security Agreement related to each Facility (the “Lease Indentures”).

Also on the Closing Date, each of the Owner Lessors simultaneously leased each Facility to the respective Debtor Lessee pursuant to the Danskammer Facility Lease and Roseton Facility Lease (collectively, the “Facility Leases”).  Absent early termination, the Danskammer Facility Lease expires on May 8, 2031, and the Roseton Facility Lease expires on February 8, 2035.

Under the Facility Leases, rent is paid in semi-annual payments.  These lease payments under the Facility Leases are used by the Owner Lessors to pay principal and interest on the Lessor Notes with excess amounts available for distribution to the Equity Investor.  The Lessor

Notes are secured by, among other things, an assignment of the Facility Leases and a mortgage on the underlying Leased Facilities.  Payments made in respect of the Lessor Notes are distributed to the Pass-Through Certificate Holders under the terms of the Pass-Through Trust Agreement pursuant to which the Pass-Through Certificates were issued.

As of the Petition Date, the future lease payments are (i) $691,030,741.42 in the aggregate due from November 8, 2011 through the lease expiration for the Roseton Facility and (ii) $102,991,141.25 in the aggregate due from November 8, 2011 through the lease expiration for the Danskammer Facility.  DH has guaranteed the Debtor Lessees’ payment and performance obligations under their respective leases on a senior unsecured basis.  Dynegy Roseton and Dynegy Danskammer have no demand rights to purchase the Leased Facilities at the end of their respective lease terms.  However, under certain circumstances, Dynegy Roseton and Dynegy Danskammer have a right of first refusal and right of first offer on the Leased Facilities.

As the Lease Documents are significantly burdensome, provide no economic value to the Debtors’ estates and will impair the Debtors’ ability to reorganize absent rejection, the Debtors have determined that the rejection of the Lease Documents is an appropriate exercise of their business judgment.  Accordingly, on the Petition Date, the Debtors filed the Motion to Reject.  On December 20, 2011, the Bankruptcy Court entered a stipulated order approving the rejection of the Lease Documents [Docket No. 227], which was thereafter amended, and such amended stipulated order was entered by the Bankruptcy Court on December 28, 2011 [Docket No. 273].  Further information concerning the Motion to Reject is contained in this Disclosure Statement in the article entitled “The Reorganization Cases.”

I.                                         Intercompany Receivable

As set forth in the Current Report on Form 8-K filed by Dynegy with the SEC on February 3, 2012 (the “February 3, 2012 8-K”), on January 30, 2012, Dynegy’s management concluded that under applicable accounting standards, Dynegy no longer had a controlling financial interest in DH and its consolidated subsidiaries as of November 7, 2011, the date of the filing of the Chapter 11 Cases.  Therefore, Dynegy’s consolidated financial statements will reflect the deconsolidation of DH and its consolidated subsidiaries as of the Petition Date.  As also set forth in the February 3, 2012 8-K, the deconsolidation of DH and its consolidated subsidiaries is considered a disposition of assets by Dynegy requiring the presentation of certain pro forma financial information, which pro forma financial information was filed as an exhibit to the February 3, 2012 8-K.  Such pro forma financial information reflects, among other things, $737 million for an affiliate receivable balance that has been recorded and adjusted over time and held by DH from Dynegy.  Historically, the affiliate receivable has been classified within equity by DH as there are no defined payment terms, it is not evidenced by any promissory note, and there was never an intent for payment to occur.  Upon deconsolidation of DH, the amount no longer eliminates in the consolidation process and, for accounting purpose, the amount has been reclassified to reflect the amount as a payable to an affiliate.19   The Plan

19                                      As set forth in the February 3, 2012 8-K, Dynegy’s management believes that control over DH and its consolidated subsidiaries will likely revert to Dynegy upon emergence from bankruptcy, and as a result Dynegy will re-consolidate its investment in DH and its wholly-owned subsidiaries at such time.  Dynegy’s analysis and accounting conclusions were based on the applicable facts and circumstances applying accounting guidance and did not, and do not, represent legal conclusions.

Proponents do not know of any reason why such affiliate receivable balance would give rise to a right of repayment, given that there was no intention to create an obligation of repayment when it was booked, and know of no reason why the change in accounting treatment as mandated by the deconsolidation of DH from Dynegy would change the rights of the parties.

The Creditors’ Committee contends that, in its view, based on, among other things, the Debtors’ and Dynegy’s public filings, DH may possess a cause of action against Dynegy for payment of the Intercompany Receivable.  By letter dated February 29, 2012, the Creditors’ Committee made demand on DH to pursue a cause of action against Dynegy for payment of the Intercompany Receivable or, alternatively, requesting that DH agree that the Creditors’ Committee may commence and prosecute such action (the “Demand Letter”).  The Creditors’ Committee contends that if DH declines to pursue such action, the Creditors’ Committee will seek standing from the Bankruptcy Court to bring an action on behalf of DH’s estate.  For more information on the Creditors’ Committee’s views with regard to this cause of action, the Creditors’ Committee would refer parties to Dynegy’s annual report on form 10-K for the years ended December 31, 2007, 2008, 2009 and 2010, as well as the quarterly report for the quarter ended September 30, 2011.  For the reasons stated above, DH does not believe that a valid and enforceable right of payment of the Intercompany Receivable exists and, accordingly, DH believes that it would be a waste of valuable estate resources to pursue litigation seeking repayment of the Intercompany Receivable.  Accordingly, DH intends to formally respond to, and dispute, the Demand Letter and oppose any effort by the Creditors’ Committee to seek standing to bring an action on behalf of DH’s estate.

J.                                      The Debtors’ Employees

The Debtors employ approximately 152 full-time employees, of whom approximately 126 are represented by Local Union 320 of the International Brotherhood of Electrical Workers, AFL-CIO.  DNE and Local Union 320 are parties to a collective bargaining agreement, effective February 1, 2008, with an original expiration date of January 31, 2012.  On January 31, 2012, DNE and Local Union 320 reached a tentative agreement, subject only to ratification by the union rank and file, to extend this collective bargaining agreement through October 31, 2012, or earlier, if terminated by DNE upon sixty days’ written notice to the Union provided on or after the date upon which DNE obtains regulatory approval to cease to be the operator of the Danskammer and Roseton power generating facilities.  In that event, the collective bargaining agreement will expire upon the end of that sixty-day notification period or the date on which DNE ceases to operate the facilities, whichever occurs later.  DNE was informed on February 7, 2012 that the Union rank and file voted to ratify the collective bargaining agreement extension, which is now in effect.  The remaining employees, outside the approximately 126 represented by Local Union 320 and covered by the collective bargaining agreement, are not represented by a union and are predominantly administrative and managerial employees.  All of these employees are employed in connection with the operation of the Danskammer and Roseton power generation facilities, and all but one are employees of DNE.20

K.                                    Dynegy’s Board of Directors21

In 2010, the following individuals served on Dynegy’s Board of Directors: (i) David W. Biegler, (ii) Thomas D. Clark, Jr., (iii) Victor E. Grijalva, (iv) George L. Mazanec, (v) Howard B. Sheppard, (vi) William L. Trubeck, (vii) Patricia A. Hammick, and (viii) Bruce A. Williamson.  Mr. Williamson resigned as a director and Chairman effective February 21, 2011, and Ms. Hammick, who served as Dynegy’s lead director until Mr. Williamson’s resignation from the Board, was then appointed Chairman.  Also on February 21, 2011, Mr. Biegler, Mr. Grijalva, Ms. Hammick, Mr. Sheppard and Mr. Trubeck each informed Dynegy that they did not intend to stand for reelection as a director at the 2011 annual meeting of stockholders.   On March 8, 2011, the Board elected Thomas W. Elward, E. Hunter Harrison, Vincent J. Intrieri and Samuel Merksamer as directors, and such individuals were the initial members of the Finance and Restructuring Committee designated to direct Dynegy’s restructuring process.  On May 4, 2011, Michael J. Embler was elected to the Board of Directors and at that time was elected to serve on the Finance and Restructuring Committee.

On June 15, 2011, a new Board of Directors for Dynegy was elected at the 2011 annual meeting of stockholders.  The members of this new Board of Directors included the following individuals: (i) Thomas W. Elward, (ii) Michael J. Embler, (iii) Robert C. Flexon, (iv) E. Hunter Harrison, (v) Vincent J. Intrieri, (vi) Samuel Merksamer and (vii) Felix Pardo.  On December 1, 2011, Mr. Harrison announced that he was resigning as interim Chairman of the Board and as a director effective December 16, 201122 and Mr. Elward was named the non-executive Chairman of the Board effective December 16, 2011.23

Below is a brief biography of each of the individuals who serve on the current Board of Directors for Dynegy.

20                                      As noted above, one employee, the Managing Director of Plant Operations at the Danskammer and Roseton facilities is employed by Dynegy Operating Company, a non-Debtor Affiliate.

21                                      Information regarding the Board and Officers set forth herein includes Dynegy because, as discussed herein and in the Plan, DH will be merged into Legacy DH, with Legacy DH as the surviving entity; the equity interests in Legacy DH will be transferred to the Plan Trust which will be administered by the Plan Trust Administrator.  Prior to such transfer, substantially all the assets of Legacy DH will be transferred to New DH.  The disclosure herein is made in accordance with section 1129(a)(5) of the Bankruptcy Code.

22                                      Given Mr. Harrison’s positions at Dynegy during the period in which the Prepetition Restructurings were heavily considered and consummated, the Creditors’ Committee believes that his resignation is material information that should be taken into account by creditors in voting on the Plan.  The Plan Proponents are unaware of any fact or circumstance surrounding Mr. Harrison’s withdrawal from the Board of Directors that would bear on the decision of creditors to vote to accept or reject the Plan.

23                                      For more information regarding any individuals who previously served on Dynegy’s Board of Directors, please see the Definitive Proxy Statement on Schedule 14A of Dynegy filed with the SEC on April 29, 2011, which has been incorporated herein by reference.

Thomas W. Elward.  Mr. Elward served as President and Chief Operating Officer of CMS Enterprises from March 2003 to July 2008.  Mr. Elward previously served in various roles with CMS Generation, a subsidiary of CMS Enterprises, including President and Chief Executive Officer from January 2002 to July 2008; Senior Vice President — Operations and Asset Management from July 1998 to December 2001; and Vice President — Operations from March 1990 to June 1998.  Prior to CMS Enterprises, he held roles of increasing responsibility at Consumers Power, advancing to the position of Plant Manager.  He has served as a Dynegy director since 2011.  On December 1, 2011, Mr. Elward was named the non-executive Chairman of the Board effective December 16, 2011.

Michael J. Embler.  Mr. Embler formerly served as the Chief Investment Officer of Franklin Mutual Advisers LLC, an asset management subsidiary of Franklin Resources, Inc. from 2005 to 2009.  Mr. Embler joined Franklin Mutual Advisers in 2001 and, prior to becoming Chief Investment Officer, served as head of its Distressed Investment Group.  From 1992 until 2001, he worked at Nomura Holdings America, where he served as Managing Director managing a team investing in a proprietary fund focused on distressed and other event-driven corporate investments.  Mr. Embler currently serves on the Board of Directors of CIT Group, Inc., AboveNet, Inc. and Corlears School.  He has served as a Dynegy director since 2011.

Robert C. Flexon.  Mr. Flexon serves as President and Chief Executive Officer of Dynegy.  Prior to joining the Company, he served as the Chief Financial Officer of UGI Corporation, a distributor and marketer of energy products and related services from February to June 2011.  He was the Chief Executive Officer of Foster Wheeler AG from June 2010 until October 2010 and the President and Chief Executive Officer of Foster Wheeler USA from November 2009 until May 2010.  Prior to joining Foster Wheeler, Mr. Flexon was Executive Vice President and Chief Financial Officer of NRG Energy, Inc. (“NRG Energy”) from February 2009 until November 2009.  He previously served as Executive Vice President and Chief Operating Officer of NRG Energy from March 2008 until February 2009 and as its Executive Vice President and Chief Financial Officer from 2004 to 2008.  Prior to joining NRG Energy, Mr. Flexon held various key executive positions with Hercules, Inc. and Atlantic Richfield Company.  Mr. Flexon served on the board of directors of Foster Wheeler from 2006 until 2009 and from May 2010 until October 2010.  He has served as a Dynegy director since 2011.

Vincent J. Intrieri.  Mr. Intrieri has been a Senior Managing Director of Icahn Capital LP since November 2004.  Since January 2005, Mr. Intrieri has been Senior Managing Director of Icahn Associates Corp. and High River Limited Partnership.  Mr. Intrieri has been a director since July 2006 of Icahn Enterprises G.P. Inc.  From April 2005 through September 2008, Mr. Intrieri was the President and Chief Executive Officer of Philip Services Corporation.  Since December 2007, Mr. Intrieri has been the Chairman of the Board and a director of PSC Metal, Inc.  From August 2005 to June 2011, Mr. Intrieri served as a director of American Railcar Industries, Inc. (“ARI”).  From March 2005 to December 2005, Mr. Intrieri was a Senior Vice President, Treasurer and Secretary of ARI.  From April 2003 to June 2011, Mr. Intrieri served as Chairman of the Board and a director of Viskase Companies, Inc.  From November 2006 to November 2008, Mr. Intrieri served on the Board of Lear Corporation.  From August 2008 to September 2009, Mr. Intrieri was a director of WCI Communities, Inc.  Mr. Intrieri also serves on the boards of the following companies: National Energy Group, Inc., XO Holdings, Inc., WestPoint International Inc. and Federal-Mogul Corporation.  With respect to each company mentioned above, Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities.  Mr. Intrieri was a certified public accountant.  He has served as a Dynegy director since 2011.

Samuel Merksamer.  Mr. Merksamer has served as an investment analyst at Icahn Capital LP, a subsidiary of Icahn Enterprises L.P., since May 2008.  Mr. Merksamer is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital.  Mr. Merksamer serves as a director of Viskase Companies, Inc., PSC Metals Inc. and Federal-Mogul Corporation.  Viskase Companies, PSC Metals and Federal-Mogul are each, directly or indirectly, controlled by Carl C. Icahn.  From 2003 until 2008, Mr. Merksamer was an analyst at Airlie Opportunity Capital Management, a hedge fund management company, where he focused on high yield and distressed investments.  He has served as a Dynegy director since 2011.

Felix Pardo.  Mr. Pardo served as the Chairman and Chief Executive Officer of Dyckerhoff, Inc., a major U.S. producer of cement, and as the Chairman of its subsidiaries, Lonestar Industries, Inc. and Glens Falls Cement Co., Inc., from July 1998 until his retirement in December 2002.  Prior to joining Dyckerhoff, Mr. Pardo was President and Chief Executive Officer of Ruhr American Coal Corporation from 1992 to 1998, Chairman of Newalta Corporation, a leading Canadian industrial waste management and environmental services company, from 1991 to 1998, and Chief Executive Officer of Newalta during its restructuring in 1991.  Mr. Pardo also served as Executive Vice President of Quorum Funding, a Canadian venture capital firm, during 1991 and 1992.  He was President and Chief Executive Officer of Philip Services, Inc., a waste management, scrap metals and industrial services company, from April 1998 to November 1998.  Mr. Pardo currently serves on the Board of Directors of Synthes, Inc.  He also served as a Director of Philip Services, Inc. from 1994 to 2003, Newalta Corporation from 1991 to 2009, and other public companies, including Western Prospector Group Ltd, Exchange National Bank, Chicago, Invatec (valve distribution), ISG Technologies (medical imaging) and Panaco, Inc. (oil and gas exploration and production).  He has served as a Dynegy director since 2011.

L.                                     Dynegy’s Officers

Set forth below are the names and positions of the current key executive officers of Dynegy, as well as their recent predecessors.  A brief biography of each of the officers is provided immediately following this list.

Name	Position(s)
Robert C. Flexon	President and Chief Executive Officer

Since August 2, 2011

Recent Predecessors:  E. Hunter Harrison, Interim President and Chief Executive Officer (April 9, 2011 — July 10, 2011); David W. Biegler, Interim President and Chief Executive Officer (March 12, 2011 — April 8, 2011); Bruce A. Williamson,

President (January 1, 2008 - March 11, 2011) and Chief Executive Officer (November 11, 2002 — March 11, 2011)

Carolyn J. Burke	Executive Vice President and Chief Administrative Officer	Since August 30, 2011 Recent Predecessors: J. Kevin Blodgett, Executive Vice President of Administration and General Counsel (November 29, 2005 — February 4, 2011)[24]

Clint C. Freeland	Executive Vice President and Chief Financial Officer

Since August 2, 2011

Recent Predecessors:  Charles C. Cook, Executive Vice President and Interim Chief Financial Officer (March 12, 2011 — June 15, 2011); Holli Nichols, Executive Vice President and Chief Financial Officer (November 29, 2005 - March 11, 2011)

Kevin T. Howell	Executive Vice President and Chief Operating Officer

Since August 2, 2011

Recent Predecessors: Lynn A. Lednicky, Executive Vice President, Asset Management, Development and Regulatory Affairs (January 1, 2008 — August 1, 2011); Lynn A. Lednicky, Executive Vice President, Operations (August 2, 2011 — December 31, 2011)[25]

Catherine B. Callaway	Executive Vice President and General Counsel

Since September 26, 2011

Recent Predecessors:  Kent R. Stephenson, Executive Vice President and General Counsel (March 7, 2011 — September 27, 2011); J. Kevin Blodgett, Executive Vice President of Administration and General Counsel (November 28, 2005 - February 4, 2011)

Carolyn J. Burke.  Ms. Burke serves as Executive Vice President and Chief Administrative Officer with overall responsibility for the corporate functions including Human

24                                      No one was appointed to the position of Executive Vice President and Chief Administrative Officer when Mr. Blodgett left DH in February 2011.  At that time, Mr. Lednicky assumed responsibilities of administration; however, Mr. Lednicky’s title did not change.

25                                      When Mr. Howell joined DH on July 5, 2011 as Executive Vice President and Chief Operating Officer, Mr. Lednicky continued to serve as Executive Vice President of Operations until December 31, 2011.

Resources, Information Technology, Investor Relations and Communications, and Business Services.  Prior to joining the Company in August 2011, Ms. Burke served as Global Controller for J.P. Morgan’s Global Commodities business since March 2008.  She was also NRG Energy’s Vice President and Corporate Controller from September 2006 to March 2008 and Executive Director of Planning and Analysis from April 2004 to September 2006.  Prior to joining NRG Energy, Ms. Burke held various key financial roles at Yale University, the University of Pennsylvania and at Atlantic Richfield Company (now British Petroleum).

Catherine B. Callaway.  Ms. Callaway has served as Executive Vice President and General Counsel since September 2011.  Ms. Callaway is responsible for Dynegy’s legal affairs, including legal services supporting Dynegy’s operational, commercial and corporate areas, as well as ethics and compliance.  In addition, she is immediately involved in the restructuring efforts underway at the Company.  Ms. Callaway served as General Counsel for NRG Gulf Coast and Reliant Energy from August 2011 until September 2011.  She also served as General Counsel for NRG Texas and Reliant Energy from August 2010 to August 2011 and General Counsel for NRG Texas from November 2007 to August 2010.  Prior to joining NRG, Ms. Callaway held various key legal roles at Calpine Corporation, Reliant Energy, The Coastal Corporation and Chevron.

Robert C. Flexon.  Mr. Flexon serves as President and Chief Executive Officer of Dynegy.  Prior to joining the Company in July 2011, he served as the Chief Financial Officer of UGI Corporation, a distributor and marketer of energy products and related services from February to June 2011.  He was the Chief Executive Officer of Foster Wheeler AG from June 2010 until October 2010 and the President and Chief Executive Officer of Foster Wheeler USA from November 2009 until May 2010.  Prior to joining Foster Wheeler, Mr. Flexon was Executive Vice President and Chief Financial Officer of NRG Energy, Inc. from February 2009 until November 2009.  He previously served as Executive Vice President and Chief Operating Officer of NRG Energy from March 2008 until February 2009 and as its Executive Vice President and Chief Financial Officer from 2004 to 2008.  Prior to joining NRG Energy, Mr. Flexon held various key executive positions with Hercules, Inc. and Atlantic Richfield Company.  Mr. Flexon served on the board of directors of Foster Wheeler from 2006 until 2009 and from May 2010 until October 2010.  He has served as a Dynegy director since 2011.

Clint C. Freeland.  Mr. Freeland has served as Executive Vice President and Chief Financial Officer since July 2011.  He served as NRG Energy’s Senior Vice President, Strategy & Financial Structure from February 2009 to June 2011, where he developed a venture capital partnership investment fund to invest in emerging energy company technologies.  He was NRG Energy’s Senior Vice President and Chief Financial Officer from February 2008 to February 2009 and its Vice President and Treasurer from April 2006 to February 2008.  Prior to joining NRG Energy, Mr. Freeland held various key financial roles within the energy sector.

Kevin T. Howell.  Mr. Howell has served as Executive Vice President and Chief Operating Officer since July 2011.  He retired in August 2010 from NRG Energy, where he had served as President of NRG Texas and Reliant Energy since August 2008.  Prior to that, he was NRG Energy’s Executive Vice President and Chief Administrative Officer from January 2008 to August 2008 and Executive Vice President, Commercial Operations from August 2005 to

January 2008.  Before joining NRG Energy, Mr. Howell served in a variety of operating and commercial positions with several domestic and international energy companies.

M.                                  DH’s Board of Members and Officers26

The following individuals serve on the Board of Members for DH: (i) Thomas W. Elward, (ii) Michael J. Embler, (iii) Robert C. Flexon, (iv) Clint C. Freeland, (v) Kevin T. Howell, (vi) Vincent J. Intrieri, and (vii) Samuel Merksamer.

In 2011, the following individuals served on the Board of Directors of Dynegy Holdings, Inc.: (i) J. Kevin Blodgett (November 29, 2005 — February 4, 2011); (ii) Charles C. Cook (March 12, 2011 — June 15, 2011); (iii) Lynn A. Lednicky (January 1, 2008 — August 1, 2011); (iv) Holli C. Nichols (November 29, 2005 — March 11, 2011); and (v) Kent R. Stephenson (February 5, 2011 — August 1, 2011).

Set forth below are the names and positions of the current key executive officers of DH, as well as their recent predecessors.

Name	Position(s)
Robert C. Flexon	President and Chief Executive Officer

Since August 2, 2011

Recent Predecessors:  E. Hunter Harrison, President and Chief Executive Officer (April 9, 2011 — July 10, 2011); David W. Biegler, Chief Executive Officer (March 12, 2011 — April 8, 2011); Bruce A. Williamson, President (January 1, 2008 - March 11, 2011) and Chief Executive Officer (November 11, 2002 — March 11, 2011)

Carolyn J. Burke	Executive Vice President and Chief Administrative Officer	Since August 30, 2011 Recent Predecessors: J. Kevin Blodgett, Executive Vice President of Administration and General Counsel (November 29, 2005 — February 4, 2011)[27]

26                                      DH is the sole member of DGIN, a Delaware limited liability company.  DGIN was formed on August 1, 2011 and (a) the operating managers of DGIN have been and continue to be Robert C. Flexon, Clint C. Freeland and Kevin T. Howell and (b) the independent manager of DGIN has been and continues to be Orlando C. Figueroa.

27                                      No one was appointed to the position of Executive Vice President and Chief Administrative Officer when Mr. Blodgett left DH in February 2011.  At that time, Mr. Lednicky assumed responsibilities of administration; however, Mr. Lednicky’s title did not change.

Clint C. Freeland	Executive Vice President and Chief Financial Officer

Since August 2, 2011

Recent Predecessors:  Charles C. Cook, Executive Vice President and Chief Financial Officer (March 12, 2011 — June 15, 2011); Holli Nichols, Executive Vice President and Chief Financial Officer (November 29, 2005 - March 11, 2011)

Kevin T. Howell	Executive Vice President and Chief Operating Officer

Since August 2, 2011

Recent Predecessors: Lynn A. Lednicky, Executive Vice President, Asset Management, Development and Regulatory Affairs (January 1, 2008 — August 1, 2011); Lynn A. Lednicky, Executive Vice President, Operations (August 2, 2011 — December 31, 2011)[28]

Catherine B. Callaway	Executive Vice President and General Counsel

Since September 26, 2011

Recent Predecessors:  Kent R. Stephenson, Executive Vice President and General Counsel (March 7, 2011 — September 27, 2011); J. Kevin Blodgett, Executive Vice President of Administration and General Counsel (November 28, 2005 - February 4, 2011)

N.                                    Information on the Plan Proponents

THE PLAN PROPONENTS ARE DYNEGY AND DH.  AS DESCRIBED ABOVE, DYNEGY IS A HOLDING COMPANY THAT CONDUCTS SUBSTANTIALLY ALL OF ITS BUSINESS OPERATIONS THROUGH ITS SUBSIDIARIES.  DH IS A DIRECT SUBSIDIARY OF DYNEGY AND A HOLDING COMPANY THAT CONDUCTS SUBSTANTIALLY ALL OF ITS BUSINESS OPERATIONS THROUGH ITS SUBSIDIARIES.  THE PLAN PROPONENTS ARE FURTHER DESCRIBED ABOVE.

28                                      When Mr. Howell joined DH on July 5, 2011 as Executive Vice President and Chief Operating Officer, Mr. Lednicky continued to serve as Executive Vice President of Operations until December 31, 2011.

VII.

SELECTED FINANCIAL INFORMATION

Attached hereto as Exhibit “C” is selected financial information for Dynegy and DH, including (i) Condensed Consolidated Balance Sheets, (ii) Condensed Consolidated Statements of Operations and (iii) Condensed Consolidated Statements of Cash Flows.  The selected financial information attached as Exhibit “C” should be read in conjunction with the financial statements and notes thereto included in the Annual Report of Dynegy and DH on Form 10-K for the year ended December 31, 2010 that was filed on March 8, 2011, which is available at the SEC’s website at http://www.sec.gov and on Dynegy’s website at http://www.dynegy.com/investor_relations/investor_relations.asp.  The quarterly financial statements of (i) Dynegy should be read in conjunction with the financial statements and notes thereto included in the Quarterly Report of Dynegy on Form 10-Q for the quarter ended September 30, 2011 that was filed on November 14, 2011 and (ii) DH should be read in conjunction with the financial statements and notes thereto included in the Quarterly Report of Dynegy and DH on Form 10-Q for the quarter ended June 30, 2011 that was filed on August 8, 2011, each of which is available at the SEC’s website at http://www.sec.gov and on Dynegy’s website at http://dynegy.com/investor_relations/investor_relations.asp.

VIII.

FINANCIAL PROJECTIONS AND ASSUMPTIONS

The projected operating and financial results (the “Projections”) for Dynegy have been prepared on a consolidated forward basis for the four-year period from 2012 through 2015 (the “Projection Period”).  The Projections are attached to this Disclosure Statement as Exhibit “D.”

THE PROJECTIONS HAVE BEEN PREPARED BY DYNEGY’S MANAGEMENT. SUCH PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS (“AICPA”), UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPALS (“U.S. GAAP”), OR THE RULES AND REGULATIONS OF THE SEC.  IN PREPARING THE PROJECTIONS, DYNEGY’S MANAGEMENT RELIED UPON THE ACCURACY AND COMPLETENESS OF FINANCIAL AND OTHER INFORMATION FURNISHED BY THIRD PARTIES, AS WELL AS PUBLICLY-AVAILABLE INFORMATION, AND PORTIONS OF THE INFORMATION CONTAINED IN THE PROJECTIONS MAY BE BASED UPON CERTAIN STATEMENTS, ESTIMATES, ASSUMPTIONS AND FORECASTS PROVIDED BY DYNEGY AND THIRD PARTIES WITH RESPECT TO DYNEGY’S ANTICIPATED FUTURE PERFORMANCE.  DYNEGY’S MANAGEMENT DID NOT ATTEMPT INDEPENDENTLY TO AUDIT OR VERIFY SUCH INFORMATION.  DYNEGY’S MANAGEMENT DID NOT CONDUCT AN INDEPENDENT INVESTIGATION INTO ANY OF THE LEGAL, TAX, OR ACCOUNTING MATTERS AFFECTING THE PROJECTIONS AND, THEREFORE, DOES NOT MAKE ANY REPRESENTATION AS TO THEIR POTENTIAL IMPACT ON DYNEGY FROM A FINANCIAL POINT OF VIEW.  FURTHER, DYNEGY’S INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING ACTUAL

RESULTS AND PROJECTIONS AND, ACCORDINGLY, DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS, AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS.  AS A MATTER OF COURSE, NEITHER DYNEGY, NOR DH, PUBLISH THEIR BUSINESS PLANS AND STRATEGIES OR PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS.  ACCORDINGLY, THE PLAN PROPONENTS DO NOT INTEND, AND DISCLAIM ANY OBLIGATION, TO:  (1) FURNISH UPDATED BUSINESS PLANS OR PROJECTIONS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN DH PRIOR TO THE EFFECTIVE DATE, OR TO HOLDERS OF SECURITIES OF DH OR DYNEGY, OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE; (2) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC; OR (3) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.  HOWEVER, FROM TIME TO TIME, DYNEGY MAY PREPARE UPDATED PROJECTIONS IN CONNECTION WITH PURSUING FINANCING, CREDIT RATINGS AND OTHER PURPOSES.  SUCH PROJECTIONS MAY DIFFER MATERIALLY FROM THE PROJECTIONS PRESENTED IN EXHIBIT “D” TO THIS DISCLOSURE STATEMENT.

THE PROJECTIONS ARE PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING “ADEQUATE INFORMATION” UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS AGAINST DYNEGY HOLDINGS ENTITLED TO VOTE UNDER THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF SECURITIES OF, OR CLAIMS AGAINST OR EQUITY INTERESTS IN, ANY OF THE DEBTORS OR DYNEGY.

THE PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE AND WILL BE BEYOND THE CONTROL OF THE PLAN PROPONENTS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, CURRENCY EXCHANGE RATE FLUCTUATIONS, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENT BODIES, NATURAL DISASTERS AND UNUSUAL WEATHER CONDITIONS AND OTHER MARKET AND COMPETITIVE CONDITIONS.  HOLDERS OF CLAIMS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS ARE AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE.  ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE PLAN PROPONENTS UNDERTAKE NO OBLIGATION TO UPDATE, MODIFY, CLARIFY OR REVISE ANY SUCH STATEMENTS FOR ANY REASON.

THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY DYNEGY’S MANAGEMENT, AT THE TIME WHEN MADE, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE AND WILL BE BEYOND DYNEGY’S CONTROL.  DYNEGY CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE HISTORICAL FINANCIAL INFORMATION OR THE PROJECTIONS OR TO DYNEGY’S ABILITY TO ACHIEVE THE PROJECTED RESULTS.  SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT.  MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER.  DYNEGY DOES NOT INTEND AND DOES NOT UNDERTAKE ANY OBLIGATION WHATSOEVER TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS (OR ANY ASSUMPTIONS, ESTIMATES OR OTHER INFORMATION CONTAINED THEREIN) TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE THIS DISCLOSURE STATEMENT IS INITIALLY FILED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.  THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON FOR ANY OTHER PURPOSE OR RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.  IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS AGAINST DYNEGY HOLDINGS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS.

The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth herein and the historical consolidated financial information of Dynegy and DH reported on Forms 10-K and 10-Q as filed with the SEC, including the notes thereto.  The Projections should also be read in conjunction with the Plan and this Disclosure Statement.

The Projections have been prepared based on the assumption that the Effective Date of the Plan will be June 30, 2012 and assume the successful implementation of the Plan.  Although the Plan Proponents presently intend to cause the Effective Date to occur as soon as is practicable following confirmation of the Plan, there can be no assurance as to when the Effective Date will actually occur given the conditions for the Effective Date to occur pursuant to the terms of the Plan.

The Projections are based on, among other things, the following: (a) current and projected market conditions and (b) confirmation of the Plan.

IX.

VALUATION

Dynegy’s financial advisor Lazard Frères & Co. LLC (“Lazard”) has estimated the value of the Company based on information available as of the date of this Disclosure Statement.  The valuation analysis is attached to this Disclosure Statement as Exhibit “F.”

Lazard has undertaken the valuation analysis to determine the value available for distribution to holders of Allowed Claims and Equity Interests pursuant to the Plan and to analyze the relative recoveries to such holders thereunder. The estimated total value available for distribution to holders of Allowed Claims (the “Enterprise Value”) consists of the estimated value of the Company’s operations based on the Projections through the Projection Period, which Projections are attached hereto as Exhibit “D.”  The Projections were prepared based on a number of assumptions, which are set forth in Exhibit “D,” including that Dynegy and its operating subsidiaries continue to operate throughout the Projection Period with 14 plants in its remaining operating subsidiaries: “CoalCo” and “GasCo”.

The valuation analysis assumes, among other things, that the Effective Date of the Plan occurs on June 30, 2012, and assumes the successful implementation of the Plan.  For more information on the assumptions upon which the valuations are based, see the valuation analysis attached to this Disclosure Statement as Exhibit “F.”  Although the Plan Proponents presently intend to cause the Effective Date to occur as soon as practicable following confirmation of the Plan, there can be no assurance as to when the Effective Date will actually occur given the conditions for the Effective Date to occur pursuant to the terms of the Plan.

THE VALUATION ATTACHED HERETO AS EXHIBIT “F” IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING “ADEQUATE INFORMATION” UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE UNDER THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF SECURITIES OF, OR CLAIMS OR EQUITY INTERESTS IN, THE DEBTORS OR ANY AFFILIATES.

THE VALUATION INFORMATION SET FORTH IN THE VALUATION ANALYSIS ATTACHED HERETO AS EXHIBIT “F” REPRESENTS A HYPOTHETICAL VALUATION OF DYNEGY, WHICH ASSUMES THAT DYNEGY WILL CONTINUE AS AN OPERATING BUSINESS IN ACCORDANCE WITH THE PROJECTIONS SET FORTH IN EXHIBIT “D” HERETO. THE ESTIMATED VALUE SET FORTH IN THE VALUATION ANALYSIS DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF DYNEGY, ITS SECURITIES OR ITS ASSETS, WHICH MAY BE MATERIALLY DIFFERENT THAN THE ESTIMATE SET FORTH IN THE

VALUATION ANALYSIS. ACCORDINGLY, SUCH ESTIMATED VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH ANY SECURITIES OF DYNEGY MAY TRADE AFTER GIVING EFFECT TO THE TRANSACTIONS SET FORTH IN THE PLAN. ANY SUCH PRICES MAY BE MATERIALLY DIFFERENT THAN INDICATED BY THE VALUATION.

X.

THE REORGANIZATION CASES

A.                                    Commencement of the Chapter 11 Cases

On November 7, 2011, DH and each of the other Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and the Chapter 11 Cases were assigned to the Honorable Cecelia G. Morris.

B.                                    First Day Pleadings

1.                                      Joint Administration

In order to expedite the administration of the Chapter 11 Cases and reduce administrative expenses, the Debtors sought the joint administration of the Chapter 11 Cases.  On November 9, 2011, the Bankruptcy Court issued an order directing the joint administration of the Debtors’ Chapter 11 Cases for procedural purposes [Docket No. 32].

2.                                      Case Management

In order to maximize the efficiency and orderly administration of the Chapter 11 Cases, the Debtors sought approval of an order implementing case management procedures.  On November 9, 2011, the Bankruptcy Court entered an order implementing case management procedures that: (a) established requirements for filing and serving notices, motions, applications, declarations, objections, responses, memoranda, briefs, supporting documents and other papers filed in these Chapter 11 Cases; (b) delineated standards for service of notices of hearings and agenda letters; (c) fixed periodic omnibus hearing dates and articulated mandatory guidelines for scheduling hearings and objection deadlines; and (d) limited matters that are required to be heard by the Bankruptcy Court [Docket No. 35].

3.                                      Extension of Deadline for Filing Schedules

Given the size and complexity of the Debtors’ businesses, the number of Debtors and the number of potential creditors of the Debtors, and the numerous burdens imposed by the Debtors’ reorganization efforts, particularly in the early days of these Chapter 11 Cases, the Debtors sought approval of an extension of the deadline for filing their Schedules.  On November 10, 2011, the Bankruptcy Court granted an extension of thirty-one (31) days, for a total of forty-five (45) days from the Petition Date, for the Debtors to file their Schedules [Docket No. 43].  The Debtors filed their Schedules with the Bankruptcy Court on December 22, 2011 [Docket Nos. 241 -245, 247-251].

4.                                      Retention of a Claims and Noticing Agent and Administrative Agent

The Debtors filed applications to employ Epiq as claims and noticing agent and administrative agent in order to expedite the distribution of notices and processing of claims and relieve the Bankruptcy Court’s Clerk’s office of the administrative burden of a potentially overwhelming number of claims.  The Debtors reviewed at least three engagement proposals from Court-approved claims and noticing agents to ensure selection through a competitive process.  The Bankruptcy Court granted the Debtors’ application to employ Epiq as claims and noticing agent on November 15, 2011 [Docket No. 58].  The Bankruptcy Court granted the Debtor’s application to retain Epiq as administrative agent to the Debtors nunc pro tunc to the Petition Date on December 6, 2011 [Docket No. 132].

5.                                      Limitation of Service

The Debtors sought approval of, and the Bankruptcy Court issued on November 15, 2011, an order (i) authorizing the Debtors to prepare a consolidated list of creditors in the format or formats maintained in the ordinary course of business in lieu of submitting a mailing matrix, (ii) authorizing the Debtors to file a consolidated list of their thirty (30) largest unsecured creditors, and (iii) approving the form and manner of notice of the commencement of the Debtors’ Chapter 11 Cases.  [Docket No. 60].  The Debtors have over 1000 creditors, and converting computerized information to a format compatible with creditor matrix requirements would be an exceptionally burdensome task and would greatly increase the risk of error with respect to information already intact on computer systems maintained by the Debtors or their agents.  Additionally, the top twenty (20) creditor lists of several of the Debtors would overlap, and certain other Debtors may have fewer than twenty (20) identifiable unsecured creditors, rendering separate top twenty (20) lists of limited utility.  Further, the Debtors sought authorization to publish notice of the commencement of the Chapter 11 Cases for the benefit of creditors who do not directly receive the notice of the commencement of the Chapter 11 Cases by mail and other creditors and parties in interest of the commencement of the Cases.

6.                                      Business Operations

a.                                       Cash Management

As is typical with most corporate enterprises, the Debtors had in place as of the Petition Date a cash management system for the collection of receipts and the disbursement of funds.  The Debtors use a cash management system that consists of two (2) separate segregated cash management systems, one each for DH and DNE.  The cash management system for DNE is autonomously managed pursuant to the terms of a cash management agreement between DNE and certain of its non-Debtor affiliates; the cash management system for DH is not governed by a written agreement, but the accounts in each system are carefully managed through oversight procedures and controls implemented by Dynegy.  Through their use of the cash management system, the Debtors are able to facilitate cash forecasting and reporting, monitor collections and disbursements of funds, and maintain control over the administration of various bank accounts that are required to effect the collection, disbursement, and movement of cash.  Because it is critical that the Debtors’ cash be managed without interruption and all transfers of funds be coordinated for the efficient and effective operation of the Debtors’ businesses and the power generation facilities during the transition of operations of such facilities, the Debtors sought authority to continue to utilize their cash management systems.  On November 10, 2011, the Bankruptcy Court issued an interim order authorizing the Debtors to continue to use their existing cash management system, bank accounts, and disbursement accounts, provided that any check drawn or issued by the Debtors before the Petition Date may only be honored if specifically authorized by order of the Bankruptcy Court.  The Bankruptcy Court further ordered that the Debtors shall use their best efforts to print “Debtor in Possession” or “DIP” on their business forms immediately following the Petition Date [Docket No. 42].  On January 26, 2012, the Bankruptcy Court entered the final order authorizing (i) continued use of the existing cash management system, (ii) continuation of certain intercompany transactions, and (iii) continued use of the existing bank accounts signed on January 26, 2012 [Docket No. 370].

b.                                      Utility Services

In connection with the operation of their businesses and management of their properties, the Debtors obtain from certain utility companies (the “Utility Providers”) a wide range of utility services (collectively, the “Utility Services”) in the ordinary course of business for, among other things, water, sewer service, electricity, telephone, data services and other similar services.  On November 8, 2011, the Debtors filed a motion for an interim and final order (i) prohibiting utility providers from altering, refusing or discontinuing Utility Services, (ii) deeming Utility Providers adequately assured of future performance, and (iii) establishing procedures for resolving requests for additional adequate assurance of future payment [Docket No. 12].  On November 9, 2011, the Bankruptcy Court issued an interim order [Docket No. 39].  Pursuant to the interim order, within twenty (20) days of the Petition Date, the Debtors were required to deposit a sum equal to fifty percent (50%) of the Debtors’ estimated average monthly cost of Utility Services into an interest bearing, newly-created, segregated account for the purpose of providing each Utility Provider adequate assurance of payment of its post-petition Utility Services to the Debtors.

On November 23, 2011, Central Hudson Gas & Electric Corporation (“Central Hudson”) filed a limited objection noting that the Debtors had underestimated their average monthly utility service expenses and requesting adequate assurance of payment, including by requiring the Debtors to deposit into a segregated deposit account an amount equal to approximately three months of estimated utility service expense that would be owed to for Central Hudson [Docket No. 98].  On December 14, 2011, the Debtors filed with the Bankruptcy Court an agreed upon stipulation in respect of Central Hudson’s request for adequate assurance of payment which they wished to attach and incorporate into the proposed final order [Docket No. 201].  The stipulation provided that the Debtors would deposit $450,000 into a segregated deposit account to be held by Central Hudson subject only to Central Hudson’s post-petition claims.  Additionally, the parties agreed that if, during the pendency of the Chapter 11 Cases, the Debtors were to incur daily and/or cumulative penalties or overages to Central Hudson in excess of $75,000, the Debtors, upon notice from Central Hudson, would deliver to Central Hudson to fund Central Hudson’s segregated deposit account, an additional payment equal to 100% of the amount of penalties exceeding the $75,000 threshold.  On December 20, 2011, the Bankruptcy Court entered a final order, substantially in the form attached to the stipulation filed with the Bankruptcy Court, (i) prohibiting utility providers from altering, refusing or discontinuing Utility Services, (ii) deeming Utility Providers adequately assured of future performance, and (iii)

establishing procedures for resolving requests for additional adequate assurance of future payment [Docket No. 228].

c.                                       Payment of Prepetition Claims of Critical Vendors, Shippers and Other Lien Claimants

While operating the power generation facilities for the benefit of the Owner Lessors until the transition of operational control, the Debtors need to ensure continuous delivery of goods and services necessary to ensure compliance with applicable regulatory requirements.  Any significant disruption in the Debtors’ vendor network, such as a vendor halting delivery of certain necessary materials or fuel, or a vendor refusing to perform duties necessary for the Debtors to comply with the multi-faceted regulatory regime governing the Debtors’ businesses, could result in one or both of the power generation facilities shutting down, potentially causing blackouts in the New York state area.  Such a result would have a devastating impact on the Debtors’ ability to maintain operations in accordance with regulatory requirements, pending regulatory approval to transition operational control of the power generation facilities to the Owner Lessors.  Accordingly, the Debtors sought, and on November 10, 2011, the Bankruptcy Court issued, an interim order authorizing the Debtors to pay, in their sole discretion, among other things, certain prepetition claims of critical vendors, shippers, lien claimants, and outstanding order vendors [Docket No. 44].  On January 26, 2012, the Bankruptcy Court entered the final order granting the Debtors’ motion to pay certain prepetition claims of critical vendors, shippers, and other lien claimants [Docket No. 368].

d.                                      Continued Marketing, Selling and Trading of Energy Through Dynegy Power Marketing, Inc.

As further described in the subsection of this Disclosure Statement entitled “General Information — Overview of the Debtors’ Businesses,” Dynegy Danskammer and Dynegy Roseton are not currently authorized NYISO customer and market participants.  DPM, a non-Debtor affiliate and an energy marketer that is a registered NYISO customer and market participant and that is authorized to sell energy, capacity and certain ancillary services at market-based rates, provides energy management services to Dynegy Roseton and Dynegy Danskammer pursuant to energy management agreements dated August 4, 2011 (the “EMAs”).  Dynegy Danskammer and Dynegy Roseton rely on DPM’s services under the EMAs to fulfill their regulatory obligations.  The Debtors sought the Bankruptcy Court’s authority to continue, in the ordinary course of business, the marketing, sale and trading of energy through DPM.  The Bankruptcy Court issued an interim order on November 9, 2011 and a final order on December 6, 2011 authorizing, but not requiring, the Debtors to continue operating, in the ordinary course of business, under the terms of the EMAs with DPM, including with respect to the marketing and sale of energy, capacity and certain ancillary services [Docket Nos. 38, 136].

e.                                       Payment of Prepetition Taxes and Assessments

The Debtors have several pre-petition tax obligations.  In certain instances during the ordinary course of business, the Debtors collect sales tax from their customers in connection with the sale of energy (the “Sales Taxes”) and periodically remit them to taxing authorities.  The Debtors also incur use taxes (the “Use Taxes”) in connection with the Debtors’ power generation activities, such as when the Debtors purchase tangible personal property and certain services, including power generation-related equipment.  The Debtors’ real and personal property is subject to state and local property taxes.  In addition, certain taxing authorities impose taxes on the Debtors for their use of petroleum, coal, natural gas and certain other hydrocarbons in connection with their generation of power.  The Debtors are also responsible for franchise taxes to certain taxing authorities to operate or otherwise do business in the applicable taxing jurisdiction.  Finally, due to the nature of the Debtors’ business, the federal government and various municipal and county governments require the Debtors to obtain permits or other business licenses and pay fees associated with such permits or licenses to conduct operations in their jurisdictions (the “Business License Fees”).  The Debtors estimated that the total amount of prepetition taxes and assessments owing to the various taxing authorities would not exceed approximately $1,205,000 and sought authorization to pay the total amount of prepetition taxes and assessments that they owe.  On November 9, 2011, the Bankruptcy Court issued an interim order authorizing, but not requiring, the Debtors to pay, in their sole discretion, all prepetition Sales Taxes, Use Taxes, and up to $105,000 in certain Business License Fees to all taxing authorities whether such taxes are currently determined to be owed or assessed at any time prior to a final hearing [Docket No. 37].  On December 6, 2011, the Bankruptcy Court entered a final order authorizing, but not requiring, the Debtors to pay all prepetition taxes and assessments to all taxing authorities, regardless of whether such prepetition taxes and assessments are presently determined to be owed or later assessed [Docket No. 135].

f.                                         Continuation of Prepetition Insurance Policies

In connection with their business operations, the Debtors maintain, both directly and through Dynegy, multiple insurance policies (collectively, the “Insurance Policies”) in respect of, among other things, environmental site liability, workers compensation, business automobiles, excess liability and property liability, directors and officers, foreign liability, marine open ocean cargo, charterer’s legal liability, special coverage, non-owned aviation, property damage and business interruption, commercial crime and fiduciary.  The continuation of the Insurance Policies is crucial given that they preserve the value of the Debtors’ assets and, in many cases, such coverage is required by various regulations, laws and contracts that govern the Debtors’ business operations.  The Debtors sought authority to continue performing their obligations under the Insurance Policies, including the authority to pay any outstanding prepetition amounts, including adjusted premiums and installment payments that may come due in the ordinary course of business.  On November 9, 2011, the Bankruptcy Court issued an interim order authorizing the Debtors, in their discretion, to honor the terms of their Insurance Policies and pay installment payments that come due after the Petition Date but prior to the entry of a final order [Docket No. 36].  The Bankruptcy Court entered a final order on December 6, 2011 [Docket No. 134].

g.                                      Employee Wages and Benefits

Of particular importance to the Debtors’ efforts to stabilize their businesses and continue their operations uninterrupted was their ability to maintain the continued support and cooperation of their employees.  Accordingly, on the Petition Date, the Debtors filed a motion, in accordance with their existing plans, programs, and policies, but subject to certain limitations, to (i) pay prepetition wages, salaries, and other compensation to the Debtors’ employees, (ii) continue to pay and honor obligations relating to employee medical, insurance and other benefit programs,

(iii) reimburse prepetition employee expenses, (iv) make payments relating to all deductions and withholdings, and (v) make all payments to third parties relating to the foregoing payments and contributions.  The Bankruptcy Court issued an interim order on November 16, 2011 and a final order granting the relief requested on December 6, 2011, substantially in the form requested by the Debtors [Docket Nos. 72, 133].

h.                                      Intercompany Funding

Prior to the Petition Date, DNE, Hudson Power, Dynegy Danskammer and Dynegy Roseton (collectively, the “Borrower Debtors”) funded their operations through cash flows generated by their businesses and certain intercompany funding provided by DH. Without such financing provided by DH, the Borrower Debtors would not have had the ability to continue operations at their energy-producing facilities and continue to generate revenues through the sale of such energy.  The Borrower Debtors had an immediate need to obtain funding in order to permit the orderly continuation of their business operations and implement the transition of the Leased Facilities to the Owner Lessors.  In addition, the Borrower Debtors continued to have other working capital and administrative funding needs.  Given the importance of the Debtors preserving and maintaining their estates during the transition period, the Debtors filed a motion (the “Intercompany Credit Facility Motion”) seeking authorization (i) to enter into secured post-petition financing arrangements (the “Intercompany Credit Facility”), pursuant to which DH would provide $15 million of intercompany financing on a revolving post-petition basis to the Borrower Debtors; and (ii) for the Borrower Debtors (a) to guaranty, on a joint and several basis, the obligations arising under the Intercompany Credit Facility, (b) use proceeds from the Intercompany Credit Facility for working capital, corporate needs and administrative costs, and (c) grant liens and provide super-priority administrative claims.

On November 15, 2011, the Bankruptcy Court issued an order granting the Intercompany Credit Facility Motion on a limited, interim basis [Docket No. 59].  Specifically, the Bankruptcy Court authorized (i) the Debtors to enter into the Intercompany Credit Facility with a limited borrowing capacity of $5 million, (ii) the Borrower Debtors to use the proceeds of the Intercompany Credit Facility for working capital, general corporate purposes, and certain administrative expenses, and (iii) the Borrower Debtors to provide DH senior superpriority administrative expense claims with priority over any and all other claims, subject only to limited exceptions, against the Borrower Debtors.  On December 6, 2011, the Bankruptcy Court entered a revised form of order granting the Intercompany Credit Facility Motion on a limited, interim basis [Docket No. 131].  Among other things, the revised form of interim order increased the Borrower Debtors’ borrowing capacity from $5 million to $7.5 million for the period pending the final hearing on the Intercompany Credit Facility Motion.

On December 19, 2011, the Bankruptcy Court entered a final order (the “Intercompany Credit Facility Order”) authorizing (i) the Debtors to enter into the Intercompany Credit Facility (to the extent not previously executed or delivered); and (ii) the Borrower Debtors (a) to borrow on an unsecured superpriority basis up to an aggregate principal amount of $15 million from DH for working capital, general corporate purposes, and certain administrative expenses incurred in their Chapter 11 Cases, including, without limitation, to pay interest in connection with the Intercompany Credit Facility, (b) to guaranty, on a joint and several basis, all obligations under the Intercompany Credit Facility, and (iii) to provide DH superpriority administrative expense claims with priority over any and all other claims, subject only to certain exceptions, against the Borrower Debtors [Docket No. 225].  The Intercompany Credit Facility Order contains no limitations on the use of the loans under the Intercompany Credit Facility to, among other things, assert any claims and defenses against DH or its respective agents, affiliates, subsidiaries, directors, officers, representatives, attorneys or advisors.  DH largely funds the Intercompany Credit Facility with payments received from Dynegy pursuant to the Undertaking Agreement.

i.                                          Rejection of Lease Documents Nunc Pro Tunc to the Petition Date

On November 7, 2011, the Debtors filed the Motion to Reject the Lease Documents [Docket No. 5].29  As set forth in the Motion to Reject, the Debtors believed that the rejection of the Lease Documents was an appropriate exercise of their business judgment because the Lease Documents were significantly burdensome, provided no economic value to the Debtors’ estates and impaired the Debtors’ ability to reorganize absent rejection.

The Leased Facilities have earned revenue principally in three ways:  (i) the sale of electricity and related services to either NYISO or through third-party bilateral agreements; (ii) the sale of their “capacity” to either NYISO or through third-party bilateral agreements; and (iii) to a lesser extent, the sale of ancillary electrical services.  With respect to the sale of electricity, NYISO dispatches power generated at the Leased Facilities to meet real-time electricity demand in New York.  Pricing for the electricity is generally determined by the least efficient unit that NYISO needs to meet demand for a respective zone.  For the Debtors to earn revenue from generating electricity, their costs for fuel and operations had to remain lower than the least efficient unit needed by NYISO.  To sell “capacity,” non-Debtor affiliate DPM marketed its commitment for the units to be available as needed during future market periods.  Pricing for these sales was calculated as a function of NYISO’s annual required reserve margin, the estimated net cost of “new entrant” generation, estimated peak demand, and the actual amount of capacity bid into the market at or below the demand curve.  Lastly, the Debtors received a relatively small amount of revenue in exchange for providing miscellaneous electrical services.

The economic performance of the Leased Facilities did not support continued operation by the Debtors.  Even excluding rent payments due under the Lease Documents, total gross margin at the plant level between August and December 2011 were projected to fall short of total operating expenses at the plant level by approximately $3 million.  Cash payment obligations arising under the Lease Documents by themselves added an additional expense of approximately $82.5 million during that period.

As explained in the Motion to Reject, the onerous terms of the Lease Documents impeded any possible improvement in the Debtors’ financial health.  In addition to cash

29                                      On November 7, 2011, the Debtors also filed a Motion Pursuant to Section 365(d)(3) of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 9014 for Entry of an Order Extending the Time for Performance under the Lease Documents (which sought to temporarily extend the deadline by which they had to make a semiannual rent payment under the Lease Documents) [Docket No. 7], pending the Court’s decision on the rejection of the Lease Documents and the effective date of such rejection.  On November 8, 2011, the Debtors and the parties to the Lease Documents consensually agreed to extend the deadline for making such payment until after the hearing on the Motion to Reject.  See Consent Order [Docket No. 55].  On November 28, 2011, the deadline for making such payments was extended through December 28, 2011.

payments totaling approximately $82.5 million due on November 8, 2011, the Lease Documents required future payments of approximately $179 million in 2012, $142 million in 2013, $143 million in 2014, $143 million in 2015 and $105 million in the aggregate due from 2016 through lease expiration (February 8, 2035 for Dynegy Roseton and May 8, 2031 for Dynegy Danskammer).  These upcoming lease payments would have dwarfed all current forecasts for potential cash flow that could be generated from the Leased Facilities over the remaining terms of the Facility Leases.

In addition to such large semiannual rent payments, the Lease Documents imposed significant ongoing operational costs on the Debtors.  Among other things, the Debtor Lessees were required to maintain the Leased Facilities in accordance with “prudent industry practice” and in compliance with environmental laws, which required the Debtor Lessees to make substantial capital expenditures to comply with environmental upgrade and regulatory requirements, as well as to make needed repairs.  In particular, the Lease Documents required that Dynegy Danskammer comply with newly enacted environmental regulations mandating upgrades to the Danskammer Facility by 2014 at a cost of approximately $375 million.  While these capital costs could have been avoided by completely switching the plants to natural-gas operations, conversion would have required additional upgrades to the gas delivery systems at the Leased Facilities (which would have entailed capital costs in an amount approaching $10-15 million) and, in any event, would have significantly diminished the amount of revenue generated by the Leased Facilities.  Dynegy Roseton would likewise have needed to make substantial capital expenditures pursuant to the Lease Documents to upgrade the Roseton Facility to comply with a number of federal and state regulations scheduled to become effective in the next few years.  These ongoing expenses would have exacerbated the economic burden to the Debtors caused by the Lease Documents.

Notwithstanding any relief that may be granted in connection with the Motion to Reject, from and after the Petition Date, the Debtor Lessees have publicly stated and manifested their intent to transition operational control, and have been prepared to turn over physical possession, of the Leased Facilities to the Owner Lessors, any other PSEG Entity, or the Pass-Through Certificate Holders or any designee of any of the foregoing (collectively, the “Transferees”).  However, because of applicable non-bankruptcy rules and regulations and the unwillingness and inability of the Transferees to take possession of the Leased Facilities, the Debtor Lessees have been required to remain in physical possession and operational control of the Leased Facilities.  Absent the foregoing, the Debtor Lessees would have surrendered physical possession and operational control of the Leased Facilities on the Petition Date.  As set forth in the Motion to Reject, the Leased Facilities are burdensome and therefore the continued operation does not benefit the Debtors’ estates and is instead solely for the benefit and expense of the PSEG Entities and the Pass-Through Certificate Holders, and to comply with applicable non-bankruptcy rules and regulations.

The Debtor Lessees have thus remained in physical possession and have operated the Leased Facilities for the benefit of the PSEG Entities and the Pass-Through Certificate Holders in order to comply, to the extent required, with applicable non-bankruptcy rules and regulations in connection with the turnover of the Leased Facilities, pending receipt of federal and state regulatory approval for the turnover of the Leased Facilities.  Specifically, section 203 of the FPA requires that public utilities such as the Debtor Lessees obtain prior authorization from

FERC before changing control of facilities such as the interconnection facilities that connect with each of the Leased Facilities.  Section 70 of the New York Public Service Law similarly requires that the Owner Lessors obtain regulatory approval from the NYPSC before taking control of the Leased Facilities.

On November 8, 2011, the Debtor Lessees filed an application with FERC requesting approval for the Owner Lessors to assume operational control of the plants and the associated interconnection facilities.  Also on November 8, 2011, the Debtor Lessees filed a verified petition with the NYPSC requesting a declaratory ruling disclaiming jurisdiction over the change in control or, in the alternative, expedited approval for the termination of the leasehold interests in the Leased Facilities and the reversion of the Leased Facilities and control over their operation to the Owner Lessors.  A number of parties intervened in one or both of these proceedings and commented on or protested the applications, addressing, among other things, issues relating to the continued operation and transition of control over the plants.  On January 17, 2012, the Debtor Lessees asked each of the FERC and the NYPSC, respectively, to hold the proceeding before it in abeyance until further notice to allow the Debtor Lessees time to pursue discussions that may resolve the issues raised by the intervenors in those proceedings.  The Debtor Lessees may amend the applications to provide for the assumption of operational control of the plants and associated interconnection facilities by a third-party other than the Owner Lessors.

The Debtor Lessees have taken additional steps to facilitate an orderly and expeditious transition of operational control of the Leased Facilities for the benefit of the PSEG Entities and the Pass-Through Certificate Holders.  To ensure compliance pending regulatory approval, among other things, the Debtor Lessees have developed a transition plan, which sets forth the proposed terms and conditions pursuant to which the Debtor Lessees will continue to operate the Leased Facilities after the Lease Documents are rejected and until the Owner Lessors, any other PSEG Entity or the Pass-Through Certificates Holders or any designee of the foregoing parties becomes eligible to control the Leased Facilities.  This transition plan was attached to the Declaration of Kent R. Stephenson in Support of First Day Motions filed on November 8, 2011 [Docket No. 18].

From and after the Petition Date, none of the Debtors have any financial obligations (including rent payment obligations) arising under the Facility Leases which relate to or otherwise result, arise or stem from the Debtor Lessees’ possession and operation of the Leased Facilities to any of the PSEG Entities, the Pass-Through Certificate Holders or the Lease Indenture Trustee.  The Debtors have worked diligently on behalf of the PSEG Entities and the Pass-Through Certificate Holders both to maintain the Leased Facilities for the benefit of the PSEG Entities and the Pass-Through Certificate Holders (which costs and expenses, if any, should be credited against the claims, if any, of the PSEG Entities (subject to the Amended Stipulated Rejection Order) and the Pass-Through Certificate Holders) and to physically turn over the Leased Facilities, under applicable non-bankruptcy rules and regulations, to one or more of the Transferees.

The PSEG Entities, including the Owner Lessors, have affirmatively refused to accept physical possession and operational control of the Leased Facilities to them.  Instead, the PSEG Entities have indicated their desire that the Leased Facilities be turned over to the Pass-Through Certificate Holders or their designee.  The Pass-Through Certificate Holders (through the Lease

Indenture Trustee), in turn, have indicated their desire that the Leased Facilities be physically turned over to them (or to their designee), and the PSEG Entities and the Debtors are working diligently to satisfy such desire.  While the Debtors are prepared to continue to cooperate with the PSEG Entities and the Pass-Through Certificate Holders to accomplish the physical turnover of the Leased Facilities to a Transferee, such continued cooperation cannot be construed and should not be asserted as a basis to create or increase any claim of either the PSEG Entities (any of them) or the Pass-Through Certificate Holders against any of the Debtors simply because the Debtor Lessees remain in physical possession and operational control of the Leased Facilities while such turnover occurs.

On January 18, 2012, the Debtors filed a Status Update Regarding Regulatory Matters and Transition of Operational Control of Leased Facilities, describing the Debtor Lessees’ continued maintenance and operation of the Leased Facilities, despite their interest in transitioning such facilities to a Transferee [Docket No. 335].  On January 24, 2012, the Lease Indenture Trustee filed a response to the Debtors’ Status Update Regarding Regulatory Matters and Transition of Operational Control of Leased Facilities [Docket No. 355].

Central Hudson Gas and Electric Corporation, the PSEG Entities, the Lease Indenture Trustee and the Creditors’ Committee filed objections to the Motion to Reject [Docket Nos. 103, 164, 167, 181].  The PSEG Entities’ objections to the Motion to Reject were resolved pursuant to the PSEG Settlement (defined below).  [See PSEG Settlement at ¶¶ 1-3]. The other objections to the Lease Rejection Motion have since been substantially resolved and the Bankruptcy Court entered the Stipulated Rejection Order on December 20, 2011 [Docket No. 227] and the Amended Stipulated Rejection Order on December 28, 2011 [Docket No. 273] authorizing the Debtors to reject the Lease Documents, subject to, among other things, continued litigation over and later determination of, (a) the effective date of the rejection, which is to be no later than December 2, 2011 pursuant to the Stipulated Rejection Order, and (b) the amount of the Lease Indenture Trustee’s damages claim arising from the rejection.

C.                                    PSEG Settlement

On December 13, 2011, Dynegy, the Debtors and the PSEG Entities entered into a binding term sheet to settle and resolve all issues and disputes in lieu of further litigation (the “PSEG Settlement”) regarding (a) the Facility Leases, (b) the Motion to Reject, (c) the Motion to Dismiss, (d) the PSEG Entities’ complaint filed in New York Supreme Court, and (e) all of the parties’ rights and claims arising under the Lease Documents, including without limitation the Tax Indemnity Agreement (the “TIA”).  Pursuant to the PSEG Settlement, the parties agreed to ask the Bankruptcy Court to enter an order approving the rejection of the Lease Documents effective as of November 7, 2011, and the parties agreed that all of the PSEG Entities’ rights and claims under the TIA would be settled for (i) an allowed unsecured claim of RCM against DH in the amount of $110 million and (ii) a cash payment in the amount of $7.5 million to be paid to RCM by Dynegy or a non-debtor subsidiary of Dynegy within five days of the order approving the rejection of the Lease Documents becoming effective.

Pursuant to the PSEG Settlement, among other things, Dynegy and DH agreed to amend the Plan to implement the parties’ agreement and to provide the PSEG Entities with the benefit of certain releases, exculpations and injunctions provided in the Plan.  Such amendments are reflected in the Plan.  In exchange, the PSEG Entities, among other things, stipulated and agreed that the Lease Documents are true leases not subject to recharacterization as financings, and have stipulated and agreed that they would not take a position regarding whether the property covered by the Leases is real property or personal property.  The PSEG Entities also agreed to (a) support the confirmation of the Plan, (b) withdraw their Motion to Dismiss and their other opposition papers filed with the Bankruptcy Court, (c) continue the stay with respect to the PSEG Litigation in the New York Supreme Court, and upon the Plan becoming effective, dismiss with prejudice that action, and (d) transfer to Dynegy (1) their right to any recovery on their equity interests in the Leased Facilities and (2) any claims they have against the Lease Indenture Trustee for any damages arising from the Lease Indenture Trustee’s efforts to recharacterize the Lease Documents as financings.

On December 20, 2011, the Bankruptcy Court entered the Stipulated Rejection Order authorizing the Lease Documents to be rejected, subject to, among other things, the continued litigation over and later determination of, (a) the effective date of the rejection, which is to be no later than December 2, 2011, and (b) the amount of the Lease Indenture Trustee’s damages claim arising from the rejection [Docket No. 273].  The Stipulated Rejection Order approved the PSEG Settlement subject to any objections to be filed no later than December 26, 2011.  To address the Lease Indenture Trustee’s informal reservation, the parties to the Stipulated Rejection Order agreed that, to the extent that it is later determined that the PSEG Settlement assigns any rights or claims that the PSEG Entities have previously assigned to the Lease Indenture Trustee or may not otherwise properly assign, the PSEG Entities shall convey to the Debtors a one hundred percent (100%) economic participation in any interest otherwise sought to be assigned.  The parties submitted the Amended Stipulated Rejection Order to reflect this agreement, which was entered on December 28, 2011, no formal objections to the PSEG Settlement having been filed. [Docket No. 273].

The Plan Proponents believe that the PSEG Entities’ stipulation that the Lease Documents are true leases not subject to recharacterization as financings is binding and cannot be overridden by the Lease Indenture Trustee, whose Claims arise from the Lessor Notes, which are secured by certain of the power plants at the Roseton and Danskammer Facilities, and which Claims are purely derivative of the Owner Lessors’ rights under the Lease Documents.  For additional information regarding the Claims arising from the rejection of the Lease Documents and the adversary proceeding commenced by the Lease Indenture Trustee seeking recharacterization of the Lease Documents, see “The Reorganization Cases — Rejection of Lease Documents Nunc Pro Tunc to the Petition Date” and “The Reorganization Cases — Adversary Proceeding Filed by the Lease Indenture Trustee,” respectively.

D.                                    Representation of DH

On or about September 27, 2011, DH and the other Debtors retained, subject to the Bankruptcy Court’s approval, Sidley Austin LLP (“Sidley”) as general bankruptcy counsel in connection with a potential chapter 11 filing of the Debtors in the event the Company’s restructuring efforts could not be completed fully out of court.  Sidley has been acting as lead counsel for the Debtors in the Chapter 11 Cases.  On November 15, 2011, the Debtors sought the Bankruptcy Court’s authority to employ and retain Sidley, as attorneys for the Debtors and Debtors in Possession, nunc pro tunc to the Petition Date pursuant to section 327(a) of the

Bankruptcy Code [Docket No. 69] (the “Sidley Retention Motion”).  On December 6, 2011, the Bankruptcy Court entered an order granting the Sidley Retention Motion [Docket No. 138].

On or about April 11, 2011, White & Case LLP (“W&C”) was retained with the approval of Dynegy’s Board of Directors to represent Dynegy and its subsidiaries in connection with their Prepetition Restructurings and related matters.  Based on all facts and circumstances available to W&C, W&C advised that there was a commonality of interests as between Dynegy and its subsidiaries that permitted simultaneous joint representation in connection with the Prepetition Restructurings.  As indicated above, however, upon contemplation of a potential chapter 11 filing of the Debtors, Sidley was brought in as separate bankruptcy counsel for the Debtors in recognition of the statutory requirement of “disinterestedness” imposed by section 327 of the Bankruptcy Code (which has no application outside of bankruptcy).

Given, among other things, the substantial services relating to the Lease Documents performed by W&C in connection with Prepetition Restructurings and its particular expertise with the rejection of power plant leases, the Debtors determined that W&C should continue to represent the Debtors as special counsel in matters relating to the Lease Documents, including in connection with the Chapter 11 Cases, subject to the Bankruptcy Court’s approval.  On November 18, 2011, the Debtors sought the Bankruptcy Court’s authority to employ and retain W&C as special counsel to the Debtors nunc pro tunc to the Petition Date pursuant to Section 327(e) of the Bankruptcy Code [Docket No. 91] (the “W&C Retention Motion”).  The United States Trustee for the Southern District of New York (the “United States Trustee”), the PSEG Entities, and the Lease Indenture Trustee each filed objections to the W&C Retention Motion [Docket Nos. 162, 166, 169], and the Creditors’ Committee filed a pleading expressing concerns about the W&C Retention Motion [Docket No. 181].  The objectors to the W&C Retention Motion generally argued that: (a) W&C’s representation of both the Debtors and of Dynegy prior to the commencement of these Chapter 11 Cases, and its continuing postpetition representation of Dynegy, created a conflict of interest and precluded W&C from being “disinterested” as required under the Bankruptcy Code; and (b) the proposed scope of W&C’s retention with respect to (i) the rejection of the Lease Documents and (ii) the Lease Guaranty Claims arising therefrom involved an issue central to the Debtors’ reorganization, which went beyond the “special counsel” role contemplated by the Bankruptcy Code section 327(e).  In accordance with the PSEG Settlement, the PSEG Entities withdrew their objection to the W&C Retention Motion on December 15, 2011 [Docket No. 206].  On December 23, 2011, the Debtors filed a response to the remaining objections to the W&C Retention Motion pursuant to which the W&C Retention Motion was withdrawn [Docket No. 253].  As set forth in the Debtors’ response, although W&C disputed the objections to its retention, to avoid any further opportunity for distraction which the objections created and to avoid even the appearance of a conflict, W&C and the Debtors determined to withdraw W&C’s retention application.  W&C continues to appear in the Chapter 11 Cases solely as counsel for Dynegy.

The Creditors’ Committee understands that W&C was retained by both the Debtors and Dynegy prior to the Prepetition Restructurings, and initially had a compensation structure that included a success fee based, among other things, on the value of Dynegy’s equity.  The Creditors’ Committee further understands that this fee structure was changed to eliminate the success fee structure at some point prior to the Petition Date.  In light of these facts, the Creditors’ Committee has concerns regarding whether the Boards of Dynegy and DH received independent advice during the prepetition period.  The Plan Proponents note that W&C’s success fee structure was eliminated over a month before any Prepetition Restructuring was effected by the Company (and understand that W&C considered the potential risks and concluded that its independence was unimpacted).  Further, the Plan Proponents are not aware of any facts or circumstances that make W&C’s retention or W&C’s role in connection with the Prepetition Restructurings material to creditors’ decision to vote on the Plan.

On November 15, 2011, the Debtors sought the Bankruptcy Court’s authority to employ and retain FTI Consulting, Inc., as financial advisor and consultant, nunc pro tunc to the Petition Date pursuant to section 327(a) of the Bankruptcy Code [Docket No. 64] (the “FTI Retention Motion”).  On December 16, 2011, the Bankruptcy Court entered an order granting the FTI Retention Motion [Docket No. 213].

Prior to the Petition Date, the Debtors employed certain professionals, in the ordinary course of business, to render services to their estates (such professionals collectively, the “Ordinary Course Professionals”) which were necessary to the continuation of the Debtors’ day-to-day operations.  On November 15, 2011, the Debtors sought the Bankruptcy Court’s authority to retain, employ and compensate certain Ordinary Course Professionals [Docket No. 65] (the “Ordinary Course Professionals Retention Motion”).  On December 16, 2011, the Bankruptcy Court entered an order granting the Ordinary Course Professionals Retention Motion [Docket No. 214].

E.                                      Formation and Representation of the Creditors’ Committee.

On November 16, 2011, the United States Trustee appointed the Creditors’ Committee.  On December 9, 2011, the Creditors’ Committee filed an application to retain and employ as counsel the law firm of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036, nunc pro tunc to November 16, 2011 [Docket No. 174], which application was approved by the Bankruptcy Court on December 27, 2011 [Docket No. 265].

On December 10, 2011, the Creditors’ Committee filed an application to employ Blackstone Advisory Partners L.P., as financial advisor to the Creditors’ Committee, nunc pro tunc to November 18, 2011 [Docket No. 177].  On January 19, 2012, the Bankruptcy Court entered an order approving the employment of Blackstone Advisory Partners L.P. [Docket No. 338].

On December 9, 2011, the Creditors’ Committee filed a motion for entry of an order (i) clarifying its requirements to provide unsecured creditors with access to information pursuant to sections 1102(b)(2)(A) and (B) of the Bankruptcy Code and (ii) authorizing the retention of Kurtzman Carson Consultants, LLC as information agent for the Creditors’ Committee nunc pro tunc to December 8, 2011 [Docket No. 175].  The Bankruptcy Court entered an order granting such motion on December 27, 2011 [Docket No. 264].

The Creditors’ Committee is currently comprised of the following members:

Wilmington Trust, National Association 1100 N. Market Street Wilmington, DE 19890 Attn: Steven Cimalore	U.S Bank National Association 60 Livingston Avenue, EP-MN-WSID St. Paul, MN 55107-2292 Attn: Pamela J. Wieder

Wells Fargo Bank, N.A. 45 Broadway, 12th Floor New York, NY 10006 Attn: James R. Lewis	Roseton OL, LLC The Nemours Building 1007 Orange St., Suite 1469 Wilmington, DE 19801 Attn: Scott Jennings

Central Hudson Gas & Electric Corporation 284 South Avenue Poughkeepsie, New York 12601 Phone: (845) 486-5831 Fax: (845) 486-5782 Attn: Paul A. Colbert

F.                                      Interim Compensation and Reimbursement of Professional Persons and Committee Members

In an effort to permit the Debtors to closely monitor the costs of administration of the Chapter 11 Cases, forecast cash flows, and implement efficient cash management procedures, and to allow the Bankruptcy Court and parties in interest, including the U.S. Trustee, to ensure the reasonableness and necessity of the compensation and reimbursement requested, the Debtors developed procedures for interim compensation and reimbursement of expenses of professionals whose services are authorized by the Bankruptcy Court pursuant to either section 327 or section 1103 of the Bankruptcy Code and for reimbursement of reasonable out-of-pocket expenses incurred by members of any statutory committee of unsecured creditors appointed in the Chapter 11 Cases.  On November 15, 2011, the Debtor moved for the entry of an order establishing an orderly, regular process for the monthly allowance and payment of compensation and reimbursement of expenses (the “Interim Compensation Motion”).

G.                                    Adversary Proceeding Filed by the Lease Indenture Trustee

On November 11, 2011, the Lease Indenture Trustee commenced an adversary proceeding against Dynegy Danskammer, Dynegy Roseton and DH (Adversary Proceeding No. 11-09083) (the “Adversary Proceeding”) seeking a declaration that: (i) the Lease Documents are not leases of real property; (ii) the Lease Documents are financings, not leases; and (iii) notwithstanding the lease rejection claims, Danskammer Guaranty Claims and Roseton Guaranty Claims are not subject to a cap pursuant to section 502(b)(6) of the Bankruptcy Code.  On January 6, 2012, the Lease Indenture Trustee filed its Amended Complaint [Adv. Docket No. 6] in which it added an additional claim for relief, seeking a determination of the allowed amount of the Lease Indenture Trustee’s claims against Dynegy Danskammer, Dynegy Roseton and DH.  Therein, the Lease Indenture Trustee asserts that it is entitled to allowed prepetition claims for (a) $917,766,720.25 in respect of “Termination Value” under the Lease Documents and under the Lease Guarantees (subject to reduction in an amount equal to the present fair value of the Leased Facilities, which the Lease Indenture Trustee stated it could not quantify), (b) post-filing interest against DH under the Lease Guarantees in an unspecified amount, (c) legal and other enforcement expenses against DH under the Lease Guarantees in the amount of not less than $1,416,139.48 as of the Petition Date, (d) additional unspecified amounts against Dynegy Danskammer, Dynegy Roseton and DH related to environmental, maintenance and other issues related to the Leased Facilities, (e) certain additional unspecified amounts for alleged indemnification obligations to the Lease Indenture Trustee under the Participation Agreements, (f) not less than $212,393.02 in fees and expenses incurred by the Lease Indenture Trustee under the Lease Indentures and under the Pass Through Trust Agreement dated as of May 1, 2001, plus an additional $207,599.19 in fees and expenses alleged to be owed to the predecessor-in-interest to the Lease Indenture Trustee under the Lease Indentures and the Pass Through Trust Agreement, and (g) additional unspecified amounts alleged to be owed by DH and its co-defendants in the New York state court action initiated by the Lease Indenture Trustee on September 27, 2011, encaptioned The Successor Lease Indenture Trustee, et al. v. Dynegy Inc., et al., Index No. 652642/2011 (New York County, filed Sept. 27, 2011), described in the subsection of this Disclosure Statement entitled “General Information — Material Prepetition Litigation”.  In addition, the Lease Indenture Trustee asserts, in the Amended Complaint, that it is owed additional amounts by Dynegy Danskammer and Dynegy Roseton as post-petition administrative claims on account of the period from and after the Petition Date through the date of turnover of possession and control of the Leased Facilities, in the amounts of (x) $436,634.03 per day for the period from November 7-8, 2011, plus $286,829.81 per day for the period from November 9, 2011 through May 8, 2012, plus $247,909.69 per day for the period from May 9, 2012 through November 8, 2012 in respect of the Roseton Facility, and (y) $21,603.97 per day for the period from November 7-8, 2011, plus $21,603.97 per day for the period from November 9, 2011 through May 8, 2012, plus $436,526.90 per day for the period from May 9, 2012 through November 8, 2012 in respect of the Danskammer Facility.  The Lease Indenture Trustee also asserts unspecified additional administrative claims related to environmental, maintenance and other issues concerning the Leased Facilities.

On January 25, 2012, Dynegy Danskammer, Dynegy Roseton and DH filed their Answer and Counterclaims to the Amended Complaint of the Lease Indenture Trustee [Adv. Docket No. 18].  Therein, Dynegy Danskammer, Dynegy Roseton and DH:  (i) assert that there is no basis in fact or law for the allowance of prepetition claims in favor of the Lease Indenture Trustee in excess of $550.4 million, the amount owed to the Pass-Through Certificate Holders under the Pass-Through Trust Certificates and pursuant to the Lease Indenture; (ii) seek judicial determinations that the Lease Documents are true leases and that such documents are leases of real property subject to the damages cap set forth in section 502(b)(6) of the Bankruptcy Code; (iii) assert that, as so capped under section 502(b)(6), and based upon a November 7, 2011 effective date of rejection, the maximum allowable amount of the Lease Indenture Trustee’s prepetition claims is (a) in a range of $0 to $45,066,666.22 as against Dynegy Danskammer, (b) in a range of $0 to $113,497,161.67 as against Dynegy Roseton, and (c) in a range of $0 to $158,563,820.82 (the sum of the foregoing) as against DH; (iv) assert that the allowable amount of the Lease Indenture Trustee’s prepetition claims, if any, must be reduced by the value of the Leased Facilities, which the Lease Indenture Trustee may foreclose upon under all circumstances; (v) seek turnover from the Lease Indenture Trustee, by way of affirmative counterclaim under section 542 of the Bankruptcy Code, of the sum of $263,070,303.57

($197,453,300.50 in respect of the Danskammer Facility and $65,617,003.07 in respect of the Roseton Facility) in overpaid rent under the Facility Leases for periods after the Petition Date, which amounts constitute recoverable prepaid rent or security deposits under applicable New York law; (vi) seek a judicial determination that, pursuant to section 502(d) of the Bankruptcy Code, any claims in favor of the Lease Indenture Trustee must be disallowed unless and until the Lease Indenture Trustee has repaid such amounts, or, in the alternative and consistent with section 502(d) of the Bankruptcy Code, that Dynegy Danskammer, Dynegy Roseton and DH may set off, on a dollar-for-dollar basis, the full amount of such prepaid rent (as applicable to each such defendant in the amounts determined by the Bankruptcy Court) against any distribution to which the Lease Indenture Trustee would otherwise be entitled under any confirmed plan; (vii) seek a determination that, to avoid a windfall to the Lease Indenture Trustee by way of double recovery, any allowed claim in favor of the Lease Indenture Trustee as against each defendant is subject to reduction, on a dollar-for-dollar basis, by the amount of any distribution or other recovery received by the Lease Indenture Trustee, or to which the Lease Indenture Trustee is entitled, on accounts of its claims from (a) any other defendant or its estate (whether pursuant to a confirmed plan or otherwise), (b) any non-defendant co-Debtor, and (c) any non-Debtor person or entity; (viii) object to and seek disallowance of any claim against DH for post-petition interest as constituting unmatured interest pursuant to section 502(b)(2) of the Bankruptcy Code; and (ix) object to the Lease Indenture Trustee’s claim against DH for unspecified “legal and other enforcement expenses” under the Lease Guarantees on the ground that there was no pre-petition default under the Lease Guarantees that would give rise to an allowable claim for any such amounts.

Further, with respect to the Lease Indenture Trustee’s asserted administrative claims as alleged in the Amended Complaint, Dynegy Danskammer, Dynegy Roseton and DH object to the allowance of any such post-petition administrative claims on the grounds that: (i) the Lease Indenture Trustee has no standing to assert any claim for post-rejection administrative rent against any of the defendants inasmuch as any such claim is outside of the Facility Leases and is not subject to the Lease Guarantees; (ii) as to DH, at no time has DH been in possession or occupancy of the Leased Facilities, and accordingly there is no basis to assert any administrative claim against DH for post-petition use and occupancy of the Facilities pursuant to either section 365(d) or section 503(b)(1) of the Bankruptcy Code; (iii) as to Dynegy Danskammer and Dynegy Roseton, the Lease Indenture Trustee cannot sustain its required burden of demonstrating, as required for an allowable administrative claim under section 503(b)(1) of the Bankruptcy Code, that either such defendant has derived any benefit from such post-petition, post-rejection use and occupancy; (iv) the effective date of rejection of the Facility Leases should be determined to be the November 7, 2011 Petition Date under the facts and circumstances of the Chapter 11 Cases and applicable law (as more fully set forth in the Motion to Reject the Lease Documents [Docket No. 5] and supporting pleadings and declarations, and as described in the Answer and Counterclaims), such that there is no accrual of post-petition, pre-rejection rent that is payable pursuant to section 365(d)(3) of the Bankruptcy Code, nor any post-rejection administrative rent that is payable under section 503(b)(1) of the Bankruptcy Code.  In addition to seeking disallowance of any post-petition administrative claims in favor of the Lease Indenture Trustee, Dynegy Danskammer, Dynegy Roseton and DH assert a right of dollar-for-dollar setoff, against any claims that may be allowed in favor of the Lease Indenture Trustee, in the full amount of all post-petition, post-rejection expenses they have necessarily incurred on behalf of and for the account of the Lease Indenture Trustee and the Pass-Through Certificate Holders in continuing to operate the Leased Facilities from and after the November 7, 2011 effective date of rejection.  For additional discussion of the factors supporting the Debtors’ position that rejection of the Lease Documents should be retroactive to November 7, 2011 (the Petition Date) and that none of the Debtors have any liability for post-petition use and occupancy of the Leased Facilities under the facts and circumstances of these Chapter 11 Cases, see the subsection of this Disclosure Statement entitled “The Reorganization Cases — Rejection of Lease Documents Nunc Pro Tunc to the Petition Date.”

The foregoing description of the Amended Complaint, and the Answer and Counterclaims, is qualified in its entirety by the pleadings themselves, which are available on the official docket of the Adversary Proceeding.

On January 30, 2012, the Bankruptcy Court entered a scheduling order [Adv. Docket No. 22] for the Adversary Proceeding, setting, among other things, a May 8, 2012 deadline for filing summary judgment motions, and June 11, 2012 for the commencement of a trial, if necessary.  On January 26, 2012, the Bankruptcy Court entered an order approving Dynegy’s intervention in the Adversary Proceeding [Adv. Docket No. 19], and on February 9, 2012, the Bankruptcy Court entered an order approving the Creditors’ Committee’s intervention in the Adversary Proceeding [Adv. Docket No. 26].

On February 21, 2012, the Lease Indenture Trustee filed an answer to the counterclaims filed by Dynegy Danskammer, Dynegy Roseton and DH [Adv. Docket No. 27], and on February 27, 2012, the Lease Indenture Trustee filed a motion for judgment on the pleadings [Adv. Docket No. 28] with respect to one issue:  whether or not the Lease Indenture Trustee’s claims are subject to the damages cap set forth in section 502(b)(6) of the Bankruptcy Code based on the Lease Indenture Trustee’s contention that the Facility Leases concern personal, rather than real, property.  The current date to respond to the Lease Indenture Trustee’s motion is March 8, 2012, and the Lease Indenture Trustee has noticed a hearing on the motion for March 21, 2012.

On February 29, 2012, Dynegy Danskammer, Dynegy Roseton and DH filed their own motion for judgment on the pleadings [Adv. Docket No. 31], seeking rulings from the Bankruptcy Court that:  (i) the Lease Indenture Trustee’s First Claim for Relief should be dismissed because the Facilities are real property under New York law; (ii) the Lease Indenture Trustee’s Second Claim for Relief should be dismissed because the Lease Indenture Trustee cannot invoke the equitable remedy of recharacterization on the grounds that its effort to recharacterize the Facility Leases as financings is barred by the applicable Lease Indentures, and because recharacterization would be inequitable and contrary to the policies embodied in section 502(b)(6) of the Bankruptcy Code; (iii) the Lease Indenture Trustee’s Third and Fourth Claims for Relief should be dismissed because section 502(b)(6) of the Bankruptcy Code applies to claims against guarantors of leases such as DH under the Lease Guarantees, and (iv) the Lease Indenture Trustee’s Fifth Claim for Relief should be dismissed to the extent it seeks to recover more than the $550.4 million (plus any allowable pre-petition interest) amount due to the Pass-Through Certificate Holders for whom the Lease Indenture Trustee acts under the Lease Indentures.  The current date to respond to the motion for judgment on the pleadings filed by Dynegy Danskammer, Dynegy Roseton and DH is March 8, 2012, and the Debtors have noticed a hearing on the motion for March 21, 2012.

H.                                    Request for Appointment of an Examiner

On November 11, 2011, the Lease Indenture Trustee filed a motion with the Bankruptcy Court seeking the appointment of an examiner pursuant to section 1104(c) of the Bankruptcy Code [Docket No. 48] (the “Examiner Motion”).  In the Examiner Motion, the Lease Indenture Trustee alleged, among other things, that the Prepetition Restructurings constituted a scheme, involving fraudulent transfers, breach of contract, and breach of fiduciary duties, to improperly benefit Dynegy and its equity holders at the expense of DH’s creditors, and requested that the Bankruptcy Court appoint an examiner to investigate and report on conduct of DH, certain affiliates of DH, the directors of the foregoing, and certain significant equity holders of Dynegy in connection with the Prepetition Restructurings.  The Debtors and Dynegy believed that the Lease Indenture Trustee’s allegations lacked merit, and on December 9, 2011, both Dynegy and the Debtors filed objections to the Examiner Motion [Docket Nos. 170, 173].

On November 12, 2011, the Creditors’ Committee filed a pleading expressing support for the Examiner Motion [Docket No. 181].  The Examiner Motion was later joined by Appaloosa Management L.P. and the PSEG Entities [Docket Nos. 90, 149], but in accordance with the PSEG Settlement, the PSEG Entities withdrew their joinder to the Examiner Motion on December 15, 2011 [Docket No. 207].  At a hearing held on December 16, 2011, the Bankruptcy Court approved the appointment of an independent examiner (the “Examiner”) and directed the United States Trustee to identify an appropriate candidate to serve as Examiner.

On December 29, 2011, the Bankruptcy Court entered an order (the “Examiner Order”) directing the appointment of the Examiner [Docket No. 276].  The Examiner Order provides, among other things, that the Examiner will investigate (i) the Debtors’ conduct in connection with the prepetition 2011 restructuring and reorganization of the Debtors and their non-Debtor affiliates, (ii) any possible fraudulent conveyances, and (iii) whether DH is capable of confirming a chapter 11 plan.  Pursuant to the Examiner Order, the Examiner’s investigation was to run for a 60-day period beginning on the appointment date of the Examiner, and at the end of which the Examiner was to file on the docket and provide to certain parties in interest a written report of its investigation, subject to certain restrictions as set forth in the Examiner Order.

On January 11, 2012, the United States Trustee filed an application for an order approving the appointment of Susheel Kirpalani, Esq. as Examiner [Docket No. 308], and on January 12, 2012, the Bankruptcy Court entered an order approving the appointment of Susheel Kirpalani, Esq. as Examiner [Docket No. 318].  On January 24, 2012, the examiner filed his Proposed Work Plan, describing his activities to date, and planned next steps in his examination [Docket No. 356].  The Examiner issued twenty-one subpoenas to Dynegy, current and former directors and officers of Dynegy, W&C, Lazard, Goldman Sachs Lending Partners LLC, Credit Suisse AG Cayman Islands Branch, Barclays Capital, Houlihan Lockey, and Franklin Advisers Inc. [Docket Nos. 385, 394, 407, 437].

On [March 9, 2012], the Examiner issued a report describing his findings.  A copy of the Examiner’s Executive Summary is attached hereto as Exhibit “G.”  The Examiner’s full report will be available on the Debtors’ Claims Agent’s website at the URL: [http://dm.epiq11.com/DHL/Project/default.aspx], with hard copies available to holders of

Claims against or Equity Interests in DH upon request to counsel to the Debtors or counsel to the Creditors’ Committee.

Although the Examiner was required to file a written report of his investigation with the Bankruptcy Court, his findings serve an informative purpose only and have no binding effect on any party or the Bankruptcy Court.

The Creditors’ Committee believes that it is imperative that creditors understand the Prepetition Restructurings, the Prepetition Lawsuits and the settlement and releases related thereto that are proposed by the Plan.  The Creditors’ Committee therefore strongly recommends that creditors review the Examiner’s report.  The Creditors’ Committee also believes that although the Examiner Report may have no “binding effect,” the Examiner’s report could have an impact on these Chapter 11 Cases.

I.                                         Motion to Dismiss

On November 18, 2011, the PSEG Entities filed a Motion for Entry of an Order Dismissing Debtors’ Chapter 11 Cases Pursuant to 11 U.S.C. § 1112(B)  [Docket No. 92] (the “Motion to Dismiss”).  In the Motion to Dismiss, the PSEG Entities seek to dismiss the Chapter 11 Cases, alleging, among other things, that the Debtors improperly filed these cases solely in order to cap damages related to the Facility Leases pursuant to section 502(b)(6) of the Bankruptcy Code.  In accordance with the PSEG Settlement, the PSEG Entities filed a notice of withdrawal of their Motion to Dismiss with the Bankruptcy Court on January 4, 2011 [Docket No. 292].

J.                                      Bar Date Order

On January 18, 2012, the Bankruptcy Court entered the Order Establishing Deadlines for Filing Proofs of Claim and Approving the Form and Notice Thereof [Docket No. 331] (the “Bar Date Order”).  Subject to certain limited exceptions contained in the Bankruptcy Code and in the Bar Date Order, all persons and entities who hold a claim against a Debtor that arose on or prior to the Petition Date and desire to share in any distribution made in these Chapter 11 Cases must file a written proof of claim on or before the following applicable deadline (the “Bar Date”), in a manner consistent with the procedures set forth in the Bar Date Order.  As established in the Bar Date Order, the general Bar Date to file proofs of claim based on prepetition claims was February 24, 2012 at 5:00 p.m. (Prevailing Eastern Time).  The governmental Bar Date to file proofs of claim against the Debtors is May 7, 2012 at 5:00 p.m. (Prevailing Eastern Time).

K.                                    Exclusivity

Pursuant to sections 1121(b) and (c)(3) of the Bankruptcy Code, the Debtors have a certain amount of time within which (a) to file plan of reorganization (the “Exclusive Filing Period”); and (b) to solicit acceptances of their timely filed plan (the “Exclusive Solicitation Period”) before other parties in interest are permitted to file plans.  On February 23, 2012, the Debtors moved to extend the Debtor’s initial Exclusive Filing Period for an additional 120 days through and including July 5, 2012 and the Debtors’ Exclusive Solicitation Period for an additional 180 days through and including September 3, 2012 (the “Exclusivity Motion”) [Docket No. 435].  A hearing on the Exclusivity Motion is scheduled for March 21, 2012.

XI.

THE CHAPTER 11 PLAN

As a result of the chapter 11 process and through the Plan, the Plan Proponents expect that DH’s impaired creditors will obtain a substantially greater recovery from DH’s Estate than the recovery that would be available if DH’s Assets had been liquidated under chapter 7 of the Bankruptcy Code.  The Plan is annexed hereto as Exhibit “A” and forms part of this Disclosure Statement.  The summary of the Plan set forth below is qualified in its entirety by the more detailed provisions set forth in the Plan.

A.                                    Classification and Treatment of Claims and Equity Interests

Except as otherwise provided in the Plan, the classification scheme set forth in the Plan, applicable to all matters pertaining to organization, voting, confirmation, and distributions is as follows:

1.                                      Unclassified Claims

Administrative Claims and Priority Tax Claims are not classified under the Plan.  The treatment of such Claims under the Plan is described in the subsection of this Disclosure Statement entitled “Provisions for Treatment of Unclassified Claims under the Plan.”

2.                                      Classified Claims and Equity Interests

The Claims against and Equity Interests in DH that are classified under the Plan shall be classified under the Plan as follows:

Class 1 — Priority Claims.  Class 1 shall consist of all Priority Claims (which excludes Priority Tax Claims) against DH.

Class 2 — Secured Claims.  Class 2 shall consist of all Secured Claims against DH.

Class 3 — General Unsecured Claims.  Class 3 shall consist of all General Unsecured Claims against DH.

Class 4 — Subordinated Notes Claims.  Class 4 shall consist of all Subordinated Notes Claims against DH.

Class 5 — Convenience Claims.  Class 5 shall consist of all Convenience Claims against DH.

Class 6 — Equity Interests.  Class 6 shall consist of all Equity Interests in DH.

Treatment of the Claims against and Equity Interests in DH that are classified under the Plan is described in the subsection of this Disclosure Statement entitled “Provisions for Treatment of Classified Claims and Equity Interests Under the Plan.”

B.            Identification of Classes of Claims and Equity Interests as Impaired or Unimpaired

1.             Unimpaired Classes of Claims and Equity Interests

Class 1 — Priority Claims, Class 2 — Secured Claims, Class 4 —  Subordinated Notes Claims, Class 5 — Convenience Claims, and Class 6 — Equity Interests are not impaired under the Plan.  In accordance with section 1126 of the Bankruptcy Code, holders of such Claims and Equity Interests are conclusively deemed to have accepted the Plan and, except as otherwise described herein, their votes shall not be solicited by the Plan Proponents.

2.             Impaired Class of Claims

Class 3 — General Unsecured Claims is impaired under the Plan.  In accordance with section 1126 of the Bankruptcy Code, holders of such Claims are entitled to vote to accept or reject the Plan.

3.             Impairment Controversies

In the event that the holder of any Claim or Equity Interest disputes the classification of its Claim or Equity Interest as set forth in the Plan, such holder may timely submit such dispute to the Bankruptcy Court, and the Bankruptcy Court shall resolve such dispute at the Confirmation Hearing.  Prior to the determination by the Bankruptcy Court with respect to any such controversy, each holder of a Claim or Equity Interest within the class of Claims or Equity Interests with respect to which such controversy has arisen shall be provided a provisional ballot to cast a vote to accept or reject the Plan pursuant to the procedures approved by the Bankruptcy Court in the Disclosure Statement Order.

C.            Provisions for Treatment of Classified Claims and Equity Interests Under the Plan

The Plan treats the classes of Claims against and Equity Interests in DH as follows:

1.             Class 1 — Priority Claims

Each holder of an Allowed Priority Claim against DH shall be left unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Claim entitles such holder in respect of such Claim shall be left unaltered, and except to the extent that a holder of an Allowed Priority Claim and the Plan Proponents agree on less favorable treatment for such holder, such Allowed Priority Claim against DH (including any amounts to which such holder is entitled pursuant to section 1124(2) of the Bankruptcy Code) shall be paid in full in accordance with such rights on the Plan Distribution Date.

2.             Class 2 — Secured Claims

Each holder of an Allowed Secured Claim against DH shall be left unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Claim entitles such holder in respect of such Claim shall be left unaltered, and except to the extent that a holder of an Allowed Secured Claim and the Plan

Proponents agree on less favorable treatment for such holder, such Allowed Secured Claim against DH (including any amounts to which such holder is entitled pursuant to section 1124(2) of the Bankruptcy Code) shall be paid in full in accordance with such rights on the Plan Distribution Date or, if after the Plan Distribution Date, as and when such payment is due.

3.             Class 3 — General Unsecured Claims

Except to the extent that a holder of an Allowed General Unsecured Claim and the Plan Proponents agree on less favorable treatment for such holder, each holder of an Allowed General Unsecured Claim against DH shall receive, on the Effective Date, its Pro Rata Share of  (i) the Plan Cash Payment, (ii) the Plan Preferred Stock, and (iii) at the sole option of Dynegy, in its capacity as a Plan Proponent, either (a) the Plan Secured Notes or (b) the Plan Secured Notes Alternative Payment.

The Plan Cash Payment is a Cash payment which shall be in the amount of $400 million, subject to adjustment as set forth in Section 8.5 of the Plan and described below, plus an amount equal to the interest that would have accrued on $1.015 billion aggregate principal amount of Plan Secured Notes as of the Effective Date had such Plan Secured Notes been issued on the Petition Date, less the amount of Cash distributable in respect of any Allowed Class 4 — Subordinated Notes Claims for which the Subordination Alternative Election is not made. The Plan Proponents estimate that the total aggregate amount of Allowed Subordinated Notes Claims will be approximately $216 million (plus interest and other fees), which includes all amounts owed under the Subordinated Notes through the Effective Date of the Plan.  As such, the Plan Cash Payment would not be reduced by more than $216 million (plus and other fees) with respect to Allowed Class 4 — Subordinated Notes Claims for which the Subordination Alternative Election is not made.

The Plan Preferred Stock and Plan Secured Notes are described below in the subsection of this Disclosure Statement entitled “The Chapter 11 Plan — Description of Certain Securities to Be Issued Pursuant to the Plan.”

For the avoidance of doubt, to the extent that all or a portion of an Allowed General Unsecured Claim consists of an Allowed Lease Guaranty Claim, distributions in respect of such Allowed Lease Guaranty Claim to a Danskammer Lease Guaranty Party or a Roseton Lease Guaranty Party (in each case other than to a PSEG Entity) shall be limited to the lesser of (i) an amount equal to such holder’s Lease Security Claim less the value of consideration made available to such holder by Dynegy Danskammer and/or Dynegy Roseton on account of any such Lease Security Claim or (ii) an amount equal to distributions otherwise available to such holder if its Allowed Lease Guaranty Claim were treated as an Allowed General Unsecured Claim.  Such limitation will ensure that no holder of an Allowed Lease Guaranty Claim may recover more than payment in full on account of such holder’s Claim against the Debtors and is necessary in light of the availability of recoveries on such Claims from multiple Debtors.  Specifically, the Debtors envision making material distributions in respect of Lease Rejection

Claims from the Debtor Lessees’ estates, and that such distributions will require application of the limitation to Allowed Lease Guaranty Claims.30

4.             Class 4 — Subordinated Notes Claims

(a)           General Treatment.  Each holder of an Allowed Subordinated Notes Claim against DH shall be paid in full in Cash on the Plan Distribution Date the amount owed to such holder on account of such holder’s Allowed Subordinated Notes Claim as of the Effective Date; provided that the rights of holders of Allowed Subordinated Notes Claims to receive Plan Distributions under Section 4.1(d)(i) of the Plan shall be subject to the subordination provisions set forth in the Subordinated Notes Indenture and Section 10.8(b) of the Plan, pursuant to which all Plan Distributions to holders of Allowed Subordinated Notes Claims shall be automatically distributed to the Indenture Trustee under the Senior Notes Indenture without any further action or demand and shall be shared pro rata only among holders of Allowed Senior Notes Claims. The Plan Proponents believe that the proposed treatment of the Allowed Subordinated Notes Claims against DH leaves such Claims unimpaired and that, accordingly, the holders of the Allowed Subordinated Notes Claims are conclusively presumed to have accepted the Plan, such that any vote cast by such holders with respect to the Plan will be disregarded.

(b)           Alternative Consensual Treatment.  Notwithstanding Sections 4.1(d)(i) and 16.5 of the Plan, each holder of an Allowed Subordinated Notes Claim may, in full and final satisfaction and settlement of such Allowed Subordinated Notes Claim, elect to (i) reduce the amount of such Allowed Subordinated Notes Claim to an amount that is equal to $0.35 for every $1.00 of principal amount of such Allowed Subordinated Notes Claim, and (ii) pursuant to such election, have the reduced Allowed Subordinated Notes Claim be deemed an Allowed General Unsecured Claim for Plan Distribution purposes and receive a Pro Rata Share of the Plan Distributions under Section 4.1(c) of the Plan based on the reduced amount of such Allowed Subordinated Notes Claim, without subordination.31  Such Subordination Alternative Election may be made pursuant to the procedures approved by the Bankruptcy Court in the Disclosure Statement Order. For each Allowed Subordinated Notes Claim for which the Subordination Alternative Election is made pursuant to Section 4.1(d)(ii) of the Plan, the aggregate amount of Cash otherwise distributable pursuant to Section 4.1(d)(i) of the Plan shall be reduced by the amount of such Allowed Subordinated Notes Claim, on a dollar for dollar basis, which amount

30             The value of any consideration or distributions made available to the holder of the Lease Security Claim by Dynegy Danskammer and/or Dynegy Roseton on account of such Lease Security Claim shall be determined by the Bankruptcy Court in connection with the Adversary Proceeding based on expert testimony anticipated to be presented by the parties to the Adversary Proceeding or as otherwise agreed to by the parties to the Adversary Proceeding.  At this time, no value has been attributed to the Leased Facilities, although the Debtors have asserted in the Adversary Proceeding that such facilities have substantial value.  Additionally, no plans of reorganization have been filed for Dynegy Danskammer and Dynegy Roseton, nor has the Court determined the value of the Leased Facilities in connection with the Adversary Proceeding.  Accordingly, it is impossible at this time to know the amount of the Lease Security Claims.

31             In the event of an impairment controversy in which the Bankruptcy Court determines that Class 4 — Subordinated Notes Claims is impaired under the Plan, each holder of a Subordinated Notes Claim that makes the Subordination Alternative Election shall be deemed to have voted to accept the Plan in Class 4 — Subordinated Notes Claims in the full amount of its Allowed Subordinated Notes Claim.

shall be included in the Plan Cash Payment to be paid to holders of Allowed General Unsecured Claims.

5.             Class 5 — Convenience Claims

Each holder of an Allowed Convenience Claim against DH shall be left unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Claim entitles such holder in respect of such Claim shall be left unaltered, and such Allowed Convenience Claim against DH (including any amounts to which such holder is entitled pursuant to section 1124(2) of the Bankruptcy Code) shall be paid in full in accordance with such rights on the Plan Distribution Date or, if after the Plan Distribution Date, as and when such payment is due.

6.             Class 6 — Equity Interests

Each holder of an Allowed Equity Interest in DH shall be left unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Allowed Equity Interest entitles such holder in respect of such Allowed Equity Interest shall be left unaltered.

D.            Provision for Treatment of Intercompany Claims

Except as otherwise set forth in the Plan, Intercompany Claims shall, solely for purposes of receiving distributions under the Plan, be treated as having been resolved by compromise or otherwise eliminated, and thus, holders of Intercompany Claims shall receive no distribution under the Plan on account of such Intercompany Claims.  After the Effective Date, Intercompany Claims may be compromised or otherwise eliminated as determined by the Plan Trust Administrator or Disbursing Agent, as applicable.  Holders of Intercompany Claims shall not be entitled to vote on the Plan.

E.            Provisions for Treatment of Unclassified Claims Under the Plan.

1.             Unclassified Claims

As set forth above, the Plan provides that Administrative Claims and Priority Tax Claims shall be treated in accordance with sections 1129(a)(9)(A) and 1129(a)(9)(C) of the Bankruptcy Code, respectively.  Such Claims are not designated as classes of Claims for the purposes of the Plan or for the purposes of sections 1123, 1124, 1125, 1126 or 1129 of the Bankruptcy Code.

a.             Administrative Claims

Each holder of an Administrative Claim other than (i) a Fee Claim, (ii) a liability incurred and payable in the ordinary course of business by DH (and not past due), or (iii) an Administrative Claim that has been Allowed on or before the Effective Date, must file with the Bankruptcy Court and serve on DH, the Plan Proponents, the Creditors’ Committee, and the Office of the United States Trustee, notice of such Administrative Claim within thirty (30) days after service of the Notice of Confirmation.  Such notice of Administrative Claim must include at a minimum (i) the name of the holder of the Administrative Claim, (ii) the amount of the Administrative Claim, and (iii) the basis of the Administrative Claim.  Failure to file and serve such notice timely and properly shall result in the Administrative Claim being forever barred and discharged.

Each Professional Person who holds or asserts a Fee Claim shall be required to file with the Bankruptcy Court, and serve on all parties required to receive notice, a Fee Application within forty (40) days after the Effective Date.  The failure to timely file and serve such Fee Application shall result in the Fee Claim being forever barred and discharged.

An Administrative Claim with respect to which notice has been properly filed and served in accordance with the terms of the Plan shall become an Allowed Administrative Claim if no objection is filed within thirty (30) days after the later of (i) the Effective Date, (ii) the date of service of the applicable notice of Administrative Claim, or (iii) such later date as may be (A) agreed to by the holder of such Administrative Claim or (B) approved by the Bankruptcy Court on motion of a party in interest, without notice or a hearing.  If an objection is filed within such thirty (30) day period (or any extension thereof), the Administrative Claim shall become an Allowed Administrative Claim only to the extent Allowed by Final Order.  A Fee Claim in respect of which a Fee Application has been properly filed and served in accordance with the terms of the Plan shall become an Allowed Administrative Claim only to the extent allowed by order of the Bankruptcy Court.

On the Plan Distribution Date, each holder of an Allowed Administrative Claim shall receive (i) the amount of such holder’s Allowed Administrative Claim in one Cash payment or (ii) such other treatment as may be agreed upon in writing by the Plan Proponents and such holder; provided, that such treatment shall not provide a recovery to such holder having a present value as of the Effective Date in excess of such holder’s Allowed Administrative Claim; and provided, further, that an Administrative Claim representing a liability incurred in the ordinary course of business of DH may be paid at the Plan Proponents’ election in the ordinary course of business.

b.             Priority Tax Claims

At the election of the Plan Proponents, each holder of an Allowed Priority Tax Claim shall receive under the Plan, in full satisfaction of such Allowed Priority Tax Claim, the treatment described in any one of the following clauses: (a) payments in Cash, in regular installments over a period ending not later than five (5) years after the Petition Date, of a total value, as of the Effective Date, equal to the Allowed amount of such Claim; (b) a lesser amount in one Cash payment as may be agreed upon in writing by the Plan Proponents and such holder; or (c) such other treatment as may be agreed upon in writing by the Plan Proponents and such holder; provided, that such agreed upon treatment may not provide such holder with a recovery having a present value as of the Effective Date that is greater than the amount of such holder’s Allowed Priority Tax Claim or that is less favorable than the treatment provided to the most favored nonpriority unsecured Claims under the Plan.  The Confirmation Order shall enjoin any holder of an Allowed Priority Tax Claim from commencing or continuing any action or proceeding against any responsible person, officer or manager of DH that otherwise would be liable to such holder for payment of a Priority Tax Claim so long as DH is in compliance with its obligations under the Plan as described in this paragraph.  So long as the holder of an Allowed Priority Tax Claim is enjoined from commencing or continuing any action or proceeding against any responsible person, officer or manager of DH under the Plan as described in this paragraph or pursuant to the Confirmation Order, the statute of limitations for commencing or continuing any such action or proceeding shall be tolled.

F.            Acceptance or Rejection of the Plan

1.             Class of Claims Entitled to Vote to Accept or Reject the Plan

Only Class 3 — General Unsecured Claims are impaired under the Plan.  Accordingly, only holders of Class 3 — General Unsecured Claims are entitled to vote on the Plan and only the votes of holders of Class 3 — General Unsecured Claims are being solicited by the Plan Proponents in connection with the Plan and this Disclosure Statement.

2.             Classes of Claims and Equity Interests Deemed to Accept the Plan

Class 1 — Priority Claims, Class 2 — Secured Claims, Class 4 — Subordinated Notes Claims, Class 5 — Convenience Claims, and Class 6 — Equity Interests are unimpaired under the Plan.  Accordingly, pursuant to section 1126(f) of the Bankruptcy Code, such classes of Claims and Equity Interests, and the holders of Claims or Equity Interests therein, are deemed to have accepted the Plan and their votes are not being solicited by the Plan Proponents in connection with the Plan and this Disclosure Statement.

Although Class 4 — Subordinated Notes Claims is unimpaired under the Plan and deemed to have accepted the Plan, holders of Class 4 — Subordinated Notes Claims shall be provided a provisional ballot pursuant to Section 3.3 of the Plan to vote to accept or reject the Plan, which provisional ballot will be included as part of the Election Form for making the Subordination Alternative Election pursuant to Section 4.1(d)(ii) of the Plan, as described below.  If there is a controversy with respect to whether or not Class 4 — Subordinated Notes Claims is unimpaired under the Plan and the Bankruptcy Court determines that such class is impaired, votes to accept or reject the Plan properly cast by holders of Class 4 — Subordinated Notes Claims pursuant to the Election Form shall be tabulated to determine whether Class 4 — Subordinated Notes Claims has accepted the Plan. Pursuant to the Election Form and Disclosure Statement Order, holders of Allowed Subordinated Notes Claims who make the Subordination Alternative Election shall be deemed to have voted in favor of the Plan.

3.             Class Acceptance Requirement

All classes other than Class 3 — General Unsecured Claims are deemed to have accepted the Plan.  In accordance with section 1126 of the Bankruptcy Code, Class 3 — General Unsecured Claims shall have accepted the Plan if holders of at least two-thirds in amount and in excess of one-half (1/2) in number of the Allowed General Unsecured Claims that vote on the Plan vote to accept the Plan.  The Consenting Noteholders, which hold in the aggregate approximately $1.8 billion of the approximately $3.57 billion principal amount of Senior Notes Claims and Subordinated Notes Claims, have agreed, subject to the terms and conditions contained in the Noteholder Restructuring Support Agreement, to vote to accept the Plan.  See “General Information — Restructuring Support Agreement.”  The PSEG Entities, which hold an Allowed

Claim of $110 million, have also agreed to vote to accept the Plan.  Holders of an unknown number of claims holding approximately $2 billion of Claims have not yet decided whether to vote to accept or reject the Plan.

G.            Plan Settlement and Compromise

Pursuant to sections 1123(b)(3) and 1123(b)(6) of the Bankruptcy Code and Bankruptcy Rule 9019, and subject to the occurrence of the Effective Date, the Plan shall constitute a motion to approve, and entry of the Confirmation Order shall constitute approval of, the settlement and compromise between and among DH, Dynegy, DGIN, and holders of General Unsecured Claims against DH as follows:

•             Dynegy shall issue to DH, for the benefit of holders of Allowed General Unsecured Claims against DH, (i) the Plan Cash Payment, (ii) the Plan Preferred Stock, and (iii) either (A) the Plan Secured Notes or (B), in lieu of the Plan Secured Notes, and at the sole election of Dynegy, the Plan Secured Notes Alternative Payment; and DH shall thereafter cause such property to be distributed to the holders of Allowed General Unsecured Claims in accordance with and pursuant to the Plan;

•             Dynegy and DH shall cause DGIN to cancel the DH Note and deem such DH Note fully satisfied and extinguished; and

•             For and in consideration of the undertakings and other agreements of Dynegy under and in connection with the Plan, including those set forth above, on the Effective Date: (i) in the manner set forth in Section 8.2 of the Plan and discussed below, (A) Legacy DH (as successor to DH) and Dynegy shall cancel the Undertaking Agreement and Dynegy’s obligations under the Undertaking Agreement shall be deemed to be fully satisfied and extinguished, and (B) Legacy DH (as successor to DH) shall transfer to New DH, a newly formed, wholly-owned subsidiary of Dynegy, 100% of the equity interests in DGIN; (ii) DH, its  non-Debtor Affiliates, its Estate, and the Plan Proponents shall release, and be deemed to have released, all Claims and Causes of Action of the types described in Section 8.13 of the Plan against all persons and entities referenced in such Section 8.13; and (iii) holders of Claims or Causes of Action arising from or related to the Prepetition Restructurings, including the Prepetition Lawsuits, shall be enjoined, as set forth in the section of this Disclosure Statement entitled “Injunctions,” from taking any action in respect of such Claims or Causes of Action against DH and all successors thereto, Dynegy or its non-Debtor Affiliates, or any of their current or former respective members, equity holders, directors, managers, officers, employees, agents, and professionals, successors, and assigns or their respective assets and property.

Subject to the occurrence of the Effective Date, entry of the Confirmation Order shall constitute authorization for all parties to take all actions that are necessary or appropriate to implement and give effect to the settlement and compromise set forth in the Plan.

H.            Means for Implementation of the Plan

1.             Operations Between the Confirmation Date and the Effective Date

During the period from the Confirmation Date through and until the Effective Date, DH shall continue to operate its businesses as a Debtor in Possession, subject to the oversight of the Bankruptcy Court as provided in the Bankruptcy Code, the Bankruptcy Rules and all orders of the Bankruptcy Court that are then in full force and effect.

2.             Certain Intercompany Transactions on or About the Effective Date

To implement the settlement and compromise set forth above in the most efficient manner, the intercompany transactions described below shall occur on or before the Effective Date:

a.             Re-Vesting of Assets

Without further order of the Bankruptcy Court, upon the occurrence of the Effective Date, except as otherwise expressly provided in the Plan or the Confirmation Order, title to all of the Assets of DH and its Estate shall vest in DH free and clear of all liens, mortgages, Claims, Causes of Action, interests, security interests and other encumbrances.

b.             Cancellation of DH Note

Dynegy and DH shall cause DGIN to cancel the DH Note and deem such DH Note fully satisfied and extinguished.

c.             Formation of New DH and Legacy DH

Dynegy shall form a wholly-owned direct subsidiary, New DH, as a Delaware corporation, and New DH shall then form a wholly-owned direct subsidiary, Legacy DH, as a Delaware limited liability company.

d.             DH Merger with Legacy DH

Following the consummation of the actions described in the immediately preceding subsection, Dynegy shall contribute 100% of the Equity Interests in DH to New DH and immediately thereafter DH shall be merged into Legacy DH under Delaware law, with Legacy DH as the surviving entity.

e.             Cancellation of Undertaking Agreement

Immediately following the formation of New DH and Legacy DH and the merger of DH into Legacy DH, as described above, Legacy DH, as successor to DH, and Dynegy shall cancel the Undertaking Agreement and Dynegy’s obligations under such Undertaking Agreement shall be deemed to be fully satisfied and extinguished.

f.              Elimination of Certain Intercompany Indebtedness

Immediately following consummation of the actions described in Section 8.2(e) of the Plan, (i) any intercompany indebtedness owed by (or to) Legacy DH or one of the remaining Debtors to (or by) Dynegy or any of its direct or indirect subsidiaries (other than Legacy DH or the remaining Debtors) shall be identified; (ii) such intercompany indebtedness shall be either contributed down or distributed up, as the case may be, by Dynegy and its direct or indirect subsidiaries (other than Legacy DH or a subsidiary that is one of the remaining Debtors) to Legacy DH; and (iii) all such intercompany indebtedness  shall be netted by Legacy DH, and if the net amount results in (A) a receivable of Legacy DH, such net receivable shall be contributed to DNE by Legacy DH, or (B) a payable by Legacy DH, such net payable shall be cancelled.

g.             Transfer of Legacy DH Assets to New DH

Except for (i) Cash necessary to pay the reasonable costs and expenses associated with the administration of the Plan Trust, which amount shall be (A) determined by the Plan Proponents subject to the consent of the Requisite Consenting Noteholders, which consent shall not be unreasonably withheld or delayed, and (B) identified in a Plan Document to be filed with the Bankruptcy Court not less than ten (10) days prior to the Plan Objection Deadline, and (ii) Legacy DH’s equity interests in DNE, Legacy DH shall, after the cancellation of the Undertaking Agreement as set forth above, promptly transfer substantially all of its assets to New DH.  The assets transferred by Legacy DH to New DH as set forth in the preceding sentence shall include, without limitation, 100% of the equity interests in DGIN.

h.             Transfer of Legacy DH to the Plan Trust

After consummation of the transfers described in the immediately preceding subsection, (i) Dynegy shall cause New DH to transfer 100% of the equity interests in Legacy DH to the Plan Trust and (ii) Legacy DH and its subsidiaries shall change their legal names, where applicable to exclude the word “Dynegy” therefrom.  Further, immediately upon the transfer of the equity interests in Legacy DH to the Plan Trust, Legacy DH and the remaining Debtors shall adopt new constituent documents that shall appoint the Plan Trust Administrator as the sole director or manager thereof, as applicable.

After the foregoing transactions are complete, DH’s current subsidiaries DNE, Hudson Power, Dynegy Danskammer and Dynegy Roseton, all Debtors in the Chapter 11 Cases, shall be managed by the Plan Trust Administrator.  The Plan Trust Administrator shall thereafter, as set forth in Article IX of the Plan, be responsible for taking all actions necessary or appropriate to dissolve Legacy DH.

EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, NEITHER DYNEGY NOR ANY OF ITS SUBSIDIARIES, INCLUDING NEW DH, SHALL HAVE, OR BE CONSTRUED TO HAVE OR MAINTAIN, ANY LIABILITY, CLAIM, OR OBLIGATION THAT IS BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT, OR OTHER OCCURRENCE OR THING OCCURRING OR IN EXISTENCE ON OR PRIOR TO THE EFFECTIVE DATE OF THE PLAN (INCLUDING, WITHOUT LIMITATION, ANY LIABILITY, CLAIM OR OBLIGATION ARISING UNDER

APPLICABLE NON-BANKRUPTCY LAW AS A SUCCESSOR TO DH OR LEGACY DH) AND NO SUCH LIABILITY, CLAIM, OR OBLIGATION FOR ANY ACTS SHALL ATTACH TO DYNEGY OR ANY OF ITS SUBSIDIARIES, INCLUDING NEW DH; PROVIDED, THAT NOTHING IN SECTION 8.2 OF THE PLAN SHALL BE CONSTRUED TO BE OR SHALL BE A RELEASE, WAIVER, DISCHARGE OR IMPAIRMENT OF ANY CLAIMS OR CAUSES OF ACTION THAT ANY PERSON WHO IS A PARTY TO THE GASCO CREDIT FACILITY OR THE COALCO CREDIT FACILITY, OR THEIR SUCCESSORS AND ASSIGNS, MAY HAVE ARISING FROM OR IN CONNECTION WITH THE GASCO CREDIT FACILITY OR THE COALCO CREDIT FACILITY.

3.             Corporate Action

The entry of the Confirmation Order shall constitute authorization for DH and its Affiliates to take or cause to be taken all corporate actions necessary or appropriate to implement all provisions of, and to consummate, the Plan prior to, on and after the Effective Date.  All such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court without further approval, act or action under any applicable law, order, rule or regulation, including, without limitation, any action required by the members, officers, or managers of DH and its Affiliates, including, among other things: (a) all transfers of assets (including equity interests) that are to occur pursuant to the Plan, (b) the incurrence of all obligations contemplated by the Plan and the making of Plan Distributions, (c) the execution and delivery of all applicable Plan Documents, (d) the implementation of all settlements and compromises as set forth in or contemplated by the Plan, and (e) the execution and delivery or consummation of any and all transactions, contracts, or arrangements permitted by applicable law, order, rule or regulation.  On the Effective Date, the members, managers and/or officers of DH are authorized and directed to do all things and to execute and deliver all agreements, documents, instruments, notices and certificates as are contemplated by the Plan and to take all necessary actions required in connection therewith, in the name of and on behalf of DH.  All obligations of DH to indemnify and hold harmless its current and former directors, officers and employees, whether arising under DH’s constituent documents, or under any contract, law or equitable principle, shall be assumed by DH upon the occurrence of the Effective Date with the same effect as though such obligations constituted executory contracts that are assumed under section 365 of the Bankruptcy Code, and all such obligations shall be fully enforceable on their terms from and after the Effective Date.  The prosecution of any so-indemnified Cause of Action against the Persons to whom such right(s) of indemnification are owed shall be, upon the occurrence of the Effective Date, enjoined and prohibited.

4.             Allowance of Senior Notes Claims

Upon entry of the Confirmation Order, the Senior Notes Claims shall be Allowed in full in the aggregate amounts set forth in Exhibit “B” of the Plan.  The Senior Notes Claims shall constitute Allowed Claims for all purposes and shall not be subject to defense, offset, counterclaim, subordination, recoupment, reduction or recharacterization by DH or any party in interest.

5.                                      Adjustment to Amount of Plan Cash Payment and Principal Amount of Plan Secured Notes

The aggregate amount of the Plan Cash Payment to be issued on the Effective Date and the aggregate principal amount of the Plan Secured Notes to be issued on the Effective Date are subject to adjustment as follows:

•                                        the aggregate principal amount of Plan Secured Notes will be reduced (on a dollar-for-dollar basis) by the amount of Cash held by DH and its subsidiaries (other than Dynegy Gas Investments Holdings, LLC and Dynegy Coal Investments Holdings, LLC and their respective subsidiaries, and assuming solely for this purpose that Dynegy Coal Holdco, LLC is a subsidiary of DH) on the Effective Date in excess of the sum of (i) $200 million (including, for this purpose, any funds in or required to be funded to the Plan Secured Notes Debt Service Account, but excluding, for this purpose, the Plan Cash Payment and the amount of Cash distributable in respect of any Allowed Subordinated Notes Claims for which the Subordination Alternative Election is not made) and (ii) any Cash reserved in an amount agreed to by the Plan Proponents and the Requisite Consenting Noteholders to pay (on the Effective Date, or thereafter as contemplated by the Plan) Allowed Administrative Claims and other Allowed Claims pursuant to and in accordance with the Plan and to fund the Plan Trust; and

•                                        the aggregate amount of the Plan Cash Payment shall be increased by the amount of such excess Cash (on a dollar-for-dollar basis) as calculated in the preceding paragraph.

For the purpose of this calculation, Dynegy Coal Holdco, LLC will be deemed to be a subsidiary of DH and Dynegy Coal Holdco, LLC and Dynegy Gas Holdco, LLC and their subsidiaries will be deemed to have distributed to DH all Cash permitted to be distributed pursuant to the CoalCo Credit Facility and the GasCo Credit Facility through December 31, 2011, subject to any limitations on dividends and distributions by such entities pursuant to applicable law.  Further, for the purpose of the calculation, the amount of excess Cash shall be determined by the Plan Proponents in consultation with the advisors to the Consenting Noteholders.

In addition to the adjustments set forth above, the aggregate principal amount of the Plan Secured Notes is subject to adjustment pursuant to Section 12.3 of the Plan.  The adjustment to the aggregate principal amount of the Plan Secured Notes set forth in Section 12.3 of the Plan shall occur prior to the adjustments to the amount of the Plan Cash Payment and the aggregate principal amount of the Plan Secured Notes set forth above.

6.                                      Plan Secured Notes Alternative Payment

As set forth in Section 4.1(c) of the Plan, Dynegy may, in its sole discretion, issue the Plan Secured Notes Alternative Payment to DH for distribution to holders of Allowed General Unsecured Claims in lieu of Dynegy issuing the Plan Secured Notes.  The Cash necessary for

Dynegy to issue the Plan Secured Notes Alternative Payment, if Dynegy chooses to do so, in its sole discretion, shall be obtained by Dynegy through Cash of the Plan Proponents and/or the Plan Secured Notes Alternative Payment Financing, which shall be on terms that, taken as a whole, are no less favorable to Dynegy than the terms of the Plan Secured Notes as determined by the Plan Proponents subject to the consent of the Requisite Consenting Noteholders, which consent shall not be unreasonably withheld or delayed; provided, however, that such Plan Secured Notes Alternative Payment Financing may have an effective interest rate up to 12% per annum (inclusive of any original issue discount); provided further that the Requisite Consenting Noteholders shall be deemed to have consented to the terms of the Plan Secured Notes Alternative Payment Financing if it is on the terms to be set forth in a Plan Document filed with the Bankruptcy Court not less than ten (10) days prior to the Plan Objection Deadline.

7.                                      Establishment of Claims Purchasing Fund

On or prior to the Effective Date, Dynegy shall establish a fund for the purpose of acquiring Claims against the Debtors (other than DH), and shall deposit therein Cash in an amount to be (a) determined by Dynegy subject to the consent of the Requisite Consenting Noteholders, which consent shall not be unreasonably withheld or delayed, and (b) set forth in a Plan Document filed with the Bankruptcy Court not less than ten (10) days prior to the Plan Objection Deadline.  On and after the Effective Date, Dynegy may, in its sole discretion, utilize such funds to purchase Claims against the Debtors (other than DH).

8.                                      Termination of Certain Debt Obligations

Upon the occurrence of the Effective Date, all notes, instruments, certificates and other documents evidencing the Senior Notes Claims and the Subordinated Notes Claims shall be cancelled and annulled, and the holders of Allowed Senior Notes Claims and Allowed Subordinated Notes Claims shall only be entitled to receive the treatment provided under the Plan.

As set forth above, Dynegy shall cause DGIN to cancel the DH Note and deem such DH Note fully satisfied and extinguished.

9.                                      Causes of Action

Except as otherwise set forth in the Plan, (a) all Causes of Action of DH and its Estate shall be transferred to and vested in New DH and (b) the right of New DH to commence, prosecute or settle such Causes of Action, in its sole discretion, shall be preserved notwithstanding the occurrence of the Effective Date.

No Person may rely on the absence of a specific reference in the Plan or this Disclosure Statement to any Cause of Action against them as any indication that New DH will not pursue any and all available Causes of Action against them.  New DH expressly reserves all rights to prosecute any and all Causes of Action against any Person, except as otherwise provided in the Plan.  Unless any Cause of Action against a Person is expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Final Order, DH and New DH expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon or after the confirmation or consummation of the Plan.

10.                               Appointment of the Disbursing Agent

Upon the occurrence of the Effective Date, Dynegy shall be appointed to serve as the Disbursing Agent and shall have all of the powers, rights, duties and protections afforded the Disbursing Agent under the Plan.

11.                               Sources of Cash for Plan Distributions

All Cash necessary for the Disbursing Agent to make payments and Plan Distributions, except the Plan Cash Payment, Plan Distributions with respect to Subordinated Notes Claims for which the Subordination Alternative Election is not made, and the Plan Secured Notes Alternative Payment (to the extent such payment is made), shall be obtained from DH’s existing Cash balances as of the Effective Date.  The Cash necessary to make the Plan Cash Payment, Plan Distributions with respect to Subordinated Notes Claims for which the Subordination Alternative Election is not made, and the Plan Secured Notes Alternative Payment, if any, shall be provided by Dynegy as part of the settlement and compromise embodied in Article VII of the Plan.

12.                               Investment of Funds Held by the Disbursing Agent; Tax Reporting by the Disbursing Agent

The Disbursing Agent may, but shall not be required to, invest any funds held by the Disbursing Agent pending the distribution of such funds pursuant to the Plan in investments that are exempt from federal, state and local taxes.  Subject to definitive guidance from the Internal Revenue Service (the “IRS”) or a court of competent jurisdiction to the contrary (including the receipt by the Disbursing Agent of a private letter ruling if the Disbursing Agent so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Disbursing Agent), the Disbursing Agent may (a) treat the funds and other property held by it as held in a single trust for federal income tax purposes in accordance with the trust provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) (sections 641, et seq.), and (b) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.

13.                               Releases by DH, its non-Debtor Affiliates, the Estate and the Plan Proponents

As of the Effective Date, for good and valuable consideration, DH, its non-Debtor Affiliates, the Estate and the Plan Proponents shall be deemed to release and forever waive and discharge any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to DH, DH’s Chapter 11 Case, the Plan, this Disclosure Statement, solicitation of the Plan, or the Prepetition Restructurings (including, without limitation, all Causes of Action alleged in the Prepetition Lawsuits related to the Prepetition Restructurings), and that could have been asserted by or on behalf of DH, its non-Debtor Affiliates, the Estate or the Plan Proponents against (a) the Plan Proponents, (b) DH’s and its non-Debtor Affiliates’ present and former officers, managers and directors (as applicable), (c) the Consenting Noteholders, (d) Franklin, (e) the PSEG Entities, and (f) the attorneys, accountants, investment bankers, bankruptcy and restructuring advisors and financial advisors of each of the foregoing; except, that nothing in the provisions of the Plan described in this paragraph shall be construed to release any party or entity from willful misconduct or gross negligence as determined by a Final Order.

14.                               Releases by Creditors

Subject to the occurrence of the Effective Date, for good and valuable consideration, any holder of a Claim that is impaired or unimpaired under the Plan shall be presumed conclusively to have released DH, its non-Debtor Affiliates, the Plan Proponents, the Consenting Noteholders, Franklin, the PSEG Entities, and each of their respective present and former officers, managers and directors (as applicable), their respective successors, assigns, and each of their respective agents, attorneys, advisors, accountants, restructuring consultants, financial advisors and investment bankers, and any Person claimed to be liable derivatively through any of the foregoing, from any Cause of Action based on the same subject matter as such Claim against DH; except that nothing in the provisions of the Plan described in this paragraph shall be construed to release any party from willful misconduct or gross negligence as determined by a Final Order or to release any party from any Claim or Cause of Action which any Person who is a party to the GasCo Credit Facility or the CoalCo Credit Facility, or their successors and assigns, may have in respect of the GasCo Credit Facility or the CoalCo Credit Facility.

I.                                         Description of Certain Securities to Be Issued Pursuant to the Plan

Pursuant to the Plan, on the Effective Date, each holder of an Allowed General Unsecured Claim will receive its Pro Rata Share of (i) the Plan Cash Payment, (ii) the Plan Preferred Stock, and (iii) at the sole option of Dynegy, in its capacity as a Plan Proponent, either (a) the Plan Secured Notes (together with the Plan Preferred Stock, the “Plan Securities”) or (b) the Plan Secured Notes Alternative Payment.  The following is a summary of the material terms of the Plan Securities.  For a more detailed description of the Plan Secured Notes and the Plan Preferred Stock, refer to the Notes Description and the Stock Designation, respectively.

1.                                      Plan Secured Notes

On the Effective Date, Dynegy may, at its election with respect to the Plan consideration payable to holders of Allowed General Unsecured Claims against DH, issue Plan Secured Notes to the holders of Allowed General Unsecured Claims under the terms and conditions set forth in the Plan.  Capitalized terms used in this Section 1 but not otherwise defined in this Section 1 shall have the meanings ascribed to such terms in the Notes Description attached to the Plan as Exhibit “C”.  If issued, the Plan Secured Notes shall contain the following material provisions:

Issuer	Dynegy

Securities Offered

$1,015,000,000 (as adjusted, as set forth below) aggregate principal amount of Dynegy’s 11% Senior Secured Notes (the “Principal Amount”)

The Principal Amount will be reduced (on a dollar-for-dollar basis) by the amount of cash or cash equivalents held by DH and its subsidiaries (other than Dynegy Gas Investments Holdings, LLC and Dynegy Coal Investments Holdings, LLC and their respective subsidiaries and, assuming solely for the purpose of this calculation, that Dynegy Coal Holdco is a subsidiary of DH) in excess of the sum of (i) $200.0 million (excluding, for this purpose, the Plan Cash Payment and the amount of Cash distributable in respect of any Allowed Subordinated Notes Claims for which the Subordination Alternative Election is not made, but including, for this purpose, any funds in or required to be funded to the Plan Secured Notes Debt Service Account), and (ii) any Cash reserved in an amount agreed to by the Plan Proponents and the Requisite Consenting Noteholders to pay (on the Effective Date, or thereafter as contemplated by the Plan) Allowed Administrative Claims and other Allowed Claims pursuant to and in accordance with the Plan and to fund the Plan Trust, which excess shall instead be used to increase (on a dollar-for-dollar basis) the amount of the Plan Cash Payment. For the purposes of this paragraph and this subsection, Dynegy Gas Holdco, LLC and Dynegy Coal Holdco, LLC will be deemed to have distributed (but not necessarily effected such distributions) all cash and cash equivalents permitted pursuant to the CoalCo Credit Facility and the GasCo Credit Facility through December 31, 2011. Any reduction pursuant to this paragraph shall occur following any adjustment in the Principal Amount described in the immediately succeeding paragraph.

If the Lease Guaranty Claims are Allowed or estimated as set forth in the Plan in an aggregate amount that is less than $300.0 million (or $190.0 million net of the TIA Claim, which has been Allowed in the amount of $110.0 million), the Principal Amount shall be reduced by an amount to be determined for every dollar such claims are less than $300.0 million. If the Lease Guaranty Claims are Allowed or estimated as set forth in the Plan in an aggregate amount that exceeds $300.0 million (or $190.0 million net of the TIA Claim, which has been Allowed in the amount of $110.0 million) and the condition precedent to the occurrence of the Effective Date requiring Allowed Lease Guaranty Claims to be in an aggregate amount not to exceed $300.0 million is waived as set forth below and in section 12.3 of the Plan, the Principal Amount shall be increased by an amount to be determined for every dollar such claims exceed $300.0 million. DH or Dynegy may waive the condition precedent to the occurrence of the Effective Date requiring Allowed Lease Guaranty Claims to be capped at $300.0 million; provided that to the extent the Allowed Lease Guaranty Claims exceed $400.0 million, DH or Dynegy may not waive such condition without the written consent of the Requisite Consenting Noteholders. The adjustment amounts left to be determined shall be (i) an amount that is the same for an increase or decrease in the aggregate principal amount of Plan Secured Notes, (ii) agreed to among the Plan Proponents and Requisite Consenting Noteholders, and (iii) identified in a Plan Document to be filed with the Bankruptcy Court not less than ten (10) days prior to the Plan Objection Deadline.

Maturity Date	Seven years from the issue date of the Plan Secured Notes.

Interest Payment Dates	May 1 and November 1 of each year, commencing on the first May 1 or November 1, as applicable, following the issue date of the Plan Secured Notes.

Interest Rate

Interest on the Plan Secured Notes will accrue at the rate of 11.0% per annum from the issue date and will be payable in cash semi-annually in arrears on the interest payment dates above. Interest on overdue principal and interest will accrue at a rate that is 2% higher than the then applicable interest rate on the Plan Secured Notes.

Guarantors

All of Dynegy’s direct and indirect, wholly-owned and domestic subsidiaries, except certain subsidiaries (the “Marketing Entities”) and Dynegy’s existing and future Unrestricted Subsidiaries and Ring-Fenced Entities (as those terms will be defined in the indenture governing the Plan Secured Notes) (the Marketing Entities, the Unrestricted Subsidiaries and the Ring-Fenced Entities, collectively, the “Excluded Entities”).

Ranking

The Plan Secured Notes will rank: (i) pari passu in right of payment with Dynegy’s and the guarantors’ existing and future senior indebtedness; (ii) senior to Dynegy’s and the guarantors’ existing and future subordinated indebtedness; (iii) effectively senior to all existing and future indebtedness of Dynegy and the guarantors that is unsecured or secured by liens junior to the Plan Secured Notes to the extent of the value of the Collateral; and (iv) effectively junior in right of payment to all existing and future indebtedness of all Non-Obligor Restricted Subsidiaries of Dynegy (as such term will be defined in the indenture governing the Plan Secured Notes).

Security

The Plan Secured Notes will, subject to certain exceptions, Permitted Liens and Permitted Collateral Liens, be secured by (1) a first-priority security interest on the Plan Secured Notes Debt Service Account and all of the presently-owned and after-acquired assets of Dynegy and of the direct and indirect wholly-owned subsidiaries of Dynegy (excluding (a) Dynegy Gas Investments Holdings, LLC and Dynegy Coal Investments Holdings, LLC and their respective subsidiaries, (b) DH and its successor in interest Legacy DH (except for the equity interests in DGIN covered in clause (2) below and New DH), (c)  DNE and its direct and indirect subsidiaries and (d) the Marketing Entities); and (2) a first-priority pledge of the outstanding Equity Interests in each of the direct and indirect subsidiaries of Dynegy, including Dynegy Gas Holdco, LLC, Dynegy Coal Holdco, LLC, Dynegy Gas Investments Holdings, LLC and Dynegy Coal Investments Holdings, LLC (but excluding (a) each of the Ring-Fenced Entities that are direct and indirect subsidiaries of Dynegy Gas Investments Holdings, LLC and Dynegy Coal Investments Holdings, LLC, (b) Legacy DH and DNE. and their respective direct and indirect subsidiaries, and (c) the Marketing Entities).

Plan Secured Notes Debt Service Account

Dynegy will establish and maintain the Plan Secured Notes Debt Service Account to be pledged for the benefit of the Plan Secured Notes. “Plan Secured Notes Debt Service Account” means an account to be established on the Effective Date, as described more fully in the Notes Description, for the benefit of holders of Plan Secured Notes and into which Dynegy shall cause Dynegy Gas Holdco, LLC and Dynegy Coal Holdco, LLC to distribute on the Effective Date all Cash permitted to be distributed pursuant to the restricted payment covenants under the CoalCo Credit Facility and the GasCo Credit Facility up to the amount of the semi-annual interest payment that will be due on the Plan Secured Notes, and the initial funding amount to be deposited on the Effective Date shall be an amount equal to the principal amount of the Plan Secured Notes issued under the Plan multiplied by 5.5%, and which shall be maintained in an amount sufficient to provide for the payment in full of the interest due on the Plan Secured Notes (other than Plan Secured Notes held by Dynegy or its subsidiaries) on the next succeeding interest payment date; provided, however, that (i) following the initial funding thereof on the Effective Date, Dynegy’s obligation to fund the Plan Secured Notes Debt Service Account shall be limited solely to the extent that the GasCo Credit Facility and the CoalCo Credit Facility do not prohibit the distribution or dividend of cash to Dynegy (provided that this clause (i) shall not be applicable to the extent any such inability to fund the Plan Secured Notes Debt Service Account arises solely as a result of amendments to or refinancing of the GasCo Credit Facility or the CoalCo Credit Facility that have the effect of limiting the ability to make such distributions or dividends) and (ii) Dynegy shall not be required to maintain at any time an amount in excess of the initial funding amount in the Plan Secured Notes Debt Service Account.

Optional Redemption

Dynegy may redeem any of the Plan Secured Notes at any time prior to the first anniversary of the Effective Date (the issue date of the Plan Secured Notes) at a price equal to 100% of the aggregate principal amount thereof plus a “make-whole” premium and accrued and unpaid interest.

Prior to the first anniversary of the Effective Date, Dynegy may also redeem up to 35% of the aggregate principal amount of the Plan Secured Notes with the net cash proceeds of certain equity offerings, at a price equal to 111% of the aggregate principal amount thereof plus accrued and unpaid interest.

On or after the first anniversary of the Effective Date, Dynegy may redeem all or part of the Plan Secured Notes at the redemption prices set forth in the indenture governing the Plan Secured Notes.

Change of Control and Asset Sales

If Dynegy experiences a change of control or if Dynegy sells certain assets and does not apply the proceeds as required, Dynegy will be required to offer to repurchase the Plan Secured Notes at the prices set forth in the Notes Description.

Covenants

The indenture governing the Plan Secured Notes will, among other things, limit Dynegy’s ability to:

•                 incur additional indebtedness;

•                  make certain restricted payments;

•                  pay dividends, repurchase or redeem stock or make investments in certain entities (e.g., joint ventures);

•                  enter into certain transactions with affiliates;

•                  create certain liens;

•                  enter into sale and leaseback transactions;

•                  permit restricted subsidiaries to enter into any agreements which limit the ability of such restricted subsidiary to make dividends or otherwise transfer cash or assets to Dynegy or a restricted subsidiary;

•                  create unrestricted subsidiaries;

•                  impair the security interests;

•                  consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; and

•                  sell assets.

These limitations are subject to a number of important qualifications and exceptions as described in the Notes Description, including, without limitation, limited restrictions on the ability of Dynegy and its affiliates to make open market purchases of the Plan Secured Notes or Plan Preferred Stock or redemptions of Plan Preferred Stock and the ability to incur certain indebtedness to refinance the Plan Preferred Stock.

No Established Trading Market

The Plan Secured Notes will be a new issue of securities with no established trading market. The Plan Secured Notes will not be listed on any securities exchange or on any automated dealer quotation system. No assurance can be given that an active trading market for the Plan Secured Notes will develop. If an active trading market for the Plan Secured Notes never develops, the market price and liquidity for the Plan Secured Notes may be adversely affected.

Form and Denominations

The Plan Secured Notes will be represented by one or more global notes, deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee.  Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.

Interests in the global notes will be issued in minimum denominations of $2,000 and $1,000 integral multiples in excess thereof.

2.                                      Plan Preferred Stock

On the Effective Date, Dynegy shall issue the Plan Preferred Stock to the holders of Allowed General Unsecured Claims under the terms and conditions set forth in the Plan.  Capitalized terms used in this Section 2 but not otherwise defined in this Section 2 shall have the meanings ascribed to such terms in the Stock Designation attached to the Plan as Exhibit “D”.  The Plan Preferred Stock shall contain the following material provisions:

Issuer	Dynegy

Securities to be Issued; Rank	Series A Redeemable Convertible Preferred Stock, par value $0.01 per share.

The aggregate stated value of the Plan Preferred Stock is $2.1 billion.

The Plan Preferred Stock will, with respect to dividend rights and rights upon the liquidation, winding up or dissolution of Dynegy, rank senior to all common stock and each other class or series of capital stock of Dynegy (collectively, the “Junior Stock”).

Automatic Conversion into Common	No optional conversion. Upon the occurrence of a Trigger Event, all of the Plan Preferred Stock shall be

Stock

automatically converted into a number of shares of Dynegy’s Common Stock (“Common Stock”) equal to the product of the then effective Conversion Rate and the number of outstanding shares of Plan Preferred Stock, subject to the receipt of all necessary regulatory approvals for the holding and voting of any shares of Dynegy Voting Stock in excess of the Beneficial Ownership Limitation (as such term is defined in the Stock Designation). Based on the capital structure of Dynegy anticipated to be in effect on the Effective Date, such shares of Plan Preferred Stock are expected to convertible into 97% of Dynegy’s fully diluted Common Stock.

Liquidation Rights

Upon the occurrence of a Liquidation Event (as defined below), each holder of shares of Plan Preferred Stock will be entitled to receive an amount (the “Liquidation Amount”) equal to the greater of (i) the total number of shares of Plan Preferred Stock held by such holder multiplied by the then effective Liquidation Value per share and (ii) the liquidation distribution which such holder would have received as a holder of Common Stock in connection with such Liquidation Event had its shares of Plan Preferred Stock been converted into Common Stock on a Trigger Event immediately prior to the occurrence of such Liquidation Event. “Liquidation Event” means any liquidation, dissolution or winding up of Dynegy.

Dividends

The Plan Preferred Stock will accrue dividends beginning on November 7, 2011, at an annual rate of 4% through December 31, 2013, 8% on or after January 1, 2014 through December 31, 2014 and 12% thereafter, compounding quarterly. Dividends will not be paid in cash, but will accrue.

Redemption

The Plan Preferred Stock may be redeemed, in whole or in part, by Dynegy, subject to limitations set forth in the Stock Designation, at any time prior to the occurrence of a Trigger Event, in cash at an aggregate price (the “Redemption Price”) (assuming redemption of all Plan Preferred Stock outstanding as of the Effective Date) equal to (i) $1.95 billion from the Effective Date through May 7, 2013; (ii) $2.0 billion on or after May 8, 2013 through December 31, 2013; and (iii) $2.1 billion on or after January 1, 2014, plus, in each case, all accrued and unpaid dividends; provided, that if Dynegy redeems less than all of the shares of Plan Preferred Stock, the amounts set forth in clauses (i) and (ii) will be replaced with $2.1 billion. Notwithstanding the foregoing, Dynegy may only redeem less than all of the shares of Plan Preferred Stock with the proceeds of a firm commitment, underwritten (or backstop underwritten, including, without limitation, underwritten or backstopped by an Affiliate of the Corporation) issuance of Permitted Stock that complies with the requirements of the Stock Designation and with respect to which the firm commitment underwriting (or backstop underwriting) is entered into prior to December 31, 2014.

Restriction on Redemptions of and Distributions on, Junior Stock

Dynegy will not, and will not permit any of its subsidiaries to, make any dividends or other distributions on shares of Junior Stock or purchase, redeem or otherwise acquire for value or make any other payment in respect of any Junior Stock, in each case, except as otherwise set forth in the Stock Designation.

Governance – Voting Rights

No voting or governance rights except as described below:

•      Except as provided below, following the occurrence of a Trigger Event, the Plan Preferred Stock will vote, on an “as converted” basis (as if the mandatory conversion feature is applicable at such time and whether or not such Plan Preferred Stock is actually convertible or converted at such time), together with the holders of the Common Stock and any other Permitted Stock having general voting rights, on all matters submitted to stockholders;

•      The approval by the affirmative vote of the Super Majority Holders, voting as a separate class, will be required, subject to certain exceptions and limitations as set forth in the Stock Designation, to (i) amend, repeal or change certain fundamental rights or privileges of the Plan Preferred Stock, as set forth in the Stock Designation, (ii) increase the authorized number of shares of Plan

Preferred Stock or issue shares of Plan Preferred Stock after the Effective Date or (iii) agree in a binding agreement to consummate any of the foregoing unless such agreement expressly provides that Dynegy’s obligation to undertake any of the foregoing is subject to the prior approval of the Super Majority Holders.

•      The approval by the affirmative vote of the Required Majority Holders, voting as a separate class, will be required, subject to certain exceptions and limitations as set forth in the Stock Designation, to (with respect to Dynegy and its Subsidiaries) (i) authorize, create or issue any class or series of stock, (ii) alter or change the provisions of Dynegy’s Certificate of Incorporation or Bylaws, in a manner that adversely affects the powers, preferences or special rights of the Plan Preferred Stock (including by adoption of any amendment to the Certificate of Incorporation or the Bylaws of Dynegy that would be reasonably likely to impair or delay the ability of the holders of shares of Plan Preferred Stock to, immediately following a Trigger Event, exercise all their rights and powers as holders of Common Stock, including the ability to vote, or exercise a written consent with respect to, such shares of Common Stock to remove and replace any members of the Board of Directors), (iii) amend, repeal or otherwise change the powers, preferences, rights or privileges of the Plan Preferred Stock related to approval of certain actions by the Required Majority Holders or (iv) agree in a binding agreement to consummate any of the transactions set forth in clauses (i), (ii) or (iii) unless such agreement expressly provides that Dynegy’s obligation to undertake any of the foregoing is subject to the prior approval of the Required Majority Holders.

•      The approval by the affirmative vote of the Majority Holders, voting as a separate class, will be required, subject to certain exceptions and limitations as set forth in the Stock Designation, to (with respect to Dynegy and its Subsidiaries) (i) incur any new indebtedness in excess of $150 million, except for indebtedness permitted to be incurred under the Plan Secured Notes (as in effect on the Effective Date), (ii) sell or otherwise dispose of assets, except for sales or dispositions not prohibited by (and whose proceeds are applied in accordance with) the Plan Secured Notes (as in effect on the Effective Date), (iii) make investments in any Person (other than Permitted Investments including reinvestment in Dynegy’s business), (iv) engage in one transaction or a series of related transactions constituting (1) a Sale of the Business or (2) a merger, consolidation, recapitalization or similar transaction with respect to Dynegy (other than certain intercompany transactions), (v) acquire any business or assets other than purchases of assets with a fair market value of up to $50 million, a Permitted Business, and certain intercompany transactions, (vi) engage in Asset Sales between or for the benefit of Dynegy or any of its Subsidiaries, on the one hand, and any Affiliate of Dynegy, on the other hand, involving in the aggregate amounts with a total Fair Market Value in excess of one hundred million dollars ($100,000,000), or (vii) agree in a binding agreement to consummate any of the foregoing unless such agreement expressly provides that Dynegy’s obligation to undertake any of the foregoing is subject to the prior approval of the Majority Holders.

The special approvals specified above will not be required with respect to any transaction in which all of the shares of Plan Preferred Stock are redeemed concurrently with the consummation thereof. For purposes of calculating the Majority Holders, the Required Majority Holders and the Super Majority Holders, shares of Plan Preferred Stock Owned by Dynegy or any of its Affiliates shall be treated as not outstanding.

Affiliate Transactions

Dynegy will not and will not permit any of its Subsidiaries to enter into any Affiliate Transactions (subject to exceptions included in the Stock Designation) involving aggregate payments or consideration in excess of $5 million unless (i) the Affiliate Transaction is on terms that are no less favorable to Dynegy or the relevant Subsidiary than those that would have been obtained in a comparable transaction by Dynegy or such Subsidiary with an unrelated Person, (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15 million, such Affiliate Transaction has been approved by a majority of the disinterested members of the Board and (iii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35 million, the Board obtains an opinion as to the fairness to Dynegy or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an Acceptable Financial Advisor.

The restrictions set forth above will not apply to any Affiliate Transaction in which all of the shares of Plan Preferred Stock are redeemed concurrently with the consummation thereof.

Issuance of Permitted Stock

Dynegy may, without the consent of the holders of shares of Plan Preferred Stock, issue and sell shares of Permitted Stock, pursuant to a firm commitment, underwritten (or backstop underwritten, including, without limitation, underwritten or backstopped by an Affiliate of Dynegy) issuance of Permitted Stock at a price per share equal to or greater than the Minimum Price measured as of the date immediately prior to the date of the relevant underwriting agreement and subject to certain other restrictions set forth in the Stock Designation, if immediately following such issuance and sale, all of the outstanding shares of Permitted Stock issued from and after the Effective Date shall comprise or be convertible into Common Stock comprising less than thirty percent (30%) of the issued and outstanding Common Stock of Dynegy, calculated on a fully diluted basis at the time of such issuance and sale.

Holders of shares of Plan Preferred Stock (and with respect to any issuance that is not registered pursuant to the Securities Act, only holders who are QIBs) will be entitled to a right of first offer to purchase their Pro Rata Portion of the shares of Permitted Stock being issued. The unsubscribed shares of Permitted Stock will be allocated among the subscribing holders of Plan Preferred Stock, but if such holders have not collectively elected to purchase all of the shares of Permitted Stock specified in Dynegy’s Sale Notice, Dynegy may, during the sixty-day (60-day) period immediately following the expiration of the exercise period set forth in the Stock Designation, issue and sell the remaining shares to any Person at a price per share equal to or greater than the price specified in the Sale Notice (but in no event less than the Minimum Price measured as of the date immediately prior to the date of the relevant underwriting agreement) and on other terms no more favorable to the purchaser thereof than those specified in the Sale Notice. The right of first offer is not assignable without Dynegy’s consent; other than to Affiliates of the holders entitled to the right of first offer.

Dynegy is entitled to deliver a Sale Notice with respect to no more than three (3) issuances of Permitted Stock, or to consummate more than two (2) such issuances, in any twelve-month period. Dynegy may withdraw or abandon any issuance of shares of Permitted Stock, whether or not a Sale Notice has been delivered.

The proceeds obtained by Dynegy from the issuance and sale of any Permitted Stock must be used solely by Dynegy or its Subsidiaries to (i) acquire assets, businesses or Persons or (ii) redeem shares of Plan Preferred Stock, in each case in accordance with the Stock Designation.

The requirements set forth above will not apply to any issuance of shares of Permitted Stock if all of the shares of Plan Preferred Stock are redeemed concurrently with the consummation thereof.

Open Market Purchases of Plan Preferred Stock

Dynegy may not purchase, and shall not permit any of its Subsidiaries to purchase, any shares of Plan Preferred Stock in the open market, pursuant to tender or exchange offers, in privately negotiated transactions or otherwise, except as permitted pursuant to the provisions of the indenture governing the Plan Secured Notes (as in effect on the Effective Date, whether or not such indenture remains in effect), subject to certain restrictions set forth in the Stock Designation.

Trigger Event	A Trigger Event is the earlier to occur of (a) December 31, 2015 and (b) a Bankruptcy Event.

J.                                     The Plan Trust

1.                                      Creation of the Plan Trust and the Appointment of the Plan Trust Administrator

On the Effective Date, the Plan Trust will be created pursuant to the Plan Trust Declaration.  The Plan Trust shall be administered by the Plan Trust Administrator who shall be identified prior to the conclusion of the Confirmation Hearing.  The appointment of the initial Plan Trust Administrator and the terms of its compensation shall be subject to the approval of the Bankruptcy Court.

During the period from the Confirmation Date to the Effective Date, DH shall reimburse the Plan Trust Administrator for actual and necessary out-of-pocket expenses incurred by it in preparing to assume its responsibilities under the Plan Trust Declaration in an aggregate amount not to exceed $50,000.  On the Effective Date, DH shall transfer to the Plan Trust Cash necessary to pay the reasonable costs and expenses associated with the administration of the Plan Trust, which amount shall be (i) determined by the Plan Proponents subject to the consent of the Requisite Consenting Noteholders, which consent shall not be unreasonably withheld or delayed, and (ii) identified in a Plan Document to be filed with the Bankruptcy Court not less than ten (10) days prior to the Plan Objection Deadline.

The beneficiaries of the Plan Trust shall be the holders of Allowed General Unsecured Claims against DH, and each holder of an Allowed General Unsecured Claim against DH shall receive its Pro Rata Share of the beneficial interests in the Plan Trust, which will not be certificated, will not be tradeable (except as may be provided in the Plan Trust Declaration) and will be evidenced in the records of the Plan Trust.  The Plan Proponents believe that, after payment of the reasonable costs and expenses associated with the administration of the Plan Trust, Cash remaining in the Plan Trust, if any, will be de minimis and that there will be little or no value to be distributed from the Plan Trust to beneficiaries of the Plan Trust.

2.                                      Property of the Plan Trust

As set forth in Section 8.2(h) of the Plan, after consummation of the transfers described in Section 8.2(g) of the Plan, New DH shall transfer 100% of the equity interests in Legacy DH to the Plan Trust.

3.                                      Powers and Duties of the Plan Trust Administrator

Subject to the terms and provisions of the Plan Trust Declaration, the Plan Trust Administrator shall have the duty and authority to take all actions, including, but not limited to, the retention of professionals and the filing of appropriate tax returns and applications for regulatory approvals, deemed by the Plan Trust Administrator to be necessary or appropriate to dissolve Legacy DH and the remaining Debtors as required by applicable law.

To the extent the legal name of Legacy DH, and the remaining Debtors have not been changed prior to the transfer of Legacy DH to the Plan Trust pursuant to Section 8.2(h) of the Plan, the Plan Trust Administrator shall have the duty and authority to change the legal name of Legacy DH, the remaining Debtors and their subsidiaries whose legal name contains the word “Dynegy” to another legal name that does not contain the word “Dynegy.”

The Plan Trust Administrator, together with its officers, directors, employees, agents, and representatives, are exculpated pursuant to the Plan and shall be exculpated pursuant to the Confirmation Order by all Persons, holders of Claims and Equity Interests, and parties in interest, from any and all Claims and Causes of Action, arising out of the discharge of the powers and duties conferred upon the Plan Trust Administrator by the Plan Trust Declaration, the Plan, any Final Order of the Bankruptcy Court entered pursuant to or in the furtherance of the Plan, or applicable law, except solely for actions or omissions arising out of the Plan Trust Administrator’s willful misconduct or gross negligence.  No holder of a Claim or an Equity Interest, or representative thereof, shall have or pursue any Claim or Cause of Action against the Plan Trust Administrator or its officers, directors, employees, agents, or representatives for making payments in accordance with the Plan Trust Declaration, or for liquidating assets to make payments under the Plan Trust Declaration.

K.                                    Plan Distribution Provisions

1.                                      Plan Distributions

The Disbursing Agent shall make, or cause to be made, all Plan Distributions.  In the event a Plan Distribution shall be payable on a day other than a Business Day, such Plan Distribution shall instead be paid on the immediately succeeding Business Day, but shall be deemed to have been made on the date otherwise due.  Except as otherwise provided in the Plan, Plan Distributions shall be made to the holders of Allowed Claims as reflected in the registry of Claims maintained by the Claims Agent on the Effective Date.  As of the close of business on the Effective Date, the registry of Claims maintained by the Claims Agent shall be closed.  For all purposes of the Plan, the Plan Proponents, New DH, the Disbursing Agent, and all of their respective agents, as applicable, shall have no obligation to recognize any transfer after the Effective Date of a Claim, and shall be entitled to recognize and deal with only the holder of record of such Claim as of the close of business on the Effective Date.

2.                                      Timing of Plan Distributions

Except for Plan Distributions that shall be made on the Effective Date in accordance with the Plan, each Plan Distribution shall be made on the relevant Plan Distribution Date therefor and shall be deemed to have been timely made if made on such date or within five (5) Business Days thereafter.

3.                                      Address for Delivery of Plan Distributions/Unclaimed Plan Distributions

Subject to Bankruptcy Rule 9010, any Plan Distribution or delivery to a holder of an Allowed Claim shall be made at the address of such holder as set forth in the latest-dated of the following actually held or received by the Disbursing Agent prior to the Plan Distribution Date applicable to such Plan Distribution:  (a) the Schedules; (b) the Proof of Claim filed by such holder; (c) any notice of assignment filed with the Bankruptcy Court with respect to such Claim pursuant to Bankruptcy Rule 3001(e); or (d) any notice served by such holder giving details of a change of address.  If any Plan Distribution sent to the holder of a Claim is returned to the Disbursing Agent as undeliverable, no Plan Distributions shall be made to such holder unless the Disbursing Agent is notified of such holder’s then current address within one hundred and twenty (120) days after such Plan Distribution was returned.  After such date, if such notice was not provided, such holder shall have forfeited its right to such Plan Distribution, and the undeliverable Plan Distribution shall revert to New DH or the Disbursing Agent, as applicable.  Upon such reversion, the Claim of any holder or its successors with respect to such property shall be cancelled, discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary.

4.                                      De Minimis Plan Distributions

No Plan Distribution of less than twenty dollars ($20.00) shall be made by the Disbursing Agent to the holder of any Claim unless a request therefor is made in writing to the Disbursing Agent.  If no request is made as provided in the preceding sentence within ninety (90) days after the Effective Date, all such Plan Distributions shall revert to New DH or the Disbursing Agent, as applicable.

5.                                      Time Bar to Cash Payments

Checks issued in respect of Allowed Claims in accordance with the terms of the Plan shall be null and void if not negotiated within one hundred and eighty (180) days after the date of issuance thereof.  Requests for reissuance of any voided check shall be made directly to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued.  Any claim in respect of such a voided check shall be made within one hundred and eighty (180) days after the date of issuance of such check.  If no request is made as provided in the preceding sentence, any claims in respect of such voided check shall be discharged and forever barred and such unclaimed Plan Distribution shall revert to New DH or the Disbursing Agent, as applicable.

6.                                      Manner of Payment Under the Plan

Unless the Person receiving a Plan Distribution agrees otherwise, any Plan Distribution to be made in Cash under the Plan shall be made, at the election of the Disbursing Agent, by check drawn on a domestic bank or by wire transfer from a domestic bank.  Cash payments to foreign creditors may be, in addition to the foregoing, made at the option of the Disbursing Agent in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.  The Disbursing Agent may cause all Cash Plan Distributions in respect of the Senior Notes Claims and Subordinated Notes Claims to be paid to DTC for payment to the holders of Allowed Senior Notes Claims and Allowed Subordinated Notes Claims similar to the manner in which DH previously made payments on the Senior Notes and the Subordinated Notes (together, the “Prepetition Notes”).

7.                                      Fractional Plan Distributions

Notwithstanding anything to the contrary contained in the Plan, no Plan Distributions of fractional shares or fractions of dollars (whether in Cash or notes) will be made.  Fractional shares and fractions of dollars (whether in Cash or notes) shall be rounded to the nearest whole unit (with any amount equal to or less than one-half share or one-half dollar, as applicable, to be rounded down).

8.                                      Special Distribution Provisions Concerning the Prepetition Notes Claims

The following additional provisions shall apply specifically to Plan Distributions to be made on account of Allowed Senior Notes Claims and Allowed Subordinated Notes Claims (together, the “Prepetition Notes Claims”) under the Plan:

Service of Indenture Trustees.  The Indenture Trustees and their agents, successors and assigns or such entity appointed by the Indenture Trustees shall facilitate the making of Plan Distributions to the holders of Allowed Senior Notes Claims and Allowed Subordinated Notes Claims in accordance with the Plan and the applicable Indenture for which they serve as Indenture Trustee and upon the completion thereof, shall be discharged of all their respective obligations associated with the Senior Notes and Subordinated Notes, as applicable.  Any actions taken by the Indenture Trustees with respect to Allowed Senior Notes Claims and Allowed Subordinated Notes Claims that are not for the purposes authorized herein shall be null and void.

Substitution of the Indenture Trustees; Distributions.  Upon the occurrence of the Effective Date, the Claims of the applicable Indenture Trustees shall be, for all purposes under the Plan, including, without limitation, the right to receive distributions hereunder, substituted for all Claims of individual holders of Allowed Senior Notes Claims and Allowed Subordinated Notes Claims.  Distributions on account of Allowed Senior Notes Claims and Allowed Subordinated Notes Claims shall be made by the Disbursing Agent to (i) the applicable Indenture Trustee or (ii) with the prior written consent of the applicable Indenture Trustee, by means of book-entry exchange through the facilities of DTC in accordance with DTC’s customary practices.  If a Plan Distribution is made to an Indenture Trustee, such Indenture Trustee, in its capacity as a disbursing agent, shall administer the Plan Distributions in accordance with the Plan and the applicable Indenture and will be compensated for such services pursuant to and in accordance with section 10.8(c) of the Plan; provided, however, that nothing herein shall be deemed to impair, waive or extinguish any rights of the Indenture Trustees with respect to the Indenture Trustee Charging Liens.

On the Plan Distribution Date, which for the purposes of section 10.8 of the Plan shall be the Effective Date, all Senior Notes Claims and Subordinated Notes Claims shall be settled and compromised in exchange for the distribution to the applicable Indenture Trustees of the applicable Plan Distributions to the holders of Allowed Senior Notes Claims and Allowed Subordinated Notes Claims as specified in sections 4.1(c) and 4.1(d) of the Plan, as applicable, subject to section 16.5 of the Plan and the rights of the applicable Indenture Trustee to assert its Indenture Trustee Charging Lien against the applicable Plan Distribution; provided, that the Indenture Trustees shall return to the Disbursing Agent any Plan Distributions held on account of any Allowed Senior Notes Claims or Allowed Subordinated Notes Claims as to which the requirements of section 10.10 of the Plan are not satisfied by the second (2nd) anniversary of the Effective Date.

In accordance with section 16.5 of the Plan, and pursuant to Article XV of the Subordinated Notes Indenture, Allowed Subordinated Notes Claims are subordinated to Allowed Senior Notes Claims with respect to the right to receive Plan Distributions under section 4.1(d)(i) of the Plan.  As such, all Plan Distributions on account of Allowed Subordinated Notes Claims for which the Subordination Alternative Election has not been made pursuant to section 4.1(d)(ii) of the Plan shall be automatically distributed to the Indenture Trustee under the Senior Notes Indenture without any further action or demand and shall be shared pro rata only among holders of Allowed Senior Notes Claims.  DH, as holder of the “Common Securities” of the NGC Trust, agrees that, except as otherwise required to comply with Section 16.5 of the Plan and Article XV of the Subordinated Notes Indenture, all Plan Distributions on account of Allowed Subordinated Notes Claims received by the NGC Trust shall be made to the holders of the NGC Trust Capital Income Securities until such NGC Trust Capital Income Securities are paid in full in accordance with their terms.  Any remaining distributions by the NGC Trust shall be made to DH or its designee.

Except as provided in section 10.10 of the Plan, all Plan Distributions to holders of Allowed Senior Notes Claims and holders of Allowed Subordination Alternative Election Claims shall only be made to such holders after the surrender by each such holder of the certificates representing such Claim, or in the event that such certificate is lost, stolen, mutilated or destroyed, upon the holder’s compliance with the requirements set forth in section 10.10 of the Plan.  Upon surrender of such certificates, the applicable Indenture Trustee shall cancel and destroy such certificates.

Indenture Trustee Fees.  On the Effective Date, or as soon as reasonably practicable thereafter, the Disbursing Agent shall pay in Cash without the need for any application to, or approval of, any court, all documented Indenture Trustee Fees owed in accordance with the applicable Indenture as of the Effective Date.  The Indenture Trustees shall provide reasonably detailed invoices to the Disbursing Agent no later than five (5) days prior to the Effective Date (subject to redaction to preserve attorney-client privilege).  Upon payment of the Indenture Trustee Fees in full as set forth in the Plan, the Indenture Trustees shall forever release, waive and discharge their liens, including any Indenture Trustee Charging Liens.

The Bankruptcy Court shall retain jurisdiction over any disputes regarding the reasonableness of the requested Indenture Trustee Fees.  If the Disbursing Agent disputes any requested Indenture Trustee Fees, the Disbursing Agent shall (i) pay any undisputed portion of the Indenture Trustee Fees and (ii) notify the applicable Indenture Trustee of such dispute within ten (10) days after presentation of the invoices by the Indenture Trustee.  Upon such notification, the applicable Indenture Trustee may (i) assert its Indenture Trustee Charging Lien to pay the disputed portion of the Indenture Trustee Fees or (ii) submit such dispute for resolution to the Bankruptcy Court.  Nothing herein shall be deemed to impair, waive, discharge or negatively affect the Indenture Trustee Charging Liens.

To the extent that an Indenture Trustee provides services related to the making of Plan Distributions after the Effective Date, such Indenture Trustee shall be entitled to receive from the Disbursing Agent, without further court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services.  The payment of such compensation and expenses will be made on terms agreed to between the applicable Indenture Trustee and the Disbursing Agent.

9.                                      Reserve for Contested Claims

The Pro Rata Share of Plan Distributions to be distributed to the holders of Allowed General Unsecured Claims shall be distributed as provided in Article X of the Plan.  The Pro Rata Share of Plan Distributions reserved for Contested General Unsecured Claims shall not exceed the amount estimated by the Bankruptcy Court with respect to such Claims, if any, without the consent of the Requisite Consenting Noteholders, which consent shall not be unreasonably withheld or delayed.

10.                               Surrender and Cancellation of Instruments

As a condition to receiving any Plan Distribution, on or before the Plan Distribution Date, the holder of an Allowed Claim evidenced by a certificate, instrument or note, other than any such certificate, instrument or note that is being reinstated under the Plan, shall (a) surrender such certificate, instrument or note representing such Claim, including, without limitation, any guarantees, and (b) execute and deliver such other documents as may be necessary to effectuate the Plan.  The failure of a holder of an Allowed Subordinated Notes Claims for which the Subordination Alternative Election is not made to surrender the certificate, instrument or note representing such Claim shall not prevent the Disbursing Agent from making Plan Distributions with respect to such Claims.  If the record holder of a note is DTC or its nominee, or another securities depository or custodian thereof, and such note is represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then the beneficial holder of such note shall be deemed to have surrendered such holder’s security, note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or its nominee, or another securities depository or custodian thereof.

Such certificate, instrument or note, including any such guarantees, shall thereafter be cancelled and extinguished; provided, however, that the Senior Notes, the Subordinated Notes, NGC Trust Capital Income Securities and the Indentures shall continue in effect solely to the extent necessary to (a) allow the Disbursing Agent to make Plan Distributions on account of Allowed Senior Notes Claims and Allowed Subordinated Notes Claims, (b) allow the Indenture Trustees to make distributions, if any, on account of Allowed Senior Notes Claims and Allowed Subordinated Notes Claims, (c) permit the Indenture Trustees to assert their Indenture Trustee

Charging Liens against Plan Distributions for payment of the Indenture Trustee Fees, (d) allow the Indenture Trustees to maintain any right of indemnification, contribution subrogation or any other Claim they may have under the Indentures, (e) permit the Indenture Trustees to appear in the Chapter 11 Cases, and (f) permit the Indenture Trustees to perform any functions that are necessary to effectuate the foregoing.  The Disbursing Agent shall have the right to withhold any Plan Distribution to be made to or on behalf of any holder of such Claims unless and until (a) such certificates, instruments or notes, including any such guarantees, are surrendered, or (b) any relevant holder provides to the Disbursing Agent an affidavit of loss or such other documents as may be required by the Disbursing Agent together with an appropriate indemnity in the customary form.  Any such holder who fails to surrender such certificates, instruments or notes, including any such guarantees, or otherwise fails to deliver an affidavit of loss and indemnity prior to the second (2nd) anniversary of the Effective Date, shall be deemed to have forfeited its Claims and shall have no further Claims against DH or its property or against the Indenture Trustees, as applicable, in respect of such Claim and shall not participate in any Plan Distribution.  All property in respect of such forfeited Claims shall revert to New DH or the Disbursing Agent, as applicable.

L.                                     Procedures for Resolving and Treating Contested Claims

1.                                      Claim Objection Deadline

As soon as practicable, but in no event later than one hundred and eighty (180) days after the Effective Date (subject to being extended by the order of the Bankruptcy Court upon motion of the Disbursing Agent), objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made.

2.                                      Prosecution of Contested Claims

The Disbursing Agent may object to the allowance of Claims filed with the Bankruptcy Court with respect to which liability is disputed in whole or in part.  Except as otherwise set forth in the Plan, all objections that are filed and prosecuted as provided herein shall be litigated to Final Order or compromised and settled in accordance with the immediately following subsection of this Disclosure Statement.

3.                                      Settlement of Claims and Causes of Action

Notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, from and after the Effective Date, the Disbursing Agent shall have authority to settle or compromise all Claims and Causes of Action (to the extent not previously compromised, settled and released under the Plan) without further review or approval of the Bankruptcy Court.

4.                                      Entitlement to Plan Distributions Upon Allowance

Notwithstanding any other provision of the Plan, no Plan Distribution or partial Plan Distribution shall be made with respect to any Claim to the extent it is a Contested Claim, unless and until such Contested Claim becomes an Allowed Claim, subject to DH’s rights of setoff.  When a Claim that is not an Allowed Claim as of the Effective Date becomes an Allowed Claim (regardless of when) the holder of such Allowed Claim shall thereupon become entitled to receive the Plan Distributions in respect of such Claim, the same as though such Claim had been an Allowed Claim on the Effective Date.

5.                                      Indenture Trustee as Claim Holder

Consistent with Bankruptcy Rule 3003(c), the Disbursing Agent shall recognize a Proof of Claim filed by an Indenture Trustee in respect of the Senior Notes Claims and the Subordinated Notes Claims for purposes of Plan Distributions.  Accordingly, any Senior Notes Claim or Subordinated Notes Claim, proof of which is filed by the registered or beneficial holder of such Claim, may be disallowed as duplicative of the Claim of the applicable Indenture Trustee, without need for any further action or Bankruptcy Court order.

6.                                      Estimation of Claims

The Plan Proponents (or either of them) or, following the Effective Date, the Disbursing Agent may, at any time, request that the Bankruptcy Court estimate any Contested Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Plan Proponents (or either of them) or the Disbursing Agent has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any Contested Claim, that estimated amount shall constitute the Allowed amount of such Claim for all purposes under the Plan except with respect to Plan Distributions, and with respect to Plan Distributions the estimated amount shall constitute the maximum Allowed amount of such Claim.  All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

M.                                  Conditions Precedent to Confirmation of the Plan and the Occurrence of the Effective Date

1.                                      Conditions Precedent to Confirmation

The conditions described in this subsection are conditions precedent to confirmation of the Plan.  Absent the satisfaction of each such conditions, or, if not satisfied, then waived in accordance with section 12.3 of the Plan, the Plan shall not be confirmed.

•                                          The Bankruptcy Court shall have issued, and the Clerk of the Bankruptcy Court shall have entered an order or orders (i) approving this Disclosure Statement as containing “adequate information” pursuant to section 1125 of the Bankruptcy Code, (ii) determining that all votes on the Plan are binding and have been properly tabulated as acceptances or rejections of the Plan, (iii) confirming and giving effect to the terms and provisions of the Plan, (iv) determining that all applicable tests, standards and burdens in connection with the Plan have been duly satisfied and met by the Plan Proponents and the Plan, (v) approving the Plan Documents, and (vi) authorizing the Plan Proponents to execute, enter into, and deliver the Plan Documents and to execute, implement, and to take all actions otherwise necessary or appropriate to give effect to the transactions and transfer of assets contemplated by the Plan and the Plan Documents;

•                                          The Confirmation Order, the Plan, the Plan Documents, the Plan Secured Notes, the Plan Preferred Stock, and all of the documents, exhibits and appendices contained therein, are each in form and substance reasonably acceptable to the Plan Proponents and the Requisite Consenting Noteholders; and

•                                          The Confirmation Order shall include determinations that, among other things, all of the settlements and compromises contained in the Plan, including, but not limited to, the settlement and compromise described in Article VII of the Plan, meet the applicable standards under section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 for approval and implementation, and that the Plan satisfies each of the confirmation standards set forth in section 1129(a) of the Bankruptcy Code.

2.                                      Conditions Precedent to the Occurrence of the Effective Date

The conditions described in this subsection are conditions precedent to the occurrence of the Effective Date.  Absent the satisfaction of each such condition, or, if not satisfied, then waived in accordance with section 12.3 of the Plan, the Effective Date shall not occur.

•                                          The Confirmation Order shall have been entered by the Bankruptcy Court, be in full force and effect and not be subject to any stay or injunction;

•                                          All necessary consents, authorizations and approvals shall have been given as provided for or contemplated by the Plan, including with respect to the transfers of property and the payments provided for or contemplated by the Plan;

•                                          All conditions to the obligations of the Plan Proponents under the Plan and the Plan Documents shall have been satisfied or waived in accordance with the terms of the Plan or the applicable Plan Document;

•                                          The Confirmation Order, the Plan, the Plan Documents, the Plan Secured Notes, the Plan Preferred Stock, and all of the documents, exhibits and appendices contained therein shall not have been amended, supplemented or otherwise modified from the form and substance reasonably acceptable to the Plan Proponents and Requisite Consenting Noteholders pursuant to Section 12.1(b) of the Plan, unless such amendments, supplements or modifications are in form and substance reasonably acceptable to the Plan Proponents and the Requisite Consenting Noteholders;

•                                          The intercompany transactions authorized pursuant to Section 8.2 of the Plan, and all material documents, instruments and agreements necessary to implement such transactions, shall be in form and substance reasonably acceptable to the Plan Proponents and the Requisite Consenting Noteholders.

•                                          If the approval of Dynegy’s stockholders is required, as determined by Dynegy after consultation with the Consenting Noteholders, by the DGCL or the rules of the New York Stock Exchange either (i) to amend Dynegy’s certificate of incorporation to increase its authorized share capital to allow for the issuance of the Plan Preferred Stock and/or the shares of Dynegy’s common stock to be issued upon conversion of the Plan Preferred Stock or (ii) to allow for the issuance of the Plan Preferred Stock and/or the shares of Dynegy’s common stock to be issued upon conversion of the Plan Preferred Stock, then such stockholder approval shall have been obtained in accordance with the DGCL and Dynegy’s certificate of incorporation and bylaws at a meeting duly called and held for such purpose or through action by written consent in lieu of such meeting, in each case in form and substance reasonably acceptable to Dynegy and the Requisite Consenting Noteholders; and

•                                          An order or orders, which may be the Confirmation Order, in form and substance reasonably acceptable to the Plan Proponents and Requisite Consenting Noteholders, shall have been entered by the Bankruptcy Court, be in full force and effect and not be subject to any stay or injunction, and shall either (i) Allow or (ii) estimate the Lease Guaranty Claims in an aggregate amount not to exceed $300 million (or $190 million net of the TIA Claim, which has been Allowed in the amount of $110 million).

3.                                      Waiver of Conditions

The Plan Proponents may waive, with prior written notice to the Consenting Noteholders, but without further order of the Bankruptcy Court, any one or more of the conditions set forth in Section 12.1 or Section 12.2 of the Plan; provided, however, that to the extent such waiver is a waiver with respect to a condition that requires the consent or approval of the Requisite Consenting Noteholders, the Plan Proponents may not waive such requirement without the prior written consent of the Requisite Consenting Noteholders; provided further, that if the order or orders entered pursuant to Section 12.2(g) of the Plan are otherwise in form and substance reasonably acceptable to the Requisite Consenting Noteholders and are in full force and effect and not subject to any stay or injunction, but the Lease Guaranty Claims Allowed or estimated pursuant thereto are in an aggregate amount that exceeds $300 million (or $190 million net of the TIA Claim, which has been Allowed in the amount of $110 million), then the waiver of Section 12.2(g) of the Plan shall require the prior written consent of the Requisite Consenting Noteholders only if the aggregate amount of Lease Guaranty Claims Allowed or estimated pursuant to such order or orders exceeds $400 million (or $290 million net of the TIA Claim, which has been Allowed in the amount of $110 million).

If the Lease Guaranty Claims are Allowed or estimated as set forth in the Plan in an aggregate amount that is less than $300 million (or $190 million net of the TIA Claim, which has been Allowed in the amount of $110 million), the aggregate principal amount of Plan Secured Notes to be issued pursuant to the Plan shall be reduced by an amount to be determined for every dollar such Lease Guaranty Claims are less than $300 million.  If the Lease Guaranty Claims are Allowed or estimated as set forth in the Plan in an aggregate amount that exceeds $300 million (or $190 million net of the TIA Claim, which has been Allowed in the amount of $110 million)

and the condition precedent to the occurrence of the Effective Date set forth in Section 12.2(g) of the Plan is waived as set forth above, the aggregate principal amount of Plan Secured Notes to be issued pursuant to the Plan shall be increased by an amount to be determined for every dollar such Lease Guaranty Claims exceed $300 million.  The adjustment amounts left to be determined shall be (i) an amount that is the same for an increase or decrease in the aggregate principal amount of Plan Secured Notes, (ii) agreed to among the Plan Proponents and Requisite Consenting Noteholders, and (iii) identified in a Plan Document to be filed with the Bankruptcy Court not less than ten (10) days prior to the Plan Objection Deadline.

4.                                      Effect of Non-Occurrence of the Effective Date

If the Effective Date shall not occur, the Plan shall be null and void and nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims against or Equity Interests in DH; (b) prejudice in any manner the rights of DH or the Plan Proponents; or (c) constitute an admission, acknowledgement, offer or undertaking by DH or the Plan Proponents as to any matter or thing.

N.                                    The Disbursing Agent

1.                                      Powers and Duties of the Disbursing Agent

The Disbursing Agent shall be empowered to (a) take all steps and execute all instruments and documents necessary to make Plan Distributions to holders of Allowed Claims; (b) comply with the Plan and the obligations thereunder; (c) employ, retain or replace professionals to represent it with respect to its responsibilities under the Plan; (d) object to Claims as specified in the provisions of the Plan described in the section of this Disclosure Statement entitled “Procedures for Resolving and Treating Contested Claims,” and prosecute such objections; (e) compromise and settle any issue or dispute regarding the amount, validity, priority, treatment or Allowance of any Claim as provided in the provisions of the Plan referenced in the immediately proceeding clause; (f) make, in its sole discretion, annual and other periodic reports regarding the status of distributions under the Plan to the holders of Allowed Claims that are outstanding at such time, with such reports to be made available upon request to the holder of any Contested Claim; and (g) exercise such other powers as may be vested in the Disbursing Agent pursuant to the Plan, the Plan Documents, the Confirmation Order, or any other order of the Bankruptcy Court.

2.                                      Plan Distributions

The Disbursing Agent shall make or cause to be made the required Plan Distributions specified under the Plan on the relevant Plan Distribution Date therefor, except as otherwise provided in Section 10.8 of the Plan.

3.                                      Exculpation of the Disbursing Agent

Except as otherwise described in this paragraph, the Disbursing Agent, together with its officers, directors, employees, agents and representatives, are exculpated pursuant to the Plan by all Persons, holders of Claims, and all other parties in interest, from any and all Claims or Causes of Action arising out of the discharge of the powers and duties conferred upon the Disbursing Agent (and each of its respective paying agents), by the Plan, any Final Order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except solely for actions or omissions arising out of the Disbursing Agent’s willful misconduct or gross negligence.  No holder of a Claim, or representative thereof, shall have or pursue any Claim or Cause of Action against (a) the Disbursing Agent or its respective officers, directors, employees, agents and representatives for making Plan Distributions in accordance with the Plan, or (b) any holder of a Claim receiving or retaining Plan Distributions as provided for by the Plan.  Notwithstanding the foregoing, no provision of the Plan described in this paragraph shall preclude or impair any holder of an Allowed Claim from bringing an action in the Bankruptcy Court to compel the making of Plan Distributions contemplated by the Plan on account of such Allowed Claim.

O.                                   Treatment of Executory Contracts and Unexpired Leases

1.                                      Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, all executory contracts and unexpired leases of DH shall be rejected pursuant to the provisions of section 365 of the Bankruptcy Code, except: (i) any executory contracts or unexpired leases that are the subject of a separate motion to reject, assume, or assume and assign that is filed pursuant to section 365 of the Bankruptcy Code by DH before the Effective Date; (ii) any contracts and leases listed in any “Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases” to be filed by the Plan Proponents with the Bankruptcy Court at least ten (10) Business Days prior to the Confirmation Hearing; (iii) all executory contracts and unexpired leases assumed or assumed and assigned under the Plan or by order of the Bankruptcy Court entered before the Effective Date; (iv) any executory contract or unexpired lease that is the subject of a dispute over the amount or manner of cure and for which DH (or, if after the Effective Date, the Disbursing Agent) makes a motion to reject such contract or lease based upon the existence of such dispute filed at any time; and (v) any agreement, obligation, security interest, transaction or similar undertaking that the Plan Proponents believe is not executory.

The Plan shall constitute a motion to reject such executory contracts and unexpired leases rejected pursuant to Section 14.1(a) of the Plan, and DH shall have no liability thereunder except as is specifically provided in the Plan.  Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejected agreement, executory contract or unexpired lease is burdensome and that the rejection thereof is in the best interests of DH and the Estate.

The Plan shall constitute a motion to assume or assume and assign to New DH (unless another party is otherwise listed) such executory contracts and unexpired leases as set forth in any “Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases” filed by the Plan Proponents with the Bankruptcy Court at least ten (10) Business Days prior to the Confirmation Hearing, and DH shall have no liability thereunder for any breach of such assumed and assigned executory contract or unexpired lease occurring after such assignment pursuant to section 365(k)  of the Bankruptcy Code, except as is specifically provided in the Plan.  Issuance of the Confirmation Order by the Bankruptcy Court, upon entry of such Confirmation Order by the Clerk of the Bankruptcy Court, shall constitute approval of such assumption or assumption and assignment pursuant to sections 365(a), (b) and (f) of the Bankruptcy Code, as applicable, and a finding by the Bankruptcy Court that the requirements of section 365(f) of the Bankruptcy Code have been satisfied.  Any counterparty to an agreement listed on a “Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases” filed by the Plan Proponents who disputes the assumption or assignment of an executory contract or unexpired lease must file with the Bankruptcy Court, and serve upon the Plan Proponents and the Creditors’ Committee a written objection to the assumption or assumption and assignment, which objection shall set forth the basis for the dispute by no later than seven (7) Business Days prior to the Confirmation Hearing.  The failure to timely object shall be deemed a waiver of any and all objections to the assumption, or assumption and assignment, of executory contracts and unexpired leases listed in any “Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases” timely filed by the Plan Proponents.

The inclusion of a contract, lease or other agreement on any “Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases” filed with the Bankruptcy Court by the Plan Proponents shall not constitute an admission by the Plan Proponents as to the characterization of whether any such included contract, lease or other agreement is, or is not, an executory contract or unexpired lease, or whether any claimants under any such contract, lease or other agreement are time-barred from asserting Claims against DH.  The Plan Proponents reserve all rights with respect to the characterization of any such agreements.

2.                                      Cure

At the election of the Plan Proponents, any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code: (a) by payment of the default amount in Cash on the Effective Date or as soon thereafter as practicable; or (b) on such other terms as agreed upon in writing by the Plan Proponents or the Disbursing Agent, as applicable, and the counter-party to such executory contract or unexpired lease.  In the event of a dispute regarding (a) the amount of any cure payments, (b) the ability to provide adequate assurance of future performance under the contract or lease to be assumed or assigned, or (c) any other matter pertaining to assumption or assignment, the cure payments required by section 365(b)(1) of the Bankruptcy Code, if any, shall be made following the entry of a Final Order resolving the dispute and approving assumption or assignment, as applicable.  Any “Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases” filed by the Plan Proponents shall set forth DH’s cure obligations, if any, for each agreement for which a cure obligation must be satisfied as a condition to the assumption or assumption and assignment of such agreement.  Any counterparty to an agreement listed on any “Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases” filed by the Plan Proponents who disputes the scheduled cure obligation with respect to the executory contract or unexpired lease to which it is a party or regarding the provision of adequate assurance, or any other matter relating to assumption or assignment, must file with the Bankruptcy Court, and serve upon the Plan Proponents and the Creditors’ Committee, a written objection, which objection shall set forth the basis for the dispute, the alleged correct cure obligation, if applicable, and/or any other objection related to the assumption or assignment of the relevant agreement by no later than seven (7) Business Days prior to the Confirmation Hearing.  If a counterparty to an executory contract or unexpired lease to be assumed, or assumed and assigned, fails to file and serve an objection that complies with the foregoing, such counterparty shall be deemed to have waived any and all objections to the assumption and assignment of the relevant agreement as proposed by DH, including with respect to any cure obligations.

3.                                      Claims Arising from Rejection, Expiration or Termination

Claims created by the rejection of executory contracts and unexpired leases or the expiration or termination of any executory contract or unexpired lease prior to the Confirmation Date must be filed with the Bankruptcy Court and served on DH and the Plan Proponents (a) in the case of an executory contract or unexpired lease rejected by DH prior to the Confirmation Date, no later than the later of (i) the applicable bar date set forth in the Bar Date Notice and (ii) the date that is thirty (30) days after the date of notice of such rejection provided by DH (except to the extent the order authorizing such rejection specifies a different deadline), or (b) in the case of an executory contract or unexpired lease that (i) was terminated or expired by its terms prior to the Confirmation Date, or (ii) is rejected pursuant to the Plan, no later than thirty (30) days after the Confirmation Date.  Any such Claims for which a Proof of Claim is not filed and served by the deadlines set forth in the provisions of the Plan described in this paragraph, as applicable, shall be forever barred from assertion and shall not be enforceable against DH or its Estate, its Assets, or its non-Debtor Affiliates or any of their assets or property.  Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided herein shall be treated as General Unsecured Claims or Convenience Claims under the Plan, as applicable, subject to objection by the Disbursing Agent.

P.                                     Retention of Jurisdiction

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall retain and shall have exclusive jurisdiction (except with respect to the Plan Preferred Stock, Registration Rights Agreement and the Plan Secured Notes, which shall be subject to the jurisdiction indicated in the definitive documentation thereof) over any matter (a) arising under the Bankruptcy Code, (b) arising in or related to the Chapter 11 Case of DH or the Plan or (c) that relates to the following:

•                                          To determine any and all adversary proceedings, applications, motions, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by the Disbursing Agent or Dynegy, as applicable, after the Effective Date;

•                                          To hear and determine any objections to the allowance of Claims, whether filed, asserted, or made before or after the Effective Date, including, without express or implied limitation, to hear and determine any objections to the classification of any Claim and to allow, disallow or estimate any Contested Claim in whole or in part;

•                                          To issue such orders in aid of execution of the Plan to the extent authorized or contemplated by section 1142 of the Bankruptcy Code;

•                                          To consider any modifications of the Plan, remedy any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

•              To hear and determine all Fee Applications and applications for allowances of compensation and reimbursement of any other fees and expenses authorized to be paid or reimbursed under the Plan or the Bankruptcy Code;

•              To hear and determine all controversies, suits and disputes that may relate to, impact upon or arise in connection with the Plan, the Plan Documents or their interpretation, implementation, enforcement or consummation;

•              To hear and determine all controversies, suits and disputes that may relate to, impact upon, or arise in connection with the Confirmation Order (and all exhibits to the Plan) or its interpretation, implementation, enforcement or consummation;

•              To the extent that Bankruptcy Court approval is required and to the extent not released pursuant to the Plan, to consider and act on the compromise and settlement of any Claim or Cause of Action by, on behalf of, or against the Estate;

•              To determine such other matters that may be set forth in the Plan, or the Confirmation Order, or that may arise in connection with the Plan or the Confirmation Order;

•              To hear and determine matters concerning state, local and federal taxes, fines, penalties or additions to taxes for which DH or the Disbursing Agent may be liable, directly or indirectly, in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

•              To hear and determine all controversies, suits and disputes that may relate to, impact upon, or arise in connection with any setoff and/or recoupment rights of DH or any Person under the Plan;

•              To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with Causes of Action of DH (including Avoidance Actions) commenced by the Disbursing Agent, DH or any third parties, as applicable, before or after the Effective Date, except to the extent compromised, settled and released under the Plan;

•              To enter an order or final decree closing the Chapter 11 Case of DH;

•              To issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of the Plan or the Confirmation Order; and

•              To hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code.

Q.            Miscellaneous Provisions

1.             Substantial Consummation

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

2.             Payment of Statutory Fees

All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid by DH on or before the Effective Date.

3.             Satisfaction of Claims

The rights afforded in the Plan and the treatment of all Claims and Equity Interests provided for therein shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Equity Interests of any nature whatsoever against DH or its Estate, Assets, properties or interests in property.  Except as otherwise provided in the Plan, on the Effective Date, all Claims against and Equity Interests in DH shall be satisfied, discharged and released in full.  Neither DH nor Dynegy shall be responsible for any pre-Effective Date obligations of DH, except those expressly assumed by DH or Dynegy, as applicable.  Except as otherwise provided in the Plan, all Persons shall be precluded and forever barred from asserting against DH or its Estate, their respective successors or assigns, or their Assets, properties, or interests in property any event, occurrence, condition, thing, or other or further Claims or Causes of Action based upon any act, omission, transaction, or other activity of any kind or nature that occurred or came into existence prior to the Effective Date, whether or not the facts of or legal bases therefor were known or existed prior to the Effective Date.

4.             Special Provisions Regarding Insured Claims

Plan Distributions to each holder of an Allowed Insured Claim against DH shall be made in accordance with the treatment provided under the Plan for the class in which such Allowed Insured Claim is classified; except, that there shall be deducted from any Plan Distribution on account of an Insured Claim, for purposes of calculating the Allowed amount of such Claim, the amount of any insurance proceeds actually received by such holder in respect of such Allowed Insured Claim.  Nothing in the provisions of the Plan described in this paragraph shall constitute a waiver of any Claim, right, or Cause of Action DH or its Estate may hold against any Person, including any insurer.  Pursuant to section 524(e) of the Bankruptcy Code, nothing in the Plan shall release or discharge any insurer from any obligations to any Person under applicable law or any policy of insurance under which DH is an insured or a beneficiary.

5.             Third Party Agreements; Subordination

The Plan Distributions to the various classes of Claims and Equity Interests provided for in the Plan shall not affect the right of any Person to levy, garnish, attach, or employ any other legal process with respect to such Plan Distributions by reason of any claimed subordination rights or otherwise.  All such rights and any agreements relating thereto shall remain in full force and effect, except as otherwise compromised and settled pursuant to the Plan, including as set forth in Section 4.1(d)(ii) of the Plan.  The right of DH and the Disbursing Agent, as applicable, to seek subordination of any Claim (other than a Senior Note Claim) pursuant to section 510 of the Bankruptcy Code is fully reserved under the Plan, and the treatment afforded any Claim that becomes a subordinated Claim at any time is subject to modification and shall be modified to reflect such subordination.

With respect to the Subordination Alternative Election provided in Section 4.1(d)(ii) of the Plan, the Plan Proponents intend to tabulate the votes of holders of Allowed Senior Notes Claims both as part of Class 3 — General Unsecured Claims and separately as Allowed Senior Notes Claims.  The Plan Proponents believe that if the holders of Allowed Senior Notes Claims vote in a manner that would constitute an accepting class had the Senior Notes Claims been otherwise classified separately, such vote shall be sufficient to enforce the compromise contemplated by the Subordination Alternative Election.

6.             Exculpation

None of DH, its non-Debtor Affiliates the Plan Proponents, the Consenting Noteholders, Franklin, the PSEG Entities, the Indenture Trustees (in connection with the making of Plan Distributions), or any of their respective officers, directors, managers, equity holders, employees, agents, representatives, advisors, attorneys or successors and assigns shall have or incur any liability to any Person for any act or omission in connection with, or arising out of, the pursuit of confirmation of the Plan, the consummation of the Plan, or the implementation or administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence as finally determined by the Bankruptcy Court, and, in all respects shall be entitled to rely upon the advice of counsel and all information provided by other exculpated persons herein without any duty to investigate the veracity or accuracy of such information with respect to their duties and responsibilities under the Plan.

7.             Discharge of DH

Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, without further notice or order, all Claims and Causes of Action against DH, its Estate and all successors thereto of any nature whatsoever shall be automatically discharged forever.  Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, DH and its Estate and all successors thereto shall be deemed fully discharged and released from any and all Claims and Causes of Action, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), and 502(i) of the Bankruptcy Code, whether or not (a) a Proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code; or (c) the holder of a Claim based upon such debt has accepted the Plan.  The Confirmation Order shall be a judicial determination of discharge of all liabilities of DH, its Estate and all successors thereto.  As provided in section 524 of the Bankruptcy Code, such discharge shall void any judgment against DH and its Estate or any successor thereto at any time obtained to the extent it relates to a discharged Claim, and operates as an injunction against the prosecution of any action against DH, its Estate or its property and all successors thereto to the extent it relates to a discharged Claim.

8.             Notices

Any notices, requests or demands to or upon the Plan Proponents or the Consenting Noteholders, in order to be effective, shall be in writing (including, without express or implied limitation, those delivered by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to DH:

Dynegy Holdings, LLC
Attention:  General Counsel
1000 Louisiana Street
Suite 5800
Houston, Texas 77002
Telephone:         (713) 507-6400
Facsimile:          (713) 767-5181

and

Sidley Austin LLP
Attention:  James F. Conlan
One South Dearborn
Chicago, Illinois 60603
Telephone:           (312) 853-6890
Facsimile:            (312) 853-7036

If to Dynegy, as a Plan Proponent:

Dynegy Inc.
Attention:  General Counsel
1000 Louisiana Street
Suite 5800
Houston, Texas 77002
Telephone:          (713) 507-6400
Facsimile:           (713) 767-5181

and

White & Case LLP
Attention:  Thomas E Lauria
200 South Biscayne Boulevard, Suite 4900
Miami, Florida 33131
Telephone:           (305) 995-5282
Facsimile:            (305) 358-5744

If to the Consenting Noteholders:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Attention:  Andrew N. Rosenberg

1285 Avenue of the Americas

New York, New York 10019

Telephone:           (212) 373-3000

Facsimile:            (212) 757-3990

9.             Headings

The headings used in the Plan are inserted for convenience only, and neither constitute a portion of the Plan nor in any manner affect the construction of the provisions of the Plan.

10.          Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules), the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, shall govern the construction of the Plan and any agreements, documents and instruments executed in connection with the Plan, except as otherwise expressly provided in such instruments, agreements or documents.

11.          Expedited Determination

The Disbursing Agent is authorized under the Plan to file a request for expedited determination pursuant to section 505(b) of the Bankruptcy Code for all tax returns filed with respect to DH.

12.          Exemption from Transfer Taxes

Pursuant to section 1146 of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, lien, pledge or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.  The Bankruptcy Court may enter any order necessary or appropriate to implement this exemption from transfer taxes.

13.          Exemption from Registration

The issuance of the Plan Preferred Stock, any common stock of Dynegy for which the Plan Preferred Stock is exchanged in accordance with the conversion privilege provided for by the Plan Preferred Stock, and the Plan Secured Notes and the distribution thereof shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.

14.          Notice of Entry of Confirmation Order and Relevant Dates

Promptly upon entry of the Confirmation Order, the Plan Proponents shall publish as directed by the Bankruptcy Court and serve on all known parties in interest and holders of Claims and Equity Interests, notice of the entry of the Confirmation Order and all relevant deadlines and dates under the Plan, including, but not limited to, the deadline for filing notice of Administrative Claims, and the deadline for filing rejection damage Claims.

15.          Interest and Attorneys’ Fees

Interest accrued after the Petition Date will accrue and be paid on Claims only to the extent specifically provided for in the Plan, the Plan Documents, the Confirmation Order, or as otherwise required by the Bankruptcy Court or by applicable law.  No award or reimbursement of attorneys’ fees or related expenses or disbursements shall be allowed on, or in connection with, any Claim, except as set forth in the Plan or as ordered by the Bankruptcy Court.  Notwithstanding the foregoing, Dynegy will pay all reasonable out of pocket expenses of the Consenting Noteholders, including reasonable fees and expenses of their attorneys and financial advisors.

16.          Modification of the Plan

Subject to the Noteholder Restructuring Support Agreement, and as provided in section 1127 of the Bankruptcy Code, modification of the Plan may be proposed in writing by the Plan Proponents at any time before confirmation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, the Plan Proponents shall have complied with section 1125 of the Bankruptcy Code, and any necessary reasonable consents of the Consenting Noteholders otherwise required pursuant to the Plan shall have been obtained.  The Plan Proponents may modify the Plan at any time after confirmation and before substantial consummation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified, under section 1129 of the Bankruptcy Code, and the circumstances warrant such modifications.  A holder of a Claim that has accepted the Plan shall be deemed to have accepted such Plan as modified if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder.

17.          Revocation of the Plan

The Plan Proponents reserve under the Plan the right to revoke and withdraw the Plan and/or to adjourn the Confirmation Hearing prior to the occurrence of the Effective Date; provided, however, that unless otherwise agreed to in writing by the Requisite Consenting

Noteholders, revocation of the Plan shall be permitted only in the event that either the Board of Managers of DH or the Board of Directors of Dynegy has determined in good faith, after consultation with legal counsel, that pursuing the Plan would be inconsistent with its applicable fiduciary obligations under applicable law; and provided, further, that nothing contained in the Plan shall be deemed to prevent either DH or Dynegy, respectively, from taking or failing to take any action that it is obligated to take (or refrain from taking) in the performance of its fiduciary or similar duty which DH or Dynegy, respectively, owes to any other Person.

If the Plan Proponents revoke or withdraw the Plan, or if the Effective Date does not occur, then the Plan and all settlements and compromises set forth in the Plan and not otherwise approved by a separate Final Order shall be deemed null and void and nothing contained herein and no acts taken in preparation for consummation of the Plan shall be deemed to constitute a waiver or release of any Claims against or Equity Interests in DH or to prejudice in any manner the rights of DH or any other Person in any other further proceedings involving DH, or to constitute an admission, acknowledgement, offer or undertaking by DH or the Plan Proponents as to any matter or thing.

18.          Corrective Action

Prior to the Effective Date, upon the prior written consent of the Requisite Consenting Noteholders, the Plan Proponents reserve all rights under the Plan to make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court, provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Equity Interests.

19.          Setoff Rights

In the event that DH has a Claim of any nature whatsoever against the holder of a Claim against DH, then DH (or its successor) may, but is not required to, setoff its Claim against the Claim against DH (and any payments or other Plan Distributions to be made in respect of such Claim hereunder), subject to the provisions of sections 553, 556 and 560 of the Bankruptcy Code; provided, however, that there shall be no right of setoff against the Senior Notes Claims or Subordinated Notes Claims, and DH hereby waives any right to setoff against any such Senior Notes Claims or Subordinated Notes Claims.  The failure to exercise any right of setoff shall not constitute a waiver or release of any Claims that DH may have against the holder of any Claim.

20.          Compliance with Tax Requirements

In connection with the Plan, DH and the Disbursing Agent, as applicable, shall comply with all withholding and reporting requirements imposed by federal, state, local and foreign taxing authorities and all Plan Distributions hereunder shall be subject to such withholding and reporting requirements.  Notwithstanding the foregoing, each holder of an Allowed Claim that is to receive a Plan Distribution shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any government unit, including income, withholding and other tax obligations, on account of such Plan Distribution.  The Disbursing Agent has the right, but not the obligation, to not make a Plan Distribution until such holder has made arrangements satisfactory to the Disbursing Agent for payment of any such tax obligations.

21.          Rates

The Plan does not provide for the change of any rate that is within the jurisdiction of any governmental regulatory commission after the occurrence of the Effective Date.  Where a Claim has been denominated in foreign currency on a Proof of Claim, the Allowed amount of such Claim shall be calculated in legal tender of the United States based upon the conversion rate in place as of the Petition Date and in accordance with section 502(b) of the Bankruptcy Code.

22.          Injunctions

On the Effective Date and except as otherwise provided in the Plan, all Persons who have been, are, or may be holders of Claims against DH shall be permanently enjoined from taking any of the following actions against or affecting DH or its Estate or its non-Debtor Affiliates, the Assets, or the Disbursing Agent, or any of their current or former respective members, equity holders, directors, managers, officers, employees, agents, and professionals, successors and assigns or their respective assets and property with respect to such Claims (other than actions brought to enforce any rights or obligations under the Plan):

•

commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, all suits, actions and proceedings that are pending as of the Effective Date, which must be withdrawn or dismissed with prejudice);

•	enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order;

•	creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance; and

•

asserting any setoff, right of subrogation or recoupment of any kind; provided, that any defenses, offsets or counterclaims which DH may have or assert in respect of the above referenced Claims are fully preserved in accordance with the preservation of DH’s right of setoff set forth in the Plan.

Further, on the Effective Date, pursuant to section 105(a) of the Bankruptcy Code, and in accordance with the other terms of the Plan, all Persons shall be permanently and forever stayed, restrained and enjoined from taking any of the following actions against or affecting DH and all successors thereto, Dynegy or its non-Debtor Affiliates, or any of their current or former respective members, equity holders, directors, managers, officers, employees, agents, and professionals, successors and assigns, and any Person claimed to be liable derivatively through any of the foregoing, or their respective assets and property for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any Claim or Cause of Action arising from or in connection with the Prepetition Restructurings (including any claims asserted in any of the Prepetition Lawsuits related to the Prepetition Restructurings), including, but not limited to:

•	commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including a judicial, arbitral, administrative or other proceeding);

•	enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order;

•	creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance;

•	asserting any setoff, right of subrogation, reimbursement, contribution or recoupment of any kind; and

•	proceeding in any manner in any place whatsoever that does not conform to or comply with the provisions of the Plan and the settlement, compromise and releases described therein;

Nothing contained in Section 16.22 of the Plan shall stay, restrain or enjoin any Person who is a party to the GasCo Credit Facility or the CoalCo Credit Facility, or their successors and assigns, from taking any actions with respect to any Claim or Cause of Action arising from or in connection with the GasCo Credit Facility or the CoalCo Credit Facility.

23.          Binding Effect

The Plan shall be binding upon DH, its non-Debtor Affiliates, the Plan Proponents, the holders of all Claims and Equity Interests, parties in interest, all Persons and their respective successors and assigns.  To the extent any provision of this Disclosure Statement or any other solicitation document may be inconsistent with the terms of the Plan, the terms of the Plan shall be binding and conclusive.

24.          Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person.

25.          Severability

IN THE EVENT THE BANKRUPTCY COURT DETERMINES THAT ANY PROVISION OF THE PLAN IS UNENFORCEABLE EITHER ON ITS FACE OR AS APPLIED TO ANY CLAIM OR EQUITY INTEREST OR TRANSACTION, THE PLAN PROPONENTS MAY MODIFY THE PLAN IN ACCORDANCE WITH SECTION 16.16 OF THE PLAN SO THAT SUCH PROVISION SHALL NOT BE APPLICABLE TO THE HOLDER OF ANY SUCH CLAIM OR EQUITY INTEREST OR TRANSACTION.  SUCH A DETERMINATION OF UNENFORCEABILITY SHALL NOT (A) LIMIT OR AFFECT THE ENFORCEABILITY AND OPERATIVE EFFECT OF ANY OTHER

PROVISION OF THE PLAN OR (B) REQUIRE THE RESOLICITATION OF ANY ACCEPTANCE OR REJECTION OF THE PLAN.

26.          No Admissions

None of the filing of the Plan or the taking by DH or the Plan Proponents of any action with respect to the Plan or any statement or provision contained therein shall be or be deemed to be an admission by any such party against interest, or be or be deemed to be a waiver of any rights, claims or remedies that such parties may have, and all such rights and remedies are and shall be specifically reserved.  In the event the Plan is not confirmed and the Confirmation Order is not entered, the Plan, this Disclosure Statement and the Plan Documents, and any statement contained therein or herein, may not be used by any Person, party or entity against DH or the Plan Proponents.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER CAUSES OF ACTION OR THREATENED CAUSES OF ACTION, THE PLAN SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS AND THEREFORE SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE OR OTHER SIMILAR RULES.  THE PLAN SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, AND OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, DH OR ANY OF ITS SUBSIDIARIES AND AFFILIATES.

XII.

RISK FACTORS

The holders of Claims against DH should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement, before deciding whether to vote to accept or reject the Plan.

A.            General Considerations

The formulation of a reorganization plan is a principal purpose of a chapter 11 case.  The Plan sets forth the means for satisfying the Claims against and Equity Interests in DH.  Reorganization of DH’s businesses and operations under the proposed Plan also avoids the potentially adverse impact of a protracted and costly reorganization of DH.

B.            Certain Bankruptcy Considerations

1.             Plan Proponents may not be able secure confirmation or consummation of the Plan.

The Plan requires the acceptance of a requisite number of holders of Claims in Class 3 — General Unsecured Claims that are entitled to vote on the Plan, and the approval of the

Bankruptcy Court, as described in the section hereof entitled “Confirmation and Consummation Procedures — Overview.”  Moreover, in the event of an impairment controversy in which the Bankruptcy Court determines that Class 4 — Subordinated Notes Claims is impaired under the Plan, the acceptance of a requisite number of holders of Claims in Class 4 — Subordinated Notes Claims that are entitled to vote on the Plan would be required. There can be no assurance that such acceptances and approvals will be obtained and therefore, that the Plan will be confirmed.

In addition, confirmation of the Plan and the occurrence of the Effective Date of the Plan are subject to the satisfaction of certain conditions precedent, which are further described in the subsection of this Disclosure Statement entitled “The Chapter 11 Plan — Conditions Precedent to Confirmation of the Plan and the Occurrence of the Effective Date,” including, among others, a condition to the occurrence of the Effective Date requiring any necessary approvals to be obtained from Dynegy’s stockholders to amend Dynegy’s certificate of incorporation to increase its authorized share capital and/or allow for the issuance of the Plan Preferred Stock and/or the shares of Dynegy’s common stock to be issued upon conversion of the Plan Preferred Stock, and a condition to the occurrence of the Effective Date limiting the aggregate amount of the Lease Guaranty Claims (as further described in B.2 below).  Although the Plan Proponents believe that the conditions precedent to the confirmation of the Plan and to the occurrence of the Effective Date of the Plan will be met, there can be no assurance that all such conditions precedent will be satisfied.  If any conditions precedent is not satisfied or waived pursuant to section 12.3 of the Plan, the Plan may not be confirmed or the Effective Date may not occur.

Furthermore, although the Plan Proponents believe that the Plan will be confirmed and the Effective Date will occur reasonably soon after the Confirmation Date, there can be no assurance as to the timing or as to whether the Effective Date will occur.  If the Plan is not confirmed or the Effective Date does not occur, there can be no assurance that any alternative plan of reorganization would be on terms as favorable to the holders of Claims and Equity Interests as the terms of the Plan.  In addition, if a protracted reorganization or liquidation were to occur, there is a substantial risk that holders of Claims would receive less than they would receive under the Plan.  The liquidation analysis prepared by the Plan Proponents is attached hereto as Exhibit “E” (the “Liquidation Analysis”).

The Plan includes provisions for the transfer of Legacy DH and certain of its subsidiaries that are Debtors, including Dynegy Danskammer and Dynegy Roseton, to the Plan Trust.  If any of the Debtors to be transferred are subject to regulation as utility companies as of the time of transfer, the transfer may be subject to the prior approval of one or more regulatory bodies.  The Debtors have requested approvals of federal and state regulators, and certain parties have intervened and protested approval, absent the imposition of conditions to resolve their concerns.  The approvals by governmental entities may be denied, conditioned or delayed and therefore may not be available when required to facilitate the transfer of such Debtors to the Plan Trust.

If the Plan is confirmed but the Effective Date does not occur, it may become necessary to amend the Plan to provide for alternative treatment of Claims and Equity Interests.  There can be no assurance that any such alternative treatment would be on terms as favorable to the holders of Claims and Equity Interests as the treatment provided under the Plan.  If any modifications to the Plan are material, it would be necessary to resolicit votes from holders of Claims and Equity Interests adversely affected by the modifications with respect to such amended Plan.

2.                                      There is no certainty that the conditions precedent to the occurrence of the Effective Date requiring the aggregate amount of the Lease Guaranty Claims to not exceed $300 million will be satisfied.

A condition precedent to the Effective Date is that the amount of the Lease Guaranty Claims not exceed $300 million in the aggregate (or $190 million net of the TIA Claim, which has been Allowed in the amount of $110 million).  The Plan Proponents estimate, for the purpose of the estimated recovery percentage in the summary chart above only, that the Lease Guaranty Claims (which includes the TIA Claim) may reach up to $300 million, although they believe that DH’s obligations with respect to the Roseton Lease Guaranty Claims and the Danskammer Lease Guaranty Claims will be capped pursuant to section 502(b)(6) of the Bankruptcy Code,32 and will actually be much lower or $0 based on the availability of other sources of recovery on such Claims and the existence of claims by the Debtors against the Lease Indenture Trustee. The Plan Proponents’ belief in this regard, however, has already been challenged by holders of Roseton Lease Guaranty Claims and Danskammer Lease Guaranty Claims through litigation, the outcome of which is inherently uncertain, and may be further challenged.  Accordingly, although the Plan Proponents believe that the Allowed Lease Guaranty Claims will be substantially less than the $300 million estimated amount (or $190 million net of the TIA Claim, which has been Allowed in the amount of $110 million), there can be no assurance that the Bankruptcy Court will determine that the Allowed Lease Guaranty Claims (which includes the TIA Claim) are less than $300 million and that such condition precedent to the Effective Date will be satisfied.  See “Risk Factors — Claims Estimation Considerations.”

3.                                      Claims Estimation Considerations.

There can be no assurance that the estimated Claim amounts set forth herein are correct, and the actual amount of Allowed Claims may differ from the estimates.  The estimated amounts are subject to certain risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual amount of Allowed Claims may vary from those estimated herein.

In particular, the estimated amount of the Lease Guaranty Claims is uncertain.  The Plan classifies Senior Notes Claims and Lease Guaranty Claims together in Class 3 — General Unsecured Claims.  The Plan Proponents believe that the aggregate amount of Lease Guaranty Claims that will be Allowed against DH, and thereby included with the Senior Notes Claims, among other Claims, in Class 3 — General Unsecured Claims, even taking into consideration litigation risk, are not likely to exceed $300 million (or $190 million net of the TIA Claim, which has been Allowed in the amount of $110 million).  Thus, for purposes of estimating recoveries for Class 3, as discussed above in footnote 9, the Debtors have estimated Lease Guaranty Claims (which includes the TIA Claim) to be $110 to $300 million, which has been Allowed in the amount of $110 million.  The Plan Proponents’ belief that the Lease Guaranty Claims (which includes the TIA Claim) will not exceed $300 million is based primarily on the view that DH’s obligations with respect to Roseton Lease Guaranty Claims and Danskammer Lease Guaranty

32             Pursuant to the Stipulated Rejection Order, the TIA Claim will not be subject to the limitations contained in Section 502(b)(6) of the Bankruptcy Code and will be separate from and not included in any claim that may ultimately be allowed for damages arising from or related to the rejection or termination of the Leases Documents.

Claims will be reduced materially or disallowed as a result of section 502(b)(6) of the Bankruptcy Code, the availability of other sources of recovery on Roseton Lease Guaranty Claims and Danskammer Lease Guaranty Claims and the existence of claims by the Debtors against the Lease Indenture Trustee, as more fully set forth in the pleadings to be filed in the Adversary Proceeding.  The Plan Proponents’ belief in this regard, however, has been challenged by holders of Roseton Lease Guaranty Claims and Danskammer Lease Guaranty Claims through litigation, the outcome of which is inherently uncertain.  As it is a condition precedent to the effectiveness of the Plan that the aggregate amount of Allowed Lease Guaranty Claims shall not exceed $300 million (or $190 million net of the TIA Claim, which has been Allowed in the amount of $110 million), in the event of a determination by the Bankruptcy Court that the allowed amount of the Lease Guaranty Claims exceeds $300 million (or $190 million net of the TIA Claim, which has been Allowed in the amount of $110 million), unless the condition precedent is waived pursuant to the terms of the Plan, the Effective Date of the Plan may not occur.  Alternatively, if such condition were to be waived, such determination could dilute recoveries for holders of Allowed General Unsecured Claims, including Allowed Senior Notes Claims and Allowed Subordinated Notes Claims for which the Subordination Alternative Election is made.

C.            Risks Related to the Plan Securities

1.                              Dynegy’s significant indebtedness could adversely affect its financial health and prevent it from fulfilling its obligations under the Plan Securities.

After the Plan is consummated, Dynegy will have a significant amount of debt obligations.  Such significant indebtedness could have negative consequences to holders of the Plan Securities and the Company.  For example, the amount of indebtedness could:

•                  make it more difficult for Dynegy to satisfy its financial obligations, including debt service requirements;

•                  increase Dynegy’s vulnerability to general adverse economic and industry conditions;

•                  require Dynegy to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•                  limit Dynegy’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•                  impact the evaluation of Dynegy’s creditworthiness by counterparties to commercial agreements both for hedging as well as operating contracts, such as for fuel and transportation, and affect their willingness to transact with Dynegy and/or the level of collateral Dynegy is required to post under such agreements;

•                  place Dynegy at a competitive disadvantage compared to its competitors that have less debt; and

•                  limit Dynegy’s ability to obtain financing in the future for working capital, capital expenditures, acquisitions or other purposes on acceptable terms, on a timely basis or at all.

Further, if gas, power, and capacity prices, where applicable, do not improve as forecasted by Dynegy’s management in the Projections, then Dynegy’s ability to service its debt obligations will be adversely affected and may require significant operational and balance sheet restructurings.

2.                              Despite current indebtedness levels, Dynegy and its subsidiaries may still be able to incur substantially more debt.  This could further exacerbate the risks associated with Dynegy’s substantial leverage.

Dynegy and its subsidiaries may be able to incur substantial additional indebtedness in the future.  The terms of the indenture governing the Plan Secured Notes to be issued pursuant to the Plan, the terms of the Plan Preferred Stock, the agreements governing the New Credit Facilities and the agreements governing other existing indebtedness will not or do not fully prohibit Dynegy or its subsidiaries from doing so.  Any such indebtedness may reduce the cash flow available to redeem the Plan Preferred Stock or make principal and interest payments on the Plan Securities, and an exercise by the holder of such indebtedness of their liens may result in Dynegy losing the benefit of the assets secured by such liens, including all of Dynegy’s indirect interests in Dynegy CoalCo and Dynegy GasCo.  If new debt is added to Dynegy’s and its subsidiaries’ current debt levels, the related risks that they now face could intensify.  For additional information refer to the Notes Description.

3.                              Restrictive covenants may adversely affect Dynegy’s operations.

The New Credit Facilities contain and the Plan Preferred Stock and Plan Secured Notes Indenture will contain various covenants that, in the case of the New Credit Facilities limit the ability of Dynegy GasCo and Dynegy CoalCo, and in the case of the Plan Preferred Stock and the Plan Secured Notes Indenture limit the ability of Dynegy and certain of its subsidiaries, to, among other things:

•                  incur additional indebtedness;

•                  pay dividends, repurchase or redeem stock or make investments in certain entities;

•                  enter into related party transactions;

•                  create certain liens;

•                  enter into sale and leaseback transactions;

•                  enter into any agreements which limit the ability of such subsidiaries to make dividends or otherwise transfer cash or assets to Dynegy or certain other subsidiaries;

•                  create unrestricted subsidiaries;

•                  impair the security interests;

•                  issue certain capital stock;

•                  consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; and

•                  sell and acquire assets.

These restrictions may affect the ability of Dynegy CoalCo, Dynegy GasCo, or Dynegy to operate their businesses, may limit their ability to take advantage of potential business opportunities as they arise and may adversely affect the conduct of their current businesses, including restricting their ability to finance future operations and capital needs and limiting their ability to engage in other business activities.

4.                              The protective covenants in the Plan Secured Notes contain several exceptions.

The covenants that will be contained in the Plan Secured Notes Indenture were heavily negotiated by Dynegy and the Consenting Noteholders and their respective counsel.  Such covenants will contain numerous exceptions that may permit Dynegy and its subsidiaries to take actions that adversely affect its ability to pay the principal of and interest on the Plan Secured Notes.  For example, the “Restricted Payments” and “Incurrence of Indebtedness and Issuance of Preferred Stock” covenants will both contain several exceptions.  The holders of Claims should consult their counsel as to the terms of the Plan Secured Notes, including the covenants and the exceptions thereto.

5.                              The value of the collateral securing the Plan Secured Notes may not be sufficient to satisfy Dynegy’s obligations under the Plan Secured Notes and the collateral securing the Plan Secured Notes may be reduced or diluted under certain circumstances, thereby limiting your recovery as a secured creditor.

The Plan Secured Notes will, subject to certain exceptions and Permitted Liens, be secured by (1) a first-priority security interest on the Plan Secured Notes Debt Service Account and all of the presently-owned and after-acquired assets of Dynegy and of the direct and indirect wholly-owned subsidiaries of Dynegy (excluding (a) Dynegy Gas Investments Holdings, LLC and Dynegy Coal Investments Holdings, LLC and their respective subsidiaries, (b) DH and its successor in interest Legacy DH (except for the equity interests in DGIN covered in clause (2) below and New DH), (c)  DNE and its direct and indirect subsidiaries and (d) the Marketing Entities); and (2) a first-priority pledge of the outstanding Equity Interests in each of the direct and indirect subsidiaries of Dynegy, including Dynegy Gas Holdco, LLC, Dynegy Coal Holdco, LLC, Dynegy Gas Investments Holdings, LLC and Dynegy Coal Investments Holdings, LLC (but excluding (a) each of the Ring-Fenced Entities that are direct and indirect subsidiaries of Dynegy Gas Investments Holdings, LLC and Dynegy Coal Investments Holdings, LLC, (b) Legacy DH and DNE. and their respective direct and indirect subsidiaries, and (c) the Marketing Entities).  This collateral may also secure certain refinancing indebtedness permitted by the indenture governing the Plan Secured Notes and certain other obligations.  Rights to the collateral would be diluted by any additional indebtedness or other obligations that are also secured by the same collateral.

No independent appraisals of any of the collateral have been prepared by or on behalf of the Plan Proponents in connection with the proposed issuance of Plan Secured Notes.  The value of the collateral and the amount received upon a sale of collateral will depend upon many factors, including among others, Dynegy’s results of operations, the condition of the collateral, the ability to sell collateral in an orderly sales market and underlying orderly economic conditions, the availability and eligibility of buyers and similar factors.  By its nature, the collateral will be illiquid and may have no readily ascertainable market value.  There can also be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain.  Accordingly, the proceeds of any sale of the collateral pursuant to the Plan Secured Notes Indenture and the collateral documents following an event of default or an event of default under any other additional secured obligations may not be sufficient to satisfy, and may be substantially less than, amounts due on the Plan Secured Notes and other obligations secured by the collateral.  If the proceeds of any sale of the collateral were not sufficient to repay all amounts due on the Plan Secured Notes and the other obligations secured by the collateral, the holders of the Plan Secured Notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim with respect to the Plan Secured Notes.

6.                              It may be difficult to realize the value of the collateral pledged to secure the Plan Secured Notes.

The ability of a holder of the Plan Secured Notes to foreclose on the collateral securing the Plan Secured Notes (as described herein) may be subject to prior approval by FERC, state utility commissions, the consent of third parties, priority issues and practical problems associated with the realization of such holder’s security interest in the collateral, including cure rights, foreclosing on the collateral within the time periods permitted by third parties or prescribed by laws, statutory rights of redemption, and the effect of the order of foreclosure.  The approvals by governmental entities and consents of any third parties may not be given when required to facilitate a foreclosure on such assets.  Accordingly, holders of Plan Secured Notes may not have the ability to foreclose upon the facilities or assume or transfer the right to operate the facilities.

Foreclosure on the collateral may not be sufficient to acquire all facility assets necessary for operations or to make all payments on the Plan Secured Notes.  The Company’s business is subject to substantial regulations and permitting requirements and may be adversely affected if the Company is unable to comply with existing regulations or requirements or changes in applicable regulations or requirements.  In the event of foreclosure, the transfer of such permits may require the Company to incur significant cost and expense.  Further, the Plan Proponents cannot assure that the applicable governmental authorities will consent to the transfer of all such permits.

7.                              Dynegy GasCo and Dynegy CoalCo receive significant services from certain of Dynegy’s other subsidiaries and the loss of such services, as a result of such subsidiaries becoming the subject of a voluntary or involuntary bankruptcy case or otherwise, may have a material adverse impact on Dynegy GasCo’s and Dynegy CoalCo’s businesses, financial condition, results of operations and the value of the collateral that will secure the Plan Secured Notes.

Dynegy GasCo and Dynegy CoalCo receive significant services from certain of Dynegy’s subsidiaries, including, among others, cash management and energy management services.  If the provision of these services were to be delayed, interrupted or otherwise halted for any reason, including if Dynegy or its subsidiaries that provide such services become the subject of a voluntary or involuntary bankruptcy case, this may have a material adverse impact on Dynegy GasCo’s and Dynegy CoalCo’s businesses, financial condition, results of operations and the value of the collateral that will secure the Plan Secured Notes.  A replacement supplier of these services may not be found within a reasonable time (or at all) and/or on economic terms that are commercially reasonable.

8.                              Certain Persons may control the outcome of votes under the Plan Securities, and may take actions conflicting with your interests.

Certain holders of Allowed General Unsecured Claims hold large aggregate principal amounts of such Claims and, following consummation of the Plan, they may accordingly hold a large aggregate principal amount of the Plan Secured Notes issued pursuant to the Plan and may control the outcome of noteholder votes and take actions that may conflict with the interests of other holders of the Plan Secured Notes.  Likewise, certain holders of Allowed General Unsecured Claims may, following consummation of the Plan, hold a large aggregate principal amount of the Plan Preferred Stock (and, following mandatory conversion, a large number of shares of Dynegy’s common stock), and may control the outcome of Plan Preferred Stock (and, following mandatory conversion, common stockholder) votes and take actions that may conflict with the interests of other holders of the Plan Preferred Stock (or common stock).

9.                              The Plan Secured Notes will be structurally subordinated to all indebtedness and other liabilities of Dynegy’s non-guarantor subsidiaries.

Dynegy derives all of its revenue and cash flow from its subsidiaries.  Not all of Dynegy’s subsidiaries will guarantee the Plan Secured Notes.  Creditors of Dynegy’s non-guarantor subsidiaries (including trade creditors) will generally be entitled to payment from the assets of those subsidiaries before those assets can be distributed to Dynegy.  Dynegy’s direct and indirect non-guarantor subsidiaries, which include Dynegy Gas Investment Holdings, LLC, Dynegy Coal Investment Holdings, LLC, and the other Excluded Entities are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the Plan Secured Notes, or to make any funds available to Dynegy, whether by dividend, distribution, loan or other payments, and the consequent rights of holders of the Plan Secured Notes to realize the proceeds from the sale of any of Dynegy’s non-guarantor subsidiaries’ assets will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors and holders of debt of that subsidiary.  As a result, the Plan Secured Notes will effectively be subordinated to the prior payment of all of the debts (including trade payables and lease obligations) of Dynegy’s non-guarantor subsidiaries, including Dynegy Gas Investment Holdings, LLC, Dynegy Coal Investment Holdings, LLC and the other Excluded Entities.

10.                       Dynegy conducts virtually all of its operations through its subsidiaries and may be limited in its ability to access funds from these subsidiaries to service its debt.

Dynegy conducts virtually all of its operations through its subsidiaries and, therefore, depends upon dividends and other intercompany transfers of funds from its subsidiaries to meet its debt service and other obligations.  The ability of Dynegy’s subsidiaries to make distributions or pay dividends will depend on their operating results.  In addition, the ability of Dynegy’s subsidiaries to pay dividends and make other payments to Dynegy may be restricted by, among other things, applicable corporate and other laws, potentially adverse tax consequences and the terms and covenants of any future outstanding indebtedness, contract or agreements of Dynegy’s subsidiaries, including the GasCo Credit Facility and the CoalCo Credit Facility, which limit distributions to a maximum of $135,000,000 and $90,000,000 per year, respectively.  If Dynegy is unable to access the cash flow of its subsidiaries, it may have difficulty meeting its debt service obligations, including with respect to the Plan Securities.  Additionally, the Plan Secured Notes Indenture contains covenants further limiting Dynegy’s ability to make distributions of cash, including by requiring the maintenance of the Plan Secured Notes Debt Service Account for the benefit of the holders of the Plan Secured Notes.  These restrictions on Dynegy’s ability to access cash flow from certain subsidiaries may impair its ability to operate its business as effectively as possible.

11.                       Dynegy may not have sufficient funds to repurchase the Plan Secured Notes upon a change of control.

Upon a change of control, Dynegy will be required to offer to repurchase all of the Plan Secured Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase.  The source of funds for that repurchase of Plan Secured Notes will be available in cash or cash generated from subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity interests.  There can be no assurance that Dynegy will have sufficient funds at the time of the change of control to make the required repurchase of the Plan Secured Notes.  See “Description of the Plan Secured Notes — Repurchase at the Option of Holders — Change of Control.”  In addition, the terms of the GasCo Credit Facility and the CoalCo Credit Facility will limit Dynegy’s ability to repurchase the Plan Secured Notes and provide that certain change of control events will constitute an event of default thereunder.  Accordingly, it is possible that Dynegy will not have sufficient funds at the time of the change of control to make the required repurchase of Plan Secured Notes or that restrictions in Dynegy’s subsidiaries’ credit agreements and the Plan Secured Notes Indenture will not allow such repurchases.

12.                       An active trading market may not develop for the Plan Securities.

The Plan Securities are new issues of securities and, accordingly, there is currently no established public trading market for the Plan Securities.  Dynegy does not intend to apply for the Plan Secured Notes to be listed on any securities exchange.  Although Dynegy expects to apply to list the Plan Preferred Stock on the New York Stock Exchange or another national stock exchange, there is no assurance that such listing will be obtained.  Consequently, there can be no assurance that an active market for the shares of the Plan Securities will develop nor can any assurance be given as to the prices at which such securities might be traded. If a trading market does not develop or is not maintained, holders of shares of the Plan Securities may experience difficulty in reselling such securities at an acceptable price or may be unable to sell them at all.  Even if a trading market were to exist, such market could have limited liquidity and Plan

Securities could trade at prices higher or lower than the value attributed to such securities in connection with their distribution under the Plan, depending upon many factors, including, without limitation, markets for similar securities, industry conditions, Dynegy’s performance or prospects and investor expectations thereof. As a result, there may be limited liquidity of any trading market that does develop for the Plan Securities.  In addition, the liquidity of the trading market in the Plan Securities and the market prices quoted for the Plan Securities may be adversely affected by changes in the overall market for such types of securities and by changes in Dynegy’s financial performance or prospects or in the prospects for companies in its industry generally.

13.                       The Plan Preferred Stock is an equity interest and therefore subordinated to Dynegy’s indebtedness.

In any liquidation, dissolution or winding up of Dynegy, the Plan Preferred Stock would rank below all debt claims against Dynegy, including the Plan Secured Notes.  As a result, holders of the Plan Preferred Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding up of Dynegy until after all its obligations to its debt holders have been satisfied, including payments to holders of the Plan Secured Notes.

14.                       Certain holders of Plan Securities may be restricted in their ability to transfer or sell their Plan Securities.

To the extent that Plan Securities or any other securities are issued under the Plan and are covered by section 1145(a)(1) of the Bankruptcy Code, they may be resold by the holders thereof without registration unless the holder is an “underwriter” with respect to such securities.  Resales by Persons who receive Plan Securities pursuant to the Plan that are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act of 1933, as amended (the “Securities Act”) or other applicable law.  Such Persons would only be permitted to sell such Plan Securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act or another applicable exemption.  See “Securities Law Matters.”

15.                       There is only limited historical financial information and no audited financial statements available for Dynegy Gas Holdco, LLC and its subsidiaries or for Dynegy Coal Holdco, LLC and its subsidiaries.

The financial information incorporated by reference in this Disclosure Statement is primarily in respect of Dynegy and DH and only Dynegy’s Quarterly Report on Form 10-Q for the period ended September 30, 2011 includes unaudited financial information for Dynegy’s gas and coal segments. While management believes that the unaudited financial information for Dynegy’s gas and coal segments reflects the operating results and financial position of the entities holding substantially all of Dynegy’s gas and coal fired power generation businesses (Dynegy Gas Holdco, LLC and Dynegy Coal Holdco, LLC, and their respective subsidiaries) for the dates and periods presented, there are no audited or unaudited financial statements available for those entities. In addition, pro forma financial information is available with respect to Dynegy Midwest Generation, LLC (a subsidiary of Dynegy Coal Holdco, LLC, the entity holding substantially all of Dynegy’s coal fired power generation business), as it was prepared by DH and included in DH’s Current Report on Form 8-K filed on September 8, 2011. These unaudited pro forma condensed consolidated financial statements, however, have not been audited by DH’s independent auditors and do not include the effects of (i) the New Credit Facilities, (ii) the repurchase by Sithe/Independence Funding Corp. pursuant to its tender offer and consent solicitation of approximately $192 million of Sithe’s 9% Secured Bonds due 2013 or (iii) Dynegy’s reorganization of its subsidiaries in August 2011. The limited available financial information with respect to the entities holding substantially all of Dynegy’s gas and coal fired power generation businesses may make it difficult to assess their respective operating results or financial position for the dates and periods presented, nor may such limited financial information be necessarily indicative of future operating results or financial position.

16.          The Plan Preferred Stock will have limited voting rights.

Under the terms of the Plan, the Plan Preferred Stock will have limited voting rights prior to the occurrence of a Trigger Event.  See “The Chapter 11 Plan — Description of Certain Securities to be Issued Pursuant to the Plan — Plan Preferred Stock.”  Thus, actions could be taken by Dynegy, with respect to which the holders of Plan Preferred Stock disagree that are approved solely by the holders of its Common Stock and are not subject to the approval of the Plan Preferred Stock.  This is important because the Board of Directors of Dynegy will be appointed by the shareholders who hold shares that are junior to the Plan Preferred Stock and could be “out of the money”, and hence, may be incentivized to engage in transactions that may have a higher risk-reward profile.  However, it should also be noted that the terms of the Plan Preferred Stock contain many provisions that protect the interests of the holders of the Plan Preferred Stock.  Furthermore, the Board of Directors of Dynegy will owe fiduciary duties to Dynegy.  After a Trigger Event has occurred, the Plan Preferred Stock will be entitled to vote on an “as converted basis” with the Common Stock (as a single class), but exercise of such rights may be subject to the receipt of prior regulatory approvals depending on the amount of Plan Preferred Stock and/or Common Stock held by a holder of Plan Preferred Stock and the laws in effect at the time the rights are proposed to be exercised.  The approvals by governmental entities may be denied, conditioned or delayed and therefore may not be available when required to facilitate exercise of such rights.

17.                               Acquisition of Common Stock upon and after conversion of Plan Preferred Stock may be subject to regulatory restrictions.

The acquisition of Common Stock (including through conversion of the Plan Preferred Stock in accordance with its terms) and the ability to vote Common Stock may be subject to compliance with regulatory requirements and/or prior regulatory approvals (“Regulatory Authorizations”) received by the holder of the Plan Preferred Stock or, upon and after conversion, the holder of Common Stock, and/or Dynegy.   Such Regulatory Authorizations may include without limitation, FERC authorization under section 203 of the FPA, approvals from any other regulatory body or bodies, or the satisfaction of any notification and waiting period requirements, such as those of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (the “HSR Act”). The applicability of Regulatory Authorizations may depend on the amount of Common Stock to be acquired (including through conversion of the Plan Preferred Stock in accordance with its terms) or to be voted, or, in the case of the HSR Act, if certain size of parties and size of transaction thresholds are satisfied and no exemption is applicable.  Regulatory Authorizations may be denied, conditioned or delayed and may not be available at the anticipated time of conversion of a holder’s Plan Preferred Stock into Common Stock, or at any time.  Denial, condition or delay could prevent a holder from converting its Plan Preferred Stock into Common Stock or voting its Common Stock.

A Holder of Plan Preferred Stock or Common Stock should consult with its own legal counsel with regard to compliance with and/or obtaining Regulatory Authorizations.  The acquisition of Common Stock (including through conversion of the Plan Preferred Stock in accordance with its terms) or voting of Common Stock prior to obtaining and/or complying with any necessary Regulatory Authorizations may result in liability including potentially substantial civil penalties.

Additional details and documents regarding conversion and voting of Plan Preferred Stock and Common Stock may be provided in subsequently filed Plan Documents.

D.                                    Risks Related to Business Operations

1.                                      Because wholesale power prices are subject to significant volatility and because many of Dynegy’s and its subsidiaries’ power generation facilities operate without long-term power sales agreements, Dynegy’s and its subsidiaries’ revenues and profitability are subject to wide fluctuations

Because Dynegy and its subsidiaries largely sell electric energy, capacity and ancillary services into the wholesale energy spot market or into other power markets on a term basis, they are not guaranteed any rate of return on their capital investments. Rather, their financial condition, results of operations and cash flows will depend, in large part, upon prevailing market prices for power and the fuel to generate such power. Wholesale power markets are subject to significant price fluctuations over relatively short periods of time and can be unpredictable. Such factors that may materially impact the power markets and Dynegy’s and its subsidiaries’ financial results include:

•                  economic conditions;

•                  the existence and effectiveness of demand-side management;

•                  conservation efforts and the extent to which they impact electricity demand;

•                  regulatory constraints on pricing (current or future) or the functioning of the energy trading markets and energy trading generally;

•                  the proliferation of advanced shale gas drilling increasing domestic natural gas supplies;

•                  fuel price volatility; and

•                  increased competition or price pressure driven by generation from renewable sources.

Many of Dynegy’s and its subsidiaries’ facilities operate as “merchant” facilities without long-term power sales agreements.  Consequently, there can be no assurance that Dynegy and its subsidiaries will be able to sell any or all of the electric energy, capacity or ancillary services from those facilities at commercially attractive rates or that the facilities will be able to operate profitably.  This could lead to less favorable financial results as well as future impairments of Dynegy’s and its subsidiaries’ property, plant and equipment or to the retirement of certain of the facilities resulting in economic losses and liabilities.

Given the volatility of commodity power prices, to the extent Dynegy and its subsidiaries do not secure long-term power sales agreements for the output of their power generation facilities, revenues and profitability will be subject to increased volatility, and Dynegy’s and its subsidiaries’ financial condition, results of operations and cash flows could be materially adversely affected.  Further, declines in the market prices of natural gas and wholesale electricity have reduced the outlook for cash flow that can be expected to be generated by Dynegy and its subsidiaries in the next several years.

2.                                      Dynegy’s and its subsidiaries’ commercial strategy may not be executed as planned or may result in lost opportunities

Dynegy and its subsidiaries seek to commercialize their assets through sales arrangements of various types. In doing so, Dynegy and its subsidiaries attempt to balance a desire for greater predictability of earnings and cash flows in the short- and medium-terms with a belief that commodity prices will rise over the longer term, creating upside opportunities for those with unhedged generation volumes. The ability to successfully execute this strategy is dependent on a number of factors, many of which are outside the control of Dynegy and its subsidiaries, including market liquidity, the availability of counterparties willing to transact with Dynegy and its subsidiaries or to transact with Dynegy and its subsidiaries at prices Dynegy and its subsidiaries believe are commercially acceptable, the availability of liquidity to post collateral in support of Dynegy’s and its subsidiaries’ derivative instruments, and the reliability of the people and systems comprising Dynegy’s and its subsidiaries’ commercial operations function. The availability of market liquidity and willing counterparties could be negatively impacted by poor economic and financial market conditions, including impacts on financial institutions and other current and potential counterparties as well as counterparties’ views of the creditworthiness of Dynegy and its subsidiaries. If Dynegy and its subsidiaries are unable to transact in the short- and medium-terms, their financial condition, results of operations and cash flows will be subject to significant uncertainty and volatility. Alternatively, significant contract execution for any such period may precede a run-up in commodity prices, resulting in lost upside opportunities and mark-to-market accounting losses causing significant variability in net income and other GAAP reported measures.

3.                                      Dynegy and its subsidiaries are exposed to the risk of fuel and fuel transportation cost increases and interruptions in fuel supplies

Dynegy and its subsidiaries purchase the fuel requirements for many of their power generation facilities, primarily those that are natural gas-fired, under short-term contracts or on the spot market. As a result, Dynegy and its subsidiaries face the risks of supply interruptions and fuel price volatility, as fuel deliveries may not exactly match those required for energy sales, due in part to Dynegy and its subsidiaries’ need to pre-purchase fuel inventories for reliability and dispatch requirements.

Moreover, profitable operation of many of Dynegy’s and its subsidiaries’ coal-fired generation facilities is highly dependent on coal prices and coal transportation rates. Power generators in the midwest and the northeast have experienced significant pressures on available coal supplies that are either transportation or supply related. Dynegy has entered into term contracts for PRB coal, which Dynegy and its subsidiaries use for its coal facilities in the midwest.  Dynegy and its subsidiaries expected coal requirements are 100 percent contracted and priced for 2012.   Dynegy’s and its subsidiaries’ forecast coal requirements for 2013 are 62 percent committed.  Those volumes are unpriced but are subject to a price collar structure. Dynegy’s and its subsidiaries’ coal transportation requirements are 100 percent contracted and priced through 2013.  Coal transportation rates will be renewed in 2014 at levels higher than our current rates.  The low sulfur content coal used at our facilities in order to meet the requirements of our air permits limits our coal supply options creating risks in terms of our ability to procure firm coal supplies for periods and prices Dynegy and its subsidiaries believe are favorable.

Further, any changes in the costs of coal, fuel oil, natural gas or transportation rates and changes in the relationship between such costs and the market prices of power will affect their financial results. If Dynegy and its subsidiaries are unable to procure fuel for physical delivery at prices they consider favorable, their financial condition, results of operations and cash flows could be materially adversely affected.

Dynegy’s and its subsidiaries’ costs of compliance with existing environmental requirements are significant, and costs of compliance with new environmental requirements or factors could materially adversely affect their financial condition, results of operations and cash flows

Dynegy’s and its subsidiaries’ businesses are subject to extensive and frequently changing environmental regulation by federal, state and local authorities. Such environmental regulation imposes, among other things, restrictions, liabilities and obligations in connection with the generation, handling, use, transportation, treatment, storage and disposal of hazardous substances and waste and in connection with spills, releases and emissions of various substances (including GHG) into the environment, and in connection with environmental impacts associated with cooling water intake structures. Existing environmental laws and regulations may be revised or reinterpreted, new laws and regulations may be adopted or may become applicable to Dynegy and its subsidiaries or their facilities, and litigation or enforcement proceedings could be commenced against Dynegy and its subsidiaries. Proposals being considered by federal and state authorities (including proposals regarding regulation of GHGs) could, if and when adopted or enacted, require Dynegy and its subsidiaries to make substantial capital and operating expenditures or consider retiring certain of their facilities. If any of these events occur, Dynegy’s and its subsidiaries’ financial condition, results of operations and cash flows could be materially adversely affected.

Many environmental laws require approvals or permits from governmental authorities before construction, modification or operation of a power generation facility may commence. Certain environmental permits must be renewed periodically in order for Dynegy and its subsidiaries to continue operating their facilities. The process of obtaining and renewing necessary permits can be lengthy and complex and can sometimes result in the establishment of permit conditions that make the project or activity for which the permit was sought unprofitable or otherwise unattractive. Even where permits are not required, compliance with environmental laws and regulations can require significant capital and operating expenditures. Dynegy and its subsidiaries are required to comply with numerous environmental laws and regulations, and to obtain numerous governmental permits when they modify and operate their facilities. If there is a delay in obtaining any required environmental regulatory approvals or permits, if Dynegy and its subsidiaries fail to obtain any required approval or permit, or if Dynegy and its subsidiaries are unable to comply with the terms of such approvals or permits, the operation of their facilities may be interrupted or become subject to additional costs. Further, changed interpretations of existing regulations may subject historical maintenance, repair and replacement activities at Dynegy’s and its subsidiaries’ facilities to claims of noncompliance. As a result, Dynegy’s and its subsidiaries’ financial condition, results of operations and cash flows could be materially adversely affected. Certain of Dynegy’s and its subsidiaries’ facilities are also required to comply with the terms of a consent decree or other governmental orders.

With the continuing trend toward stricter environmental standards and more extensive regulatory and permitting requirements, Dynegy’s and its subsidiaries’ capital and operating environmental expenditures are likely to be substantial and may significantly increase in the future.

4.                                      Dynegy’s and its subsidiaries’ businesses are subject to complex government regulation. Changes in these regulations or in their implementation may affect costs of operating Dynegy’s and its subsidiaries’ facilities or Dynegy’s and its subsidiaries’ ability to operate their facilities, or increase competition, any of which would negatively impact Dynegy’s and its subsidiaries’ results of operations

Dynegy and its subsidiaries are subject to extensive federal, state and local laws and regulations governing the generation and sale of energy commodities in each of the jurisdictions in which they have operations. Compliance with these ever-changing laws and regulations requires expenses (including legal representation) and monitoring, capital and operating expenditures. Potential changes in laws and regulations that could have a material impact on Dynegy’s and its subsidiaries’ businesses include: re-regulation of the power industry in markets in which Dynegy and its subsidiaries conduct business; the introduction, or reintroduction, of rate caps or pricing constraints; increased credit standards, collateral costs or margin requirements, as well as reduced market liquidity, as a result of potential OTC market regulation; or a variation of these. Furthermore, these and other market-based rules and regulations are subject to change at any time, and Dynegy and its subsidiaries cannot predict what changes may occur in the future or how such changes might affect any facet of their businesses.

The costs and burdens associated with complying with the increased number of regulations may have a material adverse effect on Dynegy and its subsidiaries, if they fail to comply with the laws and regulations governing their businesses or if they fail to maintain or obtain advantageous regulatory authorizations and exemptions. Moreover, increased competition within the sector resulting from potential legislative changes, regulatory changes or other factors may create greater risks to the stability of Dynegy’s and its operating businesses’ power generation earnings and cash flows generally.

5.                                      Availability and cost of emission allowances could materially impact Dynegy’s and its subsidiaries’ costs of operations

Dynegy and its subsidiaries are required to maintain, either through allocation or purchase, sufficient emission allowances to support their operations in the ordinary course of operating their power generation facilities. These allowances are used to meet Dynegy’s and its subsidiaries’ obligations imposed by various applicable environmental laws, and the trend toward more stringent regulations (including regulations regarding GHG emissions) will likely require Dynegy and its subsidiaries to obtain new or additional emission allowances. If Dynegy’s and its subsidiaries’ operational needs require more than their allocated quantity of emission allowances, Dynegy and its subsidiaries may be forced to purchase such allowances on the open market, which could be costly. If they are unable to maintain sufficient emission allowances to match their operational needs, Dynegy and its subsidiaries may have to curtail their operations so as not to exceed their available emission allowances, or install costly new emissions controls. As Dynegy and its subsidiaries use the emissions allowances that they have purchased on the open market, costs associated with such purchases will be recognized as operating expense. If such allowances are available for purchase, but only at significantly higher prices, their purchase could materially increase Dynegy’s and its subsidiaries’ costs of operations in the affected markets and materially adversely affect Dynegy’s and its subsidiaries’ financial condition, results of operations and cash flows.

6.                                      Competition in wholesale power markets, together with the age of certain of Dynegy’s and its subsidiaries’ generation facilities and an oversupply of power generation capacity in certain regional markets, may have a material adverse effect on Dynegy’s and its subsidiaries’ financial condition, results of operations and cash flows

Dynegy and its subsidiaries have numerous competitors, and additional competitors may enter the industry.  Dynegy’s and its subsidiaries’ power generation businesses compete with other non-utility generators, regulated utilities, unregulated subsidiaries of regulated utilities, other energy service companies and financial institutions in the sale of electric energy, capacity and ancillary services, as well as in the procurement of fuel, transmission and transportation services. Moreover, aggregate demand for power may be met by generation capacity based on several competing technologies, as well as power generating facilities fueled by alternative or renewable energy sources, including hydroelectric power, synthetic fuels, solar, wind, wood, geothermal, waste heat and solid waste sources. Regulatory initiatives designed to enhance renewable generation could increase competition from these types of facilities. In addition, a buildup of new electric generation facilities in recent years has resulted in an oversupply of power generation capacity in certain regional markets Dynegy and its subsidiaries serve.

Dynegy and its subsidiaries also compete against other energy merchants on the basis of their relative operating skills, financial position and access to credit sources. Electric energy customers, wholesale energy suppliers and transporters often seek financial guarantees, credit support such as letters of credit, and other assurances that their energy contracts will be satisfied. Companies with which Dynegy and its subsidiaries compete may have greater resources in these areas. In addition, certain of Dynegy’s and its subsidiaries’ current facilities are relatively old. Newer plants owned by competitors will often be more efficient than some of Dynegy’s and its subsidiaries’ plants, which may put these plants at a competitive disadvantage. Over time, some of Dynegy’s and its subsidiaries’ plants may become unable to compete, because of the construction of new plants, and such new plants could have a number of advantages including: more efficient equipment, newer technology that could result in fewer emissions, or more advantageous locations on the electric transmission system. Additionally, these competitors may be able to respond more quickly to new laws and regulations because of the newer technology utilized in their facilities or the additional resources derived from owning more efficient facilities. Taken as a whole, the potential disadvantages of Dynegy’s and its subsidiaries’ aging fleet could result in lower run-times or even early asset retirement.

Other factors may contribute to increased competition in wholesale power markets. New forms of capital and competitors have entered the industry in the last several years, including financial investors who perceive that asset values are at levels below their true replacement value. As a result, a number of generation facilities in the United States are now owned by lenders and investment companies. Furthermore, mergers and asset reallocations in the industry could create powerful new competitors. Under any scenario, Dynegy and its subsidiaries anticipate that they will face competition from numerous companies in the industry, some of which have superior capital structures.

Moreover, many companies in the regulated utility industry, with which the wholesale power industry is closely linked, are also restructuring or reviewing their strategies. Several of those companies have discontinued or are discontinuing their unregulated activities and seeking to divest or spin-off their unregulated subsidiaries. Some of those companies have had, or are attempting to have, their regulated subsidiaries acquire assets out of their or other companies’ unregulated subsidiaries. This may lead to increased competition between the regulated utilities and the unregulated power producers within certain markets. To the extent that competition increases, Dynegy’s and its subsidiaries’ financial condition, results of operations and cash flows may be materially adversely affected.

7.                                      Dynegy and its subsidiaries do not own or control transmission facilities required to sell the wholesale power from their generation facilities. If the transmission service is inadequate, Dynegy and its subsidiaries’ ability to sell and deliver wholesale power may be materially adversely affected. Furthermore, these transmission facilities are operated by RTOs and ISOs, which are subject to changes in structure and operation and impose various pricing limitations. These changes and pricing limitations may affect Dynegy’s and its subsidiaries’ ability to deliver power to the market that would, in turn, adversely affect the profitability of their generation facilities.

Dynegy and its subsidiaries do not own or control the transmission facilities required to sell the wholesale power from their generation facilities. If the transmission service from these facilities is unavailable or disrupted, or if the transmission capacity infrastructure is inadequate, Dynegy’s and its subsidiaries’ ability to sell and deliver wholesale power may be materially adversely affected. RTOs and ISOs provide transmission services, administer transparent and competitive power markets and maintain system reliability. Many of these RTOs and ISOs operate in the realtime and day-ahead markets in which Dynegy and its subsidiaries sell energy. The RTOs and ISOs that oversee most of the wholesale power markets impose, and in the future may continue to impose, offer caps and other mechanisms to guard against the potential exercise of market power in these markets as well as price limitations. These types of price limitations and other regulatory mechanisms may adversely affect the profitability of Dynegy’s and its subsidiaries’ generation facilities that sell energy and capacity into the wholesale power markets. Problems or delays that may arise in the formation and operation of new or maturing RTOs and similar market structures, or changes in geographic scope, rules or market operations of existing RTOs, may also affect Dynegy’s and its subsidiaries’ ability to sell, the prices they receive or the cost to transmit power produced by their generating facilities. Rules governing the various regional power markets may also change from time to time, which could affect Dynegy’s and its subsidiaries’ costs or revenues. Additionally, if the transmission service from these facilities is unavailable or disrupted, or if the transmission capacity infrastructure is inadequate, Dynegy’s and its subsidiaries’ ability to sell and deliver wholesale power may be materially adversely affected. Furthermore, the rates for transmission capacity from these facilities are set by others and thus are subject to changes, some of which could be significant. As a result, Dynegy’s and its subsidiaries’ financial condition, results of operations and cash flows may be materially adversely affected.

8.                                      Dynegy’s and its operating subsidiaries’ financial condition, results of operations and cash flows would be adversely impacted by strikes or work stoppages by their unionized employees

A majority of the employees at Dynegy’s and its subsidiaries’ facilities are subject to collective bargaining agreements with various unions. Additionally, unionization activities, including votes for union certification, could occur at Dynegy’s and its subsidiaries’ non-union generating facilities in their fleet. If union employees strike, participate in a work stoppage or slowdown or engage in other forms of labor strife or disruption, Dynegy and its subsidiaries could experience reduced power generation or outages if replacement labor is not procured. The ability to procure such replacement labor is uncertain. Strikes, work stoppages or an inability to negotiate future collective bargaining agreements on commercially reasonable terms could have a material adverse effect on Dynegy’s and its subsidiaries’ financial condition, results of operations and cash flows.

9.                                      Dynegy’s and its subsidiaries’ ability to comply with their Consent Decree may be materially adversely impacted by their future operating cash flows, or unforeseen labor, material and equipment costs

As a result of the Consent Decree, Dynegy and its subsidiaries are required to not operate certain of their power generating facilities after specified dates unless certain emission control equipment is installed. As of December 31, 2011, only Baldwin Unit 2 has material outstanding Consent Decree work yet to be performed, which is scheduled for completion by the end of 2012. Dynegy and its subsidiaries have incurred significant costs in complying with the Consent Decree and anticipate the remainder of the equipment installations to incur additional significant costs. Further, Dynegy and its subsidiaries are exposed to the risk of price increases in the costs of labor and to the risk that counterparties to the construction contracts may fail to perform, in which case Dynegy and its subsidiaries would be forced to enter into alternative arrangements at then-current market prices that may exceed their contractual prices and possibly cause delays to the project timelines.  Further, Dynegy’s and its subsidiaries’ production may be affected if Dynegy and its subsidiaries fail to meet certain performance standards under the Consent Decree.

10.                               Dynegy’s ability to use its federal net operating losses or alternative minimum tax credits to offset its future taxable income may be further limited under Sections 382 and 383 of the Internal Revenue Code and as a result of Dynegy’s having recognized certain cancellation of indebtedness income

As discussed in greater detail below under the heading “Certain U.S. Federal Income Tax Consequences — Tax Consequences to Dynegy, DH and DNE Upon Consummation of the Plan,” Dynegy’s ability to use previously incurred federal NOLs (as defined below) and AMT Credits (as defined below), which have a maximum value of $633 million and $271 million, respectively, at December 31, 2010, will likely be limited or modified on the Effective Date as a result Section 382 of the Internal Revenue Code and at the close of Dynegy’s taxable year as a result of COD Income (as defined below); such limitation or modification may be significant.  Dynegy’s ability to utilize federal NOLs and AMT Credits may be further limited after the Effective Date if Dynegy were to undergo another “ownership change” within the meaning of Section 382 of the Internal Revenue Code.

E.                                      Disclosure Statement Disclaimer

1.                              This Disclosure Statement was not approved by the Securities and Exchange Commission

This Disclosure Statement was not filed with the SEC under the Securities Act or applicable state securities laws.  Neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.

2.                              No legal or tax advice is provided to you by this Disclosure Statement

This Disclosure Statement is not legal advice to you.  The contents of this Disclosure Statement should not be construed as legal, business or tax advice.  Each holder of a Claim or an Equity Interest should consult his or her own legal counsel and accountant with regard to any legal, tax and other matters concerning his or her Claim or Equity Interest.  This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

3.                              No admissions made

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any entity (including, without limitation, the Plan Proponents) nor (b) be deemed evidence of the tax or other legal effects of the Plan on Dynegy, DH and its successors and assigns, the other Debtors, holders of Allowed Claims or Equity Interests, or any other parties in interest.

4.                              Failure to identify litigation claims or projected objections

No reliance should be placed on the fact that a particular litigation Claim or projected objection to a particular Claim or Equity Interest is, or is not, identified in this Disclosure Statement.  The Plan Proponents or the Plan Trust Administrator may seek to investigate, file, and prosecute Claims and Equity Interests and may object to Claims after the Confirmation or Effective Date of the Plan irrespective of whether this Disclosure Statement identifies such Claims or objections to Claims.

5.                              Information was provided by the Plan Proponents and was relied upon by the Plan Proponents’ advisors

Counsel to and other advisors retained by the Plan Proponents have relied upon information provided by Dynegy and DH in connection with the preparation of this Disclosure Statement.  Although counsel to and other advisors retained by the Plan Proponents have performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not independently verified the information contained herein.

6.                              Potential exists for inaccuracies, and the Plan Proponents have no duty to update

The statements contained in this Disclosure Statement are made by the Plan Proponents as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since that date.  While the Plan Proponents have used their reasonable business judgment to ensure the accuracy of all of the information provided in this Disclosure Statement and in the Plan, the Plan Proponents nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement.  Further, although the Plan Proponents may subsequently update the information in this Disclosure Statement, they have no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.

7.                              No representations outside this Disclosure Statement are authorized

No representations concerning or relating to Dynegy, DH, the other Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in the Disclosure Statement.  Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement should not be relied upon by you in arriving at your decision.  You should promptly report any unauthorized representations or inducements to counsel for either of the Plan Proponents, counsel for the Creditors Committee and the United States Trustee.

F.                                      Forward Looking Statements

This Disclosure Statement and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties. Forward-looking statements include statements the Plan Proponents make concerning their plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information and, in particular, appear under the heading “Risk Factors” and in Exhibit “D” hereto. These statements represent the Plan Proponents’ reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause its actual results and financial position to differ materially. When used in this Disclosure Statement, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “seeks,” “likely,” “may,” “might,” “will,” “should,” “goal,” “target,” “approximately,” or “intends”, and variations of these words or similar expressions (or the negative versions of any such words), are intended to identify forward-looking statements. In addition, the Plan Proponents, through their senior management, from time to time make forward-looking public statements concerning their expected future operations and performance and other developments that are not, and will not be, incorporated by reference herein. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, the Plan Proponent’s actual results may differ materially from those that it expected. Accordingly, investors should not place undue reliance on the Plan Proponent’s forward-looking statements. The Plan Proponents derive many of their forward-looking statements from their operating budgets and forecasts, which are based upon many detailed assumptions. While the Plan Proponents believe that their assumptions are reasonable, they caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for it to anticipate all factors that could affect its actual results. All forward-looking statements are based upon information available to the Plan Proponents on the date of this Disclosure Statement.

Important factors that could cause actual results to differ materially from the Plan Proponents’ expectations (“cautionary statements”) are disclosed elsewhere in this Disclosure Statement and in the documents incorporated by reference herein, including, without limitation, in conjunction with the forward-looking statements included in this Disclosure Statement and in the documents incorporated by reference herein. All forward-looking statements in this Disclosure Statement and subsequent written and oral forward-looking statements attributable to the Plan Proponents, or persons acting on their behalf, are expressly qualified in their entirety by such cautionary statements. Some of the factors that the Plan Proponents believe could affect their results include:

•                  beliefs and assumptions regarding their ability to continue as a going concern;

•                  the Plan Proponents’ ability to obtain approval of the Bankruptcy Court with respect to the Debtor’s motions in the chapter 11 cases and to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 Cases and to consummate all the transactions contemplated by the Noteholder Restructuring Support Agreement;

•                  the Plan Proponents’ ability to obtain the acceptance of the requisite number of holders of Claims;

•                  beliefs and assumptions relating to the projections set forth in Exhibit D hereto, which include the timing, confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Plan Proponents, industry performance, general business and economic conditions and other matters;

•                  the Plan Proponents’ ability to accurately estimate the amount of Claims;

•                  beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties;

•                  the anticipated effectiveness of the overall restructuring activities and any additional strategies to address the Plan Proponents’ liquidity and their capital resources including accessing the capital markets;

•                  limitations on the Plan Proponents’ ability to utilize previously incurred federal net operating losses or alternative minimum tax credits;

•                  expectations regarding the new credit facilities’ compliance, collateral demands, capital expenditures, interest expense and other payments;

•                  the timing and anticipated benefits to be achieved through the company-wide cost savings programs;

•                  expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion by-products, and other laws and regulations to which the Plan Proponents and their direct and indirect subsidiaries are, or could become, subject;

•                  beliefs, assumptions and projections regarding the demand for power, generation volumes and commodity pricing including natural gas prices and the impact on such prices from shale gas proliferation and the timing of a recovery in natural gas prices, if any;

•                  sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof;

•                  beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the anticipation of higher market pricing over the longer term;

•                  beliefs and assumptions regarding the Plan Proponents’ ability to enhance or protect long-term value for stockholders;

•                  the effectiveness of the Plan Proponents’ strategies to capture opportunities presented by changes in commodity prices and to manage their exposure to energy price volatility;

•                  beliefs and assumptions about weather and general economic conditions;

•                  projected operating or financial results, including anticipated cash flows from operations, revenues and profitability;

•                  the Plan Proponents and their subsidiaries’ focus on safety and their ability to efficiently operate their assets so as to capture revenue generating opportunities and operating margins;

•                  beliefs about the outcome of legal, regulatory, administrative and legislative matters;

•                  expectations regarding performance standards and estimates regarding capital and maintenance expenditures, including the “midwest consent decree” and its associated costs and performance standards; and

•                  other risks identified in this Disclosure Statement and the documents specifically incorporated by reference herein.

In addition, there may be other factors that could cause the Plan Proponents’ actual results and financial condition to be materially different from the results referenced in the forward-looking statements. All forward-looking statements contained or incorporated by reference in this Disclosure Statement are qualified in their entirety by this cautionary statement.  Forward-looking statements speak only as of the date they are or were made, and may not be updated or otherwise revised to reflect events or circumstances after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, except as required by law.

XIII.

CONFIRMATION AND CONSUMMATION PROCEDURES

A.                                    Overview

A plan of reorganization may provide anything from a complex restructuring of a debtor’s business and its related obligations to a simple liquidation of the debtor’s assets.  In either event, upon confirmation of a plan, it becomes binding on the debtor and all of its creditors and equity holders, and the obligations owed by the debtor to such parties are compromised and exchanged for the obligations specified in the plan.  Before soliciting acceptances of a proposed plan, section 1125 of the Bankruptcy Code requires the debtor to prepare and file a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan.  This Disclosure Statement is presented to holders of Claims against and Equity Interests in DH to satisfy the requirements of section 1125 of the Bankruptcy Code in connection with the Plan Proponents’ solicitation of votes on the Plan.

If all classes of claims and equity interests accept a plan of reorganization, a bankruptcy court may confirm the plan if such bankruptcy court independently determines that the requirements of section 1129(a) of the Bankruptcy Code have been satisfied.  Section 1129(a) sets forth the requirements for confirmation of a plan and, among other things, requires that a plan meet the “best interests of creditors” test and be “feasible.”  The “best interests of creditors” test generally requires that the value of the consideration to be distributed to the holders of claims or equity interests under a plan may not be less than those parties would receive if the debtor were liquidated pursuant to a hypothetical liquidation occurring under chapter 7 of the Bankruptcy Code.  Under the “feasibility” requirement, a bankruptcy court generally must find that there is a reasonable probability that a debtor will be able to meet its obligations under its plan without the need for further financial reorganization.  The Creditors’ Committee has concerns regarding the issues of whether the Plan satisfies the best interests of creditors test and the feasibility requirements under section 1129(a).  The Plan Proponents believe that the Plan satisfies all the applicable requirements of section 1129(a) of the Bankruptcy Code, including, in particular, the best interests of creditors’ test and the feasibility requirement.

The Bankruptcy Code does not require that each holder of a claim or interest in a particular class vote in favor of a plan of reorganization for the bankruptcy court to determine that the class has accepted a plan.  Rather, a class of creditors will be determined to have accepted the plan if the bankruptcy court determines that the plan has been accepted by a majority in number and two-thirds in amount of those claims entitled to vote and actually voting in such class.  Similarly, a class of equity security holders will have accepted a plan if the bankruptcy court determines that the plan has been accepted by holders of two-thirds of the number of shares actually voting in such class.

In addition, classes of claims or equity interests that are not “impaired” under a plan of reorganization are conclusively presumed to have accepted the plan and thus are not entitled to vote.  Furthermore, classes that are to receive no distribution under the plan are conclusively deemed to have rejected the plan.  Accordingly, acceptances of a plan will generally be solicited only from those persons who hold claims or equity interests in an impaired class.  A class is “impaired” under a plan if the legal, equitable, or contractual rights associated with the claims or equity interests of that class are modified in any way under the plan.  Modification for purposes of determining impairment, however, does not include curing defaults and reinstating maturity on the effective date of the plan.  Class 1 — Priority Claims, Class 2 — Secured Claims, Class 4 — Subordinated Notes Claims, Class 5 — Convenience Claims, and Class 6 — Equity Interests are unimpaired under the Plan.  Accordingly, only holders of Class 3 — Unsecured Claims are entitled to vote on the Plan.

Although Class 4 — Subordinated Notes Claims is unimpaired under the Plan and presumed to have accepted the Plan, holders of Class 4 — Subordinated Notes Claims shall be provided a provisional ballot pursuant to Section 3.3 of the Plan to vote to accept or reject the Plan, which provisional ballot will be included as part of the Election Form for making the Subordination Alternative Election pursuant to Section 4.1(d)(ii) of the Plan.  See “The Chapter

11 Plan.”  If there is a controversy with respect to whether or not Class 4 — Subordinated Notes Claims is unimpaired under the Plan and the Bankruptcy Court determines that such class is impaired, votes to accept or reject the Plan properly cast by holders of Class 4 — Subordinated Notes Claims pursuant to the Election Form shall be tabulated to determine whether Class 4 — Subordinated Notes Claims has accepted the Plan.

B.                                    Confirmation of the Plan

1.                                      Elements of Section 1129 of the Bankruptcy Code

At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the conditions to confirmation under section 1129 of the Bankruptcy Code are satisfied.

Such conditions include the following:

a.                                       The Plan complies with the applicable provisions of the Bankruptcy Code.

b.                                      Each of the Plan Proponents has complied with the applicable provisions of the Bankruptcy Code.

c.                                       The Plan has been proposed in good faith and not by any means proscribed by law.

d.                                      Any payment made or promised by the Plan Proponents or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, DH’s Chapter 11 Case, or in connection with the Plan and incident to DH’s Chapter 11 Case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

e.                                       The Plan Proponents have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of DH or a successor to DH under the Plan and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Plan Proponents have disclosed the identity of any insider that will be employed or retained by DH, and the nature of any compensation for such insider.

f.                                         The single impaired class of Claims under the Plan, Class 3 — General Unsecured Claims, has accepted the Plan and each holder of an Allowed General Unsecured Claim has either accepted the Plan or will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain on account of such Claim if DH were liquidated on such date under chapter 7 of the Bankruptcy Code.

g.                                      Each class of Claims or Equity Interests has either accepted the Plan or is not impaired under the Plan.

h.                                      Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Claims and Priority Claims will be paid in full, in Cash, on the Effective Date and Priority Tax Claims will be paid in regular installments over a period ending not later than five (5) years after the Petition Date, of a total value, as of the Effective Date, equal to the allowed amount of such Priority Tax Claims.

i.                                          At least one impaired class of Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such class.

j.                                          Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of DH or any other successor to DH under the Plan, except to the extent proposed in the Plan.

k.                                       All fees payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

The Plan Proponents believe that the Plan will satisfy all the statutory provisions of chapter 11 of the Bankruptcy Code, that they have complied or will have complied with all of the provisions of the Bankruptcy Code, and that the Plan is being proposed and submitted to the Bankruptcy Court in good faith.

2.                                      Acceptance

A class of Claims will have accepted the Plan if the Plan is accepted, with reference to a class of Claims, by at least two-thirds in amount and more than one-half in number of the Claims entitled to vote that actually vote in such class.

3.                                      Standards Applicable to Plan Settlements

As set forth in the subsection of this Disclosure Statement entitled “The Chapter 11 Plan — Plan Settlement and Compromise,” the Plan constitutes a motion to approve the settlement and compromise among DH, Dynegy, DGIN, and holders of General Unsecured Claims against DH.33  Courts in the Southern District of New York have held that a settlement agreement should be approved pursuant to Bankruptcy Rule 9019 if it is “fair and equitable, and in the best interest of the estate.”  See, e.g., In re Best Products, 168 B.R. 35, 50 (Bankr. S.D.N.Y. 1994) (internal citations omitted); In re Drexel Burnham, Lambert Grp., Inc., 134 B.R. 493, 496 (Bankr.

33             The Consenting Noteholders, who hold approximately $1.8 billion of Senior Notes Claims and Subordinated Notes Claims and who negotiated the settlement and compromise contained in the Plan, as well as the PSEG Entities, who hold a $110 million Allowed Claim against DH, have already agreed to support the Plan. By voting to accept the Plan, creditors will be effectively voting to approve this settlement and compromise.

S.D.N.Y. 1991) (internal citations omitted)).  Such courts have further held that when considering the propriety of a proposed settlement, the bankruptcy court need not “conduct an independent investigation in formulating its opinion as to the reasonableness of the settlement” or conduct a “mini trial” on the merits (see Drexel, 134 B.R. at 496) (citations omitted)), but that the court’s responsibility is to “to canvass the issues and see whether the settlement falls below the lowest point in the range of reasonableness.”  Drexel Burnham, 134 B.R. at 496-97 (quoting In re W.T. Grant, Co., 699 F.2d 599, 608 (2d Cir. 1983), cert. denied, Cosoff v. Rodman, 464 U.S. 822 (1983)).  Although the Plan Proponents believe any asserted and potential Claims and Causes of Action related to the Prepetition Restructuring are without merit, due to the inherent uncertainty of litigation and its potential costs, they believe that entry into the settlement and compromise proposed in the Plan is in the best interests of the estate and believe that it satisfies the standards followed in the Southern District of New York for the approval of settlements under Bankruptcy Rule 9019.

The Creditors’ Committee believes that it is imperative that creditors understand the Prepetition Restructurings, the Prepetition Lawsuits and the settlement and releases related thereto that are proposed by the Plan, and included in the settlement.  The Creditors’ Committee recommends that, prior to voting, creditors review the Examiner Report filed with the Bankruptcy Court on [March 9, 2012] and available at the following website:  [http://dm.epiq11.com/DHL/Project/default.aspx].

4.                                      Standards Applicable to Releases

As set forth in the subsection of this Disclosure Statement entitled “The Chapter 11 Plan — Means for Implementation,” Article VIII of the Plan provides for the release of certain Claims and Causes of Action against non-Debtors regardless of whether a Claim holder votes to support the Plan or to grant the releases in consideration of, among other things, substantial value provided to pay holders of Allowed General Unsecured Claims under the Plan and valuable compromises made by the parties to achieve the settlement and compromise under the Plan, the PSEG Settlement and the Noteholder Restructuring Support Agreement.  The United States Court of Appeals for the Second Circuit has determined that releases of non-debtors may be approved as part of a chapter 11 plan of reorganization if there are “unusual circumstances” that render the release terms important to the success of the plan.  See Deutsche Bank AG v. Metromedia Fiber Network Inc. (In re Metromedia Fiber Network, Inc.), 416 F.3d 136, 143 (2d Cir. 2005).

The Creditors’ Committee believes that it is important to understand that the Plan purports to release and exculpate numerous parties and entities from claims and causes of action that could be brought by holders of Claims and that were investigated by the Examiner.  The Creditors’ Committee believes that certain of these releases and exculpations provided under the Plan are impermissible under the Bankruptcy Code, including, without limitation, the third-party releases being provided under the Plan.  Certain of the parties being granted releases and exculpations include parties that were the subject of the Examiner’s investigations, including, without limitation, the directors and officers of DH and Dynegy.  Accordingly, the Creditors’ Committee recommends that, prior to voting, creditors carefully review the Examiner’s report, filed with the Bankruptcy Court on [March 9, 2012], which is available at the following website:  [http://dm.epiq11.com/DHL/Project/default.aspx].

The Plan Proponents believe that the releases proposed in the Plan and the circumstances of DH’s Chapter 11 Case satisfy the applicable legal standard within the Second Circuit and that such releases should be approved by the Bankruptcy Court.

5.                                      Best Interests of Creditors Test

With respect to each impaired class of holders of Claims and Equity Interests (which consists of Class 3 only under the Plan), confirmation of the Plan requires that each holder in such impaired class either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the applicable consummation date under the Plan, that is not less than the value such holder would receive or retain if DH were liquidated under chapter 7 of the Bankruptcy Code.

To determine what holders of Allowed Claims in Class 3 — General Unsecured Claims, the only class of Claims impaired under the Plan, would receive or retain if DH were liquidated, the Bankruptcy Court must determine the proceeds that would be generated from the liquidation of the properties and interests in property of DH in a chapter 7 liquidation case.  The proceeds that would be available for satisfaction of Allowed General Unsecured Claims against DH would consist of the proceeds generated by disposition of the unencumbered equity in the properties and interests in property of DH and the cash held by DH at the time of the commencement of the liquidation case.  Such proceeds would be reduced by the costs and expenses of the liquidation and by such additional administration and priority claims that may result from the termination of the business of DH and the use of chapter 7 for the purposes of liquidation.  Further, under chapter 7 of the Bankruptcy Code, holders of Allowed Secured Claims against DH would be entitled to all proceeds from the sale of their collateral (net of any costs of sale) or to the return of such collateral, and only the excess value of such collateral after satisfaction in full of such Allowed Secured Claims (including interest, if any, on such Allowed Secured Claims from and after the Petition Date until the date of payment) may be available for distribution to the holders of Allowed General Unsecured Claims.

The costs of liquidation under chapter 7 of the Bankruptcy Code would include the fees payable to a trustee in bankruptcy, and the fees that would be payable to additional attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by DH during its Chapter 11 Case, such as compensation of its attorneys, financial advisors, accountants and costs that are allowed in the chapter 7 case.  In addition, Claims may arise by reason of the breach or rejection of obligations incurred and executory contracts entered into or assumed by DH during the pendency of its Chapter 11 Case.

The foregoing types of Claims and such other Claims which may arise in the liquidation cases or result from DH’s pending Chapter 11 Case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay General Unsecured Claims arising on or before the Petition Date.

To determine if the Plan is in the best interests of the only impaired class, Class 3, the present value of the distributions from the proceeds of the liquidation of the properties and interests in property of DH (net of the amounts attributable to the aforesaid claims) is then compared with the present value offered to such class of Claims under the Plan.

After consideration of the likely effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in DH’s Chapter 11 Case, including: (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee; (b) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the “forced sale” environment in which such a liquidation would likely occur; (c) the adverse effects on the saleability of business segments as a result of the likely departure of key employees; and (d) the substantial increases in claims which would be satisfied on a priority basis or on parity with creditors in DH’s Chapter 11 Case, the Plan Proponents have determined that confirmation of the Plan will provide each holder of a Claim in impaired Class 3 with a greater recovery than such holders would receive pursuant to liquidation of DH under chapter 7 of the Bankruptcy Code.

The Liquidation Analysis is attached hereto as Exhibit “E.”

6.                                      Feasibility

The Bankruptcy Code conditions confirmation of a plan of reorganization on, among other things, a finding that it is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor.  For purposes of determining whether the Plan satisfies this condition, the Plan Proponents have analyzed the capacity of each of the Plan Proponents, including DH, to service its obligations under the Plan.  Based upon their analysis, the Plan Proponents believe that each such Plan Proponent will be able to meet all of its obligations imposed by the Plan.  For a more detailed description of the Plan Proponent’s analysis that formed this belief, refer to the article of this Disclosure Statement entitled “Financial Projections and Assumptions.”  The Creditors’ Committee has concerns regarding whether the Debtors can satisfy the “feasibility” test, especially if gas prices do not improve from their current levels.  The Creditors’ Committee reserves its right to prosecute this concern at the hearing on confirmation of the Plan.  The Plan Proponents believe that the Plan is feasible.

C.                                    Effect of Confirmation

Under section 1141 of the Bankruptcy Code, the provisions of a confirmed plan bind the debtor, any entity issuing securities under the plan, any entity acquiring property under the plan, and any creditor or equity security holder, whether or not the claim or interest of such creditor or equity security holder is impaired under the plan and whether or not such creditor or equity security holder voted to accept the plan.  Further, after confirmation of a plan, the property dealt with by the plan is free and clear of all claims and interests of creditors and equity security holders, except as otherwise provided in the plan or the confirmation order.

XIV.

SECURITIES LAW MATTERS

A.                                    Issuance of Plan Securities

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities pursuant to a plan of reorganization from registration under Section 5 of the Securities Act, and state securities laws if the following three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization by the debtor, an affiliate participating in a joint plan with the debtor or a successor to the debtor under the plan; (ii) the recipients of the securities must hold a claim against, an interest in, or a claim for an administrative expense in the case concerning, the debtor or such affiliate; and (iii) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor or such affiliate, or principally in exchange for such claim or interest and partly for cash or property.  In addition, under section 1145(a)(2) of the Bankruptcy Code, the issuance of securities upon the exercise of a warrant, option, right to subscribe, or conversion privilege (or the sale of a security upon the exercise of such a warrant, option, right or privilege), is exempt from registration assuming that the issuance of the warrant, option, right to subscribe or conversion privilege satisfied the requirements of section 1145(a)(1) of the Bankruptcy Code.

Except as noted below, the Debtors believe that the offer and sale of (i) the Plan Secured Notes, (ii) the Plan Preferred Stock and (iii) any common stock of Dynegy Inc. that the Plan Preferred Stock are exchanged for in accordance with the conversion privilege provided for by the Plan Preferred Stock, in exchange for the General Unsecured Claims satisfies the requirements of section 1145(a)(1) and (2) of the Bankruptcy Code and, therefore, are exempt from registration under the Securities Act and state securities laws.

B.                                    Subsequent Transfers of Plan Securities

Section 1145(c) of the Bankruptcy Code provides that the offer or sale of securities pursuant to section 1145(a)(1) of the Bankruptcy Code is deemed to be a public offering.  Accordingly, the Plan Securities to be issued under the Plan will not be deemed to be “restricted securities” under the Securities Act.  Therefore, the Plan Securities issued pursuant to the exemption provided by section 1145 of the Bankruptcy Code may generally be resold by any holder thereof without registration under the Securities Act pursuant to the exemption provided by section 4(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as such term is defined in section 1145(b)(1) of the Bankruptcy Code.  However, the section 1145 exemption does not provide exemptions from any applicable shareholder or similar agreement or any other contractual agreement to which Plan Securities may be subject, which may restrict transferability of such securities, or any other applicable laws restricting transfers.

Section 1145(b)(1) of the Bankruptcy Code defines four types of “underwriters”:

(i)                                     persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received or to be received in exchange for such claim or interest;

(ii)                                  persons who offer to sell securities offered under a plan for the holders of such securities;

(iii)                               persons who offer to buy such securities from the holders of such securities, if the offer to buy is:

(A)                              with a view to distributing such securities; and

(B)                                under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; or

(iv)                              a person who is an “issuer” with respect to the securities as the term “issuer” is defined in section 2(a)(11) of the Securities Act.

Under section 2(a)(11) of the Securities Act, an “issuer” includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.  “Control” (as defined in Rule 405 under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.  Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be “in control” of such debtor or successor.  In addition, ownership of a significant percentage of the reorganized debtor, its successor or its parent’s voting securities may be deemed to constitute “control.”

Whether or not any particular person would be deemed to be an “underwriter” with respect to the Plan Securities or other securities to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person.  Accordingly, the Debtors express no view as to whether any particular person receiving Plan Securities or other securities under the Plan would be an “underwriter” with respect to such Plan Securities or other securities.

Notwithstanding the foregoing, persons who may be deemed “underwriters” under section 1145(b) of the Bankruptcy Code with respect to the Plan Securities may be able to resell such Plan Securities without registration pursuant to the provisions of Rule 144 promulgated under the Securities Act or other applicable exemption from registration.

PERSONS WHO BELIEVE THEY MAY BE “UNDERWRITERS” UNDER SECTION 1145(b) OF THE BANKRUPTCY CODE WITH RESPECT TO THE PLAN SECURITIES ARE ADVISED TO CONSULT WITH THEIR OWN LEGAL ADVISORS AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 PROMULGATED UNDER THE SECURITIES ACT OR ANY OTHER APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR STATE SECURITIES LAWS.

C.                                    Delivery of Disclosure Statement

Under section 1145(a)(4) of the Bankruptcy Code, “stockbrokers” (as that term is defined in section 101(53A) of the Bankruptcy Code) are required to deliver to their customers, for the first 40 days after the Effective Date, a copy of this Disclosure Statement (and any information supplementing such Disclosure Statement ordered by the Bankruptcy Court) at or before the time of a transaction in any Plan Security issued under the Plan in order for such transaction to be exempt from the registration requirements of section 5 of the Securities Act.

XV.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

A.            General

The following summary describes certain United States federal income tax consequences to holders of Claims against DH and to Dynegy, DH and DNE as a result of the implementation of the Plan.  This summary is based on the Internal Revenue Code, its legislative history, existing Treasury regulations (“Treasury Regulations”) thereunder, and published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect.  Neither Dynegy nor DH will seek a ruling from the IRS with regard to the U.S. federal income tax treatment of the Plan and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below.  In addition, except as set forth below, the summary only applies to U.S. Holders (defined below) whose Claims are solely with respect to capital assets and does not address all of the tax consequences that may be relevant to U.S. Holders or tax consequences to investors in special tax situations (such as financial institutions, dealers in securities or currencies, tax-exempt organizations, insurance companies, partnerships or other pass-through entities or persons holding Claims through a partnership or other pass-through entity, persons holding Claims as part of a straddle, hedging or conversion transaction, and certain U.S. expatriates).  Accordingly, each holder should consult its own tax advisor with regard to the consequences of participating in the Plan and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Claim that is, for U.S. federal income tax purposes:

•                                          an individual who is a citizen or resident of the United States;

•                                          a corporation (or an entity taxable as a corporation) organized in or created under the laws of the United States or of any political subdivision of the United States;

•                                          an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•                                          a trust, (i) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds a Claim, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership.  Each partner of a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holding a Claim should consult its own tax advisor with regard to the tax consequences of participating in the Plan.

A Non-U.S. Holder is a beneficial owner of a Claim other than (1) a U.S. Holder or (2) a partnership for U.S. federal income tax purposes.

Treasury Department Circular 230 Disclosure

TO COMPLY WITH TREASURY DEPARTMENT CIRCULAR 230, TAXPAYERS ARE HEREBY NOTIFIED THAT (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A TAXPAYER UNDER THE INTERNAL REVENUE CODE, (B) ANY SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN, AND (C) TAXPAYERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

B.            Tax Consequences to Holders of Class 3 — General Unsecured Claims

The exchange of Class 3 — General Unsecured Claims for Plan Secured Notes, Plan Preferred Stock and Cash by a participating holder pursuant to the Plan will be considered a taxable exchange for U.S. federal income tax purposes.

1.             U.S. Holders

The exchange of Class 3 — General Unsecured Claims for Plan Secured Notes, Plan Preferred Stock and Cash will be treated as a taxable exchange.  The U.S. federal income tax consequences to a U.S. Holder of such taxable exchange are as follows:

a.             Gain or loss.

U.S. Holders receiving Plan Securities and Cash pursuant to the Plan will recognize gain or loss in an amount equal to the difference between the amount realized (other than Plan Securities or Cash that is attributable to accrued and unpaid interest, which will be treated as interest income if and to the extent not previously included in the U.S. Holder’s gross income) and their adjusted tax basis in the Class 3 — General Unsecured Claims surrendered.  A U.S. Holder recognizing gain as a result of the exchange pursuant to the Plan should consult with such holder’s tax advisor regarding the application of the installment sale rules to defer the recognition of any gain as a result of the exchange.

b.             Determination of amount realized.

The amount realized will be the sum of (i) Cash received, (ii) the issue price of the Plan Secured Notes, as discussed below under “Taxation of Plan Securities — Issue Price of Plan Secured Notes and Plan Preferred Stock” that are received and (iii) the fair market value of the Plan Preferred Stock that is received (in each case, other than any Plan Securities or Cash that is attributable to accrued and unpaid interest), each on the Effective Date.

c.             Characterization of gain or loss with respect to holders of Prepetition Notes Claims.

Any gain or loss recognized on the exchange of Prepetition Notes Claims for Plan Securities and Cash generally will be treated as long-term capital gain or loss if the underlying Prepetition Notes were held for more than 1 year, except that any such gain will be treated as ordinary income to the extent of accrued market discount attributable to Prepetition Notes that has not previously been included in income for U.S. federal income tax purposes.  A Prepetition Note generally will be treated as having been acquired with market discount if the initial tax basis of the U.S. Holder in such Prepetition Note was less than such Prepetition Note’s stated principal amount (or, in the case of Prepetition Notes issued with “original issue discount” (“OID”), their “revised issue price”) by more than a specified de minimis amount.

d.             Characterization of gain or loss with respect to holders of Lease Guaranty Claims.

The amount and character of any income resulting from an exchange of a Lease Guaranty Claim for Plan Securities and Cash pursuant to the Plan will depend on each U.S. Holder’s particular circumstances.  U.S. Holders exchanging Lease Guaranty Claims for Plan Securities and Cash should consult their own tax advisor with regard to the consequences of such exchange.

e.             Tax basis and holding period.

U.S. Holders generally will have an initial tax basis in a Plan Secured Note equal to its issue price and an initial tax basis in a share of Plan Preferred Stock equal to its fair market value, in both cases on such security’s issue date.  A U.S. Holder’s holding period in a Plan Secured Note and in a share of Plan Preferred Stock will commence on the day following such security’s issue date.

2.             Non-U.S. Holders

Whether a Non-U.S. Holder realizes gain or loss on the exchange and the amount of such gain or loss is determined in the same manner as set forth above in connection with U.S. Holders.

a.             Gain Recognition

Non-U.S. Holders that realize gain as a result of the implementation of the Plan generally will not be subject to U.S. federal income taxation in respect of such gain unless (i) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the transactions pursuant to the Plan occur and certain other conditions are met or (ii) such gain is effectively connected with the conduct of a United States trade or business by the Non-U.S. Holder (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment located in the United States).

b.             Accrued and Unpaid Interest

To the extent that a Non-U.S. Holder receives, pursuant to the Plan, amounts attributable to accrued and unpaid interest, such payments will not be subject to U.S. federal income tax or withholding tax if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all of DH’s classes of stock entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to DH through stock ownership, (iii) the Non-U.S. Holder is not a bank that received the Prepetition Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (iv) the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, and (v) either DH or DH’s paying agent has received or receives appropriate documentation from the Non-U.S. Holder (e.g., IRS Form W-8BEN or IRS Form W-8IMY with required attachments) establishing that the Non-U.S. Holder is not a U.S. person.

A Non-U.S. Holder that does not qualify for exemption from U.S. federal tax under the preceding sentence generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate under an applicable income tax treaty, provided that a properly executed IRS Form W-8BEN (or suitable substitute form) is furnished to the relevant withholding agent) on payments of interest, unless the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.  If interest received with respect to the Prepetition Notes is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the interest on a net-income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable treaty provides otherwise.  If interest income received with respect to the Prepetition Notes is taxable on a net-income basis, the U.S. federal withholding tax described above will not apply (assuming an appropriate certification on IRS Form W-8ECI or a suitable substitute form is provided).  A Non-U.S. Holder that is a corporation also may be subject to a 30% branch profits tax on its effectively-connected earnings and profits attributable to such interest, unless it qualifies for a lower rate under an applicable income tax treaty.

C.            Tax Consequences to Holders of Claims other than Class 3 — General Unsecured Claims

Holders of Class 1 — Priority Claims, Class 2 — Secured Claims, Class 4 — Subordinated Notes Claims, Class 5 — Convenience Claims and Class 6 — Equity Interests generally should not recognize gain, loss or other taxable income upon the reinstatement of their Allowed Claims or Allowed Equity Interests under the Plan.

D.            Tax Consequences to Dynegy, DH and DNE Upon Consummation of the Plan

1.             In General

Dynegy, DH and DNE file consolidated U.S. federal income tax returns which take into account the income and losses of all of the Debtors (some of which are disregarded as separate entities for U.S. federal income tax purposes) (the “Dynegy Group”).  The Dynegy Group’s consolidated net operating loss carryforwards (“NOLs”) and alternative minimum tax credit carryforwards (“AMT Credits”) for U.S. federal income tax purposes were approximately $633 million and $271 million, respectively, as of December 31, 2010.  Dynegy expects that it generated significant NOLs for the 2011 tax year; however, such amount will not be determined until the Dynegy Group prepares its consolidated federal income tax return for the 2011 tax year.

Moreover, the Dynegy Group’s NOLs are subject to audit and possible challenge by the IRS.  Accordingly, the amount of the Dynegy Group’s NOLs ultimately may vary from the amounts set forth above.

As discussed below, in connection with the implementation of the Plan, the amount of the Dynegy Group’s NOLs, AMT Credits and certain other tax attributes likely will be reduced or their use likely will be restricted and therefore the Dynegy Group’s utilization of any remaining NOLs, AMT Credits and certain other tax attributes may be limited following the exchange pursuant to the Plan.

2.             Cancellation of Indebtedness

The exchange of Plan Securities and Cash for Prepetition Notes Claims generally will result in cancellation of indebtedness income (“COD Income”) to DH for U.S. federal income tax purposes. The amount of COD Income generally will be the difference between the “adjusted issue price” (defined below under the heading “Taxation of Plan Securities — Taxation of Plan Secured Notes — U.S. Holders —  Stated Interest and Original Issue Discount”) of the Prepetition Notes (represented by the Prepetition Notes Claims) and the sum of (i) the issue price of the Plan Secured Notes, as discussed below under the heading “Taxation of Plan Securities — Issue Price of Plan Secured Notes and Plan Preferred Stock”), (ii) the fair market value of the Plan Preferred Stock on its issue date and (iii) the amount of Cash paid in exchange for such Claims (except to the extent that such consideration is attributable to accrued and unpaid interest). Because the issue price and the fair market value of the Plan Secured Notes and Plan Preferred Stock, respectively, will be unknown prior to their issue date, the precise amount of COD Income, if any, resulting from the exchange cannot be determined until such time.

COD Income recognized by a corporate debtor will be excluded from gross income if the debt discharge occurs in a case brought under the Bankruptcy Code, the debtor is under the court’s jurisdiction in such case and the discharge is granted by the court or is pursuant to a plan approved by the court (the “Bankruptcy Exception”).  Because the Bankruptcy Exception will apply to the transactions consummated under the Plan, any COD Income that is recognized will be excluded from gross income.

A debtor that excludes COD Income from gross income under the Bankruptcy Exception, however, generally must reduce certain tax attributes by the amount of the excluded COD Income.  Attributes subject to reduction include NOLs, AMT Credits, certain other losses, credits and carryforwards and the debtor’s tax basis in its assets (including stock of subsidiaries).  A debtor’s tax basis in its assets generally may not be reduced below the amount of liabilities remaining immediately after the discharge of indebtedness.  If a debtor is a member of a consolidated group and is required to reduce its basis in the stock of another group member, a “look-through rule” requires a corresponding reduction in the tax attributes of the lower-tier member.  If the amount of a debtor’s excluded COD Income exceeds the amount of attribute reduction resulting from the application of the foregoing rules, certain other tax attributes of the consolidated group may also be subject to reduction.  NOLs for the taxable year of the discharge and NOL carryovers to such year generally are the first attributes subject to reduction.  The Dynegy Group currently anticipates that it will have to reduce NOLs and possibly AMT Credits, but not other attributes, as a result of the excluded COD Income.  However, the ultimate effect of this rule is uncertain because, among other things, it will depend on the amount of COD Income that is recognized.

3.             Section 382 Limitation on Net Operating Losses

Under Internal Revenue Code Section 382, if a corporation or a consolidated group of corporations with NOLs (a “loss corporation”) undergoes an “ownership change,” the loss corporation’s use of its pre-change NOLs, AMT Credits and certain other tax attributes generally will be subject to an annual limitation in the post-change period.  In general, an ownership change occurs if the percentage of the value of the loss corporation’s stock owned by one or more direct or indirect “five percent shareholders” increases by more than fifty percentage points over the lowest percentage of value owned by the five percent shareholders at any time during the applicable testing period (an “Ownership Change”).  The testing period generally is the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the corporation’s most recent Ownership Change.

Subject to the special bankruptcy rules discussed below, the amount of the annual limitation on a loss corporation’s use of its pre-change NOLs, AMT Credits and certain other tax attributes generally is equal to the product of the applicable long-term tax-exempt rate (as published by the IRS for the month in which the Ownership Change occurs (which rate was most recently announced as 3.55% for Ownership Changes occurring in January 2012)) and the value of the loss corporation’s outstanding stock immediately before the Ownership Change (excluding certain capital contributions).  If a loss corporation has a net unrealized built-in gain (“NUBIG”) immediately prior to the Ownership Change, the annual limitation may be increased as certain gains are recognized during the subsequent five-year period.  If a loss corporation has a net unrealized built-in loss (“NUBIL”) immediately prior to the Ownership Change, certain losses recognized during the subsequent five-year period also would be subject to the annual limitation and thus would reduce the amount of pre-change NOLs that could used by the loss corporation during the five-year period.

A NUBIG or NUBIL is generally the difference between the fair market value of a loss corporation’s assets and its tax basis in the assets, subject to a statutorily-defined threshold amount.  The amount of a loss corporation’s NUBIG or NUBIL must be adjusted for built-in items of income or deduction that would be attributable to a pre-change period if recognized during the five-year period beginning on the Ownership Change date (the “Recognition Period”).  The NUBIG or NUBIL of a consolidated group generally is calculated on a consolidated basis, subject to special rules.  For example, certain corporations that joined the consolidated group within the preceding five years may not be taken into account in determining whether the group has a NUBIL, but would be taken into account in determining whether the group has a NUBIG.

If a loss corporation has a NUBIG immediately prior to an Ownership Change, any recognized built-in-gains (“RBIGs”) will increase the annual limitation in the taxable year that the RBIG is recognized.  An RBIG generally is any gain (and certain income) with respect to an asset held at the time of the Ownership Change that is recognized in any taxable year any portion of which is within the Recognition Period.  The amount of an RBIG is limited to the lesser of (i) the excess of the fair market value of the asset over its tax basis immediately prior to the Ownership Change or (ii) the NUBIG less the amount of RBIGs from prior years ending during the Recognition Period.  On the other hand, if a loss corporation has a NUBIL immediately prior to an Ownership Change, any recognized built-in-losses (“RBILs”) will be subject to the annual limitation in the same manner as pre-change NOLs.  An RBIL generally is any loss (and certain deductions) with respect to an asset held at the time of the Ownership Change that is recognized in any taxable year any portion of which is within the Recognition Period.  The amount of an RBIL is limited to the lesser of (i) the excess of the tax basis of the asset over its fair market value immediately prior to the Ownership Change or (ii) the NUBIL less the amount of RBILs from prior years ending during the Recognition Period.

On the Effective Date an Ownership Change is expected to occur with respect to the Dynegy Group as a result of the implementation of the Plan and to cause an annual limitation on the Dynegy Group’s use of NOLs and AMT Credits (and possibly other tax attributes) attributable to periods prior to such date.  Because the Ownership Change will occur in a case brought under the Bankruptcy Code, one of two special rules may apply in determining the Dynegy Group’s ability to utilize NOLs, AMT Credits (and possibly other tax attributes) attributable to tax periods preceding the Effective Date.

Under Internal Revenue Code Section 382(l)(5), an Ownership Change in bankruptcy will not result in any annual limitation on the debtor’s pre-change NOLs if the stockholders or qualified creditors of the debtor receive at least 50% of the stock (by vote and value) of the reorganized debtor in the bankruptcy reorganization as a result of being shareholders or creditors of the debtor.  Instead, the debtor’s pre-change NOLs are reduced by the amount of any interest deductions with respect to debt converted into stock in the bankruptcy reorganization that were allowed in the three taxable years preceding the taxable year in which the Ownership Change occurs and in the part of the taxable year prior to and including the effective date of the bankruptcy reorganization.

If an Ownership Change pursuant to a bankruptcy plan does not satisfy the requirements of Internal Revenue Code Section 382(l)(5), or if a debtor elects not to apply Internal Revenue Code Section 382(l)(5), the debtor’s use of its pre-change NOLs (and certain other tax attributes) will be subject to an annual limitation as determined under Internal Revenue Code Section 382(l)(6).  In such case, the amount of the annual limitation generally will be equal to the product of the applicable long-term tax-exempt rate and the value of the loss corporation’s outstanding stock immediately after the bankruptcy reorganization, provided that such value may not exceed the value of the debtor’s gross assets immediately before the Ownership Change, subject to certain adjustments.  As described above, depending on whether the debtor has a NUBIG or NUBIL immediately prior to the Ownership Change, the annual limitation would be increased by any RBIGs, or would also apply to any RBILs, during the Recognition Period.  However, if at the time of an Ownership Change any pre-change NOLs (and certain other tax attributes) of the debtor already are subject to an annual limitation under Internal Revenue Code Section 382, those NOLs (and certain other tax attributes) will be subject to the lower of the two annual limitations.

If the Ownership Change occurs pursuant to the Plan and, if as expected here, Dynegy elects not to apply Internal Revenue Code Section 382(l)(5), the use of pre-change NOLs, AMT Credits and certain other tax attributes is expected to be subject to an annual limitation as determined under Internal Revenue Code Section 382(l)(6).  Although the matter is not free from doubt, Dynegy intends to take the position that Internal Revenue Code Section 382(l)(6) will apply as a result of the implementation of the Plan. Dynegy’s determination is not binding on the IRS and if the IRS were to successfully challenge this determination, Dynegy’s use of its pre-change NOLs, AMT Credits and certain other tax attributes will be limited further. Assuming Dynegy’s position is respected and Internal Revenue Code Section 382(l)(6) applies, the pre-change NOLs, AMT Credits and certain other tax attributes remaining after reduction for excluded COD Income will be subject to an annual limitation generally equal to the product of the long-term tax-exempt rate for the month of the Effective Date and the value of Dynegy’s outstanding stock immediately after the Effective Date, prior to giving effect to the NUBIG and NUBIL rules described above.  At this time, Dynegy believes that the Dynegy Group has a NUBIG that will exceed the statutorily-defined threshold amount on the Effective Date and, as a result, any limitation determined pursuant to Section 382(l)(6) will be increased by any RBIGs during the Recognition Period.  NOLs (and certain other tax attributes) not utilized in a given year due to the annual limitation may be carried forward for use in future years until their expiration dates.  To the extent the annual limitation exceeds the Dynegy Group’s taxable income in a given year, such excess will increase the annual limitation in future taxable years.

4.             Accrued Interest

To the extent that the consideration issued to holders of Prepetition Notes Claims pursuant to the Plan is attributable to accrued but unpaid interest, such amount should be allowable as an interest deduction, but only to the extent that such amount has not been previously deducted.  No COD Income from the discharge of any accrued but unpaid interest pursuant to the Plan should be realized to the extent that the payment of such interest would have given rise to a deduction to DH.

5.             Federal Alternative Minimum Tax

In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a rate of 20% to the extent that such tax exceeds the corporation’s regular federal income tax for the year.  A corporation’s AMTI generally is equal to its regular taxable income with certain adjustments.  In computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated.  In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular federal income tax purposes by applying NOL carryforwards, only 90% of the corporation’s AMTI may be offset by available NOL carryforwards (as computed for AMT purposes).  Accordingly, usage of the Dynegy Group’s NOLs may be subject to limitations for AMT purposes in addition to any other limitations that may apply.

In addition, if a corporation undergoes an Ownership Change and has a NUBIL on the Ownership Change date, its aggregate tax basis in its assets may be reduced for certain AMT purposes to reflect the fair market value of the assets on the Ownership Change date.  Accordingly, if the Dynegy Group has a NUBIL on the Effective Date, for AMT purposes the tax benefits attributable to basis in assets may be reduced.

A corporation that pays AMT generally is later allowed a nonrefundable credit (equal to a portion of its prior year AMT liability) against its regular federal income tax liability in future taxable years when it is no longer subject to the AMT.

6.             Reorganization Treatment of Certain Intercompany Transactions

Pursuant to the Plan, Dynegy will form New DH (an entity treated as a corporation for U.S. federal income tax purposes) and New DH, in turn, will form Legacy DH (a disregarded entity for U.S. federal income tax purposes). Dynegy will contribute 100% of the stock in DH to New DH and immediately thereafter DH will be merged into Legacy DH, with Legacy DH as the surviving entity.  Dynegy intends to take the position on its consolidated U.S. federal income tax return for the taxable year in which the aforementioned intercompany transactions occur that such intercompany transactions constitute a tax-free “F” reorganization for U.S. federal income tax purposes and, as such, there will be no gain or loss recognized as a result of these transactions.

7.             Worthless Stock Deduction Upon Contribution of DNE to Plan Trust

Upon the contribution of the stock of DNE to the Plan Trust pursuant to the Plan, the Dynegy Group generally should be entitled to take a worthless stock deduction in an amount equal to the adjusted basis of the DNE stock immediately prior to the contribution.

E.             Taxation of Plan Securities

1.             Issue Price of Plan Secured Notes and Plan Preferred Stock

Pursuant to the Plan, both Plan Secured Notes and Plan Preferred Stock will be issued to holders of Class 3 — General Unsecured Claims.  Because the Prepetition Notes will be considered, for U.S. federal income tax purposes, to be traded on an established market, holders of Class 3 — General Unsecured Claims will calculate the issue price of the Plan Secured Notes and Plan Preferred Stock by allocating the fair market value of the Prepetition Notes immediately prior to the exchange on the Effective Date, less the amount of Cash received, pro rata among the Plan Secured Notes and Plan Preferred Stock received in the exchange, based on their respective fair market values.  Dynegy’s position regarding the issue price of the Plan Securities will be binding on a holder (but not on the IRS) unless such holder explicitly discloses a contrary position on a statement attached to the holder’s timely filed U.S. federal income tax return for the taxable year in which the Plan Securities are acquired.

2.             Taxation of Plan Secured Notes

a.             Certain Contingencies

Dynegy may redeem the Plan Secured Notes in whole or in part, at any time prior to the first anniversary of the issue date of the Plan Secured Notes, at a redemption price equal to 100% of the principal amount of the Plan Secured Notes redeemed, plus the Applicable Premium, and accrued and unpaid interest, if any, to the date of redemption.  See “Description of New Senior Secured Notes — Optional Redemption.”  Dynegy also may redeem, at any time prior to the first anniversary of the issue date of the Plan Secured Notes, up to 35% of the aggregate principal amount of the Plan Secured Notes with the net cash proceeds of certain equity offerings, at a price equal to 111% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption.  See “Description of New Senior Secured Notes — Optional Redemption.”  Lastly, in the event of a Change of Control, Dynegy may be required to repurchase all or any part of a holder’s Plan Secured Notes in cash equal to 101% of the aggregate principal amount of the Plan Secured Notes repurchased, plus accrued and unpaid interest, if any, on the Plan Secured Notes repurchased to the date of purchase.  See “Description of New Senior Secured Notes — Repurchase at the Option of Holders — Change of Control.”

Under the Treasury Regulations regarding notes issued with OID, if based on all the facts and circumstances as of the issue date of the Plan Secured Notes there is a remote likelihood that one or more of the above contingencies will occur, it is assumed that such contingency will not occur and the Plan Secured Notes will not be treated as contingent payment debt instruments (“CPDIs”) for U.S. federal income tax purposes.  Dynegy expects that on the issue date, the likelihood of such events will be, for this purpose, remote and it does not intend to treat the Plan Secured Notes as CPDIs as a result of these features.  Dynegy’s determination is not binding on the IRS and if the IRS were to successfully challenge this determination, holders of Plan Secured Notes may be required to accrue income on the Plan Secured Notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of such notes before the resolution of the contingency.  In the event that such contingency were to occur, it would affect the amount and timing of the income recognized by holders of Plan Secured Notes.  Holders of Class 3 — General Unsecured Claims should consult their own tax advisors regarding the potential application to the Plan Secured Notes of the CPDIs rules and the consequences thereof.

b.             U.S. Holders

i.        Stated Interest and Original Issue Discount

Interest paid semi-annually on the Plan Secured Notes generally will be treated as “qualified stated interest” and taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.  Generally, the term “qualified stated interest” means stated interest that is unconditionally payable in Cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate.

The Plan Secured Notes will be issued with OID for U.S. federal income tax purposes if the issue price of the Plan Secured Notes is less than the “stated redemption price at maturity” (as defined below) of the Plan Secured Notes by an amount equal to or more than a de minimis amount (the amount of OID is de minimis if it is less than one-fourth of 1% of the stated redemption price at maturity multiplied by the term of the Plan Secured Notes).  The amount of OID (if any) on the Plan Secured Notes is the excess of the stated redemption price at maturity over their issue price assuming that such discount is not de minimis.  The stated redemption price at maturity equals the sum of all payments provided by the Plan Secured Notes other than qualified stated interest.  The issue price of the Plan Secured Notes will be the amount calculated, as set forth above, under the heading “Issue Price of Plan Secured Notes and Plan Preferred Stock.”

If the Plan Secured Notes are issued with OID equal to or exceeding a de minimis amount, a U.S. Holder, whether a cash or accrual method taxpayer, of Plan Secured Notes will be required to include in income all OID as it accrues on a constant yield basis, in advance of the receipt of some or all of the related cash payments.  The annual amount of OID includible in a U.S. Holder’s income would be the sum of the daily portions of OID with respect to the Plan Secured Notes for each day during the taxable year or portion of the taxable year on which such holder held such notes (“Accrued OID”).  The daily portion is determined by allocating to each day in any accrual period other than the initial short accrual period and the final accrual period a pro rata portion of the amount equal to the excess of (i) the product of the Plan Secured Notes’ adjusted issue price at the beginning of such accrual period and their yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the amount of any qualified stated interest payments allocable to such accrual period.  The yield to maturity is the discount rate that, when applied to all payments under the Plan Secured Notes, results in a present value equal to the issue price.  The amount of OID allocable to the final accrual period is the difference between the amount payable at maturity (other than qualified stated interest) and the adjusted issue price of the Plan Secured Notes at the beginning of the final accrual period.  The amount of OID allocable to an initial short accrual period may be computed under any reasonable method.  The adjusted issue price of the Plan Secured Notes at the start of any accrual period is equal to their issue price increased by the Accrued OID for each prior accrual period and reduced by payments other than qualified stated interest.

ii.       Sale, Exchange or Retirement

Upon a U.S. Holder’s sale, exchange or retirement of Plan Secured Notes:

•                                          Such holder generally will recognize gain or loss equal to the difference between (i) the sum of the Cash and the fair market value of any property such holder receives in exchange (other than amounts received in payment of accrued and unpaid interest, which will be taxable as such) and (ii) such holder’s adjusted tax basis in the Plan Secured Notes.

•                                          A U.S. Holder’s adjusted tax basis in the Plan Secured Notes generally will equal its initial basis in the Plan Secured Notes, increased by the amount of OID on the Plan Secured Notes that is includible in such holder’s gross income, and decreased by the amount of any payments (other than payments of qualified stated interest) under the Plan Secured Notes.  A U.S. Holder’s initial basis will be determined in the manner described above under the heading “Tax Consequences to Holders of Class 3 — General Unsecured Claims — U.S. Holders — Tax Basis and Holding Period.”

•                                          Such holder’s gain or loss generally will be capital gain or loss, and will be a long-term capital gain or loss if at the time of the disposition, such holder has held the Plan Secured Notes for more than one year.  A U.S. Holder’s gain or loss generally will be a short-term gain or loss if such holder has held the Plan Secured Notes for one year or less.  For some non-corporate taxpayers long-term capital gains are eligible for reduced rates of taxation.  The deductibility of capital losses is subject to limitations.

c.             Non-U.S. Holders

i.        Stated Interest and Original Issue Discount

Interest (including OID) paid to Non-U.S. Holders will not be subject to U.S. federal income tax and withholding of U.S. federal income tax will not be required on that payment provided that: (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all of Dynegy’s classes of stock entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to Dynegy through stock ownership, (iii) the Non-U.S. Holder is not a bank that received the Plan Secured Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (iv) the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, and (v) either Dynegy or Dynegy’s paying agent has received or receives appropriate documentation from the Non-U.S. Holder (e.g., IRS Form W-8BEN or IRS Form W-8IMY with required attachments) establishing that the Non-U.S. Holder is not a U.S. person.

A Non-U.S. Holder who does not qualify for exemption from U.S. federal tax under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate under an applicable income tax treaty, provided that a properly executed IRS Form W-8BEN (or suitable substitute form) is furnished to the relevant withholding agent) on payments of interest, unless the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.  If interest received (or OID accrued) is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the interest on a net-income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable treaty provides otherwise.  If interest income (or OID) is taxable on a net-income basis, the U.S. federal withholding tax described above will not apply (assuming an appropriate certification on IRS Form W-8ECI or a suitable substitute form is provided).  A Non-U.S. Holder that is a corporation also may be subject to a 30% branch profits tax on its effectively-connected earnings and profits attributable to such interest, unless it qualifies for a lower rate under an applicable income tax treaty.

ii.       Sale, Exchange or Retirement

Subject to the discussion below regarding the backup withholding requirements of the Internal Revenue Code, any gain realized by a Non-U.S. Holder upon the sale, exchange or retirement of a Plan Secured Note will not be subject to U.S. federal income tax, unless:

•                                          in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other requirements are met; or

•                                          the gain with respect to the Plan Secured Notes is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an income treaty applies, the gain is attributable to a U.S. permanent establishment of the Non-U.S. Holder or a U.S. fixed base (in the case of an individual)).

If the first exception applies, the Non-U.S. Holder generally will be subject to tax at a rate of 30% (or lower rate under an applicable income tax treaty) on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses.  If the second exception applies, the Non-U.S.  Holder generally will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as U.S. Holders, as described above.  In addition, corporate Non-U.S. Holders may be subject to a 30% branch profits tax on effectively-connected earnings and profits attributable to such gain.  If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty.

3.             Taxation of Plan Preferred Stock

a.             U.S. Holders

i.        Actual Distributions

In general, distributions with respect to the Plan Preferred Stock will be taxable as dividend income when paid to the extent of Dynegy’s current and accumulated earnings and profits as determined for U.S. federal income tax purposes.  To the extent that the amount of any distribution exceeds Dynegy’s earnings and profits with respect to such distribution, the excess will be applied against and will reduce a U.S. Holder’s adjusted tax basis in its Plan Preferred Stock (but not below zero).  Any remaining excess will be treated as gain or loss from the sale or exchange of such stock, with the consequences discussed below under the heading “Sale or Other Disposition.” As discussed in greater detail below, notwithstanding the general rule on the taxation of dividends, there are special rules that, if applicable to the Plan Preferred Stock, could cause holders to report taxable dividend income prior to the receipt of cash distributions.

Distributions on the Plan Preferred Stock will accrue. The general rule under Internal Revenue Code Section 305 is that such accruals are not subject to taxation, unless the Plan Preferred Stock constitutes “preferred stock” within the meaning of such Internal Revenue Code section. Stock is considered “preferred stock” for these purposes if it does not participate in corporate growth to any significant extent (disregarding conversion privileges).  A right to participate in corporate growth that lacks substance (i.e., as to which it is reasonable to anticipate at the time of the distribution that there is little or no likelihood of participating beyond a fixed preferential return) will not be respected. Based on all of the facts and circumstances associated with the Plan Preferred Stock, including the fact that the Plan Preferred Stock will automatically convert into Dynegy’s common shares on the terms set forth in the Stock Designation, it is unclear whether the Plan Preferred Stock will qualify as participating preferred stock (i.e., stock that participates in corporate growth within the meaning of Internal Revenue Code Section 305).

Dividends generally are taxed as ordinary income.  However, dividends received by non-corporate holders in taxable years beginning on or before December 31, 2012 may qualify for taxation at lower rates applicable to long-term capital gains, provided certain holding period and other requirements are satisfied.  Non-corporate holders should consult their own tax advisors regarding the applicability of such lower rates under their particular factual situation.

Dividends to a corporate shareholder generally will qualify for the 70% dividends received deduction that is available to corporate shareholders that own less than 20% of the voting power or value of the outstanding stock of the distributing corporation.  A corporate shareholder holding 20% or more of the distributing corporation may be eligible for a dividends received deduction equal to 80%.  No assurance can be given that Dynegy will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause distributions to be taxed as dividends and therefore eligible for the dividends received deduction.  Dividend income that is not subject to regular U.S. federal income tax as a consequence of the dividends received deduction may be subject to the U.S. federal alternative minimum tax.

The dividends received deduction is only available if certain holding period and taxable income requirements are satisfied.  The length of time that a shareholder has held stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions.  In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed.  Finally, the tax consequences of the receipt of a dividend by a corporate shareholder may be different if the dividend were treated as an “extraordinary dividend” under applicable rules.

ii.       Constructive Distributions

If the Plan Preferred Stock is not considered to be participating preferred stock and the redemption price of the Plan Preferred Stock exceeds its issue price (as determined above under the heading “Issue Price of Plan Secured Notes and Plan Preferred Stock”), the difference (the “Redemption Premium”) may be taxable as a constructive distribution to a holder and treated as a dividend to the extent of Dynegy’s current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions, over a certain period regardless of whether and when cash payments are received or whether the stock converts into Common Stock.  In addition, pursuant to the terms of the Stock Designation, dividends with respect to the Plan Preferred Stock will compound quarterly, accrue automatically and be fully cumulative whether or not authorized or declared by the Board.  Because such dividends are payable upon a redemption by the Company, any such accrued and unpaid dividends will increase any Redemption Premium.  Dynegy expects that there will be a Redemption Premium with respect to the Plan Preferred Stock.  Thus, holders could be required (if the Plan Preferred Stock is not treated as participating preferred stock) to recognize such Redemption Premium under a constant interest rate method similar to that described above for accruing OID (see “Taxation of Plan Secured Notes — U.S. Holders — Stated Interest and Original Issue Discount”) if, based on all of the facts and circumstances, the optional redemption is more likely than not to occur.  If stock may be redeemed at more than one time, the time and price at which such redemption is most likely to occur must be determined based on all of the facts and circumstances as of the issue date of the Plan Preferred Stock.

Based on all of the facts and circumstances associated with the issuance of the Plan Preferred Stock pursuant to the Plan and the application of the relevant Treasury Regulations to such facts and circumstances, it is not clear at this time whether a holder of Plan Preferred Stock will be required to recognize any Redemption Premium as a constructive distribution. This determination ultimately will be made by Dynegy on the issue date of the Plan Preferred Stock. Dynegy’s position will not be binding on the IRS and the IRS could challenge Dynegy’s determination.

If accruals on the Plan Preferred Stock are not subject to taxation as Redemption Premium as discussed above, these accruals might be taxable to the holders of the Plan Preferred Stock as constructive dividends if certain other distributions are made to the holders of the Common Stock.   Under U.S. federal income tax law, if there is a distribution of either cash or property with respect to one class of stock of a corporation and within 36 months there is a change in the redemption price of a second class of stock of the corporation then, in certain circumstances, such change in redemption price may be treated as a distribution to a shareholder holding the class of stock entitled to the increased redemption price.  This rule applies regardless of whether the class of stock entitled to the increased redemption premium is considered to be participating preferred stock.  Although the application of this constructive dividend rule to the Plan Preferred Stock is uncertain, if we were to pay a dividend in respect of our Common Stock, holders of Plan Preferred Stock may be required to include in income any accrued dividends on such Plan Preferred Stock if such accrual is within 36 months of the dividend paid on our Common Stock.

iii.      Income Recognition on Conversion of Plan Preferred Stock into Common Stock

Generally, conversion of the Plan Preferred Stock into Common Stock should be treated as a recapitalization under the Internal Revenue Code and no gain or loss should be recognized by a U.S. Holder.  However, if the Plan Preferred Stock is not treated as participating preferred stock and the conversion price reflects any accrued but unpaid dividends on the Plan Preferred Stock (other than accruals that have been included in income by a holder under the last paragraph under the heading “Constructive Distributions”), the conversion may be treated as a constructive distribution, in a similar manner to the distributions described in the preceding paragraphs.  Applicable Treasury Regulations provide that a recapitalization will result in a constructive distribution if a preferred shareholder with dividends in arrears exchanges stock “for other stock and, as a result, increases his proportionate interest in the assets or earnings and profits in the corporation.”  The increase and the constructive distribution will equal the lesser of the arrearage (other than amounts that have been included in income by a holder under the last paragraph under the heading “Constructive Distributions”) or the excess of the fair market value or liquidation preference (whichever is greater) of the newly issued stock over the issue price of the preferred stock.  Accordingly, upon conversion, a U.S. Holder may have dividend income to the extent that the fair market value of the Common Stock received is attributable to the value of the accrued but unpaid dividends on the Plan Preferred Stock and such unpaid dividends were not previously taken into account in determining taxable income as provided above.

The adjusted tax basis of the Common Stock that is received in the conversion of the Plan Preferred Stock (excluding any Common Stock treated as a constructive distribution) will equal the tax basis of the Plan Preferred Stock exchanged and the holding period of the Common Stock received (excluding any Common Stock treated as a constructive distribution) will include the holding period of the Plan Preferred Stock exchanged.  The tax basis of any Common Stock treated as a constructive distribution will equal the fair market value of such Common Stock on the conversion date, and a U.S. Holder will begin a new holding period for such Common Stock.

iv.     Sale or Other Taxable Disposition of Plan Preferred Stock

Subject to the discussion below, any gain or loss recognized by a U.S. Holder on the sale, exchange, or other taxable disposition of the Plan Preferred Stock generally should be capital gain or loss in an amount equal to the difference, if any, between (i) the amount realized by such holder and (ii) such holder’s adjusted tax basis in the Plan Preferred Stock immediately before the sale, exchange, or other taxable disposition.  Any such capital gain or loss generally should be long-term capital gain or loss if the U.S. Holder’s holding period for its stock is more than one year at that time.  The use of capital losses is subject to limitations.

In the case of redemption of the Plan Preferred Stock for Cash or property (other than amounts, if any, determined to be constructive distributions, as described above under the heading “Constructive Distributions”), the U.S. federal income tax treatment depends on the particular facts relating to such holder at the time of the redemption.  If the redemption of such Plan Preferred Stock (i) is “not essentially equivalent to a dividend” with respect to the holder, (ii) is “substantially disproportionate” with respect to the holder (defined generally as a greater than 20% reduction in a shareholder’s relative voting stock and common stock of a corporation where such shareholder owns less than 50% of the voting stock of the corporation immediately following the redemption), or (iii) results in a “complete termination” of all of such holder’s equity interest in the corporation, then the receipt of Cash or property by such holder will be treated as a sale or exchange of such Plan Preferred Stock, and taxed accordingly.  In applying these tests, certain constructive ownership rules apply to determine stock ownership.

If the redemption does not qualify for sale or exchange treatment, the holder instead will be treated as having received a distribution on the Plan Preferred Stock (in an amount that generally will be equal to the amount of Cash and fair market value of property received in the redemption) with the general consequences described above under the heading “Distributions”, and the holder’s basis in the stock redeemed will shift to the other shares actually owned by such holder.  If a U.S. Holder does not retain any actual stock ownership in the company following such redemption, the holder may lose its tax basis completely.  If such distribution is taxable as a dividend to a corporate shareholder, it may be subject to the “extraordinary dividend” provisions of the Internal Revenue Code.

b.             Non-U.S. Holders

i.        Distributions Treated as Dividends

Distributions received by a Non-U.S. Holder in respect of the Plan Preferred Stock, to the extent considered dividends for U.S. federal income tax purposes, generally will be subject to U.S. federal withholding tax at a 30% rate, or a lower rate prescribed by an applicable income tax treaty, unless such distributions are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States.  For purposes of obtaining a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder will be required to provide certain information concerning such holder’s country of residence and entitlement to income tax treaty benefits.  A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by timely filing an appropriate claim for refund.

Dividends effectively connected with a U.S. trade or business and, if a treaty applies, attributable to a U.S. permanent establishment generally will not be subject to the 30% U.S. withholding tax provided that the Non-U.S. Holder provides appropriate certifications (currently IRS Form W-8ECI) to Dynegy or Dynegy’s paying agent.  Such effectively connected income instead will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a resident of the United States.  In addition, if such holder is a foreign corporation, such effectively connected income may be subject to a branch profits tax equal to 30% (or such lower rate as specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Constructive distributions, if any, on the Plan Preferred Stock may be subject to the 30% U.S. withholding tax in the year in which the distributions are deemed to have occurred and, to the extent required by applicable law, Dynegy will withhold at such rate, unless the documentation described in the preceding paragraphs is supplied to Dynegy or Dynegy’s paying agent in a timely manner and indicates that an exemption from, or a reduced rate of, withholding is appropriate.  Pursuant to the terms of the Stock Designation, holders are not required to pay Dynegy for amounts required to be withheld in the event withholding is required on a constructive distribution. Thus, Dynegy might be required to pay to the IRS any such amounts required to be withheld.  Non-U.S. Holders are urged to consult their own tax advisors with respect to the application of the withholding tax rules to constructive distributions on the Plan Preferred Stock.  See “Taxation of Plan Preferred Stock — U.S. Holders — Constructive Distributions.”

ii.       Conversion of Plan Preferred Stock into Common Stock

Non-U.S. Holders generally will not recognize any gain or loss for U.S. federal income tax purposes upon the conversion of Plan Preferred Stock into Common Stock, except that the fair market value of any Common Stock attributable to dividend arrearages (other than amounts that have been included in income by a holder under the last paragraph under the heading “Constructive Distributions”) may be treated as a constructive distribution and may be subject to withholding in the same manner as described in the previous paragraphs.

iii.      Sale or Other Taxable Disposition of Plan Preferred Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition (including a redemption) of shares of Plan Preferred Stock (or Common Stock into which the Plan Preferred Stock has converted) unless:

•                                          the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; in this case the Non-U.S. Holder will be subject to a 30% tax on gain derived from the disposition; or

•                                          the gain is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder (and, if required by a tax treaty, the gain is attributable to a permanent establishment maintained in the United States); in this case, the Non-U.S. Holder will generally be taxed on its net gain derived from the disposition at the regular graduated rates and in the manner applicable to U.S. persons and, if the Non-U.S. Holder is a foreign corporation, the “branch profits tax” described above may also apply.

F.             Information Reporting and Backup Withholding

Taxable exchanges pursuant to the Plan; payments of principal of, and interest on, a Plan Secured Note; payments of dividends (actual or constructive) on Plan Preferred Stock; and proceeds from the redemption or disposition of a Plan Secured Note or Plan Preferred Stock paid to a U.S. Holder generally will be subject to information reporting requirements.  In addition, a U.S. Holder may be subject to backup withholding at the applicable rate with respect to such payments that the U.S. Holder receives on or with respect to the Plan Secured Notes and/or Plan Preferred Stock unless such U.S. Holder (i) comes within certain exempt categories and, when required, demonstrates this fact to Dynegy or Dynegy’s paying agent, or (ii) provides its correct taxpayer identification number on an IRS Form W-9 (or suitable substitute form to Dynegy or Dynegy’s paying agent), certifies under penalties of perjury that it is not currently subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

A Non-U.S. Holder generally will not be subject to information reporting or backup withholding with respect to the receipt of Plan Securities and Cash for Class 3 — General Unsecured Claims exchanged pursuant to the Plan; payments of principal of, and interest on, a Plan Secured Note; payments of dividends on Plan Preferred Stock (actual or constructive); and proceeds from the redemption or disposition of a Plan Secured Note or Plan Preferred Stock paid to a Non-U.S. Holder, if it certifies its nonresident status.  In general, a Non-U.S. Holder may claim an exemption from information reporting and backup withholding by properly completing and submitting to Dynegy or Dynegy’s paying agent the applicable IRS Form W-8 signed under penalties of perjury and attesting to the status of such Non-U.S. Holder as a non-U.S. person.  Copies of the information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or similar information exchange agreement between the United States and such foreign jurisdiction.

Holders generally will be entitled to credit any amounts withheld under the backup withholding rules against their U.S. federal income tax liability provided the required information is furnished to the IRS in a timely manner.

XVI.

ALTERNATIVES TO CONFIRMATION AND
CONSUMMATION OF THE PLAN

The Plan Proponents have evaluated numerous alternatives to the Plan.  After studying these alternatives, the Plan Proponents have concluded that the Plan is the best alternative and will maximize recoveries to holders of Claims.  The following discussion provides a summary of the analysis of the Plan Proponents supporting their conclusion that a liquidation of DH or an alternative plan of reorganization for DH will not provide higher value to holders of Claims and Equity Interests.

A.            Liquidation Under Chapter 7 of the Bankruptcy Code

If no plan of reorganization can be confirmed, the Chapter 11 Case of DH may be converted to a case under chapter 7, in which event a trustee would be elected or appointed to liquidate the properties and interests in property of DH for distribution to its creditors in accordance with the priorities established by the Bankruptcy Code.  The Plan Proponents believe that liquidation under chapter 7 would result in smaller distributions being made to holders of impaired Claims than those provided for under the Plan because of, among other things, (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee for bankruptcy and professional advisors to such trustee; (ii) the erosion in value of assets in the context of the expeditious liquidation required under chapter 7 and the “forced sale” environment in which such a liquidation would likely occur; (iii) the adverse effects on the salability of business segments as a result of the likely departure of key employees and the loss of customers; and (iv) potential increases in claims which would have to be satisfied on a priority basis or on parity with creditors in the Chapter 11 Case of DH.  Accordingly, the Plan Proponents have determined that confirmation of the Plan will provide each holder of an impaired Claim with a greater recovery than it would receive pursuant to liquidation of DH under chapter 7.

A discussion of the effects that a chapter 7 liquidation would have on the holders of Claims and Equity Interests is set out in the Liquidation Analysis, attached as Exhibit “E” hereto.  As discussed earlier, the Creditors’ Committee has concerns regarding the Debtors’ ability to meet the “best interests” test.

B.            Alternative Plans of Reorganization

If the Plan is not confirmed, any other party in interest could undertake to formulate a different plan of reorganization.  Such a plan of reorganization might involve a reorganization and continuation of the business of DH, the sale of DH as a going concern or an orderly liquidation of the properties and interests in property of DH.  With respect to an alternative plan of reorganization, the Plan Proponents have examined various other alternatives in connection with the process involved in the formulation and development of the Plan.  The Plan Proponents believe that the Plan, as described herein, enables holders of Claims and Equity Interests to realize the best recoveries under the present circumstances.  In a liquidation of DH under chapter 11, DH’s properties and interests in property likely would be sold in a more orderly fashion and over a more extended period of time than in a liquidation under chapter 7, probably resulting in marginally greater recoveries.  Further, if a trustee were not appointed, since one is not required in a chapter 11 case, the expenses for professional fees would most likely be lower in a chapter 11 liquidation than in a chapter 7 case.  However, although preferable to a chapter 7 liquidation, the Plan Proponents believe that a liquidation under chapter 11 for DH is a much less attractive alternative to the Plan because the recovery realized by holders of Allowed Claims and Equity Interests under the Plan is likely to be greater than their recovery under a chapter 11 liquidation.

[Remainder of page intentionally left blank]

XVII.

CONCLUSION

The Plan Proponents believe that the Plan is in the best interest of all holders of Claims, and urge all holders of impaired Claims against DH to vote to accept the Plan and to evidence such acceptance by returning their ballots in accordance with the instructions accompanying this Disclosure Statement.

Dated: March 5, 2012
Respectfully submitted,

DYNEGY HOLDINGS, LLC

	By:	/s/ Robert C. Flexon
Name: Robert C. Flexon
Title: President and Chief Executive Officer

DYNEGY INC.

	By:	/s/ Robert C. Flexon
Name: Robert C. Flexon
Title: President and Chief Executive Officer

SCHEDULE 1

LIST OF OTHER DEFINED TERMS

TERMS IN THIS SCHEDULE 1 ARE DEFINED IN THE DISCLOSURE STATEMENT AT THE PAGES INDICATED BELOW.1

Adversary Proceeding	64
AICPA	47
Amended Stipulated Rejection Order	25
AMT	159
AMT Credits	155
AMTI	159
ARI	41
Assignment	28
Avenue Litigation	31
Bankruptcy Court	1
Bankruptcy Exception	156
Bankruptcy Rules	2
Bar Date	69
Bar Date Order	69
Borrower Debtors	56
Business License Fees	55
Central Hudson	53
Chevron	23
Claims Agent,	3
Clearinghouse	23
Closing Date	36
CoalCo Borrower Obligations	33
CoalCo Credit Facility	27
CoalCo Guarantees	34
CoalCo Guarantors	34
Common Stock	91
Company	20
Confirmation Hearing	4
Consenting Noteholders	1
Constructive Distributions	166
CPDIs	160
Credit Agreement	27

1              Certain terms listed on this Schedule 1 may also appear as defined terms in Exhibit “A” to the Plan.  To the extent there is a conflict between how such terms are defined in this Disclosure Statement and how such terms are defined in the Plan, the Plan shall control.

1

Credit Suisse Cayman	34
Danskammer Facility	24
Danskammer Owner Lessor	24
Debtor Lessees	36
Debtors	6
Demand Letter	38
DGCL	23
DGIN	9
DH	1
DH Note	28
Disclosure Statement Order	1
DNE	11
DPM	22
DTC	90
Dynegy	1
Dynegy CoalCo	27
Dynegy Danskammer	23
Dynegy GasCo	27
Dynegy Group	155
Dynegy Roseton	24
EMAs	54
EPA	25
Epiq	3
Equity Investor	37
Examiner	68
Examiner Motion	68
Examiner Order	68
Excluded Entities	87
Exclusive Filing Period	6, 70
Exclusive Solicitation Period	6, 70
Facility Leases	37
February 3, 2012 8-K	38
FERC	24
FPA	24
FTI Retention Motion	63
GasCo Borrower Obligations	32
GasCo Collateral	33
GasCo Credit Facility	27
GasCo Guarantees	32
GasCo Guarantors	32
Hedging/Cash Management Arrangements	32
HSR Act	131
Hudson Power	23
Insurance Policies	55
Intercompany Credit Facility	56
Intercompany Credit Facility Motion	56

2

Intercompany Credit Facility Order	56
Interim Compensation Motion	64
Internal Revenue Code	83
IRS	83
Junior Stock	91
Lease Documents	25
Lease Guarantees	31
Lease Guaranty Parties	31
Lease Indenture	37
Lease Indenture Trustee	37
Lease Indenture Trustee Litigation	31
Leased Facilities	24
Lessor Notes	37
Letter of Credit Agreement	34
Letter of Credit Facility	35
Liquidation Analysis	122
Liquidation Event	91
Loss Corporation	156
Marketing Entities	87
Minimum Price	96
Motion to Reject	25
MW	22
New Credit Facilities	27
NGC	23
NGC Trust	36
NOLs	155
Non-U.S. Holder	152
Noteholder Restructuring Support Agreement	29, 30
Notes Description	11
NRG Energy	41
NUBIG	156
NUBIL	156
NYISO	24
NYPSC	25
OID	153
Ordinary Course Professionals	63
Ordinary Course Professionals Retention Motion	63
Original Consenting Noteholders	29
Overview of the Plan	7
Owner Lessors	24
Ownership Change	156
Pass-Through Certificate Holders	37
Pass-Through Trust Certificates	37
Plan	1
Plan Proponents	1
Plan Securities	84

3

Prepetition Notes	100
Prepetition Notes Claims	100
Projections	47
PSEG	24
PSEG Entities	37
PSEG Litigation	31
PSEG Settlement	60
RBIGs	157
RBILs	157
RCM	37
Recognition Period	157
Redemption Premium	165
Redemption Price	92
Regulatory Authorizations	131
Restructuring	29
Ring-Fenced Entities	87
Roseton Facility	24
Roseton Owner Lessor	24
Sale Notice	96
Sales Taxes	54
SEC	2
Securities Act	130
Senior Notes Indenture	35
Series A SKIS	36
Series A Subordinated Notes	36
Sidley	61
Sidley Retention Motion	62
SKIS	36
Solicitation Agent	3
Stipulated Rejection Order	25
Stock Designation	12
Subordinated Notes	36
Super Majority Holders	92
TIA	60
Transferees	58
Treasury Regulations	151
Trigger Event	91
U.S. GAAP	47
U.S. Holder	151
Undertaking Agreement	28
United States Trustee	62
Unrestricted Subsidiaries	87
Use Taxes	54
Utility Providers	53
Utility Services	53
Voting Deadline	2

4

W&C	62
W&C Retention Motion	62

5

EXHIBIT “A”

PLAN

[Included as Exhibit 99.1 to Dynegy Inc.’s Current Report on Form 8-K filed March 7, 2012]

EXHIBIT “B”

DISCLOSURE STATEMENT ORDER

[Exhibit B is not included in the Current Report on Form 8-K filed on March 7, 2012, Exhibit B will be filed with the Bankruptcy Court at a later date not yet determined]

EXHIBIT “C”

SELECTED FINANCIAL INFORMATION

[Please see the Quarterly Report on Form 10-Q for Dynegy Inc. for the quarter ended September 30, 2011 filed on November 14, 2011]

EXHIBIT “D”

PROJECTIONS

[Please see Projections, as Exhibit D to the Amended Disclosure Statement filed as Exhibit 99.2 on Dynegy Inc.’s Current Report on Form 8-K on January 23, 2012]

EXHIBIT “E”

LIQUIDATION ANALYSIS

A.           Introduction

Under the “best interests” of creditors test set forth in section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a plan of reorganization unless the plan provides each holder of a claim or interest who does not otherwise vote in favor of the Plan with property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor was liquidated under chapter 7 of the Bankruptcy Code.  To demonstrate that the Plan satisfies the “best interests” of creditors test, the Debtors have prepared the following hypothetical Liquidation Analysis for Dynegy Holdings, LLC (“DH”), which is based upon certain assumptions discussed in the Disclosure Statement and in the notes accompanying this Liquidation Analysis (the “Notes”).  Capitalized terms not defined in the Notes shall have the meanings ascribed to them in the Plan or the Disclosure Statement, as applicable.

The Liquidation Analysis estimates potential cash distributions to Holders of Allowed Claims and Interests in a hypothetical chapter 7 liquidation of DH’s Assets.  Asset values discussed in the Liquidation Analysis may differ materially from values referred to in the Plan and Disclosure Statement. The Debtors prepared the Liquidation Analysis with the assistance of their advisors.

B.             Scope, Intent, and Purpose of the Liquidation Analysis

The determination of the costs of, and hypothetical proceeds from, the liquidation of DH’s Assets is an uncertain process involving the extensive use of estimates and assumptions that, although considered reasonable by the Debtors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors, their management, and their advisors.  Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual chapter 7 liquidation, and unanticipated events and circumstances could affect the ultimate results in an actual chapter 7 liquidation.  The Liquidation Analysis was prepared for the sole purpose of generating a reasonable good-faith estimate of the proceeds that would be generated if DH were liquidated in accordance with chapter 7 of the Bankruptcy Code.  The Liquidation Analysis is not intended and should not be used for any other purpose.  The Liquidation Analysis, including the valuation of assets used to perform the liquidation, is not intended to be used as a valuation of any of DH’s owned businesses or assets as provided for under the Plan, including the value of GasCo equity on the Effective Date.  Accordingly, stakeholders should not rely on the valuation of any of DH’s assets set forth herein to determine the value of their recoveries under the Plan.  Instead, stakeholders are referred to the valuation analysis provided in Exhibit F to the Disclosure Statement.  The underlying financial information in the Liquidation Analysis was not compiled or examined by any independent accountants.  No independent appraisals were conducted in preparing the Liquidation Analysis.  NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED IN THE LIQUIDATION ANALYSIS.  ACTUAL RESULTS COULD VARY MATERIALLY.

In preparing the Liquidation Analysis, DH estimated known Allowed Claims based upon a review of Claims listed in its Schedules.  In addition, the Liquidation Analysis includes estimates for Claims not currently asserted, but which could be asserted and allowed in a chapter 7 liquidation, including certain administrative claims, wind down costs, trustee fees, and professional fees.  To date, the Bankruptcy Court has not estimated or otherwise fixed the total amount of Allowed Claims used for purposes of preparing this Liquidation Analysis.  For purposes of the Liquidation Analysis, the Debtors’ estimates include specific Claims estimates and a midpoint estimate for certain Claims that are estimated as a range in the Disclosure Statement. Therefore, the estimate of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including determining the value of any distribution to be made on account of Allowed Claims under the Plan.  NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS FOR LITIGATION OR ANY OTHER PURPOSE AND NOTHING HEREIN SHALL BE SO DEEMED OR SHALL BE SO USED.  THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

The Liquidation Analysis assumes that there are no recoveries from the pursuit of any potential preferences, fraudulent conveyances, or other causes of action and does not include the estimated costs of pursuing those actions.

Global Notes to the Liquidation Analysis

1. Conversion Date and Appointment of a Chapter 7 Trustee

The Liquidation Analysis assumes conversion of the DH’s Chapter 11 Case to chapter 7 liquidation on June 30, 2012 (the “Conversion Date”), and assumes that such liquidation will be conducted over a six to nine month period.  On the Conversion Date, it is assumed that the Bankruptcy Court would appoint one chapter 7 trustee (the “Trustee”) to oversee the liquidation of DH’s Estate.  Should multiple Trustees be appointed to administer the DH Estate, higher administrative costs could result and distributions to holders of Claims and Equity Interests as provided in the Liquidation Analysis, if any, could be lower and/or delayed.

2. Assets of DH

The Liquidation Analysis assumes a liquidation of all of DH’s Assets, including its interests in its non-Debtor and Debtor subsidiaries after third-party claims against such subsidiaries are satisfied.  DH has three primary classes of assets.  The first class is equity interests in its non-Debtor subsidiaries, including Dynegy Gas Investments, LLC (“DGIN”). The second class is an undertaking from Dynegy Inc. (“Dynegy”) to DH obligating Dynegy to make certain specified payments to DH over time, (the “Undertaking Agreement” or “Undertaking”).  The third class is the equity interest held by DH in Debtor DNE, which in turn holds the equity interests in Dynegy Roseton and Dynegy Danskammer through its ownership of Hudson Power.  Dynegy Roseton and Dynegy Danskammer collectively own four power generating facilities (the “Power Assets”).   The Dynegy Roseton facility consists of  two generation units, Roseton Units 1 and 2.  Roseton Units 1 and 2 were leased by Dynegy Roseton pursuant to a facility lease which has been rejected pursuant to an order of the Bankruptcy Court.  Dynegy Roseton owns the land on which the Roseton units are located.  The Dynegy Danskammer facility consists of six generation units, Danskammer Units 1, 2, 3, 4, 5 and 6.  Danskammer Units 3 and 4 were leased by Dynegy Danskammer pursuant to a facility lease which has been rejected pursuant to an order of the Bankruptcy Court.  The remaining units, as well as the land upon which all of the units are located, are owned by Dynegy Danskammer.

In addition, the liquidation analysis accounts for certain tax receivables of DH, which have been discounted to reflect the potential discount in a liquidation sale, DH’s projected cash on hand as of the Conversion Date (including certain cash collateral securing the letter of credit facility described below and net of estimated professional fees incurred up to the Conversion Date) and a range of recoveries related to the repayment of borrowings under the Intercompany Credit Facility from the Borrower Debtors.

3. No Consolidation of the Estates

The Plan contemplates a reorganization of Debtor DH only and a transfer of the equity of DNE to the Plan Trust to be administered by the Plan Trust Administrator.  Consistent with the structure of the Plan, the Liquidation Analysis assumes that DH’s Estate will be liquidated individually and thus there will be no substantive consolidation of DH and its Debtor subsidiaries into a single Estate from which distributions to all holders of claims and equity interests against all of the Debtors would be made.

4. Funding of the Chapter 7 Process

While estimates have been provided as to the costs to facilitate the wind down of the estate, this Liquidation Analysis does not assume that a source of funding for such a wind down will be available to the Trustee other than DH’s existing cash as of the Conversion Date and/or proceeds from the sale of DH’s Assets.

5. Going-Concern Liquidation of Equity Interests in Non-Debtor Subsidiaries

The Liquidation Analysis assumes that the Trustee will attempt to maximize recoveries for holders of Claims against DH by seeking a buyer for DH’s equity interests in its non-Debtor subsidiaries, including DGIN.

6. Sale of the Undertaking Agreement

The Liquidation Analysis assumes that the Trustee will attempt to maximize recoveries for holders of Claims against DH by seeking a buyer for the Undertaking Agreement.

7. Going-Concern Liquidation of the Power Assets

The Liquidation Analysis assumes that the Trustee will attempt to maximize recoveries for holders of Claims against DH by continuing to operate the Power Assets during the chapter 7 liquidation while a buyer of the Power Assets is sought.  The amount of Cash available to maintain operations of the Power Assets may be limited.

There is a risk that the Trustee would be unable to liquidate all of the Power Assets as going-concerns because the Bankruptcy Court may only allow the Trustee to operate the Debtors’ business for a “limited period” under section 721 of the Bankruptcy Code.  While the Bankruptcy Code does not set forth a specific time period under which a chapter 7 trustee is allowed to operate a debtor’s business, the Bankruptcy Court may conclude that the six to nine month period assumed in the Liquidation Analysis exceeds the time contemplated by the Bankruptcy Code.  In addition, the Trustee may not be able to obtain the regulatory approval necessary in order to operate the Power Assets or the funds necessary to operate the Power Assets for such period of time.  Should the Trustee’s operation of the Power Assets be limited by the Bankruptcy Court (or because of any other impediment, including, but not limited to, lack of regulatory approval or availability of funds), any potential proceeds from the sale of such assets likely would decrease.

It should be noted that all but one of the employees of the Dynegy Danskammer site as well as Dynegy Roseton are employees of DNE.  In addition, while it may be the case that the Trustee will also need to operate the Leased Facilities while facilitating a sale process, no representation is made in this analysis as to the disposition of these non-Debtor owned generation units.

Also of note, as described in the Disclosure Statement, the Debtors rejected the lease(s) related to the Leased Facilities at Dynegy Roseton and Dynegy Danskammer, resulting in potentially significant rejection damages and other Claims against Dynegy Danskammer and Dynegy Roseton.  In addition, DH has guaranteed certain obligations of Dynegy Danskammer and Dynegy Roseton under the Danskammer Lease Documents and the Roseton Lease Documents.  For purposes of the Liquidation Analysis, as described below, the Debtors estimate the range of the Allowed amount of the Lease Guaranty Claims against DH (inclusive of the TIA Claim that was Allowed for $110 million) stemming from the rejection of the Facility Leases to be between $110 and $300 million.

8. Liquidation Analysis Waterfall and Recovery Ranges

The Trustee would use the proceeds of the liquidation (the “Liquidation Proceeds”) of DH’s Assets to satisfy DH’s liabilities (as described in further detail below), including certain wind-down costs, Trustee fees and professional fees of the liquidation (the “Liquidation Costs”).  Remaining net-Liquidation Proceeds would then be allocated to DH’s creditors in accordance with the priorities set forth in section 726 of the Bankruptcy Code, subject to certain applicable subordination provisions.  The Liquidation Analysis provides a high and low estimate of Liquidation Proceeds, and resulting high and low recovery percentages for holders of Claims and Interests based upon the Trustee’s application of the Liquidation Proceeds.

9. Factors Considered in Valuing Hypothetical Liquidation Proceeds

Certain factors may limit the amount of the Liquidation Proceeds available to the Trustee.

Certain of these factors that relate specifically to the liquidation of the Power Assets and land owned by Dynegy Danskammer and Dynegy Roseton, the equity interests that DH has in its non-Debtor subsidiaries, including DGIN, and disposition of the Undertaking Agreement.  In addition, it is possible that distribution of the Liquidation Proceeds would be delayed while the Trustee and his or her professionals become knowledgeable about the Chapter 11 Cases and the Debtors’ business and operations.  This delay could materially reduce the value, on a “present value” basis, of the Liquidation Proceeds.

Dynegy Holdings, LLC Liquidation Analysis

DH (Debtor)

($ Millions)

Primary Assets

Value Range	High	Low	Notes
Sale of Undertaking Agreement	$625.0	$312.5	[C1]
Equity Interest in Non-Debtor Subsidiaries	1,681.0	1,402.0	[C2]
Proceeds from Dynegy Northeast Generation, Inc. Liquidation	—	—	[C3]
Intercompany Loan Facility Repayment	15.0	—	[B2]
Tax Receivables	7.1	5.3	[B2]
Cash	44.3	44.3	[B2]

Sources of Recovery Funds (Liquidation Proceeds)	2,372.4	1,764.1

Uses of Recovery Funds / Waterfall

Costs of Liquidation	Claims	Recovery
Wind down costs	7.5 - 5.0	7.5	5.0	[D]
Trustee fees	23.7 - 17.6	23.7	17.6	[E]
Professional fees	23.7 - 17.6	23.7	17.6	[F]
Sub Total	54.9 - 40.3	54.9	40.3
Recovery %		100%	100%
Remaining Value		2,317.5	1,723.8

Priority Claims	Claims	Recovery
Priority Claims	—	—	—	[G]
Sub Total	—	—	—
Recovery %		100%	100%
Remaining Value		2,317.5	1,723.8

Priority Tax Claims	Claims	Recovery
Priority Tax Claims	—	—	—	[H]
Sub Total	—	—	—
Recovery %		100%	100%
Remaining Value		2,317.5	1,723.8

Secured Claims	Claims	Recovery
Secured Letter of Credit Facility Claims	27.0	27.0	27.0	[I]
Sub Total	27.0	27.0	27.0
Recovery %		100%	100%
Remaining Value		2,290.5	1,696.8

General Unsecured Claims	Claims	Recovery
Senior Notes Claims	3,487.0	2,031.8	1,505.2	[J]
Other General Unsecured Claims	228.0	132.9	98.4	[K]
Series B Sub. Notes Claims	215.9	125.8	93.2	[L]
Sub Total	3,930.9	2,290.5	1,696.8
Recovery %		58%	43%
Remaining Value		—	—

	Recovery		[L]
Series B Sub. Notes Claims Subordination / Senior Notes Claims additional Recovery
Senior Notes Claims before add back	2,031.8	1,505.2
Add: Series B Sub. Notes Claims Allocated Recovery	125.8	93.2
Total Senior Notes Claims Recovery	2,157.6	1,598.4
Recovery %	62%	46%
Total Series B Sub. Notes Claims Recovery after Subordination	—	—
Recovery %	0%	0%

Equity Interests	Claims	Recovery		[M]
Equity Interests	—	—	—
Sub Total	—	—	—
Recovery %		0%	0%
Remaining Value		—	—

C. Specific Notes to the Asset and Liability Assumptions Contained in the Liquidation Analysis

The Liquidation Analysis refers to certain categories of DH’s Assets and liabilities. The numerical designation below corresponds to each line item with a specific note.

1.             Sale of the Undertaking Agreement

Upon its execution, the Undertaking Agreement reflected the terms on which Dynegy agreed to make defined future cash payments to Dynegy Gas Investments, LLC (“DGIN”) through the year 2026 as consideration for the transfer by DGIN of the ownership interests in Dynegy Coal Holdco, LLC, the indirect parent of “CoalCo”. The Undertaking Agreement was subsequently amended and restated in connection with its assignment up to DH. As of the date of the Undertaking Agreement (and upon its amendment and restatement), the parties thereto believed that it represented fair value for the transfer of the equity interests in CoalCo, which the parties believed had an approximate value of $1.25 billion. Consistent with their books and records, the Undertaking was scheduled as a $1.25 billion asset on DH’s Schedules filed on December 22, 2011 [Docket No. 245].  For purposes of this Liquidation Analysis, it has been assumed that the hypothetical disposition of the Undertaking Agreement on a distressed basis by the Trustee will yield a discount of between 50 and 75% to its fair value. However, the Trustee might not be able to obtain such value from a sale or other disposition of the Undertaking as a result of certain events and factors not contemplated under this Liquidation Analysis, including but not limited to, the performance of the “CoalCo” assets owned by Dynegy, as well as the unique nature and terms of the Undertaking relating to the ability to assign or sell the Undertaking to a third-party. The application of the forgoing discount is not intended to have, and should not be construed as having, any bearing on the fair value of the Undertaking Agreement, which the parties continue to believe was worth about $1.25 billion fairly valued at the time it was entered into.

2.             Equity in Non-Debtor Subsidiaries Liquidation Value

DH currently directly owns all of the equity in, among other non-Debtor subsidiaries, DGIN.  As mentioned above, it is assumed that the Trustee will attempt to sell this equity within a six to nine month period of time.  DGIN derives all of its value from its equity interests in what have been referred to as the “GasCo” assets.  It should be noted that certain subsidiaries of DGIN have significant liabilities including, among other things, approximately $1.1 billion of outstanding senior debt.  It should also be noted that the actual results may differ greatly depending on a potential buyer’s assessment of value of DGIN and other macroeconomic factors that would be beyond the control of the Debtors.  Further, in light of the purpose of the liquidation analysis, the methodology employed in valuing the GasCo assets to be liquidated in the hypothetical chapter 7 described in this Liquidation Analysis differs from and is less rigorous than the methodology employed in the valuation analysis attached to the Disclosure Statement as Exhibit F.  If the valuation methodology utilized in the total enterprise valuation in Exhibit F were used in this Liquidation Analysis, the starting value for the GasCo assets used to demonstrate hypothetical recoveries in the hypothetical chapter 7 would be materially reduced, further reducing recoveries to creditors under this Liquidation Analysis.  Accordingly, the conclusions established by this liquidation analysis with respect to the satisfaction of Section 1129(a)(7) of the Bankruptcy Code would not change.

3.             Liquidation Value of the Power Assets

The Liquidation Analysis assumes that the Trustee sells the Power Assets as going-concerns over a six to nine month period.   As previously mentioned, the land owned by Dynegy Danskammer and Dynegy Roseton will be sold by the Trustee.  Additionally, the Trustee will sell Units 1, 2, 5 and 6 at Dynegy Danskammer.  Dynegy Danskammer Units 1 and 2 share a common control room, operating systems, and staff with Dynegy Danskammer 3 and 4, which are owned by third party lessors who are parties-in-interest of these estates, which could potentially complicate the liquidation sale of the Dynegy Danskammer assets.  In addition, Units 5 and 6 are currently not in operation and are not connected to the power grid.  Units 1 and 2 at Dynegy Roseton are also owned by a third party lessor who is a party-in-interest of these estates.

While the Debtors have rejected the Facility Leases related to Leased Facilities as part of these proceedings and would like to transition the plants to the PSEG Entities or the Pass-Through Certificate Holders (or their designee), the Debtors still occupy and maintain the Leased Facilities for the benefit of the PSEG Entities and the Pass-Through Certificate Holders and will continue to do so until they are able to transition the Leased Facilities.  It is also possible that the Trustee would have to continue to operate the Leased Facilities until such transition — unless such transition would have already occurred during the Debtors’ Chapter 11 Cases — which could further increase the wind down costs.  In addition, both the Dynegy Danskammer and Dynegy Roseton properties are known to have environmental issues that will need to be addressed upon plant decommissioning.

The Power Assets are projected to generate negative cash.  Also, given the fact that that there are likely to be substantial Claims stemming from the rejection of the Leased Facilities and environmental concerns, any proceeds that will be realized through the Trustee’s liquidation sale of the assets will likely not exceed the Claims against DH’s Debtor subsidiaries.   Therefore the Liquidation Analysis ascribes zero value to the Liquidation Proceeds on account of DH’s equity interest in DNE, as the Liquidation Proceeds from the sale of the Power Assets will be insufficient to satisfy the Claims asserted against the entities that own such assets.

4.             Litigation Claims

As described above, the Liquidation Analysis assumes the Trustee will sell the Undertaking Agreement during the six to ninth month liquidation process.  The Undertaking Agreement represents the consideration received by DH in connection with the transactions effecting the transfer of CoalCo to Dynegy.  Because DH’s chapter 7 estate would receive the proceeds from any such sale of the Undertaking Agreement in the liquidation, the Liquidation Analysis assumes there are no additional valid claims or causes of action of DH against Dynegy or any other non-Debtors relating to the transfer of CoalCo that would be pursued by the Trustee.

Liquidation Costs

D. Wind-Down Costs

This cost estimate in the Liquidation Analysis relates to certain operating expenses that the Trustee would expend during DH’s six to nine month liquidation process.

E. Trustee Fees

Although section 326 of the Bankruptcy Code provides for statutory chapter 7 trustee fees not to exceed 3.0% for liquidation proceeds in excess of $1,000,000, the Liquidation Analysis conservatively assumes that the Bankruptcy Court will only authorize Trustee fees of 1.0% of Liquidation Proceeds excluding Cash.  Should the Bankruptcy Court authorize Trustee fees in excess of 1.0%, the Liquidation Proceeds available for distribution to holders of Claims may be materially reduced.

F. Professional Fees

It is assumed that the Trustee will need to retain certain professionals to assist him or her in facilitating the wind down of DH’s Estate.  Such professionals will potentially include, but are not limited to, accountants, lawyers, financial advisors, real estate brokers, and investment bankers.  The estimated professional fees shown are for projected fees during the six to nine month period, and assume that such costs would be approximately 1% of the total Liquidation Proceeds.   No representations are being made in this analysis as to how the Trustee will administer the wind down.  Based on this, the cost estimates may be significantly different in a true chapter 7 liquidation scenario.

Claims

G. Priority Claims

At the time this analysis was performed, the Debtors estimate that the amount of such Claims is de minimus.   Should such Claims exist upon distribution of the Liquidation Proceeds by the Trustee, such Claims would be paid in full prior to any payments being made to the General Unsecured Claims.

H. Priority Tax Claims

At the time this analysis was performed, the Debtors estimate that the amount of such Claims is zero or de minimus.   Should such Claims exist upon distribution of the Liquidation Proceeds by the Trustee, such Claims would be paid in full prior to any payments being made to the General Unsecured Claims.

I. Secured Claims

Secured Claims against DH consist of a letter of credit facility in the amount of approximately $27.0 million that is fully cash collateralized.  Approximately 50% of the total balance is collateral for a letter of credit issued to various New York state regulatory agencies for certain environmental liabilities related to Dynegy Danskammer. The Liquidation Analysis assumes that the letters of credit will be fully drawn and thus will decrease the amount of cash held at DH.

J. Senior Notes Claims

These Claims represent the total outstanding bond debt at DH.  As of the Petition Date, as set forth in Exhibit “B” of the Plan, such Claims totaled approximately $3.487 billion.

K. Other General Unsecured Claims

I)                                        At the time the Liquidation Analysis was performed, solely for purposes of estimating recoveries in the Disclosure Statement, the Debtors estimated a range of $0 to $26 million for certain tax and other General Unsecured Claims, the midpoint of which ($13 million) is reflected in the Other General Unsecured Claims in the Liquidation Analysis.

II)                                    At the time the Liquidation Analysis was performed, solely for purposes of estimating recoveries in the Disclosure Statement, the Debtors estimated a range of $110 to $300 million for the Lease Guaranty Claims.  This range includes the Allowed TIA Claim of

$110 million based on the PSEG Settlement and the Stipulated Rejection Order entered during the Chapter 11 Cases on December 20, 2011, as amended.  The Liquidation Analysis reflects the midpoint of this range ($205 million) in the Other General Unsecured Claims total.

III)                                At the time the Liquidation Analysis was performed, DH’s Schedules reflected a $10 million obligation owing from DH to Dynegy Coal Holdco, LLC.  This unsecured obligation would be treated as an unsecured claim for purposes of distribution of the Liquidation Proceeds, and is reflected in the Other General Unsecured Claims.  Certain other intercompany receivables and payables are set-off against each other to arrive at a net account balance which has been factored into the liquidation value.

L. Subordinated Notes Claims

These Claims represent the total outstanding subordinated bond debt at DH.  As of the Petition Date, as set forth in Schedules, such Claims totaled approximately $216 million.  Because such Claims are subordinate to the Senior Notes, they would not be entitled to any payment until after satisfaction in full of the Senior Notes, and any distribution of Liquidation Proceeds allocated to the holders of Subordinated Notes Claims by the Trustee would be turned over to the holders of Senior Notes Claims to the extent that the Senior Notes are not paid in full.  As reflected in the Liquidation Analysis, because the Senior Notes are not paid in full from the Liquidation Proceeds, any potential distribution to the holders of Subordinated Notes Claims would instead be allocated to the holders of Senior Notes Claims, and there would be no recovery to the holders of Subordinated Notes Claims under the Liquidation Analysis.

M. Equity Interests

As reflected in the Liquidation Analysis, because General Unsecured Claims will not be paid in full, there will be no recovery to holders of Interests in DH.

EXHIBIT F

VALUATION OF DYNEGY

THIS VALUATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING “ADEQUATE INFORMATION” UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE HOLDERS OF CLAIMS ENTITLED TO VOTE UNDER THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF SECURITIES OF, OR CLAIMS OR EQUITY INTERESTS IN, THE DEBTORS OR THEIR AFFILIATES.

THE VALUATION INFORMATION SET FORTH HEREIN REPRESENTS A HYPOTHETICAL VALUATION OF DYNEGY, WHICH ASSUMES THAT DYNEGY CONTINUE AS AN OPERATING BUSINESS IN ACCORDANCE WITH THE PROJECTIONS SET FORTH IN EXHIBIT D HERETO. THE ESTIMATED VALUE SET FORTH IN THIS VALUATION DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF DYNEGY, ITS SECURITIES OR ITS ASSETS, WHICH MAY BE MATERIALLY DIFFERENT THAN THE ESTIMATE SET FORTH IN THIS VALUATION. ACCORDINGLY, SUCH ESTIMATED VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH ANY SECURITIES OF DYNEGY MAY TRADE AFTER GIVING EFFECT TO THE TRANSACTIONS SET FORTH IN THE PLAN. ANY SUCH PRICES MAY BE MATERIALLY DIFFERENT THAN INDICATED BY THIS VALUATION.

1.                                       Overview

Dynegy has been advised by its financial advisor, Lazard Frères & Co. LLC (“Lazard”), with respect to the estimated going concern value of Dynegy.  Lazard undertook this analysis to determine the value available for distribution to Holders of Allowed Claims pursuant to the Plan and to analyze the relative recoveries to such Holders thereunder.  The estimated total value available for distribution to Holders of Allowed Claims (the “Enterprise Value”) consists of the estimated value of Dynegy’s operations on a going concern basis and the value of cash on the Assumed Effective Date.  The valuation analysis herein is based on information as of the date of the Disclosure Statement.  The valuation analysis assumes that the reorganization takes place on June 30, 2012 (the “Assumed Effective Date”) and is based on projections provided by Dynegy’s management (“Projections”) for 2012 — 2015 (the “Projection Period”).

Based on these Projections and solely for purposes of the Plan, Lazard estimates that the Enterprise Value of Dynegy falls within a range from approximately $3,394 million to $4,553 million, with a midpoint estimate of $3,974 million, which consists of the value of Dynegy’s operations on a going concern basis.  For purposes of this valuation, Lazard assumes that no material changes that would affect value occur between the date of the Disclosure Statement and the Assumed Effective Date.  Lazard’s estimate of Enterprise Value does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

THE ASSUMED ENTERPRISE VALUE RANGE, AS OF THE ASSUMED EFFECTIVE DATE, REFLECTS WORK PERFORMED BY LAZARD ON THE BASIS OF INFORMATION AVAILABLE TO LAZARD AS OF FEBRUARY 2012.  ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT LAZARD’S CONCLUSIONS, NEITHER LAZARD, NOR THE PLAN PROPONENTS HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM THE ESTIMATED ENTERPRISE VALUE.

Lazard assumed that the Projections were reasonably prepared in good faith and on a basis reflecting Dynegy’ most accurate currently available estimates and judgments as to the future operating and financial performance of Dynegy.  Lazard’s estimated Enterprise Value range assumes that Dynegy will achieve their Projections in all material respects, including revenue growth, EBITDA margins, and cash flows as projected.  If the business performs at levels below those set forth in the Projections, such performance may have a materially negative impact on Enterprise Value.

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In estimating Dynegy’s Enterprise Value, Lazard:  (a) reviewed certain historical financial information of Dynegy for recent years and interim periods; (b) reviewed certain internal financial and operating data of Dynegy; (c) discussed Dynegy’s operations and future prospects with Dynegy’s senior management team; (d) reviewed certain publicly available financial data for, and considered the market value of, public companies that Lazard deemed generally comparable to the operating business of Dynegy; (e) considered certain economic and industry information relevant to the operating businesses; and (f) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.  Although Lazard conducted a review and analysis of Dynegy’s business, operating assets and liabilities and Dynegy’s business plan, it assumed and relied on the accuracy and completeness of all financial and other information furnished to it by Dynegy’s management as well as publicly available information.

In addition, Lazard did not independently verify the Projections in connection with preparing estimates of Enterprise Value, and no independent valuations or appraisals of Dynegy were sought or obtained in connection herewith.  Such estimates were developed solely for purposes of the formulation and negotiation of the Plan and the analysis of implied relative recoveries to Holders of Allowed Claims thereunder, and to provide “adequate information” pursuant to section 1125 of the Bankruptcy Code.

Lazard’s estimated Enterprise Value of Dynegy does not constitute a recommendation to any Holder of Allowed Claims as to how such person should vote or otherwise act with respect to the Plan.  Lazard has not been asked to and does not express any view as to what the trading value of Dynegy’s securities would be on issuance at any other time.  The estimated Enterprise Value of Dynegy set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

Lazard’s estimate of Enterprise Value reflects the application of standard valuation techniques and does not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein.  The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business.  As a result, the estimated Enterprise Value range of Dynegy set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein.  Neither Dynegy, Lazard, nor any other person assumes responsibility for any differences between the Enterprise Value range and such actual outcomes.  Actual market prices of such securities at issuance will depend upon, among other things, the operating performance of Dynegy, prevailing interest rates, conditions in the financial markets, the anticipated holding period of securities received by holders of Allowed Claims (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), developments in Dynegy’s industry and economic conditions generally, including gas price trends, and other factors that generally influence the prices of securities.

2.                                       Valuation Methodology

The following is a brief summary of certain financial analyses performed by Lazard to arrive at its estimated Enterprise Value range for Dynegy.  An estimate of Enterprise Value is not entirely mathematical but, rather, involves complex considerations and judgments concerning various factors that could affect the value of an operating business.  Lazard performed certain procedures, including each of the financial analyses described below, and reviewed the assumptions with the senior management team of Dynegy on which such analyses were based and other factors, including the Projections.

Lazard’s estimated Enterprise Value is highly dependent on Dynegy’s ability to meet its Projections. Lazard’s valuation analysis must be considered as a whole.  Lazard’s estimates of the hypothetical range of Enterprise Values predominately relied upon the sum-of-the-parts discounted cash flow analysis given the limitations associated with the applicability of the comparable company analysis and the precedent transaction analysis in determining the Enterprise Value of Dynegy for reasons described below.

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Sum-of-the-Parts Discounted Cash Flow Analysis

Given the corporate structure of Dynegy, the different characteristics of its various assets and other considerations, the Enterprise Value has been estimated through a sum-of-the-part of various Discounted Cash Flow (“DCF”) valuations with a valuation date as of June 30, 2012.

The DCF Analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business.  Under this methodology, projected future cash flows are discounted by the business’ weighted average cost of capital (the “Discount Rate”).  The Discount Rate reflects the estimated blended rate of return that would be required by debt and equity investors to invest in the business based on its capital structure.  The enterprise value of the firm is determined by calculating the present value of Dynegy’s unlevered after-tax free cash flows based on the Projections plus an estimate for the value of the firm beyond the Projection Period known as the terminal value.  The terminal value is derived by taking the simple average of applying terminal value multiples to Dynegy’s projected EBITDA and by applying dollar-per-kilowatt multiples to Dynegy’s projected generation capacity; subsequently, the terminal value is discounted back to the Assumed Effective Date, by the Discount Rate.

To estimate the Discount Rate, Lazard calculated the cost of equity and the after-tax cost of debt for GasCo and CoalCo, assuming a targeted long-term debt-to-total capitalization ratio based on an assumed range of GasCo and CoalCo pro forma capitalization.  Lazard calculated the cost of equity based on the “Capital Asset Pricing Model,” which assumes that the required equity return is a function of the risk-free cost of capital and the correlation of a publicly traded stock’s performance to the return on the broader market.  To estimate the cost of debt, Lazard estimated the blended cost of debt of GasCo and CoalCo based on current capital markets conditions and the financing costs for comparable companies with leverage similar to the Dynegy’s target capital structure.

Although formulaic methods are used to derive the key estimates for the DCF methodology, their application and interpretation still involve complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of Dynegy, which in turn affect its cost of capital and terminal values.  Lazard calculated its sum-of-the-parts DCF valuation on a range of Discount Rates of 8.5%-10.0%; terminal values were calculated by taking the simple average of an EBITDA multiple (ranging from 4.0x — 10.5x, depending in differences in generation plant characteristics) to the estimated terminal year EBITDA, and a dollar-per-kilowatt multiple (ranging from $75/kW — $950/kW depending on differences in generation plant characteristics) to Dynegy’s generation capacity to obtain the terminal value. Some generation plants were ascribed no terminal value beyond the Projection Period.

In applying the above methodology, Lazard utilized detailed Projections for the Projection Period, to derive unlevered after-tax free cash flows.  Free cash flow includes sources and uses of cash not reflected in the income statement, such as changes in working capital and capital expenditures.  For purposes of the sum-of-the-parts DCF, Dynegy was assumed to be a full tax payer at applicable corporate income tax rates. The value of net operating losses, other corporate overhead and hedges were also taken into account and were valued separately from GasCo and CoalCo. These cash flows, along with their associated terminal values, are discounted back to the Assumed Effective Date using the range of Discount Rates described above to arrive at a range of Enterprise Values.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSES PERFORMED BY LAZARD AND SHALL BE READ IN CONJUNCTION WITH THE PROJECTIONS IN EXHIBIT D HERETO.  THE PREPARATION OF A VALUATION ESTIMATE INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH AN ESTIMATE IS NOT READILY SUITABLE TO SUMMARY DESCRIPTION.  IN PERFORMING THESE ANALYSES, LAZARD AND THE PLAN PROPONENTS MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS.  THE ANALYSES PERFORMED BY LAZARD ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN SUGGESTED BY SUCH ANALYSES.

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RECOVERY ANALYSIS

1.   General Assumptions

The Recovery Analysis is based upon the terms of the Plan and is subject to the assumptions identified in the Plan and as described herein.

The Recovery Analysis assumes, among other items: (i) the Effective Date of the Plan occurs on or about June 30, 2012; (ii) the enterprise value of Dynegy as of June 30, 2012, as described in this Exhibit “F”, is approximately $3,358 million to $4,516 million and (iii) the projected fair value of restricted and unrestricted cash and cash equivalents as of June 30, 2012, as reflected in the Financial Projections, is approximately $475 million.

2.   Estimated Value of Dynegy Inc. (unconsolidated)

Enterprise Value of Dynegy Inc.

The enterprise value includes (i) the Equity Value of each of GasCo and CoalCo and (ii) the value of Dynegy’s NOLs1, (iii) net of overhead costs not allocated to GasCo and CoalCo1 and (iv) the value of the hedges1.

To determine the range of values for GasCo and CoalCo equity, the following elements have been taken into consideration:

a)              The enterprise value of each of GasCo and CoalCo provided in this Exhibit “F”

b)             The Senior Secured Debt of each of GasCo and CoalCo at the Effective Date

c)              Any excess unrestricted cash and cash equivalents each of GasCo and CoalCo at the Effective Date

d)             The value of restricted cash and cash equivalents, as it is projected to become available throughout the Projection Period through the release of LCs and cash collateral

	$ in millions	Low	High
	CoalCo Enterprise Value	$928	$1,068
	CoalCo Total Debt	(596)	(596)
	CoalCo Unrestricted Cash	66	66
	CoalCo Restricted Cash	69	69
A	CoalCo Equity Value	$468	$607

	GasCo Enterprise Value	$2,317	$3,080
	GasCo Total Debt	(1,092)	(1,092)
	GasCo Unrestricted Cash	18	18
	GasCo Restricted Cash	223	223
B	GasCo Equity Value	$1,466	$2,229

Restricted and Unrestricted Cash and Cash Equivalents of Dynegy Inc.

The Recovery Analysis includes estimated restricted and unrestricted cash and cash equivalents as of the Effective Date of Dynegy ($44 million of unrestricted cash and $55 million of restricted cash for the interest reserve), excluding GasCo and CoalCo, based on the Financial Projections as of June 30, 2012.

1 To determine the range of value for Dynegy’s NOLs, hedges and the overhead costs not allocated to GasCo and CoalCo, a DCF methodology has been used, as described in this Exhibit “F”.

4

Transaction Costs

Transaction costs and other extraordinary expenses related to the Chapter 11 proceeding are taken into account in this analysis, through the assumption that all these costs will be incurred and are reflected in the unrestricted cash and cash equivalents as of the assumed Effective Date.

Danskammer and Roseton

The costs related to the operations of Danskammer and Roseton for the first 6 months of 2012 are reflected in the unrestricted cash and cash equivalents as of the assumed Effective Date. The Plan does not assume any other costs associated with those plants after that date, as they will no longer be operated by Dynegy.

The table below shows the range of estimated values for Dynegy Inc. (unconsolidated):

	$ in millions	Low	High
A	CoalCo Equity Value	$468	$607
B	GasCo Equity Value	$1,466	$2,229
C	Hedges Value (MTM)	$(22)	$(22)
D	NOLs Value	$151	$411
E	Overhead Costs	$(17)	$(21)
F	Restricted and Unrestricted Cash	$99	$99
G = A + B + C + D + E + F	Dynegy Value	$2,146	$3,304

3.   Recovery Estimates

The Plan Secured Notes are senior to the Plan Preferred Stock and are assumed in this analysis to trade at par, based on their terms and conditions.

As set forth in greater detail in the section of the Disclosure Statement entitled “The Chapter 11 Plan — Description of Certain Securities to be Issued Pursuant to the Plan — Plan Preferred Stock,” the Plan Preferred Stock will either (1) be redeemed (in whole or in part) by Dynegy, as set forth in the Stock Designation, at a predetermined aggregate price (in which case its face value will have been realized, unless such redemption occurs while a discount is available), or (2) convert into 97% of Dynegy’s fully-diluted common stock (excluding for this purpose equity-based compensation) on the terms set forth in the Stock Designation on the earlier of December 31, 2015 or the occurrence of a Bankruptcy Event (as defined in the Stock Designation), or a combination thereof.

The difference between the estimated value of Dynegy Inc. and the Plan Secured Notes is the value of the equity of Dynegy Inc., based on the conversion of the Plan Preferred Stock into 97% of the equity. The range suggests that the Plan Preferred Stock will be valued between $1,097 million and $2,220 million, or 51-103% as of June 30, 2012.

Based on this methodology, the range of implied values of the Equity Interests is $34-69 million. The current observable value of the Equity Interests of Dynegy is its market capitalization of $154 million as of March 1, 2012.  This observable equity price suggests that the market may be including certain option value which may reflect possibilities of performance superior to the Company’s Financial Projections which were used to determine Dynegy’s enterprise value.

	$ in millions	Low	High
G	Dynegy Value	$2,146	$3,304
H	Plan Secured Notes	$1,015	$1,015
	Value of Plan Secured Notes	1,015	1,015
I = G - H	Residual Value after Plan Secured Notes	$1,131	$2,289
	Plan Preferred Stock	$2,155	$2,155
J = I x 97%	Value of Plan Preferred Stock	1,097	2,220
	Value as a % of Plan Preferred Stock	51%	103%
I x 3%	Implied Value of Equity Interests	$34	$69

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Based on the estimated value range of the Plan Secured Notes, the Plan Preferred Stock and the Equity Interests, holders of Class 3 — General Unsecured Claims receive 64-93% value for their claims.

	$ in millions	Low	High
H	Value of Plan Secured Notes	$1,015	$1,015
J	Value of Plan Preferred Stock	1,097	2,220
K	Cash to Creditors	400	400
L = H + J + K	Total Value to General Unsecured Claims	$2,512	$3,635
M	General Unsecured Claims	$3,914	$3,914
L / M	Recovery	64%	93%

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EXHIBIT “G”

EXAMINER’S EXECUTIVE SUMMARY

[TO COME]

[Exhibit G is not included in Dynegy Inc.’s Current Report on Form 8-K filed on March 7, 2012, Exhibit G will be filed with the Bankruptcy Court at a later date not yet determined.]

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